Exhibit 15.2

The Company’s responses to the requirements of Form 20-F (except for Item 15(c) “Attestation Report of the Registered Public Accounting Firm,” Item 16C “Principal Accountant Fees and Services,” Item 16E “Purchases of Equity Securities by the Issuer and Affiliated Purchasers” and the US Audit Report of Independent Accountants, which is included under Item 18 “Financial Statements”) have been incorporated into this annual report by reference to the Company’s Report on Form 6-K dated April 17, 2007 which contains the Company’s Annual Report and Accounts 2006. Pursuant to Rule 12b-23(a) of the Securities Exchange Act of 1934, as amended, the information incorporated into this annual report by reference to such Form 6-K is attached as an exhibit hereto.

A decade of delivery

BG Group
Annual Report and
Accounts 2006

Our vision

Natural gas is our business. We are a rapidly growing company, with expertise throughout the gas chain.

Our vision is to be the leading natural gas company in the global energy market – operating responsibly and delivering outstanding value to our shareholders.

Cover story: A decade of outstanding growth
BG Group is a public limited company listed on the London and New York
Stock Exchanges and registered in England & Wales. This is the report and accounts for the year ended
31 December 2006. It complies with UK regulations and includes information for the Group’s annual report on Form 20-F to meet US regulations (see cross-reference to Form 20-F).
Between 1997 and 2006, BG Group has grown its total operating profit* by 39% per annum on a compound average growth rate basis
LNG, T&D, Power and Other
E&P
*	Continuing operations excluding disposals, certain re-measurements and impairments. Results prior to 2003 stated under UK GAAP. Total operating profit includes BG Group’s share of pre-tax operating results from joint ventures and associates.

www.bg-group.com

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1

2006 highlights

Revenue and other operating income

Business Performance*	Total Results
£7 270m	£7 674m
+28%	+41%
2005 £5 664m	2005 £5 424m

Total operating profit

Including share of pre-tax operating results from joint ventures and associates

Business Performance*	Total Results
£3 103 m	£ 3 354 m
+30%	+ 29%
2005 £2 389m	2005 £2 595m

Earnings per share

Business Performance*	Total Results
47.4 p	51.4 p
+ 24%	+ 19%
2005 38.2 p	2005 43.1 p

Dividend per share

Total Results
7.20p
+20%
2005 6.00p

*	Business Performance excludes disposals, certain re-measurements and impairments and is presented as exclusion of these items provides readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business. Unless otherwise stated, financial operating information for the Group and its business segments presented in the statements of the Chairman and Chief Executive and in the Business Review is based on BG Group’s Business Performance. See presentation of non- GAAP measures, page 152. See, also, Segmental analysis and results presentation, note 2, page 80, and Earnings per ordinary share, note 10, page 94, for a reconciliation of the differences between Business Performance and BG Group’s Total Results.

BUSINESS REVIEW

6	Group overview
8	BG Group’s global operations
10	Strategy and future prospects
16	Operating review
27	Financial review
37	Corporate Responsibility
41	Risk factors

CORPORATE GOVERNANCE

45	Governance framework
52	Board of Directors
54	Group Executive Committee
56	Directors’ report
59	Remuneration report

FINANCIAL STATEMENTS

71	Principal accounting policies
74	Primary statements
79	Notes to the accounts
129	Supplementary information
135	Four year financial summary

SHAREHOLDER INFORMATION

138	Shareholder information
139	Additional shareholder information
145	Notice of Annual General Meeting
150	Cross-reference to Form 20-F
151	Index
152	Presentation of non-GAAP measures
153	Definitions

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Business review
6	Group overview

Our Group

BG Group is a rapidly growing energy business with operations in over 25 countries and across five continents.

BG Group is engaged in the exploration, development, production, transmission, distribution and supply of natural gas and gas-fired generation to industrialised countries and developing markets around the world.
BG Group explores for, develops, produces and markets gas and oil around the world. Around 76% of 2006 production was gas. The Group uses its technical, commercial and gas chain skills to deliver projects at industry-leading cost levels, whilst maximising the sales value of its hydrocarbons.
Gas discoveries often require complex chains of physical infrastructure and commercial agreements to deliver the gas to markets, and BG Group has proven skills and experience in creating value from these chains.
Main markets and activities
BG Group’s high performing Exploration and Production (E&P) business remains the centre of gravity for the Group.

	Key events in 2006	Production volumes increased by 19.3% in 2006.
•	Record production of 601 000(c) boed, up 19.3%, with new production from Atlantic/Cromarty and Dolphin Deep.

BG Group’s E&P activities are expected to have achieved top quartile performance in finding and development costs and operating costs compared to its industry peers in 2006.
•	Significant discoveries in the UK (Jasmine) and Brazil (Tupi). Other discoveries in Brazil, Canada, Egypt, India, Thailand, Trinidad and Tobago and the UK.

Production: Bolivia; Canada; Egypt; India; Kazakhstan;Mauritania (assets sold in January 2007); Thailand;Trinidad and Tobago; Tunisia; UK.

•	Gained 78 000 square kilometres new exploration acreage and bought acreage with existing discoveries in Algeria and Oman.	Performance highlights

Total operating profit(a)
Business Performance(b)
•	Phase 2 expansion of Lake Charles facility completed.	£2 457m

•	Agreements to acquire two US power plants as part of US integrated gas strategy.	Total Results(b)
£2 794m

	www.bg-group.com	Total production up 19%
601 000 boed
504 000 boed in 2005

(a)	Including share of pre-tax operating results from joint	(b)	See page 1 for a description of Business	(c)	2006 includes 12 000 boed of fuel gas.
	ventures and associates.		Performance and Total Results.

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BUSINESS REVIEW

7

BG Group is a producer and marketer of Liquefied Natural Gas (LNG). It has a highly flexible portfolio of LNG and via diversions was able to access demand in 12 countries in 2006 and substantially increase profitability.	BG Group’s Transmission and Distribution (T&D) activities develop markets for natural gas and provide them with supply from its own and others’ production through transmission and distribution networks.	A large proportion of the worldwide demand for gas is attributable to power generation. BG Group develops, owns and operates gas-fired power generation plants.

Main markets and activities	Main markets and activities	Main markets and activities

BG Group has the skills and assets to deliver low cost LNG into high value markets around the world.	The Group’s T&D businesses are focused on high growth developing markets – principally in Brazil and India.	BG Group has a 4.1 GW(e) portfolio of modern efficient combined cycle generating turbines.

Liquefaction: Egypt; Trinidad and Tobago. Purchased LNG: Egypt; Nigeria; Trinidad and Tobago; Equatorial Guinea (from mid-2007). Regasification: Lake Charles (USA); Elba Island (USA).	Transmission and Distribution: Argentina; Brazil; India; UK.	Power: Italy; Malaysia; Philippines; UK; USA. Co-generation: Brazil; India

Performance highlights	Performance highlights	Performance highlights

Production and managed volumes (mtpa)	Throughput (bcma)(d)	Power capacity(GW)

Total operating profit(a)		Total operating profit(a)		Total operating profit(a)
Business Performance(b)	Total Results(b)	Business Performance(b)	Total Results(b)	Business Performance(b)	Total Results(b)
£352m	£283m	£231m	£232m	£106m	£106m

(d) See page 24 for a full explanation of this chart.	(e) Includes 1.1 GW agreed to acquire in 2006, which
completed in the first quarter 2007.

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Business review
8	BG Group’s global operations(a)

The integrated gas major

BG Group manages its business segments on a regional basis. From March 2006, the operations are managed in the five main geographical regions shown here.

“ We have established a durable competitive position in the LNG industry with our portfolio of flexible, cost-competitive LNG assets and skills.” Martin Houston EVP & Managing Director

Key activities

•	Major gas producer in Trinidad and Tobago, supplying both the domestic market and exporting gas as LNG from its participation in four liquefaction trains.

•	Holds rights to 16.7 mtpa LNG import and regasification capacity in the USA at Lake Charles, Louisiana and Elba Island, Georgia. Holds expansion rights at both facilities.

•	Owns E&P assets in Alaska and Canada, and during 2006 acquired Dighton (170 MW) power plant in Massachusetts and agreed to acquire Lake Road (805 MW) in Connecticut.

•	Major LNG importer into the USA and global LNG marketer.

“ Exploration success in Brazil has the potential to be a major contributor to long-term production growth for BG Group.” Rick Waddell EVP & Managing Director

Key activities

•	Holds a 60.1% stake in the largest natural gas distribution company in Brazil – Companhia de Gas de São Paulo (Comgas).

•	Holds interests in one exploration block onshore and seven blocks offshore in Brazil, and in the transmission pipelines from Bolivia to Brazil and Argentina to Uruguay.	Exploration and Production (E&P)

Liquefied Natural Gas (LNG)

•	Supplies gas in both Bolivia and Brazil, and supplies liquids markets in Bolivia, from Bolivian production.	Transmission and Distribution (T&D)

Power
•	Holds a minority stake in MetroGAS S.A., the natural gas distribution company in Buenos Aires, Argentina.

For more information: www.bg-group.com

(a) For further information see Segmental analysis and results presentation, note 2, page 80.

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BUSINESS REVIEW

9

Mediterranean Basin and Africa

“	BG Group is a key supplier to the Egyptian and Tunisian domestic markets, and participates in world markets through its LNG supply from the region.” Stuart Fysh
EVP & Managing Director

Key activities

•	Principal supplier to the Egyptian and Tunisian domestic markets.

•	Exploration acreage and discovered reserves are also located in Algeria, Israel and areas of Palestinian Authority, Libya, Madagascar and Nigeria.

•	LNG exports from Egyptian LNG.

•	Long-term contracted supplies from Nigeria and Equatorial Guinea (starting in 2007) managed as part of BG Group’s global LNG supply portfolio.

•	Jointly developing a four train LNG project at OKLNG, Nigeria.

Europe and Central Asia

“	Significant North Sea discoveries and a new LNG terminal at Milford Haven underpin our commitment to supply the UK market.” Mark Carne EVP & Managing Director

Key activities

•	Has interests in over 20 UK Continental Shelf (UKCS) fields which in 2006 supplied the equivalent of around 7% of UK demand.

•	Buzzard oil field onstream in January 2007.

•	Downstream activities in the UK comprise gas marketing, gas transmission and power generation.

•	Jointly developing a LNG import and regasification facility in Wales, expected to be operational in fourth quarter 2007.

•	Holds a portfolio of 23 licences in Norway.

•	In Kazakhstan, the giant Karachaganak oil and gas condensate field accounted for 16% of Group production in 2006 and exported over 16 mmbbl into western markets.

•	In Italy, developing the Brindisi LNG import and regasification facility, and holds interests in power.

Asia Pacific(b)

“	We are pursuing a number
of growth opportunities in
the region, including our
existing countries, to add to
our strong performance. We
are very excited at having
entered Oman in 2006.”

William Friedrich
Deputy Chief Executive

and

Jørn Berget
EVP & Managing Director

Key activities

•	Growing E&P business in India and interests in two gas distribution companies, Gujarat Gas in Gujarat, and Mahanagar Gas in Mumbai.

•	Power generation activities in Malaysia and the Philippines together with gas and condensate production in Thailand.

•	Acquired acreage with existing discoveries in Oman and exploration acreage in China during 2006.

(b)	A new Asia Pacific region was established in 2006 and an Executive Vice President to lead this region will be appointed. In the meantime it is being managed by William Friedrich and Jørn Berget.

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Business review
10	Strategy and future prospects

“

Our confidence that we will
continue to succeed is rooted
in a passionate belief that our
competitive advantage stems
as much from who we are and
how we go about our work, as
it does from what we do or the
assets in BG Group’s portfolio.”

Frank Chapman
Chief Executive

What’s next for BG Group?

A focused strategy for long-term growth

Our strategy
Connecting low cost gas to selected, high value markets.

Creating value
The experience and skills to invest in any part of the gas value-chain.

Future prospects
A portfolio of projects and opportunities to drive growth beyond 2012.

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BUSINESS REVIEW

11

GROUP STRATEGY
BG Group is a major integrated gas company with a record of delivering strong growth by identifying and focusing on selected high value markets and securing low cost gas for delivery into those markets.

This strategy has remained fundamentally unchanged because it has proven robust to developments in the business environment and it continues to deliver value.

BG Group specialises in gas and has the skills to compete anywhere along the gas value-chain, from reservoir to burner-tip. The cornerstones of the Group’s competitive advantage are a deep understanding of gas markets, the skills and experience to invest throughout the chain, and a focus on project delivery. These enable the Group to respond swiftly to market trends, targeting investments where value can be created.

PORTFOLIO FOR GROWTH
Underpinning BG Group’s strong growth is a distinctive, low cost, long-life asset base with an in-built potential for continued growth into the next decade.

The strategy is both focused on maximising the potential from the existing asset base and augmenting this through the addition of new projects and opportunities.

Long-term growth is driven by exploration and appraisal. The Group aims to sustain strong organic growth via a programme that targets new ‘play opening’ opportunities, extends existing plays, and seeks to appraise and develop existing discoveries, including some that can be commercialised rapidly through existing infrastructure.

BG Group has built a leading low cost, flexible LNG portfolio of supply and market access in the Atlantic Basin. Additional value is delivered through a combination of flexible supply contracts, access to multiple markets, control of shipping, low cost infrastructure and the skills and experience to capture global marketing opportunities. This is proving successful in ensuring that BG Group is able to access the highest value markets, wherever and whenever they occur.

In the downstream, BG Group continues to be active in T&D and Power. In T&D, BG Group has established positions in the growing markets of Brazil and India. More recently, BG Group has expanded the Power business into the USA. This is a focused move that strengthens the integrated gas strategy downstream of the LNG regasification terminals and is aimed at maximising the value of

BG Group LNG supplies to the world’s largest energy market.

BUSINESS ENVIRONMENT
The strategy is enabling BG Group to respond to a number of important developments in the business environment.

Oil and gas prices remain high, supported by robust world economic growth. While high prices enhance revenue, they also place continuing pressure on underlying costs. BG Group is affected by this pressure, but the low cost asset base provides a highly competitive platform from which the Group expects to continue to deliver a top quartile performance on unit costs.

In the light of higher prices, governments in countries with significant hydrocarbon	resources are changing their perspectives on how these resources should be developed. For example, there is a greater focus on achieving a balance between retaining gas for domestic markets and providing new supplies for export projects. BG Group’s expertise in gas and willingness to engage with partner governments supports these important stakeholder decisions and positions the Group favourably to participate in new opportunities.

The LNG industry is forecast to grow at 12% annually through to 2012 and demand continues to outstrip supply, increasing the value of the Group’s existing LNG portfolio. As a result, the Group has been able to realise this greater value by

Our strategy

BG Group is a rapidly growing business with operations in over 25 countries and across five continents. BG Group is principally engaged in exploration and production and the development and supply of existing and emerging gas markets around the world.

Gas discoveries often require complex chains of physical infrastructure and commercial agreements to deliver the gas to markets and BG Group has proven skills and experience in creating value from these chains.

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Business review
12	Strategy and future prospects continued

capturing opportunities to market LNG, originally destined for the USA, in alternative markets in Europe and Asia.

CORPORATE RESPONSIBILITY
BG Group recognises that activities surrounding the extraction and supply of fossil fuels can have economic, environmental and social impacts and works to ensure that neighbouring communities benefit from its presence on a sustainable basis.

BG Group believes that it is good business to operate responsibly and that successful relationships with host governments and neighbouring communities contribute to good and sustainable returns for shareholders. The BG Group Statement of Business Principles sets out beliefs and behaviours which guide the way the Group and its employees conduct business. The Business Principles apply to all directors, officers and employees.

The Corporate Responsibility section (page 37) summarises BG Group’s social and environmental performance. The 2006 Corporate Responsibility Report, a separate publication, contains more detail on this area.

FUTURE PROSPECTS
BG Group has a strong portfolio of projects, opportunities and exploration potential that can drive growth well into the next decade. In the medium-term this growth is underpinned by assets that are already onstream, fully sanctioned or close to sanction.

Substantial progress has been made over the last year to raise and extend the production outlook from assets already onstream.

Incremental growth is expected to come from new projects and opportunities, many of which have either been firmed-up or added to the portfolio over the last year. These new projects give confidence that the Group’s future growth projections can be achieved out as far as 2012.

In looking to secure growth well beyond 2012, BG Group has added significant volumes of risked E&P resources to the portfolio through exploration success and

Creating value across the gas chain

BG Group has a proven track record of delivering value to shareholders by investing across the gas value-chain. This ability to invest selectively in any part of the chain enables BG Group to respond to changes in the business environment, helps offset elements of business risk and captures value for shareholders.	Harnessing our resources

A key element of the BG Group strategy is in securing competitively priced hydrocarbon resources. The Exploration and Production business has a proven track record of delivering top quartile industry cost performance matched by significant exploration success.

Incremental investment in the UK
The UK North Sea remains a core production area and BG Group continues to follow a strategy of production improvement linked to incremental investment around existing assets. The recent development of Buzzard and new discoveries, especially Jasmine, are expected to maintain the annual production level from BG Group’s North Sea assets at 50 mmboe until at least 2012.

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BUSINESS REVIEW

13

the acquisition of new licences, some of which contain existing discoveries.

Overall, BG Group has the portfolio in place to deliver another decade of strong growth.

E&P GROWTH PORTFOLIO
The long-life of those E&P assets that are already onstream is a distinctive feature of the BG Group portfolio.

The UK is a good example of this, where BG Group has been able to add significant value to existing hubs by improving asset performance and making discoveries that can be monetised rapidly through existing infrastructure. The highlight last year was the Jasmine discovery in J-Block which, together with the Jackdaw discovery in

2005, demonstrates the Group’s continued success in the UK North Sea.

In India, further development of the Panna/Mukta and Tapti fields has raised planned production from 2006 to 2009 by 60%. In addition, further potential has been identified in the Mukta field by applying experience gained on Panna.

Karachaganak is the largest E&P asset in the BG Group portfolio. Here, plans to realise the full potential of this world-class field are progressing well. The fourth condensate stabilisation train was sanctioned last year, and plans are firming up to develop the Phase III expansion project, which is in itself a very material development.

GLOBAL LNG
BG Group’s long-term firm LNG supply volumes continue to build with growth last year from Atlantic LNG Train 4 and Nigeria LNG Trains 4/5. Contracted volumes from Equatorial Guinea are expected to be available this year.

The next wave of supplies to drive growth beyond 2010 are also firming-up. BG Group recently signed the sale and purchase agreement for supply from Nigeria LNG Train 7. Supply from Brass LNG is expected to be secured this year. In addition, progress continues on the OKLNG project from which BG Group expects to lift its equity volumes. The project is working towards sanction and is planned to be onstream in 2012.

Enabling our supplies	Creating value from markets

Unlike oil, gas is difficult to store and transport over long distances. Specialist skills are required to link resources to markets. BG Group’s LNG portfolio and experience in global marketing are key to ensuring the continued delivery of supplies to the highest value markets.	BG Group maintains a deep understanding of gas market trends, enabling the Group to take advantage of value enhancing opportunities as and when they arise. The Group is active in Transmission and Distribution, Power and Gas Marketing.

Global LNG: A unique competitive position	Building an integrated US gas business

The BG Group LNG portfolio has a unique combination of flexible supplies, low cost infrastructure, sales relationships with multiple markets, control of shipping capacity and staff experienced in the marketing of LNG globally.

BG Group believes that competitors will find this combination of factors difficult to replicate, especially in the current business environment.

With an already established LNG import and gas marketing business in the USA, BG Group has recently acquired gas-fired power generating capacity in the north-east of the country. The purchase of these assets forms part of an overall strategy to build an integrated gas business in North America. In this fully liberalised market, BG Group is able to add substantial value to the Group’s LNG supplies by being flexible about where, when and in what form energy is sold.

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Business review
14	Strategy and future prospects continued

Underpinned by access to the US market and supported by a growing, modern and efficient LNG tanker fleet, the LNG portfolio is able to respond to changes in gas markets around the world. With the LNG market currently supply constrained, this flexibility is expected to offer increased opportunity to access high-margin markets. The regasification projects now being developed in the UK, Italy and Chile are expected to enhance this flexibility further as they become operational. The first of these, Dragon LNG, is planned to be onstream in late 2007.

There are also further developments in global LNG marketing. BG Group is negotiating to market LNG under term contracts to Asian buyers out to 2009, building on recent short-term sales.

EXPANDED EXPLORATION PORTFOLIO
In exploration, BG Group made a number of key discoveries this year. These included Jasmine in the UK, Tupi in Brazil and on the West Delta Deep Marine block in Egypt. Appraisal of these discoveries is a priority for the coming year. In addition, there have been other successful Exploration and Appraisal wells in the UK, India, Thailand and Canada. Most of these will be developed using existing infrastructure and are expected to be producing by 2012.

BG Group has also continued to make significant progress in securing further licences, adding over 78 000 square kilometres of gross exploration acreage in 2006. Many of these licences contain existing discoveries such as Bream in Norway, Abu Butabul in Oman and Hassi Ba Hamou in Algeria. The presence of these discoveries reduces the fundamental exploration risk of the licences and offers the potential for early progress towards production.

RISKS AND UNCERTAINTIES
As an integrated energy company, active in a diverse set of countries and operating environments, BG Group is exposed to many equivalent technical, political and commercial risks as its peers in the oil, gas and energy sectors.

Future prospects

Strong existing E&P portfolio

The following key projects and		Key opportunities 2010-12
opportunities underpin BG Group’s		•	Karachaganak Phase III
production growth projections over		•	Abu Butabul
the next few years.		•	Hassi Ba Hamou
		•	Jasmine
Key projects due onstream 2007-09		•	Jackdaw
•	Buzzard	•	J-Block Satellites
•	Maria	•	Norway Bream
•	Rosetta Phase III	•	Nigeria/Boi
•	West Delta Deep Marine Phase IV	•	Trinidad Starfish
•	Karachaganak Fourth Train	•	Tupi
•	Dolphin Expansion	•	Margarita
•	Hasdrubal/Tunisia LPG	•	Gaza
•	Panna/Mukta Expansion	•	Bongkot South
		•	Rosetta South Sequoia
		•	Mukta Full Potential

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BUSINESS REVIEW

15

Over the last year, oil and gas prices have remained high despite falling back from peak levels. Most forecasts anticipate prices remaining high in the short- to medium-term. However, all forecasts contain uncertainty and a downward movement of prices is possible. BG Group tests all new investment decisions against a wide range of oil related commodity prices. In addition, the Group’s focus on gas, low cost base, geographically diverse spread of assets and investments throughout the gas value-chain provide some mitigation against the impacts of price reductions.

Sustained high commodity prices have also placed upward pressures on capital and operating costs. BG Group remains committed to capital discipline and operating excellence, and has a strong project delivery track record with top quartile industry performance on both finding and development, and operating costs. The existing portfolio is characterised by low cost assets and recent additions have been achieved at modest cost. Timely, cost effective project delivery remains a key focus area for the Group.

Governments are also responding to the current business environment. These responses have included such measures as fiscal changes, actions to take greater control of reserve development, and changing national priorities for the development of hydrocarbon resources. Such changes can introduce risks and uncertainties for BG Group. Therefore, the Group seeks to mitigate their impact through both a globally diversified portfolio, and active engagement with host governments.

A more detailed discussion of the risks which could impact BG Group is contained in the Risk Factors section (page 41).

Global LNG

BG Group’s core LNG business continues	Plans are in place to secure significant
to develop in the Atlantic Basin, and the	future volumes from:
Group is extending this further through
arrangements in Pacific markets.	• Equatorial Guinea;
• Brass LNG;
In 2006, BG Group supplied around 25% of	• OKLNG; and
total flows from the Atlantic to the Pacific	• Nigeria LNG Train 7.
Basin. The ability to do this in response to
market trends stems from the fact that	Beyond this, BG Group continues to
only a small proportion of BG Group’s	progress additional opportunities in
LNG supply volumes do not have	marketing gas to Asian buyers and
destination flexibility.	aims over time to establish additional
supply positions.

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Business review
16	Operating review

Exploration and Production

The Group’s E&P production
volumes increased by 19% to
601 000(a) boed in 2006, one
of the highest increases in the
oil and gas industry.

Highlights

•	Start-up of Atlantic/Cromarty,	•	Other successful wells drilled in
	Glenelg and NW Seymour fields (UK),		Brazil, Canada, Egypt, India, Thailand,
	Chinguetti (Mauritania) and Dolphin		Trinidad and Tobago and the UK.
Deep (Trinidad and Tobago).
		•	Exploration acreage acquired or
•	Heads of Agreement for further		awarded in Algeria (including the
	domestic gas sales of 220 mmscfd		Hassi Ba Hamou discovery), China,
	from ECMA (Trinidad and Tobago)		Madagascar, Nigeria, Norway, Oman,
	for up to 15 years from 2009.		(including the Abu Butabul discovery)
Thailand, the UK and the USA (Alaska).
•	Signed Sale and Purchase
Agreements for additional stakes in
Armada and Everest fields (UK).

•	Significant condensate/gas discovery
in the Jasmine prospect (UK).

•	Significant oil discovery in the Tupi
prospect (Brazil).

2006 PERFORMANCE
Production increased by 35.4 mmboe (19%) to 219.2 mmboe in 2006 compared to 2005. The main contributions to this increase were Egypt (27.2 mmboe) and Trinidad and Tobago (4.6 mmboe). 2005 production volumes rose by 10% (17.0 mmboe) compared to 2004, due to increased contributions from Egypt and Kazakhstan. The daily production was equivalent to 589 000 boed, excluding fuel gas, within 2% of BG Group’s 2006 production target of 600 000 boed.

In 2006, proved reserves were 2 149 mmboe (2005 2 184 mmboe) after net additions and revisions of 184.2 mmboe and production of 219.2 mmboe. Full details can be found on page 129.

Successful exploration and appraisal wells were drilled in Brazil (2), Canada (7), Egypt (2), India (2), Thailand (3), Trinidad and Tobago (1) and the UK (5).

PRODUCING COUNTRIES
(Listed in order of production volumes after UK and Norway).

UK and Norway
The UK accounted for around 25% of BG Group’s production in 2006. The principal operating assets are the Armada and Seymour fields, the Blake field, the Easington Catchment Area (ECA fields), the Everest and Lomond fields, the J-Block (Joanne and Judy) and Jade fields, and the Elgin/Franklin fields. BG Group also has a 51.18% interest in the Central Area Transmission System (CATS).

In December 2006, BG Group announced it would acquire a further 11.45% interest in the Armada field, increasing its stake to 58.22% . It will also acquire a further 1.01% interest in the Everest field, taking its total stake to 59.32%, and a 16.89% interest in Block 22/14a, which is located to the south-west of Everest. This aquisition was completed on 30 March 2007. The total consideration is US$143 million.

As part of its ongoing commitment to the North Sea, new production from the NW Seymour, Atlantic/Cromarty and Glenelg fields came onstream in 2006, followed by Buzzard in January 2007. The gas and condensate Glenelg field (BG Group 14.70%) was developed through a well drilled from the Elgin wellhead platform. First production flowed from the Atlantic/ Cromarty fields (BG Group – Atlantic: 75% and operator; Cromarty: 10%) in the Outer Moray Firth in June. The Buzzard oil field (BG Group 21.73%) is expected to reach plateau production of 190 000 bopd in 2007. The Maria field (BG Group 36%) is expected onstream in mid 2007.

(a)	Includes 12 000 boed fuel gas.
(b)	and (c) See Definitions, page 153, for how these figures are calculated.

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BUSINESS REVIEW

17

In September 2006, BG Group announced a significant discovery of a gas condensate field in the Central North Sea. The Jasmine discovery straddles blocks 30/6 and 30/7a (BG Group 30.5%) . The location of Jasmine, close to existing infrastructure, lends itself to early development and BG Group is targeting production in 2010. Another recent North Sea discovery, towards the end of 2005, was Jackdaw, close to the Jade field which straddles blocks 30/2a-6 (BG Group 35%) and 30/2c (BG Group 36%). Jackdaw is a potentially significant high pressure/high temperature discovery requiring further appraisal and unitisation in 2007 and 2008.

In November 2006, BG Group agreed to farm into the UK Central North Sea Columbus prospect, which lies partly in P.1314, Block 23/16f (BG Group 25% on completion of the farm-in) and partly in the adjacent Block 23/21, in which the Lomond field (BG Group currently 61.11%) is situated. In December, testing of the Columbus well 23/16f-11 was completed, confirming a discovery with hydrocarbons present in what BG Group believes to be commercial quantities. Further drilling is planned in 2007.

In February 2007, BG Group was awarded three licences in the UK’s 24th licensing round.

BG Group currently has 23 exploration licences offshore Norway, gained through licensing rounds and acquisitions. Eight of the licences were awarded in the 19th licensing round in 2006. Awarded in 2007, BG Group gained two licences in the 2006 Awards in Pre-defined Areas licensing round, including one in the southern North Sea (BG Group 40% and operator) which contains the Bream discovery. BG Group’s Norwegian acreage lies in four core areas, including the southern North Sea, adjacent to the UK/Norway median line and close to the Group’s central North Sea core production area and offshore infrastructure. The three other core areas are North Tampen, Mid-Norway and the Barents Sea. During 2007, BG Group plans to drill five wells in Norway, including three operated wells.

Egypt
BG Group is operator of two gas-producing areas offshore the Nile Delta – the Rosetta concession and the West Delta Deep Marine (WDDM) concession (comprising the producing Scarab, Saffron, Simian, Sienna and Sapphire fields, and the Serpent, Saurus, Sequoia, Solar, Sienna-Up, Mina and Silva discoveries). Total production from Egypt was 62 mmboe in 2006 (2005 35 mmboe), with a full year’s contribution from the Simian and Sienna fields, which came onstream to supply

Egyptian LNG Train 1 in April 2005, and from the Sapphire field, which came onstream in September 2005 and supplies Egyptian LNG Train 2.

BG Group continues to be a key supplier to the domestic market through its Rosetta, Scarab and Saffron fields. The Scarab Saffron development is one of the longest sub-sea tie-backs in the world and the first deep water development in Egypt. WDDM is a reliable supplier to the domestic market, and is regularly called upon to supply above its DCQ. Since 2005, BG Group and partners have been tolling 225 mmscfd of gas from Scarab Saffron through the SEGAS LNG plant located at Damietta. BG Group has agreed to purchase 0.7 mtpa of the related LNG output for markets in the Atlantic Basin (see LNG section, page 20).

During 2006, the Rosetta Phase III (BG Group 80%) and WDDM Phase IV (BG Group 50%) projects were sanctioned, which will help maintain plateau production.

During 2006, two further gas discoveries, Mina and Silva, were made on the WDDM concession, and development options are being evaluated.

BG Group also has stakes in three other offshore concession agreements – El Manzala (BG Group 100%), El Burg (BG Group 70%) where it is planning to drill in 2007/2008 and the North Sidi Kerir Deep blocks (BG Group 50%). During 2006, 3D seismic campaigns were completed for El Burg and North Sidi Kerir Deep.

Kazakhstan
BG Group is joint operator of the giant Karachaganak oil and gas condensate field (BG Group 32.5%) in north-west Kazakhstan, one of the largest in the world. BG Group produced 36 mmboe net in Kazakhstan in 2006. Over 16 mmbbl (around 70%) of total liquids were shipped through the Caspian Pipeline Consortium pipeline (BG Group 2%) and, since mid-2006, via the Atyrau Samara pipeline into the Transneft system. These exported barrels are sold at international prices.

De-bottlenecking of the facility, which is expected to take western exports up to 7.7 mtpa, came onstream at the end of 2006. The remaining untreated production continues to be sold to Russian markets. In excess of 600 mmscfd of gas is re-injected into the reservoir during liquids production.

There was continued success with the Phase IIM drilling programme during 2006, which has seen individual well rates of up to 13 000 bopd, more than double the field average. A fourth stabilisation train, which will further increase production and exports to western

(b)	See Definitions, page 153, for an explanation of how this is calculated.

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Business review
18	Operating review continued

markets, was sanctioned at the end of 2006 and is expected to take western exports to over 10 mtpa from 2009. In addition, good progress has been made on technical and commercial work that supports the sanction of the major Phase III project in 2008. This is planned to further increase liquids and gas production from 2012.

Trinidad and Tobago
BG Group produced 22.6 mmboe of gas in Trinidad and Tobago during 2006. The BG Group-operated Dolphin field in the East Coast Marine Area (ECMA) supplies gas into the domestic market whilst the BG Group-operated North Coast Marine Area (NCMA) supplies gas into Atlantic LNG Trains 2, 3 and 4 for export. Sub-sea technology was introduced to Trinidad and Tobago for the first time with the drilling of two wells on BG Group’s Dolphin Deep field, which came onstream in July 2006 to supply Atlantic LNG Trains 3 and 4. Four additional sub-sea wells were drilled in the NCMA area in 2006.

In January 2007, BG Group and partners announced they had reached Heads of Agreement for further domestic gas sales of 220 mmscfd from ECMA to The National Gas Company of Trinidad and Tobago Limited for up to 15 years, commencing 1 January 2009. A fully termed Gas Sales Agreement is expected to be signed before the end of 2007.

Up to 45 mmscfd of gas from the Central Block field is expected to supply additional gas to Atlantic LNG Train 4 from 2007.

In February 2005, BG Group and partners announced a major gas discovery in the offshore Manatee 1 exploration well in Block 6d, ECMA. Development of this field will require unitisation agreements between the Governments of Trinidad and Tobago and Venezuela.

Tunisia
BG Group produced around 12.4 mmboe net of gas, including fuel gas, and condensate in Tunisia from its Miskar field (BG Group 100%) during 2006. This satisfies approximately 50% of gas demand of the country. Miskar gas is processed at the Group’s onshore Hannibal terminal and sold under long-term contract to the Tunisian state electricity and gas company. Offshore compression was commissioned in 2005 to maintain the production plateau of the field. A six well infill drilling programme is planned, with two wells to be completed in each of 2007, 2008 and 2009.

Progress has been made on the development of the Hasdrubal field (BG Group 50%) and gross production of around 30 000 boed is expected onstream from 2009. All major contracts have been awarded.

India
In 2006, BG Group’s expanded Panna/ Mukta and Tapti (PMT) fields (BG Group 30%) produced 10.3 mmboe net.

Gas production at the PMT fields has increased by around 40% since their acquisition in 2002. The Group is working with partners and the government to progress expansion projects that are planned to almost double PMT’s 2005 oil and gas production rate. The increased production will be sold into the domestic market. The fourth wellhead platform on the south Tapti field came onstream in 2006 to help maintain a 250 mmscfd gross production rate. BG Group and its partners are working towards bringing the mid-Tapti field onstream during late 2007 to raise gas production to 450 mmscfd gross.

The Panna infill programme which involved drilling 26 wells was successfully completed early in 2006, and is expected to increase recovery by around 50 mmbbl and 200 bcf gas gross.

Overall production is expected to grow by 60% between 2006 and 2009.

The Government of India has declined to approve the proposed farm-in by BG Group for a 50% interest in three deep water blocks in the Krishna Godavari Basin, on the east coast of India, that are currently held by Oil & Natural Gas Corporation Limited (ONGC). BG Group is continuing its efforts to obtain this Government approval, and continues to work with ONGC in pursuing other exploration and development opportunities in India.

BG Group was successful in the 2006 NELP licensing rounds, and in March 2007 executed a production sharing contract with the Government of India for a 45% interest in exploration block KG-OSN-2004/1 in the Krishna Godavari Basin.

Thailand
BG Group continues to invest in the Bongkot field, which supplies approximately 20% of Thailand’s domestic gas demand. The successful commissioning of the Sour Processing Platform in 2005 and further development phases are designed to extend the life of the field into the next decade. Record annual production levels for Bongkot were achieved during 2006.

In October 2006, the first exploration well drilled in the Bongkot concession for eight years, Ton Chan IX, encountered 143 metres of gas-bearing sands. This was followed by two further successful exploration wells, Ton Rang 2X and Ton Chan 2X.

Bolivia
BG Group holds a number of E&P interests in Bolivia. BG Group and its partners signed new Operations Contracts replacing contracts previously in place for their interests with the Government of Bolivia in October 2006. These contracts are expected to be finally authorised and ratified by the national congress shortly.

Following the implementation of the Hydrocarbons Law and the Nationalisation Decree Nº28701, there was a reduction in BG Group’s proved Bolivian reserves. At year-end 2006, these reserves comprised 3% of BG Group’s total proved reserves compared with 4% at year-end 2005.

Gas continued to be delivered during 2006 into the Bolivian and Brazilian markets from BG Group’s fields in Bolivia, including from the Margarita Early Production Facilities (BG Group 37.5% participation), which came onstream at the end of 2004.

North America
BG Group’s fields produced 3.5 mmboe in 2006. Current production is sold into the grid for the Canadian and US markets.

In March 2007, BG Group announced the sale of some of its Canadian assets, specifically those known as Bubbles, Ojay and Copton/Lynx for a total consideration of C$516 million. The sale completed in April 2007.

BG Group will retain significant exploration prospects in Canada. This includes a 75% interest in Blocks EL429/432 in the Northwest Territories, acquired in 2006, which covers 110 196 hectares in the Central Mackenzie Valley. Further acreage has also been acquired in Alberta and in British Columbia.

In 2006, BG Group signed two exploration agreements which give access to approximately three million acres in the Brooks Range Foothills (33% working interest) and Eastern North Slope (40% working interest) areas in northern Alaska. In February 2007, BG Group and partners began drilling a well on the Jacob’s Ladder oil prospect, in the Eastern North Slope area, 20 miles south-east of the giant Prudhoe Bay field on the North Slope.

Mauritania
The Chinguetti field (BG Group 10.2344%) produced 1 mmboe net to BG Group in 2006. In January 2007, BG Group completed the sale of Mauritania Holdings B.V. to Kuwait Foreign Petroleum Exploration Co. k.s.c. for a total consideration of US$128 million, which marked the disposal of all BG Group’s current interests in Mauritania (see page 91 for details on disposals of non-current assets). Following the increase in the Group’s worldwide exploration acreage in the previous 18 months, the Group decided that its Mauritanian assets

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no longer presented a strategic fit within its exploration portfolio.

DISCOVERIES AND EXPLORATION ACREAGE
Algeria
In March 2006, BG Group and Sonatrach Petroleum Corporation of Algeria signed a Memorandum of Understanding that provides for co-operation on joint activities across the gas chain from upstream development through to new liquefaction and gas marketing activities.

During 2006, BG Group acquired a 36.75% interest and operatorship of the onshore discovered reserves and exploration acreage in the Hassi Ba Hamou Perimeter, Algeria, in which Sonatrach has a 25% interest. The forward work programme includes the acquisition of 2D and 3D seismic and drilling of six wells, including a minimum of three exploration wells before the end of the initial exploration phase in August 2008. The seismic work will commence in early 2007.

Brazil
During 2006, BG Group announced an important oil discovery in the Santos Basin, offshore Brazil. The discovery, known as Tupi, lies in Block BM-S-11 (BG Group 25%). Tupi is a large structure with what is believed to be significant reserves potential requiring further appraisal drilling and evaluation. This followed the discovery of oil on the Parati prospect which is also undergoing evaluation. The discoveries led BG Group and partners to agree an acceleration of their exploration and appraisal programme. BG Group has equity interests ranging from 20% to 60% in seven blocks containing numerous prospects in the Santos Basin, a new hydrocarbon province, and one onshore concession in the São Francisco Basin.

China
In June 2006, BG Group entered China with the signature of two Production Sharing Contracts (PSCs) covering deepwater Blocks 64/11 and 53/16 and a Geophysical Survey Agreement for Block 41/06, offshore southern China. The three blocks cover an area of approximately 25 800 square kilometres. The exploration work programmes for the PSC blocks will be carried out in three phases and involve the acquisition of 2D and 3D seismic and the drilling of exploration wells on each block. The Geophysical Survey Agreement involves the acquisition and processing of 2D seismic and gives BG Group an option to enter into a PSC for the area upon completion of this work.

Libya
BG Group won three onshore exploration licences in the 2nd Libyan licensing round in October 2005. Two licences are in the

Exploration and Production

Exploration– building for future growth

Since 2005, BG Group has actively expanded its exploration portfolio to help maintain production growth into the future. Recent country entries have included Algeria, China, Libya, Madagascar and Oman. Additional acreage has also been acquired in existing countries of operation, such as Brazil, Egypt, Norway, Thailand, the UK and the USA.	The resulting increase in exploration investment has achieved some early success, with some important discoveries in the UK North Sea (Jasmine and Jackdaw) and Brazil (Tupi). Further appraisal of these discoveries will take place in 2007.

Drilling 2006

Completed 42 wells, 22 successes

Key successes:		Near-term production:
•	Jasmine (UK)	•	UK
•	Tupi (Brazil)	•	India
•	WDDM (Egypt)	•	Thailand
		•	Canada

Between 24 and 31 exploration and appraisal wells are expected to complete drilling in 2007.

Sirte basin (BG Group 100% and operator) and one licence in the frontier Kufra basin (BG Group 50%). Seismic is expected to start on both operated and non-operated blocks early in 2007 and drilling of the first well on the operated blocks is planned to start in 2008.

Madagascar
In June 2006, BG Group signed a farm-in agreement to acquire a 30% non-operated share in the Majunga Offshore Profond exploration block in Madagascar, covering approximately 15 840 square kilometres.

Nigeria
BG Group is developing an E&P and LNG position in Nigeria, one of the most prolific hydrocarbon provinces in the Atlantic Basin. In January 2006, BG Group signed a PSC for Block OPL 332 with Nigerian National Petroleum Corporation (NNPC), which resulted in BG Group acquiring 45% and operatorship of the deep water block. OPL 332 is located in up to 1 000 metres of water, approximately 100 kilometres south-east of Lagos. The first phase of the two-part work programme on OPL 332 began in 2006. 3D seismic was acquired on the block in December 2006 and January

2007, with an exploration well expected to be drilled in 2008/2009.

In March 2007, BG Group signed a PSC with NNPC for licence OPL 286-DO (BG Group 66% and operator) which was awarded in the May 2006 licensing round. The licence is located in deep water (200 – 1 000 metres) offshore the western Niger Delta, approximately 250 kilometres south-east of Lagos. BG Group as operator will undertake the first phase of the two-part work programme with the acquisition of 3D seismic in 2007, with the drilling of an exploration well expected in 2008/2009. BG Group continues to evaluate further upstream opportunities in Nigeria.

Oman
In April 2006, BG Group signed an Exploration and Production Sharing Agreement with the Government of the Sultanate of Oman for a 100% interest in and operatorship of Block 60 onshore Oman. Block 60 contains the Abu Butabul gas and condensate discovery as well as other exploration prospects and covers almost 1 500 square kilometres. BG Group plans to commence seismic and drilling operations in Oman in 2007.

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20	Operating review continued

Liquefied Natural Gas
During 2006, BG Group’s LNG activities’ total operating profit* increased by 94%. Total operating profit* from the Shipping and Marketing business rose by 177%.

Highlights

•	BG Group delivered LNG to 12 countries.	•	Agreement signed for project to enhance efficiency at the Lake Charles terminal and extract Natural Gas Liquids (NGLs).

•	Phase 2 expansion of Lake Charles (USA) regasification terminal onstream.
		•	PDA signed for the construction of and supply to a LNG regasification plant in Chile.
•	Supplied around 50% of US LNG imports.

•	Took first deliveries from its 20 year 2.3 mtpa contract with Nigeria LNG Trains 4/5.	•	MoU signed with Brass LNG for an expected 1.67 mtpa LNG for 20 years from 2011.

•	Delivery of three new LNG ships – Methane Rita Andrea, Methane Jane Elizabeth and Methane Lydon Volney.	•	SPA signed with Nigeria LNG Train 7 for 2.25 mtpa LNG for 20 years from 2012.

		•	Progress made on OKLNG project, Nigeria.

2006 PERFORMANCE
In 2006, liquefaction volumes rose to 6.7 million tonnes, up 63%. This was below the target of 7.1 million tonnes due to the slower than anticipated start up of Atlantic LNG Train 4 in Trinidad and Tobago. Managed volumes increased 55% to 9.9 million tonnes and were delivered to 12 countries. The second expansion phase of the Lake Charles regasification terminal was completed in the third quarter 2006. Construction work progressed at the Brindisi LNG and Dragon LNG regasification projects.

LIQUEFACTION
Egypt
Following the early completion of Egyptian LNG Trains 1 and 2 in 2005, both projects have been delivering LNG supply as planned. Egyptian LNG Train 1 output of 3.6 mtpa is sold to Gaz de France under a long-term supply arrangement. BG Group purchases 3.6 mtpa from Train 2 and delivers this into Lake Charles and other destinations.

Since the first quarter 2005, BG Group and partners have been tolling gas through SEGAS’ Damietta LNG plant. Commercial operations commenced in October 2006. BG Group and partners toll West Delta Deep Marine gas through the plant and BG Group purchases 0.7 mtpa of Damietta’s LNG production under a five year contract signed in September 2004.

Trinidad and Tobago
The first three trains of Atlantic LNG continued to perform well, and the fourth train, one of the world’s largest operating trains of LNG (5.2 mtpa), came onstream in December 2005. Once full rates flowed through Train 4, some defects were revealed and subsequently removed, to set up the train for commercial operations in 2007.

Nigeria
In 2006, BG Group took first deliveries from its 20 year 2.3 mtpa contract with Nigeria LNG Trains 4/5. The Group continues to pursue other opportunities aimed at expanding its portfolio of LNG supply and in February 2007, signed a Sale and Purchase Agreement (SPA) with Nigeria LNG for the acquisition of 2.25 mtpa of LNG that will be produced by its proposed Train 7 project in Finima, Bonny Island. First deliveries to Lake Charles are expected to commence in 2012.

BG Group is jointly developing a liquefaction plant comprising four trains of LNG of approximately 5.5 mtpa each in Olokola (OKLNG) on the south-western coast of Nigeria. In February 2006, BG Group entered into a project development agreement (PDA) with its partners which provided the framework

*	See presentation of non-GAAP measures, page 152.

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BUSINESS REVIEW

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for the FEED phase. The project declared technical readiness in December 2006 and has substantially completed FEED in February 2007. It is working to reach project sanction in late 2007.

In February 2006, BG Group signed a Memorandum of Understanding (MoU) with Nigeria’s Brass LNG for the acquisition of LNG for 20 years. The volumes are now expected to be 1.67 mtpa with initial deliveries expected to start in 2011. It is planned that cargoes will be delivered on an ex-ship basis to Lake Charles and Elba Island but BG Group will retain destination flexibility.

Other
In August 2006, BG Group entered into a MoU with Oil Search Limited to evaluate the feasibility of jointly developing an LNG production and export project in Papua New Guinea. This was amended and extended in February 2007 following positive initial findings.

REGASIFICATION
USA
During 2006, BG Group was responsible for meeting just over 1% of the US daily gas demand and importing around 50% of LNG delivered into the USA.

Lake Charles
BG Group has held the right to all of the capacity at the Lake Charles regasification terminal since 2001. The Phase 2 expansion of the Lake Charles plant by the operator Trunkline LNG came onstream in 2006. The increased capacity is contractually committed to BG Group, taking the Group’s total capacity rights to 1.8 bcfd, with 2.1 bcfd peak send out.

In March 2006, BG Group extended its exclusive capacity rights contract by five years to 2028. BG Group also signed an agreement with Trunkline LNG for the Infrastructure Enhancement Project (IEP) – the implementation of new vaporisation technology and an NGL recovery unit to remove ethane, propane and butane prior to placement of gas into the pipeline. The vaporisation technology is expected to reduce Lake Charles’ fuel gas consumption by up to 85%.

Federal Energy Regulatory Commission (FERC) approval for the IEP was received in June 2006 and it is expected to be operational in the third quarter 2008.

Elba Island
BG Group and upstream partners’ LNG from Atlantic LNG Trains 2 and 3 is regasified and marketed at Elba Island in Savannah, Georgia, where the Group has had capacity and associated LNG purchase and gas sales agreements since the start of 2004.

In December 2004, BG Group and Southern Natural Gas Company entered into an agreement whereby BG Group will utilise capacity in the Cypress pipeline. This new 165 mile pipeline, which has an initial capacity of 220 000 mmbtu/d (May 2007), rising to 336 000 mmbtu/d (May 2008), is expected to be in service by May 2007 and will connect gas sourced from Elba Island to markets in South Georgia and Florida.

In December 2005, BG Group entered into agreements with Elba Island’s owner, El Paso Corporation, that give BG Group the option to further expand the storage and throughput capacity at Elba Island.

The expansion of Elba Island is planned to increase BG Group’s storage capacity at this terminal from 4 bcf to 8.2 bcf and increase BG Group’s vaporisation capacity from 675 mmscfd to 1.17 bcfd. The expansion is expected to be completed by 2012.

As part of the expansion project, BG Group also has rights to transportation capacity in the Elba Express Pipeline. This new 190 mile interstate pipeline is planned to deliver gas from Elba Island to additional markets in Georgia and, through the interconnections with other pipelines, to south-eastern and eastern USA. Both the expansion of the Elba Island terminal and the Elba Express Pipeline have been filed for approval with FERC during 2006.

Providence
Following FERC’s rejection of their initial plans, BG Group and KeySpan Corporation continue to evaluate alternatives to address the issues raised by FERC regarding the proposed upgrade to KeySpan’s LNG peak-shaving storage facility in Providence, Rhode Island.

Gas Marketing
Since acquiring capacity rights at Lake Charles in 2001 and Elba Island in 2004, BG Group has established an integrated gas marketing and distribution portfolio consisting of access to over 15 inter- and intra-state pipelines, salt storage capacity and over 200 customers, enabling BG Group to improve the price it receives for its LNG in the US market.

During 2006, contracted supply rose to around 10 mtpa, as the new long-term supply contracts from Trinidad and Tobago (Atlantic LNG Train 4) and Nigeria LNG began to be delivered. From April 2007, this is expected to increase further with the addition of supply (3.3 mtpa) from Equatorial Guinea, taking the long-term firm supply to 12.7 mtpa. This rises further to 15.0 mtpa with the addition of volumes from Nigeria LNG Train 7, expected from 2012.

LNG production and managed volumes

LNG: Long-term firm supply(a)

	Firm supply	Commercial
	(mtpa)	start-up

Atlantic LNG T2/3	2.1	2003

Nigeria LNG T4/5	2.3	2006

Egyptian LNG T2(b)	3.5	2006

Atlantic LNG T4(c)	1.5	2006

Equatorial Guinea	3.3	2007

Nigeria LNG T7	2.3	2012

Total Firm Supply	15.0

(a)	Assumes delivery into US East Coast
(b)	First cargo lifted in September 2005
(c)	First cargo lifted in February 2006

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22	Operating review continued

In 2006, BG Group delivered 104 cargoes (2005 86 cargoes) into its US terminals, 50 cargoes to Lake Charles (2005 36 cargoes) and 54 cargoes to Elba Island (2005 50 cargoes), and remarketed a further 78 to other higher value markets (2005 31 cargoes). During 2006, BG Group delivered LNG cargoes to 12 countries.

Italy
Construction of the 6.0 mtpa Brindisi LNG regasification terminal continued during 2006 with land reclamation work progressing. BG Group’s share is 4.8 mtpa priority capacity at the terminal with the remaining 20% set aside for third-party access, in compliance with Italian regulatory requirements. In February 2007, the Brindisi LNG site was seized in connection with a criminal investigation by Italian authorities into allegations of improper conduct related to the authorisation process. Further details of this matter are contained in the Directors’ report – Significant events subsequent to 31 December 2006 (page 56).

BG Group has not abandoned the Brindisi project, is actively pursuing the release of the site and continues to target first LNG deliveries to the terminal during 2010. However, it is unclear at this stage how this investigation and other matters described in the Directors’ report may affect the project. Accordingly, in preparing the Group’s 2006 Financial Statements, an impairment provision of £104 million has been established against the cumulative capitalised construction costs of the project.

UK
Progress was made on the Dragon LNG regasification terminal at Milford Haven, Wales, during 2006. Dragon LNG is expected to be operational in the fourth quarter 2007. BG Group will have rights to 2.2 mtpa of capacity allowing it to send out 3 bcm (106 bcf) of gas per year for 20 years. The project has an exemption from the regulated third-party access provisions imposed by the second EU Gas Directive and has contracted with National Grid for pipeline capacity to be available when the plant comes online.

Other areas
In September 2006, BG Group signed a Project Development Agreement (PDA) with a group of Chilean gas buyers for the supply and development of a 2.5 mtpa LNG terminal in Quintero Bay, Chile. The terminal is expected to be in operation by the second quarter 2009.

Liquefied Natural Gas
A leading player in the global LNG market

2006 was a year of strong performance in BG Group’s LNG business. A key element in this success was BG Group’s portfolio of flexible LNG supply and market positions.

In 2006, BG Group’s total LNG supply grew 55% to around 10 mtpa with a full-year’s contribution from Egyptian LNG Train 2 and Atlantic LNG Train 4, together with first supply from Nigeria LNG. These supply volumes are long-term, with contracts typically running for 15 to 20 years. This portfolio, that is set to grow further in the future, is key to the success which has been enjoyed over recent years, giving BG Group a significant advantage over its competitors.

BG Group’s marketing capability has been able to exploit the valuable optionality within this portfolio. In 2006, BG Group re-marketed 43% of its cargoes, delivering premium returns.

During 2006, BG Group delivered cargoes to markets as diverse as India, Mexico, the USA and the UK, and now supplies LNG to 12 countries.

In 2006, BG Group’s managed LNG volumes increased by 55% and total operating profit from the Shipping and Marketing business rose by 177%, demonstrating the value in BG Group’s LNG portfolio.

LNG SHIPPING
BG Group’s shipping position remains a key enabler for the LNG business to ensure delivery and provide flexibility to remarket cargoes.

In 2006, BG Group took delivery of three 145 000 cubic metre new-build ships: Methane Rita Andrea; Methane Jane Elizabeth; and Methane Lydon Volney. Delivery of another four new-build ships is planned for 2007/2008. BG Group has also signed an agreement with Samsung Heavy Industries Co Limited for the delivery of two new-build dual-fuel diesel electric (DFDE) LNG ships, expected to be delivered in 2010.

BG Group also sold two LNG vessels, the Methane Arctic and Methane Polar, which are contracted to non-BG Group trades.

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Transmission and Distribution
The downstream T&D business grew strongly, with 10% volume growth from Comgas in 2006.

Highlights

•	Comgas (Brazil) continued to grow strongly, with volumes up 10%.

•	Strong volume growth at Mahanagar Gas (India), up 10%.

•	Strong distribution volume growth of 34% at Gujarat Gas (India).

•	Additional compressed natural gas stations developed by Gujarat Gas.

•	Interconnector (UK) completed second phase enhancement of reverse flow capacity ahead of schedule.

2006 PERFORMANCE
BG Group’s transmission and distribution businesses had another strong year during 2006, with more customers and increased profitability. Volume throughput was 11.9 bcma in 2006, 2% above BG Group’s target of 11.7 bcma.

Brazil
Comgas (BG Group 60.1%) is Brazil’s largest gas distribution company. At the end of 2006, it was serving around 516 000 customers in the São Paulo concession area (2005 485 000; 2004 450 000).

Growth in the Brazilian economy coupled with higher demand from industry and compressed natural gas (CNG) vehicle users resulted in an increase in Comgas sales volumes of 10% during 2006. Comgas operating profit increased by 27% to £186.2 million in 2006 (2005 £147 million), reflecting volume increases and margin improvements, as well as favourable currency movements. The Comgas network was extended by 454 kilometres during 2006. This expansion is part of an ongoing five year expansion plan, which commenced in 2004. The expansion plan also involves the capture of higher margin residential customers, together with the simultaneous development of the industrial, natural gas vehicle (NGV) and co-generation markets.

Egypt
In November 2006, following a strategic review, BG Group sold its 37.5% interest in Nile Valley Gas Company.

India
Gujarat Gas Company Limited (GGCL) (BG Group 65.12%) is India’s largest private gas distribution company. In 2006, its distribution sales volume increased by 34% to 1 088 mmcm (2005 810 mmcm; 2004 694 mmcm).

During 2006, GGCL signed over 450 mcmd of new gas supply contracts (2005 over 496 mcmd). Under its CNG for vehicles expansion programme, GGCL added eight new stations in Surat, Gujarat, and one station was upgraded, taking GGCL’s total number of stations to 20. GGCL is in the process of completing its network expansion into the industrial area of Vapi.

Mahanagar Gas Limited (MGL) (BG Group 49.75%), which owns a gas distribution business in Mumbai, saw its 2006 volumes rise 10% to 491 mmcm (2005 446 mmcm; 2004 392 mmcm).

Some of the increased volume at MGL in 2006 was stimulated by the growth of CNG through the installation of 13 new refuelling stations, taking the total number of stations to 130 at the end of 2006.

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24	Operating review continued

Transmission and Distribution A focus on high-growth markets

In T&D, BG Group has focused on the high-growth markets of Brazil and India.

In these markets, gas demand tends to be correlated with GDP growth and there is low, but expanding, penetration of gas usage. By focusing on such markets, BG Group has experienced double-digit volume growth in its distribution businesses in recent years.

Infrastructure also tends to be underdeveloped in these markets and capital investment in the networks is key to meeting the underlying growth in demand. BG Group is looking at expanding its footprint in both the Brazilian and Indian markets.

At Mahanagar Gas and GGCL, distribution volume growth was 10% and 34% respectively in 2006.

GGCL now sources about half of its supply from BG Group’s Panna/Mukta and Tapti fields and for Mahanagar Gas, the arrival of east coast supplies should ease supply constraints to this market.

MGL continued to expand its network in and around the city of Mumbai.

In September 2006, the Government of India approved BG Group setting up three wholly owned subsidiaries to develop gas transmission and distribution infrastructure, and to distribute, supply and sell piped natural gas and CNG in the three southern states of Andhra Pradesh, Karnataka and Tamil Nadu. This approval is subject to certain conditions, which include obtaining authorisation from the regulatory authority being set up by the Ministry of Petroleum and Natural Gas, for which BG Group has already applied.

UK
The Interconnector pipeline (BG Group equity 25%) has 20 bcma capacity to transport gas from Bacton into the Continental European grid. The pipeline can also flow in reverse. BG Group has the rights to 20% of the existing forward flow capacity (20 bcma) and 11% of the existing reverse flow capacity (23.5 bcma) in the Interconnector.

The second phase of the enhancement project for reverse flow was completed two months ahead of schedule in October 2006, increasing capacity to 23.5 bcma. A third phase, to increase reverse flow capacity to 25.5 bcma, is expected to be operational by October 2007.

Other – Argentina
MetroGAS total volumes increased by 3% in 2006 to 7 944 mmcm (2005 7 685 mmcm) MetroGAS’ results were deconsolidated from the end of 2005 as a result of financial restructuring. (See Financial review, page 27.)

Throughput (bcma)

(a)	Reduction due to sale of PTL
(b)	Reduced holding in MetroGAS from end 2005, post restructuring

Comgas (bcma)

Comgas achieved double-digit volume growth year-on-year from 2003 to 2006

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Power and Other activities

BG Group has a profitable portfolio of modern, combined cycle power stations, and has recently pursued attractive opportunities focused on certain US power markets.

Highlights

•	In October 2006, BG Group made its first move into the US power business with the purchase of the Dighton 170 MW power plant, located in Massachusetts (USA).

•	In December 2006, BG Group announced its agreement to acquire the 805 MW Lake Road power plant,located in Connecticut (USA).

•	In February 2007, BG Group completed the acquisition of the remaining 66.32% equity stake in Serene S.p.A. (Italy), which manages five thermoelectric plants with a total installed capacity of 400 MW.

2006 PERFORMANCE
The 2006 performance of the Power segment was broadly in line with 2005. BG Group had 3.0 GW of power capacity in 2006, 7% above its target of 2.8 GW due to the acquisition of the Dighton plant in the USA. Agreements to acquire a further 1.1 GW were announced in 2006, and completed in the first quarter 2007.

Power
UK
Premier Power Limited (BG Group 100%) owns and operates the 1 316 MW Ballylumford power station in Northern Ireland, which has supply agreements with Northern Ireland Electricity. BG Group also has a 50% interest in the 1 130 MW Seabank power station, near Bristol. Following completion of remedial works, necessitated by the failure of a steam turbine in June 2005, the plant was declared fully operational again on 27 February 2006.

Philippines
In the Philippines, BG Group has a 40% stake in the Santa Rita (1 000 MW) and San Lorenzo (505 MW) power stations, which sell electricity under long-term agreements to Meralco, the Philippines’ largest power distribution company.

Malaysia
BG Group has a 20% interest in the Genting Sanyen 760 MW CCGT plant, located 70 kilometres south of Kuala Lumpur, with long-term sales to Malaysia’s national power company.

Italy
In December 2006, BG Group announced its agreement to acquire a further 66.32% in Serene S.p.A, for €98 million. The acquisition was completed in February 2007, taking its holding to 100%. Serene operates five thermoelectric plants in Italy, with a total installed capacity of 400 MW, and supplies around three billion Kwh of power and 350 000 tonnes of steam per annum.

USA
During 2006, BG Group made its first move into power in the USA as part of its integrated US gas strategy.

In October 2006, BG Group purchased a 100% interest in the 170 MW, gas-fired Dighton power plant in Bristol County, Massachusetts, for US$90.2 million. This was followed in December by an agreement to purchase the 805 MW Lake Road power plant in New England for US$685 million, which completed in the first quarter 2007. Both Dighton and Lake Road are modern plants in liquid, well-established power and gas markets, the acquisitions are designed to maximise the return from the existing integrated gas business.

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Business review
26	Operating review continued

Power Improving returns in US Power offers opportunities

During 2006, BG Group entered the US power market. BG Group believes gas-fired power generation is the primary driver for natural gas demand in the USA and therefore its focused move into the US power business is a natural extension of its growing US gas business.

The Group believes the US power business offers an attractive investment proposition and is focusing on liberalised, liquid and transparent regional markets in the north-east. In New England, where the Lake Road and
Dighton plants are located, the newly implemented Forward Capacity Market, which gives a fixed monthly capacity payment to existing generating capacity, and the rapidly tightening reserve margins in the region, make it an attractive market. As part of an integrated US strategy it assists BG Group to get the best price for its gas.	Lake Road
The Lake Road power plant is a 805 MW gas- and oil-fired combined cycle facility located in Dayville, Connecticut, USA. It is a modern three-unit facility with the potential for further expansion.

Other
In Brazil, through its Iqara subsidiaries, the Group operates co-generation and related energy supply services and compressed natural gas (CNG) stations supplying NGVs in São Paulo and Rio de Janeiro.

There was significant growth at Iqara in 2006. The co-generation and energy supply service businesses attained a total gross revenue increase of 86% compared to 2005, with six new clients including shopping centres and industrial companies, totalling 11 sites in operation in São Paulo and Rio de Janeiro with a further six currently being implemented.

The CNG businesses performed strongly, attaining a 65% increase in total volume gas sales, a 56% growth in gross revenue, and opening eight new filling stations to take the total to 65 in operation in São	In 2006, BG Group’s activities that provide co-generation to Indian customers were transferred to Gujarat Gas Company Limited (BG Group 65.12%) to take advantage of operational synergies.

During 2006, BG Group committed to a plan to dispose of Microgen, its combined heat and power business, and accordingly classified the business as held for sale. The decision to close this business was taken subsequent to year end. See page 91 for further details.
Power capacity (GW)
In 2006, BG Group’s power capacity increased due to the acquisition of the 170 MW Dighton power plant

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BUSINESS REVIEW

Financial review	27

“	Strong organic growth, disciplined cost management and firm prices saw the Group deliver a 30% increase in total operating profit and a 34% increase in cash flow from operations.”

Ashley Almanza
Chief Financial Officer

Financial results – Business Performance*

	Revenue and other operating income			Total operating profit(a)

	2006	2005	2004	2006	2005	2004
					Restated	Restated
	£m	£m	£m	£m	£m	£m

Exploration and Production(b)	3 928	3 074	2 148	2 457	1 942	1 189

Liquefied Natural Gas(b)	2 442	1 631	1 098	352	181	99

Transmission and Distribution	877	808	644	231	211	148

Power Generation	248	227	187	106	113	116

Other activities	8	15	8	(43)	(58)	(32)

Less: intra-group sales	(233)	(91)	(22)

Total	7 270	5 664	4 063	3 103	2 389	1 520

(a)	Total operating profit includes the Group’s share of pre-tax operating profits in joint ventures and associates. Comparatives for 2005 and 2004 have been restated on application of IFRIC 4; 2005 comparatives have been restated on the application of amendments to IAS 39. See note 1, page 79.
(b)	Includes other operating income of £26 million (2005 £7 million; 2004 £nil) in the E&P segment and £108 million (2005 £45 million; 2004 £10 million) in the LNG segment.

The operations of BG Group comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities.

SUMMARY*
Strong organic growth, disciplined cost management and firm prices saw the Group deliver a 30% increase in total operating profit and a 34% increase in cash flow from operations. After absorbing the £137 million impact of the increased UK North Sea tax rate, earnings per share increased by 24%. The successful delivery of long-term projects has enhanced the Group’s earnings and cashflow outlook and is reflected in the proposed full year dividend of 7.20 pence per share, an increase of 20%.

During 2006, the Group invested £1.85 billion on its development projects and on growing its exploration and new venture portfolio. During the three year period 2007 to 2009, organic capital investment (excluding acquisitions) is expected to be £7.5 billion, underpinning the Group’s long-term growth plans. Investment in 2007 is expected to be £2.2 billion, in addition to the £0.5 billion of acquisitions announced during 2006 and expected to complete in early 2007.

In September 2006, the Group completed its £1 billion share re-purchase programme initiated following the sale of the Group’s interest in the North Caspian Sea PSA. The Group’s financial strength has enabled the Board to approve a further £750 million share repurchase programme whilst retaining the financial flexibility to pursue its growth programme and additional investment opportunities.

OPERATING RESULTS*
A 30% increase in total operating profit in 2006 reflected strong underlying performance across the Group’s operating segments together with favourable oil and gas prices. At constant UK£/US$ exchange rates and upstream prices, total operating profit increased by 15%.

E&P volume growth of 19% in 2006 was driven by increased production from

Total operating profit* (£m)

*	Business Performance excludes disposals, certain re-measurements and impairments and is presented as exclusion of these items provides readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business. Unless otherwise stated, financial operating information for the Group and its business segments presented in the Business review is based on BG Group’s Business Performance. See presentation of non-GAAP measures, page 152. See, also, Segmental analysis and results presentation, note 2, page 80, and Earnings per ordinary share, note 10, page 94, for a reconciliation of the differences between Business Performance and BG Group’s Total Results.

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Business review
28	Financial review continued

Exploration and Production

	2006	2005	2004

Production volumes (mmboe)(a)

– oil	21.1	19.3	21.4

– liquids	30.6	29.7	25.6

– gas	167.5	134.8	119.8

	219.2	183.8	166.8

Average realised prices

– oil per barrel (UK£/US$)	35.85/65.54	30.60/55.96	21.53/39.24

– liquids per barrel (UK£/US$)	28.82/52.68	22.84/41.77	14.21/25.90

– UK gas per produced therm (pence)	31.89	27.30	19.64

– international gas per produced therm (pence)	17.23	17.27	13.95

– overall gas per produced therm (pence)	20.68	20.15	16.18

Development expenditure (£m)	721	683	620

Gross exploration expenditure (£m)

– capitalised exploration expenditure	396	225	262

– other exploration expenditure	159	111	74

	555	336	336

(a)	2006 production volumes include fuel gas of 4.3 mmboe.

existing fields, particularly in Egypt, and new production from fields in Trinidad and Tobago and the UK. LNG production increased by 63% from 4.1 mtpa to 6.7 mtpa, which, in conjunction with our shipping and marketing strategy delivered outstanding profit growth.

Further detail of each segment’s operating result (based on Business Performance) is given in the separate sections below.

BG Group’s post-tax ROACE (see page 136) was 26.2% (2005 22.6%; 2004 17.3%) .

E&P
The Group delivered outstanding E&P production growth of 19% in 2006 compared with 10% in 2005 and 7% in 2004. The significant step up in E&P production and strong prices were reflected in a 28% increase in revenue and other operating income to £3 928 million compared to £3 074 million in 2005 and £2 148 million in 2004.

The 2006 increase in revenue was due to higher production and realisations. The increase in production volumes came primarily from West Delta Deep Marine (WDDM, Egypt) and the Dolphin field (Trinidad and Tobago), following the build up of production at Egyptian LNG Trains 1 and 2 and the start up of Atlantic LNG Train 4. In addition, production was supplemented by start up of new fields in Trinidad and Tobago (Dolphin Deep) and the UK (Atlantic/Cromarty, NW Seymour and Glenelg). The effect of higher upstream prices and US Dollar exchange rate movements contributed a net £360 million to the increase in revenue. The 2005 increase in revenue was primarily driven by higher prices, higher production from WDDM, increased liquids exports from the Karachaganak field through the CPC pipeline, and a full year’s contribution from assets acquired during 2004 in Canada, Trinidad and Tobago and Egypt. Higher prices and US Dollar exchange rate movements contributed £674 million to the increase in revenue in 2005.

Approximately 22% of the Group’s gas production in 2006 was in the UK, of which approximately two-thirds was sold under various contracts. The remaining UK gas volumes were sold on an uncontracted basis. BG Group’s realised UK gas price per produced therm was 31.9 pence in 2006 compared to 27.3 pence in 2005 and 19.6 pence in 2004.

In 2006, the Group’s average realised international gas price was in line with the previous year. In 2005, the average realised international gas price increased by 24%, primarily due to indexation to oil product prices and increased volumes from Canada, Tunisia, Egypt and India.

Unit lifting costs(i) were £1.34 per boe in 2006 compared with £1.19 per boe in 2005 and £1.03 per boe in 2004. Unit operating expenditure(i) was £2.29 per boe in 2006 against £2.21 per boe in 2005 and £2.01 per boe in 2004. The increases in unit lifting costs and unit operating costs in 2006 and 2005 were predominantly due to the impact on input costs of higher hydrocarbon prices.

E&P total operating profit in 2006 increased by 27% to £2 457 million (2005 £1 942 million; 2004 £1 189 million). The increase reflected the strong growth in production volumes and higher realisations, partially offset by a higher exploration charge. The 63% increase in operating profit in 2005 reflected the 10% increase in production volumes and higher prices, partially offset by a higher exploration charge.

During 2005 and 2006, the Group increased its exploration acreage and related activity, and accordingly gross exploration expenditure increased to £555 million (2005 £336 million; 2004 £336 million) including £396 million (2005 £225 million; 2004 £262 million) of expenditure that was capitalised. Well write-off costs were £113 million (2005 £70 million; 2004 £52 million).

LNG
In the shipping and marketing business, a 55% increase in managed volumes to 9.9 mtpa (2005 6.4 mtpa; 2004 6.4 mtpa) was mainly due to the build up of long-term supplies from Egypt, Trinidad and Tobago and Nigeria.

Revenue and other operating income increased to £2 442 million in 2006 (2005 £1 631 million; 2004 £1 098 million), reflecting the increase in long-term contract supply and the optimisation of that supply through global shipping and downstream marketing. LNG shipping and marketing activity accounted for the entire revenue and other operating income in all three years.

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BUSINESS REVIEW

29

Total operating profit increased by 94% to £352 million in 2006 compared to £181 million in 2005 and £99 million in 2004. The increase in 2006 reflected an improved performance from the shipping and marketing business where total operating profit increased to £332 million (2005 £120 million; 2004 £58 million). Flexibility across the Group’s LNG portfolio provides attractive opportunities to enhance margins through the global marketing of volumes. Total operating profit in 2006 includes the benefit of directing 78 cargoes (2005 31 cargoes; 2004 18 cargoes) to high value markets around the world.

Business development and other costs increased in 2006 to £84 million (2005 £50 million; 2004 £24 million). The increase in 2006 and 2005 reflected higher levels of activity on new projects and sources of long-term supply across the segment, including the development of Chile LNG and the Olokola LNG project in Nigeria.

BG Group’s share of operating profits from its interests in liquefaction businesses of £104 million (2005 £111 million; 2004 £65 million) were broadly in line with the previous year. The increase in 2005 reflected the start-up of two liquefaction trains in Egypt and higher net-back margins to Atlantic LNG Train 1 in Trinidad and Tobago.

T&D
T&D revenue in 2006 was £877 million (2005 £808 million; 2004 £644 million). The increase in revenue in 2006 was primarily due to volume growth at Comgas and favourable exchange rate movements, partially offset by the impact of the deconsolidation of MetroGAS at the end of 2005. The increase in revenue in 2005 was principally due to higher volumes at Comgas and the strengthening of the Brazilian Real and Argentine Peso exchange rates.

Total operating profit in 2006, including the Group’s share of operating profit in joint ventures and associates, was £231 million (2005 £211 million; 2004 £148 million), reflecting strong growth at Comgas.

Comgas’ operating profit in 2006 rose 27% to £186 million (2005 £147 million; 2004 £96 million). The increase in 2006 and 2005 primarily reflected volume growth and stronger exchange rates. The operating profit in 2006 included a net cost of £11 million related to the passing back to customers of reduced gas costs experienced in prior periods. Operating profit in 2005 included a net benefit from lower gas costs of £13 million.

In December 2005, BG Group announced that Gas Argentino S.A. (GASA), the parent company of MetroGAS, had reached agreement with its creditors for a comprehensive restructuring that converts financial indebtedness owed to those creditors into a 30% interest in GASA and a 19% interest in MetroGAS. From 31 December 2005, these companies were deconsolidated and accounted for under the equity method and neither company contributed to the results of the Group in 2006. In 2005, MetroGAS’ revenue was £164 million (2004 £150 million) and operating profit was £26 million (2004 £20 million).

BG Group’s share of operating profits in joint ventures and associates was £41 million (2005 £42 million; 2004 £40 million).

Power
Power’s revenue was £248 million in 2006 (2005 £227 million; 2004 £187 million). Revenue in all three years was primarily attributable to Premier Power in the UK and has risen in line with the terms of its power sales agreement with Northern Ireland Electricity, which allows changes in gas cost to form the basis of the charge to be passed through to the customer.

Total operating profit of £106 million (2005 £113 million; 2004 £116 million) included the Group’s share of operating profits in joint ventures and associates of £88 million (2005 £89 million; 2004 £88 million) – attributable to the power plants at Seabank (UK), Santa Rita and San Lorenzo (the Philippines), Serene (Italy) and Genting Sanyen Power (Malaysia).

Total operating profit in 2005 included insurance income relating to operating income lost following the failure of one steam turbine at Seabank Power.

In late 2006, BG Group completed the acquisition of the 170 MW gas-fired Dighton power plant (USA) and announced an agreement to purchase the 805 MW gas- and oil-fired Lake Road power plant (USA) and the remaining 66.32% of Serene S.p.A (Italy).

E&P production volumes(a) (mmboe)

(a)	Production volumes for 2006 include 4.3 mmboe of fuel gas

E&P unit operating expenditure(a)

(a) See Definitions, page 153, for an explanation of how these are calculated.
See, also (i) below.

LNG production and managed volumes

(i)	Unit lifting costs and unit operating expenditure per boe.
These ratios are used by management to monitor the overall operating efficiency over time of E&P producing assets. Unit lifting costs per boe, which excludes royalty, tariff and insurance costs, is used by management to monitor those field production costs which are directly controlled by field management, and allows investors to monitor those costs for BG Group over time although not necessarily on a comparable basis with other exploration and production companies. Unit operating expenditure per boe is used by management to monitor the total ongoing unit cost of operating producing assets, and allows investors to compare BG Group’s aggregated unit operating expenditure with that of other exploration and production companies. The usefulness of these ratios is limited because they provide only historical trend information at an aggregated level and are not necessarily a guide to future costs.

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Business review
30	Financial review continued

Profit for the year
	2006			2005			2004
					Restated			Restated

		Disposals,			Disposals,			Disposals,
	Business	re-measurements		Business	re-measurements		Business	re-measurements
	Performance	and impairments	Total	Performance	and impairments	Total	Performance	and impairments	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Total operating profit(a)	3 103	251	3 354	2 389	206	2 595	1 520	87	1 607

Net finance costs(b)	(43)	1	(42)	(65)	15	(50)	(79)	–	(79)

Tax(b)	(1 375)	(113)	(1 488)	(939)	(41)	(980)	(587)	(30)	(617)

Profit for the year	1 685	139	1 824	1 385	180	1 565	854	57	911

Minority interest	(45)	–	(45)	(31)	(9)	(40)	(28)	–	(28)

Earnings	1 640	139	1 779	1 354	171	1 525	826	57	883

Earnings per share (pence)	47.4	4.0	51.4	38.2	4.9	43.1	23.4	1.6	25.0

(a) Total operating profit includes the Group’s share of pre-tax operating profits in joint ventures and associates.
(b) Includes the Group’s share in joint ventures and associates.

Other activities
Revenue for Other activities in 2006 was £8 million (2005 £15 million; 2004 £8 million).

The total operating loss in 2006 was £43 million compared with £58 million in 2005 and £32 million in 2004. The loss in all three years related mainly to corporate costs and business development expense. The operating loss in 2005 included additional industry insurance premiums compared to 2006 and 2004.

DISPOSALS, RE-MEASUREMENTS AND IMPAIRMENTS*
The following items, described as ‘disposals, re-measurements and impairments’ are excluded from Business Performance as exclusion of these items provides a clearer presentation of the underlying performance of the Group. Disposals, re-measurements and impairments amounted, in aggregate, to a profit of £251 million before tax and interest (2005 £206 million; 2004 £87 million). For a full reconciliation between BG Group’s Total Results and Business Performance, see note 2, page 80. For further details of amounts comprising disposals, re-measurements and impairments, see note 6, page 91.

In 2006, the loss on disposal of non-current assets of £49 million (2005 £446 million profit; 2004 £87 million profit) included a pre- and post-tax profit of £35 million on disposal of two LNG vessels (recognised in the LNG segment), a pre- and post-tax loss of £8 million on disposal of BG Group’s telecoms businesses in India (recognised in the Other activities segment) and a pre- and post-tax profit of £1 million on disposal of the Group’s interest in Nile Valley Gas Company in Egypt (recognised in the T&D segment). During 2006, management committed to a plan to dispose of BG Group’s interests in Mauritania and the Microgen business in the UK. These programmes resulted in pre-tax charges of £67 million in the E&P segment and £10 million in the Other activities segment. The disposal of BG Group’s interests in Mauritania was completed in early 2007.

In February 2007, the Brindisi LNG site was seized in connection with a criminal investigation by Italian authorities into allegations of improper conduct related to the authorisation process. Further details of this matter are contained in the Directors’ report – Significant events subsequent to 31 December 2006 (page 56).

BG Group has not abandoned the Brindisi project, is actively pursuing the release of the site and continues to target first LNG deliveries to the terminal during 2010. However, it is unclear at this stage how this investigation and other matters described in the Directors’report may affect the project. Accordingly, in preparing the BG Group’s 2006 Financial Statements, an impairment provision of £104 million recognised within operating costs in the LNG segment has been established against the cumulative capitalised construction costs of the project.

In 2005, the profit on disposal of non-current assets included a pre-tax profit of £416 million on the disposal of BG Group’s 16.67% interest in the North Caspian Sea PSA (in the E&P segment) and a pre- and post-tax profit on disposal of the Group’s 50% interest in Premier Transmission Limited of £13 million (in the T&D segment). During 2005, management committed to a plan to dispose of BG Group’s telecoms businesses in Brazil and India. The overall disposal programme resulted in a pre- and post-tax charge to the 2005 income statement of £32 million

(in the Other activities segment), comprising losses on disposals of £18 million and an impairment charge of £14 million. In 2005, the deconsolidation of GASA and its subsidiary MetroGAS resulted in a pre- and post-tax gain of £56 million. In addition in 2005, it was concluded that, as the Group no longer controlled MetroGAS, the value in use of Gasoducto Cruz del Sur had fallen below its carrying value, resulting in a pre-tax impairment charge of £8 million. Both amounts were recognised in the T&D segment.

In 2004, the pre-tax profit on disposal of non-current assets included £66 million on the sale of BG Group’s interests in the Muturi Production Sharing Contract (Muturi PSC) and Tangguh LNG in Indonesia (£47 million recognised in the E&P segment and £19 million recognised in the LNG segment).

Re-measurements included within other operating income in 2006 amounted to a non-cash credit of £404 million attributable to the E&P segment. In 2005, a non-cash charge of £240 million was included within other operating income of which £239 million was recognised in the E&P segment and £1 million was recognised in the LNG segment. The re-measurements in both years primarily consisted of mark-to-market movements on certain long-term UK gas contracts that fall within the scope of IAS 39, ‘Financial Instruments: Recognition and Measurement’and arises as a result of movements in UK gas prices. IAS 39 was adopted by BG Group from 1 January 2005 and accordingly no mark-to-market re-measurements were recognised in 2004.

Re-measurements presented within net finance costs include a re-measurement

*	See presentation of non-GAAP measures, page 152.

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BUSINESS REVIEW

31

Capital investment

	2006	2005	2004
	£m	£m	£m

Intangible assets(a)	413	235	294

Property, plant and equipment	1 289	1 239	1 061

	1 702	1 474	1 355

Non-current asset investments and acquisitions	145	121	539

Total	1 847	1 595	1 894

(a)	In 2005, includes £60 million (2004 £150 million) in respect of the Group’s interest in the North Caspian Sea PSA, which was classified as held for sale until its disposal in 2005.

credit of £23 million (2005 £15 million charge) in respect of certain financial derivatives and adjustments made to borrowings in respect of highly effective fair value hedges and net foreign exchange losses of £22 million (2005 £16 million gain) on certain other borrowings in subsidiaries. In 2005, re-measurements presented within finance costs included a £14 million gain on retranslation of MetroGAS’ US Dollar and Euro borrowings, which could not be designated as hedges under IAS 39.

FINANCE COSTS*
In 2006, BG Group’s net finance costs, including BG Group’s share of finance costs for joint ventures and associates, was £43 million (2005 £65 million; 2004 £79 million). BG Group has applied IFRIC Interpretation 4 ‘Determining whether an Arrangement contains a Lease’ from 1 January 2006 and restated comparatives accordingly. The effect of this restatement on finance costs is an increase of £14 million for 2005 (2004 £12 million).

The lower finance costs in 2006 reflected interest receivable of £28 million in relation to tax settlements and the reduction in average net borrowings, partially offset by an increase in BG Group’s share of finance costs for associates. The lower finance costs in 2005 reflected the reduction in net borrowings following the disposal of the Group’s interest in the North Caspian Sea PSA. Total net finance costs including re-measurements amounted to £42 million (2005 £50 million). There were no re-measurement finance items in 2004.

TAXATION*
In 2006, the tax rate applying to profits arising in the North Sea was raised from 40% to 50% and resulted in a higher tax charge and a one-off adjustment to opening deferred tax balances. The one off adjustment comprised a credit of £61 million to restate the deferred tax asset associated with certain fair value re-measurement balances and a charge of £38 million for other deferred tax balances. The overall effect of the increase in the North Sea tax rate was to increase the charge by £117 million.

BG Group’s tax charge in 2006 before disposals, re-measurements and impairments and including BG Group’s share of taxation from joint ventures and associates was £1 375 million (2005 £939 million; 2004 £587 million).

The Group’s tax charge for 2006 including disposals, re-measurements and impairments and BG Group’s share of taxation from joint ventures and associates was £1 488 million (2005 £980 million; 2004 £617 million).

In 2006, the tax charge on disposals, remeasurements and impairments included a £201 million charge (2005 £96 million credit) that arose on fair value remeasurement of certain commodity contracts and a deferred tax credit of £25 million arising on the impairment of BG Group’s interests in Mauritania and the Brindisi project. In 2005, a tax charge on disposals and re-measurements of £137 million arose on the sale of BG Group’s interest in the North Caspian Sea PSA.

EARNINGS AND EARNINGS PER SHARE*
Excluding disposals, re-measurements and impairments, earnings (and earnings per share) were £1 640 million (47.4 pence) in 2006, £1 354 million (38.2 pence) in 2005 and £826 million (23.4 pence) in 2004.

The growth in earnings per share is illustrated opposite.

Earnings (and earnings per share) including disposals, re-measurements and impairments were £1 779 million (51.4 pence) in 2006, £1 525 million (43.1 pence) in 2005 and £883 million (25.0 pence) in 2004.

A four year summary from 2003 to 2006 of the financial results of BG Group’s operations is set out on page 135.

CAPITAL INVESTMENT
Capital investment in 2006 was £1 847 million (2005 £1 595 million;

Earnings per share (pence)

•	earnings excluding disposals, re- measurements and impairments increased by 21% in 2006;
•	earnings per share excluding disposals, re-measurements and impairments increased by 24% in 2006.

*	See presentation of non-GAAP measures, page 152.

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Business review
32	Financial review continued

2006 capital investment by geographical area (£m)

2006 capital investment by business segment (£m)

2004 £1 894 million) including £47 million for the acquisition of the Dighton power plant in the USA.

Capital investment in E&P (including capitalised exploration expenditure) was £1 165 million (2005 £935 million; 2004 £1 380 million). In 2006, this included the investment in the UK, Egypt, Trinidad and Tobago, India and Tunisia, and acquisition of exploration acreage in Nigeria and Algeria. E&P investment in 2005 included projects in the UK, Egypt, Kazakhstan and Mauritania. E&P investment in 2004 included £355 million on the acquisition of subsidiary undertakings in Canada, Mauritania and Trinidad and Tobago and £120 million to acquire a further 40% interest in the Rosetta gas field in Egypt.

Development investment (on proved properties) totalled £721 million compared with £683 million in 2005 and £620 million in 2004. Development investment in 2006 was primarily in respect of the Buzzard and Atlantic/Cromarty fields in the UK, West Delta Deep Marine fields in Egypt, Panna/Mukta fields in India, Karachaganak field in Kazakhstan and Miskar field in Tunisia. Development expenditure in 2005 was primarily in respect of the West Delta Deep Marine fields, Buzzard and Atlantic/Cromarty fields, Panna/Mukta fields and Chinguetti field in Mauritania.

Capital investment in LNG in 2006 was £496 million compared with £501 million in 2005 and £417 million in 2004. Investment in 2006 included the construction of LNG ships, and investment on the development of LNG terminals at Milford Haven (UK) and Brindisi (Italy). Investment in 2005 included the construction of LNG ships, £29 million on the acquisition of the remaining 50% of Brindisi LNG S.p.A and investment on the Atlantic LNG Train 4 liquefaction plant and the LNG terminal at Milford Haven.

Capital investment in T&D in 2006 amounted to £123 million (2005 £136 million; 2004 £66 million). Investment in all three years was incurred mainly on the expansion of the Comgas network.

Capital investment in Power during 2006 was £55 million (2005 £3 million; 2004 £3 million) including £47 million for the acquisition of the Dighton power plant in the USA.

CASH FLOW
Cash generated by operations in 2006 was £3 360 million, an increase of £851 million compared with 2005 (2005 £2 509 million; 2004 £1 599 million). This increase principally reflected increased operating profit partially offset by increased working capital associated with higher volumes and commodity prices.

Cash flow from operating activities included tax paid of £979 million in 2006 compared with £883 million in 2005 and £387 million in 2004. The increase in 2006 reflected the increase in the North Sea tax rate and higher taxable profits offset by a tax receipt in respect of prior years. The increase in 2005 reflected higher taxable profit and included tax paid in respect of the sale of BG Group’s interest in the North Caspian Sea PSA and timing differences relating to the claiming of capital allowances.

Dividends from joint ventures and associates amounted to £193 million in 2006 (2005 £93 million; 2004 £81 million). In all three years, dividends were received from Atlantic LNG, Interconnector, Santa Rita, San Lorenzo and Seabank.

Pre-tax proceeds from the disposal of subsidiary undertakings and non-current assets amounted to £58 million in 2006 (2005 £883 million; 2004 £174 million) and primarily represented the disposal of two LNG vessels. Receipts in 2005 included the disposal of the Group’s interest in the North Caspian Sea PSA offset by the reduction in cash balances arising from the deconsolidation of GASA and MetroGAS. Receipts in 2004 included £142 million from the disposal of BG Group’s interests in the Muturi PSC and Tangguh LNG project and £32 million for the disposal of the Group holding in a listed company, GAIL (India) Limited (previously Gas Authority of India Limited).

Payments to acquire property, plant and equipment and intangible assets amounted to £1 313 million in 2006 (2005 £1 064 million; 2004 £1 022 million). Capital expenditure on business combinations and other investments amounted to £67 million in 2006 (2005 £39 million; 2004 £364 million) and included £47 million on the acquisition of the Dighton power plant in the USA. In 2005, the Group paid £29 million for the acquisition of the remaining 50% of Brindisi LNG S.p.A. In 2004, the Group paid £189 million to purchase the entire share capital of El Paso Oil and Gas Canada, Inc., £92 million for the entire share capital of Aventura Energy, Inc. in Trinidad and Tobago, £74 million for the entire share capital of Mauritania Holdings B.V. and £120 million to increase the Group’s share of the Rosetta concession in Egypt from 40% to 80%.

Cash flows from financing activities accounted for a net cash outflow of £1 192 million in 2006 (2005 £420 million; 2004 £44 million). This included £972 million (2005 £37 million; 2004 £nil) associated with the share repurchase

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33

Contractual obligations – payments due by period(a)

	Total	Within 1 year	1-3 years	3-5 years	After 5 years
	£m	£m	£m	£m	£m

Gross borrowings	1 662	103	336	88	1 135

Other long-term liabilities reflected on the balance sheet	326	–	–	4	322

	1 988	103	336	92	1 457

Future finance lease obligations	96	–	–	–	96

Operating leases	558	105	211	98	144

Purchase obligations(b)	42 677	3 906	6 308	5 130	27 333

Total	45 319	4 114	6 855	5 320	29 030

(a)	These amounts do not include associated future interest payments (see page 34).
(b)	Excludes commitments for capital expenditure and future well costs as at 31 December 2006 of £1 940 million.

programme announced in 2005. Cash flows from financing activities also included a £36 million outflow (2005 £29 million; 2004 £3 million) in respect of dividends paid to minority shareholders. Net interest received amounted to £14 million in 2006 (2005 £25 million paid; 2004 £24 million paid) and includes £17 million (2005 £14 million; 2004 £12 million) arising from the adoption of IFRIC 4 (see below).

FINANCING
Net borrowings (comprising cash, current asset investments, finance leases, currency and interest rate derivative financial instruments and short- and long-term borrowings) were £103 million compared to £30 million as at 31 December 2005 and £1 186 as at 31 December 2004. BG Group has applied IFRIC Interpretation 4 ‘Determining whether an Arrangement contains a Lease’ from 1 January 2006 and concluded that the contract for the provision of capacity at Lake Charles contains a finance lease. Comparative information for 2005 and 2004 has been restated to reflect this arrangement with the effect of an increase in net borrowings of £283 million as at 31 December 2005 and £187 million as at 31 December 2004.

Net borrowings in 2006 of £103 million were broadly in line with the prior year. The decrease in net borrowings in 2005 was mainly due to the significant increase in operating cash flow, proceeds from the disposal of the Group’s interest in the North Caspian Sea PSA and the deconsolidation of GASA and MetroGAS.

As at 31 December 2006, the Group’s share of third-party net borrowings in joint ventures and associates amounted to approximately £400 million (2005 approximately £600 million) and includes gross borrowings of £410 million, which are guaranteed by the Group (2005 £437 million). Including BG Group shareholder loans of £591 million (2005 £550 million), the total Group share of these net borrowings was approximately £1 billion (2005 £1.2 billion). These net borrowings are taken into account in the Group’s share of the net assets in joint ventures and associates, which are accounted for using the equity method.

BG Group shareholders’ funds as at 31 December 2006 were £6 465 million compared with £6 267 million at the beginning of the year.

Details of the maturity, currency and interest rate profile of the Group’s borrowings as at 31 December 2006 are shown in note 20, page 100, and details of the Group’s cash and cash equivalents as at 31 December 2006 are shown in note 18, page 99.

BG Group’s principal borrowing entities are: BG Energy Holdings Limited (BGEH), including wholly owned subsidiary undertakings, the majority of whose borrowings are guaranteed by BGEH (collectively BGEH Borrowers) and Comgas and Gujarat Gas, which conduct their borrowing activities on a stand-alone basis and whose borrowings are made without recourse to other members of the Group.

BGEH is the Group’s principal credit rated entity, with long-term credit ratings of A from Fitch Ratings Limited, A2 from Moody’s Investors Service Ltd and A– from Standard & Poor’s. BGEH has short-term credit ratings of F1 from Fitch Ratings Limited, P-1 from Moody’s Investors Service Ltd and A-2 from Standard & Poor’s as at 3 April 2007.

As at 31 December 2006, BGEH had aggregate committed multicurrency revolving borrowing facilities of US$1 040 million, of which US$520 million matures in 2007 and US$520 million matures in 2009. In addition, BGEH Borrowers had a

Cash generated by operations (£m)

Maturity of 2006 gross borrowings (£m)

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34	Financial review continued

note purchase facility of $65 million expiring in October 2007. There are no restrictions on the application of funds under these facilities, all of which were undrawn as at 31 December 2006.

BGEH Borrowers had a US$1 billion US Commercial Paper Programme, which was unutilised, a US$1 billion Eurocommercial Paper Programme, of which US$961 million was unutilised, and a US$2 billion Euro Medium Term Note Programme, of which US$1 477 million was unutilised. In addition, at 31 December 2006, BGEH had uncommitted multicurrency borrowing facilities of £581 million, overdraft facilities of £60 million and credit facilities of US$ 40 million, all of which were unutilised.

BGEH Borrowers are also lessees under a number of LNG ship charters that constitute finance leases. As at 31 December 2006, the total unutilised facility amounts under these finance leases totalled US$123 million, such amounts being available exclusively to fund the construction of certain LNG vessels.

As at 31 December 2006, Gujarat Gas Company Limited had committed borrowing facilities of Indian Rupees (INR) 780 million (£9 million), all of which were utilised.

As at 31 December 2006, Comgas had committed borrowing facilities of Brazilian Reals (BRL) 1 954 million (£465 million), of which BRL 760 million (£181 million) was unutilised, and uncommitted borrowing facilities of BRL 578 million (£138 million), all of which were unutilised. Some of the borrowings of Comgas have restrictions on their use, being linked to capital projects.

The distribution of the profits of Comgas is restricted under local legislation. Details of these restrictions are shown in note 32, page 127. Distribution of the profits of BG Group’s other subsidiary undertakings is not materially restricted.

It is considered that the borrowing programmes and facilities available to the Group, together with the outlook for cash flow generation, are sufficient to meet current working capital and committed capital expenditure requirements.

DIVIDEND AND RETURN OF CAPITAL TO SHAREHOLDERS
In considering the dividend level, the Board takes account of the outlook for earnings growth, cash flow generation and financial gearing. The Board recommends a final dividend of 4.20 pence per share, bringing the full year dividend to 7.20 pence per share. This represents an increase of 20% compared with 2005, reflecting the strong financial performance in 2006.

It is the intention of the Board to continue to increase the dividend in line with the underlying growth in earnings.

The final dividend will be paid on 25 May 2007 (4 June 2007 in respect of American Depositary Shares (ADSs)).

In February 2007, BG Group announced its intention to return a further £750 million to shareholders through a share repurchase programme, dependent on market and economic conditions.

CONTRACTUAL OBLIGATIONS AND OTHER OFF-BALANCE SHEET ARRANGEMENTS
The table on page 33 shows the Group’s contractual obligation payments by period. The table includes the Group’s borrowings, future finance lease obligations, operating leases, purchase obligations and other long-term liabilities reflected on the balance sheet; these are principally provisions for future decommissioning activities.

Details of the interest rate composition of the Group’s borrowings are provided in note 20, page 100. The effective post-swap interest rates on these borrowings were between 3% and 19% as at 31 December 2006.

BG Group’s purchase obligations largely relate to gas purchases in the Group’s LNG business. These contracts are of a long-term nature, providing assured supply to its portfolio of regasification capacity rights. As at 31 December 2006, these commitments were calculated using a gas price of US$6.00 per mmbtu. Other obligations relate to BG Group’s power plants and pipelines around the world. Obligations in respect of these agreements are also included in the table on page 33.

BG Group also has commitments associated with its pension and post-retirement benefit plans. Expected future benefit payments to 2016 as at 31 December 2006 were £205 million. Aggregate expected contributions for the year ended 31 December 2007 are £61 million, including one-off payments of £24 million. Further details of pension and post-retirement benefit plan obligations are set out in note 29, page 111.

Other contingencies (see note 27, page 108) mainly include the provision of guarantees and indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business.

The Group has no other off-balance sheet arrangements.

The Group proposes to meet its commitments from both the operating cash flows of the business, existing cash and current asset investments and from the money and capital markets, including existing committed lines of credit.

CRITICAL ACCOUNTING POLICIES
BG Group’s Principal Accounting Policies are set out on pages 71 to 73. To apply certain of these policies, management is required to make estimates and assumptions that affect reported profit, assets and liabilities. Actual outcomes could differ from those calculated based on estimates or assumptions.

BG Group believes that the accounting policies associated with exploration expenditure, depreciation, decommissioning, impairments, financial instruments including commodity contracts, and revenue recognition are the critical policies where changes in the estimates and assumptions made could have a significant impact on the consolidated Financial Statements.

One particular estimate that affects most of the International Financial Reporting Standards (IFRS) policies discussed in this section is the estimation of hydrocarbon reserves. The Group’s estimates of reserves of gas and oil are reviewed and, where appropriate, updated quarterly. They are also subject to periodic review by external petroleum engineers. A number of factors impact on the amount of gas and oil reserves, including the available reservoir data, commodity prices and future costs, and the amount is subject to periodic revision as these factors change.

Exploration expenditure
BG Group accounts for exploration expenditure under the ‘successful efforts’ method. The success or failure of each exploration effort is judged on a well-by-well basis as each potential hydrocarbon structure is identified and tested. Certain expenditure, such as licence acquisition and drilling costs, is capitalised within intangible assets pending determination of whether or not proved reserves have been discovered. A review is carried out at least annually and any unsuccessful expenditure is written off to the income statement. Costs that relate directly to the discovery and development of specific gas and oil reserves are capitalised and depreciated over the useful economic lives of those reserves. Certain expenditure that is general in nature, such as geological and geophysical exploration costs, is written off directly to the income statement.

An alternative policy would be the ‘full cost’ method under which all costs associated with exploring for and developing gas and oil reserves within a cost pool are capitalised and written

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BUSINESS REVIEW

35

off against income from subsequent production. While the reported profit under each method will be the same over the total life of the entity, profit is generally recognised earlier under the full cost method.

As at 31 December 2006, BG Group held a balance of £648 million relating to expenditure on unproved gas and oil reserves within intangible assets. Capitalised exploratory well costs included within this total amounted to £243 million. Exploration expenditure written off to the income statement in 2006 was £113 million (2005 £70 million; 2004 £52 million).

Capitalised exploratory well costs held for more than one year relate to offshore and frontier areas where further work is being undertaken on geological and geophysical assessment, development design and commercial arrangements. For additional information on capitalised exploration expenditure within intangible assets, see note 12, page 95.

Depreciation
Exploration and production assets are depreciated using the unit of production method, based on estimates of proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and for facilities.

Management estimates that a 1% change throughout 2006 in the estimation of proved and proved developed reserves associated with producing fields would have changed the 2006 depreciation charge by £5 million. Changes in the estimation of reserves relating to non-producing fields would not have impacted the 2006 depreciation charge.

Decommissioning
Where a legal or constructive obligation has been incurred, decommissioning provisions are recognised in the Financial Statements at the net present value of the future expenditure estimated to be required to settle the Group’s decommissioning obligations. The discount implicit in recognising the decommissioning liability is unwound over the life of the provision and is included in the income statement as a financial item within finance costs. Where a provision gives access to future economic benefits, an asset is recognised and depreciated in accordance with the Group’s depreciation policy. Any changes to estimated costs are dealt with prospectively.

The measurement of decommissioning provisions involves the use of estimates and assumptions such as the discount rate used to determine the net present value of the liability. The estimated cost of decommissioning is based on engineering estimates and reports. In addition, the payment dates of expected decommissioning costs are uncertain and are based on economic assumptions surrounding the useful economic lives of the fields concerned.

On the basis that all other assumptions in the calculation remain the same, a 10% change in the cost estimates used to assess the final decommissioning obligations would result in a change to the decommissioning provision of £31 million as at 31 December 2006. This change would be offset by a change in the value of the associated asset, resulting in no change to the consolidated net assets. The impact on 2007 profit of such a change is estimated to be £7 million (pre-tax), comprising a £6 million change in the depreciation charge and a £1 million change in the unwinding of the provision charge.

Impairments
The Group reviews its assets for impairment if there is an indication that the carrying amount may not be recoverable. Goodwill is subject to an impairment review at least annually, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Impairment reviews compare the carrying value of a cash generating unit (including associated goodwill) with its recoverable amount. The recoverable amount is the higher of the estimated value in use and fair value less costs to sell. Value in use is based on the net present value of estimated future pre-tax cash flows. Impairment reviews may cover all operating segments.

For the purposes of impairment testing, assets may be aggregated into appropriate cash generating units based on considerations including geographical location, the use of common facilities and marketing arrangements.

BG Group uses a range of long-term assumptions to determine the net present value of future cash flows for use in impairment reviews unless, by exception, short-term market assumptions are more appropriate to the asset under review. Particular assumptions that impact the calculations are commodity prices, exchange rates and discount rates. Page 42 includes further detail in relation to commodity prices and exchange rates.

E&P activities form BG Group’s largest business segment, the results of which are sensitive to a number of factors, but particularly to commodity prices.

BG Group performs impairment testing for gas and oil reserves using its proved plus probable reserves estimates, which are based on the Society of Petroleum Engineers definition.

Financial instruments
The Group is exposed to credit risk, interest rate risk, foreign exchange risk and liquidity risk. As part of its business operations, the Group uses derivative financial instruments (derivatives) in order to manage exposure to fluctuations in interest rates and exchange rates. The Group enters into interest rate swaps or forward rate agreements to manage the composition of floating and fixed rate debt. The Group enters into forward exchange and currency swaps to hedge certain foreign currency cash flows and to adjust the currency composition of its assets and liabilities. Certain agreements are combined foreign currency and interest swap transactions, described as cross currency interest rate swaps. The Group’s policy is not to use interest rate and exchange rate derivatives for speculative purposes.

Derivatives are recognised at fair value on the balance sheet.

Certain derivatives are designated as hedges under IAS 39, in line with the Group’s risk management policies. Derivatives used for hedging are measured at fair value, and gains and losses arising from the re-measurement of these derivatives are either recognised in the income statement or deferred in equity, depending on the type of hedge. Any hedge ineffectiveness is recognised immediately in the income statement. Movements in fair value of derivatives not formally included in hedging relationships are recognised in the income statement.

The Group calculates the fair value of medium- and long-term debt and derivatives by using market valuations where available or, where not available, by discounting all future cash flows using the market yield curve at the balance sheet date.

The Group utilises a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices will have on the market value of debt and derivative financial instruments. As at 31 December 2006, the potential change in the fair value of the aggregation of medium- and long-term debt and exchange rate and interest rate derivative instruments, assuming a 10% change in exchange rates, was £120 million (2005 £196 million). The potential change in the fair value of the above, assuming a 10% change in the level of interest rates, was £15 million (2005 £21 million).

Loans held by the Group are measured at amortised cost except where they form

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36	Financial review continued

the underlying transaction in an effective fair value hedge relationship, when the carrying amount is adjusted to reflect the fair value movements associated with the hedged risks. Other financial instruments, such as receivables balances, are measured at amortised cost less any provisions for impairment. Liabilities associated with financial guarantee contracts are initially measured at fair value and re-measured at each balance sheet date.

The hedge accounting requirements under IAS 39 and US GAAP Financial Accounting Standard (FAS) 133, ‘Accounting for Derivative Instruments and Hedging Activities’, are not identical. Certain hedges utilised by the Group’s treasury operations would not qualify as effective hedges under FAS 133 without additional designations and documentation. Accordingly, the Group does not designate any treasury derivatives as hedges under FAS 133, with all movements in fair value of these instruments being recognised in the income statement. The impact on the income statement under US GAAP as a result of this policy is a credit to income of £52 million in 2006.

Commodity instruments
On adoption of IAS 39, BG Group assessed all commodity contracts to determine whether they fell within the scope of the standard at the inception of each contract. Within the ordinary course of business the Group routinely enters into sale and purchase transactions for commodities. The majority of these transactions take the form of contracts that were entered into, and continue to be held for the purpose of receipt or delivery of the commodity, in accordance with the Group’s expected sale, purchase or usage requirements. Such contracts are not within the scope of IAS 39 and, accordingly, are not recognised in the Financial Statements.

Certain short-term contracts for the purchase and subsequent resale of third-party commodities are within the scope of IAS 39 and are recognised on the balance sheet at fair value with movements in fair value recognised in the income statement.

Certain long-term gas contracts operating in the UK gas market have terms within the contract that constitute written options and, accordingly, they fall within the scope of IAS 39. They are recognised on the balance sheet at fair value, with movements in fair value recognised in the income statement. These contracts are also considered derivatives under FAS 133, along with certain other contracts that do not qualify for the ‘normal sale’ exception under US GAAP as their terms were assessed at the date of adoption of FAS 133 rather than the date of inception of the contract. The inclusion of these contracts increased the credit to income under US GAAP by £505 million.

The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical and net-settled forwards, futures, swaps and options. Where these derivatives have been designated under IAS 39 as cash flow hedges of underlying commodity price exposures, certain gains and losses attributable to these instruments are deferred in equity and recognised in the income statement when the underlying hedge transaction occurs.

All other net-settled commodity contracts are measured at fair value with gains and losses taken to the income statement. The Group applies hedge accounting to commodity instruments under FAS 133, when the documentation and effectiveness testing used under IAS 39 satisfies the requirements of FAS 133. The impact on the income statement under US GAAP as a result of this policy is a credit to income of £89 million in 2006.

Gas contracts and related derivatives associated with the physical purchase, storage and resale of third-party gas are presented on a net basis within other operating income.

Revenue recognition
BG Group recognises revenue when the significant risks and rewards of ownership of any goods and services have been transferred.

Revenue associated with exploration and production sales (of crude oil and petroleum products, including natural gas) is recorded when title passes to the customer. Revenue from the production of natural gas and oil in which the Group has an interest with other producers is recognised on the basis of the Group’s working interest and the terms of the relevant production sharing contracts (entitlement method). Differences between production sold and the Group’s share of production are not significant.

Sales of LNG and associated products are recognised when title passes to the customer as the product passes the delivery point at the loading port or the tailgate of the regasification terminal. LNG shipping revenue is recognised over the period of the relevant contract.

Revenue from gas transmission and distribution activities is recognised in the same period in which the related volumes are delivered to the customer.

Power generation revenues are recognised based on the availability status of the power station to produce at a given point in time. Revenue associated with the costs of actual production is recognised whenever power is generated.

All other revenue is recognised when title passes to the customer.

RELATED PARTY TRANSACTIONS
BG Group provides goods and services to and receives goods and services from its joint ventures and associates.

In the year ended 31 December 2006, the Group incurred charges of £448 million (2005 £564 million; 2004 £428 million) and, in turn, received income of £120 million (2005 £122 million; 2004 £94 million) under these arrangements. In addition, the Group provides financing to some of these parties by way of loans. As at 31 December 2006, loans of £591 million (2005 £550 million) were due from joint ventures and associates. These loans are accounted for as part of the Group’s investment in joint ventures and associates and disclosed in note 14, page 97. Interest of £34 million (2005 £21 million; 2004 £16 million) was charged on these loans during the year at interest rates of between 0% and 9.95% (2005 0% and 9.95%) . The maximum debt outstanding during the year was £601 million (2005 £624 million).

During 2006, Comgas received charges relating to trading transactions of £1 million (2005 £1 million; 2004 £1 million) from another shareholder. As at 31 December 2006, £nil was outstanding with this party (2005 £nil).

During the year, there were also a number of transactions between the Company and its subsidiary undertakings that are eliminated on consolidation and therefore not disclosed.

US GAAP RECONCILIATION
The differences between IFRS and US GAAP are set out and described in full in note 31, page 118.

The most substantial difference identified in the US GAAP reconciliation is in respect of certain commodity contracts that are considered derivatives under US GAAP (as described in Commodity Instruments above) and the related deferred tax adjustment.

Other differences include accounting for pension costs, share-based payments, liquidated damages, decommissioning costs, hedge accounting, regulatory balances, goodwill and deferred tax.

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BUSINESS REVIEW

Corporate Responsibility	37

Corporate Responsibility

The way we work: Corporate Responsibility is central to how BG Group delivers its strategy.

2006 in Review

•	The revised Business Principles were launched in April 2006.	•	In October 2006, Goldman Sachs ranked BG Group as the industry leader in environmental, social and governance performance in the oil and gas sector.

•	Lost Time Injury Frequency per million man hours worked improved to 0.36 – our lowest ever figure.

•	Greenhouse gas emissions from operations under BG Group’s control fell by 6% in absolute terms.	•	Our full Corporate Responsibility report for 2006 can be found online at www.bg-group.com/cr

•	The first Group-wide employee survey was carried out in 2006.

For BG Group, Corporate Responsibility (CR) is how the Group works. It is central to how the Group delivers its strategy and is embedded in its business decision-making processes.

This section summarises BG Group’s performance in the four aspects of CR: Conduct, Our people, Society and Environment. More detail can be found in the BG Group 2006 Corporate Responsibility Report, which is published separately.

BG Group has had a statement of principles in place since 1998 and reviews it annually. BG Group’s Business Principles consist of 15 statements of core beliefs and behaviours. The Business Principles, which are mandatory for all employees, are supported by two documents that together comprise the expression of BG Group’s principles: Corporate Commitments provides more detail on the Business Principles, and Principles into Practice provides practical guidance on applying the Business Principles in business life. All these documents can be found at www.bg-group.com/business_principles

CONDUCT
Guiding behaviour
BG Group expects its people to maintain the highest standards, both in how they work together and how they deal with partners, contractors, customers and the general public.

In 2006, Goldman Sachs’ annual ranking of oil and gas companies against their environmental, social and governance performance placed BG Group as the best performer in the sector.

Employee awareness
Revised Business Principles were launched in April 2006 with a communications campaign. A number of supporting documents were published to provide additional employee guidance, including Guidance on Human Rights and the Community Relations Toolbox.

BG Group has incorporated ethics workshops into its key business training programmes. These programmes ran throughout the year. Issues consistently raised by employees include how the Business Principles shape strategy and impact major investment decisions.

In 2007, BG Group plans to revise Business Principles training, including awareness workshops and online training.

Sustainable development
Oil and gas reserves are often located in regions facing severe developmental challenges. The opportunity that extractive companies have to add sustainable and lasting value to local and national economies is gaining greater attention.

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38	Corporate Responsibility continued

Employees by location

Average in 2006

Employees by Region As at 31 December 2006

Lost time injury frequency per million hours worked

BG Group’s contribution to host economies is through its core business. As an investor in these economies, the Group pays taxes, places contracts with local suppliers and creates jobs, but the impact of BG Group’s presence is more complex and far reaching than this. In 2006, as part of a new approach to sustainable development, the Group moved to a more integrated and in-depth approach to assessing its true value to local economies. BG Group has contracted two independent institutes to carry out research on its behalf, to gain a better understanding of the economic impacts of operations. Where appropriate the lessons learnt will be integrated into how the business is managed to minimise any negative impacts and maximise BG Group’s contribution to sustainable development.

BG Group continues to support the Extractive Industries Transparency Initiative (EITI) as it becomes the international standard for revenue management within the extractive industry, and will continue to comply with national regulations and policies related to revenue disclosure.

Governance and compliance
The Board of BG Group established a Corporate Responsibility Committee in 2005. Its responsibilities are set out in the report on corporate governance on pages 45 to 69.

During 2006 the Group’s Whistleblowing policy was the subject of a comprehensive review which included a comparison with peer organisations. As a result, changes to the ownership, oversight and structure of the policy and supporting processes were implemented during 2006 and awareness of the policy has been raised. Responsibility for investigating whistleblowing reports, allegations of fraud and breaches of Business Principles was brought together under the control of the General Counsel. During 2007 the policy will be re-launched with a particular emphasis on implementation within the different local cultures in which BG Group operates.

During the year, BG Group issued a Group-wide Anti-Corruption Standard, together with an awareness-raising campaign in its key businesses. Advanced anti-fraud training was also provided to assist fraud officers at a two-day fraud workshop held in the UK. This training was provided by KPMG and Control Risks Group.

In addition to external review of the BG Group Corporate Responsibility Report, Good Corporation have provided assurance in respect of two of our assets.

The total number of whistleblowing and fraud cases during 2006 was 31 (24 whistleblowing, 7 fraud). We found evidence of fraud in six cases and four employees were dismissed. None of the reported fraud cases were material – the amounts involved ranged from £116 to £3 300. None of the whistleblowing or fraud cases constituted significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and did not involve management or employees who had a significant role in the Group’s internal control over financial reporting.

In February 2007, the Brindisi LNG regasification terminal site was seized in connection with a criminal investigation by Italian authorities into allegations of improper conduct related to the authorisation process. Further details of this matter are contained in the Directors’ report – Significant events subsequent to 31 December 2006 (page 56).

Investor dialogue
In 2006, a presentation and discussion session with the Socially Responsible Investor community was held, led by the Regional Managing Director for BG Group’s Mediterranean Basin and Africa region. Particular focus was brought to bear on transparency and on BG Group’s entry into new countries.

Shareholders and analysts can access reports and presentations from the Group website. In addition, BG Group maintains an active programme of engagement with its major shareholders on Corporate Responsibility issues, including face-to-face meetings with analysts and written responses to surveys.

The Group continues to be a member of the FTSE4Good index and Dow Jones Sustainability Indexes.

OUR PEOPLE
BG Group recognises its responsibility to develop its people and encourages all employees to reach their potential. During 2006 BG Group employed an average of 4 665 people, of whom 3 030 were employed outside the UK. 85 non-UK / USA nationals are employed in roles outside their home country, in line with the Group’s aims of developing staff and sharing knowledge between assets. The policy of localising management roles continues.

BG Group recruited 701 people in 2006, including 58 on the international graduate scheme from 10 different countries.

BG Group’s first Group-wide employee survey was carried out in 2006. The survey was designed to gauge views on a range of issues including leadership, HSSE, levels of reward, personal development and working culture. In order to ensure anonymity, and to compare ourselves with other organisations, we engaged an independent company to run the survey on our behalf. A summary of the findings can be found in the Corporate Responsibility Report.

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In 2006, BG Group launched a business simulation development programme designed to introduce managers to the complexity of decisions required to grow the business. Governance and business ethics are integral to the simulation. In 2006, over 200 employees from 16 countries attended.

Safety
BG Group has a strong record of continuous safety improvement. In 2006, the lost time injury frequency per million hours worked for employees and contractors fell to 0.36 –the Group’s lowest ever figure – but BG Group’s ultimate goal remains zero injuries.

However, there was one fatality in 2006, when a firefighter in Kazakhstan was fatally injured by a reversing fire engine.

A review of the causes and implications of this fatality was completed and lessons learned communicated for action across all of our businesses.

BG Group’s STEP UP safety initiative has had a clear impact across the Group since its launch. Over 95% of employees and long-term contractors have now been trained in safety intervention, raising their safety awareness and giving them the skills and tools to intervene every time they observe unsafe behaviour.

Health
BG Group work situations include both operational and office environments. Occupational health thus covers a wide range of issues, from display screen equipment to manual handling and noise pollution.

BG Group monitors and responds to global health issues that may effect its workforce. In 2006, these included the threats of pandemic flu, stress and HIV/AIDS.

In 2006, 4% of the UK-based workforce used BG Group’s employee assistance programme, which provides independent, confidential support and advice, anonymously if required.

Security
BG Group’s most important security objective remains the personal security of its employees and contractors. The Group also seeks to protect its physical assets, data and reputation. New and challenging locations mean a constant review of security procedures.

In 2006, BG Group identified the need for practical security training for staff and their families in some locations. Training began in 2006 and will be fully rolled out in 2007. All employees travelling internationally attend regular security briefings. In countries considered to be high risk, travel security plans are put in place.

Corporate Responsibility case study Keeping the gas on in India

Over a space of seven days in August, Surat city in Gujarat state experienced severe flooding when the Tapti river burst its banks and engulfed 90% of the city. Parts of the city were submerged in 22 feet of water.

Gujarat Gas Company Ltd (GGCL), in which BG Group owns a 65.12% controlling stake, is the major natural gas distributor in Gujarat. With flooding levels reaching 15 feet at GGCL’s offices, GGCL engineers continued to attend to the numerous gas escapes caused by the force of the water during the flooding.

GGCL was the only public utility service to continue operations during the flood, providing a vital service that enabled city residents to boil water for cooking and hygiene needs.

“The people, trade & industry and the members of the Chamber join me in congratulating you on the outstanding performance of your staff and officers during the unprecedented and devastating floods that shook the backbone of the industrial hub of Gujarat.” The Southern Gujarat Chamber of Commerce & Industry

SOCIETY
Community relations
BG Group recognises that ensuring a positive relationship with local communities is key for both its reputation and its commercial success.

During the year BG Group developed the Community Relations Toolbox, a practical manual for use by all BG Group staff when dealing with issues that effect the local community. Training and knowledge sharing between community relations specialists was enhanced.

Human rights
BG Group’s support for human rights is based on recognition of the principles in the Universal Declaration of Human Rights and core International Labour Organisation conventions on equality, freedom of association and abolition of forced and child labour.

The Group’s ability to safeguard human rights is related to the degree of control it is able to exert. Within its operations, BG Group protects the human rights of employees through policies which cover equal opportunity and non-discrimination, security and labour standards. All major contractors agree to apply BG Group or equivalent business principles, including the commitment to human rights. During 2007, BG Group will launch a project with contractors to make sure that its supply chain does not include forced labour, child exploitation or ill treatment of workers.

BG Group’s Policy on Human Rights was revised and re-issued in 2006 and guidance was made available to all BG Group businesses. Human rights training was provided to corporate affairs managers from across the Group and is available to all managers operating in high-risk environments.

Social investment
BG Group works with local communities to ensure that they benefit from our presence on an enduring basis. Our social investment programmes arise from our community engagement process, and follow the Group theme of providing opportunities and skills for development. BG Group social investment projects focus on long-term sustainability combined with meeting the Group’s business objectives.

In 2006, BG Group spent a total of £4.2 million on voluntary social investment (2005 £3.6 million).

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Business Review
40	Corporate Responsibility continued

Voluntary contributions to social and educational projects (£m)

Greenhouse gas emissions from BG Group-operated facilities (million tonnes carbon dioxide equivalent)

(a)	Based on revised data not available at the time of production of the BG Group 2005 Annual Report and Accounts, which quoted 6.4 million tonnes per annum.

Employee involvement
BG Group supports the involvement of employees in charity and community organisations. The Group donates staff time to organised volunteering schemes, and operates a Group-wide matched funding scheme for employees who raise money for charity.

The BG Energy Challenge series of team building events has now grown to include seven countries. These fundraising events, involving intellectual and physical challenges, have now raised over £2.5 million for charities worldwide since 1996.

ENVIRONMENT
BG Group’s business growth brings with it opportunities for environmental improvement as well as challenges in managing environmental impact. A major benefit from BG Group’s core business is the substitution of gas for coal or oil where the result can be a net benefit in terms of reduced greenhouse gas (GHG) emissions and improved air quality.

On the other hand, as the business grows so – potentially – does the environmental footprint. BG Group’s aim is to reduce the footprint growth to a practicable minimum. BG Group’s Business Principles define the values by which the Group conducts its business, not only in an environmentally responsible manner but also recognising that BG Group has a positive role to play in environmental protection.

The corporate HSSE management system and standards have been updated to support the Business Principles during 2006. Standards on air and water quality, GHG management, biodiversity and resource management have been introduced. During the year, BG Group developed a tool that defines the requirements for environmental, community and community health management at each stage in the opportunity life cycle. This tool helps with the early identification and analysis of options to reduce risks and enhance benefits, and sits within the standard business management framework.

BG Group environmental requirements are implemented at operational level via environmental management systems of international standard. Of BG Group major operated assets, 83% have been certified to the international environmental management standard ISO 14001. Of the certified assets, 100% have achieved the upgrade to the new ISO 14001 (2004) standard.

In recognition of the evolving challenge of climate change, during 2006 BG Group launched an Enhanced Greenhouse Gas Management Programme. This programme is designed to reduce GHG emissions from existing operations over time to a practicable minimum, and to achieve this in new project design. The Group conducted detailed reviews in all operated assets to establish the potential for GHG reduction. Feasible reduction options will be developed and implemented during 2007 and beyond. A methodology has also been developed to account for net emission reductions that result from the displacement of other fuels by gas. This will be rolled out further across the business in 2007.

In 2006, operations under BG Group’s control emitted six million tonnes of carbon dioxide equivalent (comprising carbon dioxide and methane). This is a decrease of 6% in absolute emissions compared to 2005. The decrease was associated with reduced drilling activity in Egypt and a reduction in flaring in Kazakhstan. Total operated emissions per unit of throughput of oil and gas decreased by 5% as the fall in emissions was greater than the change in energy throughput.

Equity share emissions from BG Group operated and non-operated activities rose by 8% to 11.7 million tonnes of carbon dioxide equivalent. The main reasons for the increase was the growth of our LNG businesses in Trinidad and Tobago and in Egypt. Total equity share emissions per unit of throughput decreased by 1%.

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BUSINESS REVIEW

Risk factors	41

Outlined below is a description of the principal risk factors that may affect BG Group’s business. Not all these factors are within the Group’s control. Other factors besides those listed below may also adversely affect the Group. Actions being taken by management to mitigate some of these risks are identified where appropriate. The risk factors should be considered in conjunction with the cautionary note to shareholders in relation to forward-looking statements set out on page 153.

PORTFOLIO
BG Group has a global portfolio of assets and opportunities across its business segments. Failure to manage this portfolio effectively could have a material impact on the Group’s business. The Group conducts regular reviews of its portfolio balance, as appropriate, looking at numerous factors including segmental weighting, geographical weighting, political risk, and gas/oil mix. Nevertheless, the Group may still be exposed to risk factors such as shifts in the demand for different hydrocarbon products as sources of energy, adverse changes in the business environment, increased taxes and governmental regulation. Inability to leverage its market position and skills to access upstream reserves can also have material impact on the Group’s strategy in the long-term.

POLITICAL CLIMATE
The success of the Group depends in part upon understanding and managing the political, economic and market conditions in the many diverse economies around the world in which it does business. Specific country risks that could have an effect on BG Group’s business and reputation include: volatility of national currencies; unexpected changes in local laws, regulations and standards; aggressive re-interpretation of existing tax laws; regional and governmental instability; government intervention in licence awards; increased royalty payments or taxes mandated by governments; expropriation of assets; cancellation, variation or breach of contractual rights; and political obstacles to key project delivery.

In addition, some of the countries where the Group has a presence may be subject to certain international sanctions. The Group does not believe that the enforcement of such sanctions would have a material effect on its financial performance in respect of its operations or projects in these countries. However, the Group cannot predict the interpretation or the implementation policy of governments with respect to such sanctions and the consequential impact on the Group’s business.

EXPLORATION AND NEW VENTURES
BG Group’s future gas and oil production is highly dependent upon finding, acquiring and developing new reserves. In general, the rate of production from natural gas and oil reservoirs declines as reserves are depleted. The Group needs to replace these depleted reserves with new proved reserves cost-effectively and on a consistent basis. This could be affected by a number of factors including: barriers to gaining new exploration acreage; inaccurate interpretation of geological and engineering data; unexpected drilling conditions or equipment failure; and disruptions to the successful implementation of the drilling programme.

Across the world there is strong demand for Exploration and Production resources. Increased demand for drilling rigs, skilled personnel, contractors, materials and supplies may intensify competition for these limited resources, making economic exploration more difficult.

LNG is an increasingly important element of the Group’s business, and growth in this area is dependent upon the level of success it achieves in connecting competitively priced gas to high value markets. This could be affected by factors such as: barriers to the purchase or development of LNG projects; environmental, permitting or other planning restrictions; and the global demand for LNG.

PRE-SANCTION
Following the creation of exploration or new venture/project opportunities, certain activities are performed before an investment decision or ‘sanction’ is made by management. These activities include commercialisation, feasibility studies, concept selection and definition. There are a number of risks during the pre-sanction phases, including engineering, commercial and regulatory risks.

The principal engineering-related risk prior to sanction is failure to undertake adequate front-end engineering design work during the pre-sanction phase to enable a sufficiently accurate assessment of the project schedule and cost. Failure to consider the full range of potential development options and select the most suitable concept based on full ‘life cycle’ understanding of the project can expose projects to additional risk and cost.

The principal commercial risks during the pre-sanction phase are the completion of appropriate long-term commercial agreements or frameworks and the development of an appropriate procurement and project management strategy. If the Group is not successful in securing appropriate long-term commercial agreements, it may be unable to commercialise its reserves and this may have a material effect on the Group’s medium- to long-term cash flow and income. If the Group fails to adopt an appropriate procurement and project management strategy, it may experience delays to project schedule and cost. Gas-related projects often require a chain of commercial agreements, frequently amongst different parties. Failure to complete this chain or to apportion risks appropriately prior to project sanction can leave projects exposed to commercial risks that could affect the project economics.

Principal regulatory risks during the pre-sanction phase are the negotiation of appropriate agreements where required with host governments, and gaining applicable permits, licences or approvals. If the Group is not successful in these regulatory negotiations, it may be unable to commercialise its reserves, affecting the Group’s medium- to long-term cash flow and income.

PROJECT DELIVERY
BG Group’s future gas and oil production is to a significant extent dependent upon the successful completion of development projects within budget, cost and specifications. The delivery of these projects is subject to HSSE, technical, commercial, legal, contractor and economic risks. Development projects may be delayed or unsuccessful for many reasons, including: cost and time overruns of projects under construction; failure to comply with legal and regulatory requirements; equipment shortages; availability, competence and capability of human resources and contractors; unscheduled outages; mechanical and technical difficulties; and gas pipeline system constraints.

Projects may also require the use of new and advanced technologies, which can be expensive to develop, purchase and implement and may not function as expected.

OPERATIONS
Following the completion of the project development phase and the asset being brought into operations, BG Group’s revenues are dependent upon the performance of its operating facilities.

The integrity of the Group’s assets can be affected by a number of factors including unplanned shutdowns and equipment failure. Failure to have common, robust systems and processes in place across the Group may adversely impact plant availability, production volumes and ultimately cash flow. Failure to have good asset integrity and process safety

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Business Review
42	Risk factors continued

practices could result in a safety or environmental incident.

Business activities conducted by the Group are often conducted with Joint Venture partners and some assets are under the day-to-day management of these partners and may therefore be subject to risks that are outside the control of the Group. The location of some of the Group’s operations may expose them to natural hazards such as hurricanes, flooding and earthquakes, each of which could materially impact the Group’s ability to deliver its products or services.

Individual segments of the Group’s activities are subject to specific operational and production risks. In the E&P segment, failure to adopt the correct reservoir and well management strategy could adversely affect the ultimate reserves recovery from the field and, consequently, reduce long-term Group profitability and cash flow. Failure to manage effectively the global LNG chain, including shipping capacity and movements, port schedules, lifting and delivery timetables and the related impact of weather conditions, may lead to market opportunities being missed, penalty payments or other factors adversely affecting the Group’s financial performance. The successful management of daily supply and demand across the Group’s T&D assets is critical to ensure consumers’ supplies are secure. If these risks materialise, the Group may not meet its HSSE targets, output levels or unit operating costs. These factors may have a material impact on the Group’s reputation, profitability and cash flow.

COMMERCIAL
E&P operations are typically conducted under licences granted to BG Group and its partners (collectively the Contractors) by the state or national government or by entry into a Production Sharing Contract (PSC) between the Contractors and the state or national government (generally represented by a state-owned company). The terms and conditions of the licences and PSCs vary from country to country.

Licences give the Contractors the right to explore for, and exploit a discovery of, hydrocarbon resources whilst bearing the risk of, and providing funding for, the exploration, development and production activities. The Contractors are in principle entitled to production and agree to remit to the state (which remains the owner of the subsoil hydrocarbon resources) a production-based royalty and income tax and, possibly, other taxes that may apply under local tax legislation. In addition, Contractors will enter into an operating agreement among themselves that normally provides for the rights and liabilities of each Contractor to be borne in proportion to its participating interest in the E&P operation. However, licences granted by a state generally require Contractors to be jointly and severally liable, which means that the Group may be at risk for liabilities to host states if its partners fail to perform their contractual obligations or deliver their share of the E&P operations.

A PSC will set out the rules governing the co-operation between the Contractors and the host state. The Contractors usually bear the risk of funding the E&P operations, although the state company may participate in the funding of the development. Under the terms set out in the PSC, the Contractors recover their costs from the future production revenues and, in exchange for the risk of the investment, enjoy a share of the excess production revenues.

COMPETITION
Across the world there is strong competition in the energy sector. As a global business, BG Group faces increasing competition from both the National Oil Companies (NOCs), which control a substantial percentage of the world’s reserves, and the International Oil Companies (IOCs). This competition could make securing access to acreage and reserves more challenging.

The Group also competes with other forms of energy available to consumers. Policies and regulations at the international level to tackle climate change will increasingly affect the business environment, presenting new challenges. Changes in the usage of alternative sources of energy such as renewables, liquid bio-fuels, hydroelectric power and nuclear power may have an impact on the Group’s ability to maintain market position. Failure to adequately analyse, understand or respond to the competitive environment could have an impact on the Group’s financial position.

COMMODITY PRICES
BG Group’s results are sensitive to crude oil and natural gas prices, which are volatile, dependent on shifts in world supply and demand, policies of the Organization of the Petroleum Exporting Countries (OPEC), the prices of other hydrocarbon products and the general economic and political climate. In 2006, part of the Group’s upstream revenues were partially indexed to international oil and hydrocarbon product prices. The Group’s exposure to short-term changes in commodity prices is mitigated by the predominance of gas in its portfolio and the use of long-term gas contracts, which are not directly or immediately linked to short-term changes in commodity prices.

The Group’s exposure to commodity prices also varies according to a number of factors, including the mix of production and sales. Management estimates that, other factors being constant, a US$1.00 rise (or fall) in the Brent oil price would increase (or decrease) operating profit in 2007 by around £40 million to £50 million.

Over the medium term, the Group’s financial position could also be indirectly affected by commodity prices. Commodity price increases can cause supply or capacity constraints in areas such as specialist staff, construction or operations. This in turn can create cost pressure on BG Group’s operating and capital costs, which affect ongoing financial performance.

The Group does not, as a matter of course, hedge all commodity prices, but may hedge certain gas and oil revenue streams from time to time. The Group uses forward commodity contracts, including forward derivative and option contracts, to partially offset the exposure of certain of its forecast oil and gas revenues to commodity price variations. In marketing its gas supply portfolio, the Group undertakes commodity hedging and trading activities. The fair value of the Group’s commodity derivative contracts is calculated using forward price curves for the relevant commodity. The potential change in exposure to fluctuations in natural gas sales prices is mitigated within certain LNG purchase contracts as the gas suppliers share price risk with BG Group. The exposure is further managed using a combination of natural gas futures contracts, financial and physical forward-based contracts and swap contracts.

EXCHANGE RATE
The Group’s cash flow, income statement and balance sheet are reported in pounds Sterling and may be significantly affected by fluctuations in exchange rates. A substantial proportion of the Group’s business activity is conducted in US Dollars and the Group holds substantial US Dollar-denominated assets. The Group mitigates its exposure to its holding of US Dollar-denominated assets by borrowing in, or swapping the majority of its borrowing into US Dollars. In general, the Group does not hedge US Dollar-denominated transactions, although it may do so for specific transactions, as authorised by the Finance Committee. BG Group estimates that in 2007, other factors being constant, a 10 cent strengthening (or weakening) in the US Dollar against pound Sterling, would increase (or decrease) operating profit by approximately £140 million to £160 million. The Group’s net balance sheet exposure to currencies other than the US Dollar or pound Sterling, primarily exposure to the

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BUSINESS REVIEW

43

Brazilian Real, is managed on a case-by-case basis. The Group mitigates its exposure to transactions in currencies other than pounds Sterling or US Dollars by hedging certain expected cash flows into pounds Sterling or US Dollars. Subsidiary undertakings that borrow without recourse to the Group are generally required to borrow in, or swap borrowing into, their respective functional currency.

FINANCING
The Group’s financing costs may be significantly affected by interest rate volatility. The Group is also exposed to liquidity risks, including risks associated with refinancing borrowings as they mature, the risk that borrowing facilities are not available to meet cash requirements and the risk that financial assets cannot readily be converted to cash without loss of value. Failure to manage financing risks could have a material impact on the Group’s cash flow, balance sheet and financial position.

The Group’s interest rate management policy requires that the interest rate obligations of BGEH Borrowers (as defined on page 33) be substantially floating, and sets limits on the maximum amount of fixed rate exposure from time to time.

The Group manages liquidity risk by maintaining adequate committed borrowing facilities and holding its financial assets primarily in short-term, highly liquid investments that are readily convertible to known amounts of cash. Refinancing risk is managed by limiting the amount of borrowing that matures within any specific period.

CREDIT
BG Group is exposed to credit risks, being the loss that would be recognised if counterparties failed to, or were unable to, meet their payment obligations. These risks may arise in certain agreements in relation to amounts owed for physical product sales, the use of derivative instruments and the investment of surplus cash balances. The Group is also exposed to country risk event, causing non payment of foreign currency obligations to BG Group.

The Group Executive Committee has approved a Governance framework for credit risk. Oversight responsibility is placed with the Energy Trading and Credit Risk Committee (ETCRC), which approves policies for Treasury transactions, trading credit risk and the credit approval for specific commercial and investment decisions.

The Group considers each counterparty’s financial condition prior to entering into commercial contracts, trading sales agreements, swaps, futures and options contracts. Credit exposures are monitored for individual transaction and concentration risk. Where multiple transactions are undertaken with a single counterparty, or group of related counterparties, the Group may enter into a netting arrangement to reduce the Group’s exposure to credit risk. Currently the Group makes wide use of standard International Swaps and Derivative Association (ISDA) documentation for financial transactions. This provides netting of transactions covered by the specific ISDA documentation. For physical commodity trading, BG Group seeks to put in place bespoke master netting agreements or European Federation of Energy Traders (EFET), North American Energy Standards Board (NAESB) and National Balancing Point (NBP) agreements, as appropriate.

HEALTH, SAFETY, SECURITY &
ENVIRONMENT (HSSE)
A major HSSE incident could result in injury or loss of life, damage to the environment or destruction of facilities, each of which could have a material impact on BG Group.

BG Group recognises that the protection of the health and safety of its employees and others affected by its operations is an essential element in delivering business performance, as are the security of physical and intellectual assets and the protection of the natural environment.

Policies and measures at the international and national level to tackle climate change will increasingly affect business conditions, presenting environmental and regulatory risks. Similarly, measures to tackle loss of biodiversity will start to present risks to gaining access to oil and gas resources in areas deemed to be biologically sensitive.

The increased threats from international terrorism and violent crime could also interrupt the Group’s operations to a material extent.

INSURANCE
A comprehensive insurance programme is maintained to mitigate significant losses, which, as is consistent with good industry practice, includes cover for physical damage, removal of debris, control of wells, re-drill, pollution and employer’s and third-party liabilities. Nevertheless, some of the major risks involved in BG Group’s activities cannot, or may not, reasonably and economically be insured.

The programme is subject to certain limits, deductibles, and terms and conditions. In addition, insurance premium costs are subject to changes based on the overall loss experience of the insurance markets accessed.

REGULATION
BG Group’s business activities are conducted in many different countries and are therefore subject to a broad range of legislation and regulation.

BG Group faces value erosion if the conditions attached to licences, which govern operations, are not properly managed or delivered. In addition, future growth of assets may be affected if required regulatory authorisations are not obtained.

The Group’s T&D companies mainly operate under a form of licence or concession agreement awarded by the state or national government. Normally, the tariff that gas customers are charged is determined by the regulator and reviewed periodically in line with licence terms and conditions. The Group may be at risk of unfavourable tariff reviews, which may have an impact on T&D income and growth.

The Group’s LNG and gas marketing activities also operate within market rules set down by the respective regulator. Typically these regulations evolve over time. The Group faces value erosion if it does not respond to changes in these market rules and ensure compliance.

Many of the countries in which the Group conducts, and expects to conduct, business have recently developed, or are in the process of developing, new regulatory and legal structures. These regulatory and legal structures, and their interpretation and application by administrative agencies, may be specific to a given market and untested. BG Group may be offered the opportunity to help shape suitable regulations but with no guarantee that its voice will be heard. Regulatory frameworks will continue to evolve as markets mature and this will also affect the Group.

Any changes in the regulatory climate in which the Group operates may potentially have a material impact on the Group’s business. Failure to meet regulatory requirements may have a material effect on the Group’s reputation and expose the Group to financial penalties.

STAKEHOLDER ENGAGEMENT
A number of stakeholders (including employees, investors, governments, civil society groups, non-governmental organisations and those living in local communities affected by BG Group’s operations) have legitimate interests in the Group’s business. The Group’s reputation and/or share price could suffer due to inappropriate or inadequate engagement with stakeholders, including, for example: failure to communicate

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Business review
44	Risk factors continued

consistent or co-ordinated messages to key stakeholders; failure to provide adequate explanations if performance targets are not met or if performance is perceived as poor against competitors; and inadequate responses to any crisis or a major HSSE incident.

PEOPLE RESOURCES
BG Group’s performance, and its ability to mitigate those risk factors within its control, depend on the skills and efforts of its employees and management teams. Future success will depend to a large extent on the Group’s continued ability to attract, retain, motivate and organise its highly skilled and qualified personnel.

If the Group loses the services of key people, or is unable to attract and retain employees with the right capabilities and experience, it could have a material effect on the Group’s business and operations.

CORPORATE RESPONSIBILITY (CR)
BG Group defines CR as the practical application of the Group’s Business Principles (see Corporate Responsibility on page 37 for further information). CR risk occurs if any part of the business fails to implement the Business Principles. Each of the following risks could affect the Group’s ability to deliver projects on time and within budget: failure to consider environmental impacts, social consequences and human rights in investment decisions, project planning and operational management; failure to identify stakeholder expectations; and the ineffective implementation of anti-corruption policies.

BRINDISI LNG TERMINAL INVESTIGATIONS
On 12 February 2007, the Court of Brindisi, Italy, announced that it was pursuing a criminal investigation against certain current and former employees and consultants of BG Group and BG Italia S.p.A (BG Italia), a wholly owned subsidiary of BG Group, as well as against BG Italia itself. The investigation is in connection with alleged improper inducements, including payments to, and promises to award construction and other contracts related to the Brindisi project to a consortium of companies associated with, a public official in order to improperly influence the granting of certain authorisations required to construct and operate the Brindisi LNG regasification terminal. BG Group takes these allegations extremely seriously and, although no charges have been brought, BG Group instigated an independent internal investigation conducted by Debevoise & Plimpton LLP, a New York law firm, reporting to the Audit Committee. For a description of the criminal investigation and BG Group’s own internal investigation, and other matters relating to the construction of the Brindisi terminal, see the Directors’ report, (page 56).

The Italian authorities’ criminal investigation is ongoing. As a result, no determination can yet be made regarding whether BG Group’s Italian subsidiaries and/or BG Group and/or any of their respective employees and/or directors and/or consultants may be subject to any criminal and/or civil actions by courts and/or government authorities. Nor is it possible to predict whether there might be additional investigations by the Italian or other government authorities resulting from the circumstances surrounding the current investigations that could result in such actions. It is also not possible to predict whether the current or any additional government or other investigations might expand beyond the scope of the current allegations either in Italy or in other jurisdictions where BG Group operates.

If there is a determination by any authority that violations of law have occurred, including violations of Italy’s anti-corruption statute, Legislative Decree No. 231/2001, applicable UK anti-corruption legislation or the US Foreign Corrupt Practices Act, any such authority may take actions against BG Group and/or its subsidiaries and/or their respective employees and/or directors and/or consultants. These actions could include criminal and civil fines, penalties, the revocation of authorisations or other restrictions. Injunctive sanctions could also be imposed which might include bans on contracting with Italian public entities, or obtaining additional authorisations, licences or concessions or an order preventing BG Italia from conducting its business, which could result in a shutdown of the Brindisi LNG project for time periods ranging from three months to two years. The potential impact of any such injunctive sanctions on BG Italia’s businesses in Italy other than the Brindisi LNG project is unclear and would depend on the specific terms of any injunctive order that may be issued. In addition, BG Group and/or its subsidiaries could be required to modify their business practices and compliance programmes.

The Brindisi LNG terminal site is currently seized by the Italian government authorities in relation to the criminal investigation. BG Group has temporarily suspended construction at the site and is actively pursuing the release of the site in the Italian courts. It is not possible at this time to predict with any certainty when the seizure order will be lifted.

In February 2007, the Italian Ministry of Economic Development issued a notice convening a new preliminary Conference of Services (a body representing national, regional and local authorities) in order to consider whether the original authorisation process for the Brindisi project was compliant with Italian and EC legal requirements relating to environmental impact assessments and public consultation procedures. In addition, in March 2007, the European Commission formally asked the Italian government to comment on whether the process for granting the original authorisation complied with these EC law requirements. The Italian government has two months to respond. These matters may result in the convening of another Conference of Services or other actions by the Italian authorities to consider whether to suspend and/or revoke the original authorisation and/or to require an environmental impact assessment and/or public consultation to be carried out. BG Group is taking and intends to take appropriate action to defend its interests. However, it is uncertain at this time what the outcome of the Conference of Services or such other action will be and, what actions if any, the Italian Ministry of Economic Development or other authorities may take in response to that outcome.

In addition, there are also certain longstanding unrelated administrative court proceedings associated with the Brindisi project, adverse results of which could deny BG Group access to the Brindisi LNG terminal site pending the outcome of legal appeals.

Although BG Group continues to target first LNG deliveries to the Brindisi terminal in 2010, any of the matters referred to above might result in a delay to the start up date, or abandonment, of the project.

An adverse outcome of the investigation or other matters referred to above could also result in third party claims. Furthermore, any such adverse outcome could harm BG Group’s business and reputation and adversely impact the Group’s results of operations, cash flows and financial condition. Moreover, detecting, investigating and resolving such matters could be expensive and consume significant time, attention and resources of BG Group management.

Further details of these matters are contained in the Directors’ report –significant events subsequent to 31 December 2006 (page 56).

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CORPORATE GOVERNANCE

Corporate governance
Governance framework	45

Governance framework

Effective governance is at the core of BG Group’s ability to operate successfully in the global business environment.

Overview

BG Group has an established Governance framework that is overseen by the Board of Directors, which is responsible to BG Group shareholders. The framework is made up of three elements:

•	Organisation and Structure;

•	Internal Control Framework; and

•	Independent Assurance processes.

BG Group Governance framework

The Board of Directors of BG Group is committed to the highest standards of corporate governance, which it believes are critical to business integrity and performance, and to maintaining investor confidence.

The Governance framework complements the beliefs and behaviours as set out in the BG Group Business Principles, details of which can be found on page 37.

The Company’s shares are listed on both the London and New York stock exchanges. This report explains how the Governance framework is structured and implemented across the Group in support of the statements by the Board of Directors that the Company complies with applicable UK and US corporate governance requirements.

STATEMENTS OF COMPLIANCE
UK Combined Code
As a UK listed company, BG Group is required to state whether it has complied with the provisions set out in Section 1 of the UK Financial Reporting Council’s Combined Code on Corporate Governance (the Combined Code) throughout 2006 and, where the provisions have not been complied with, to provide an explanation. BG Group is also required to explain how it has applied the principles set out in Section 1 of the Combined Code relating to Directors, their remuneration, accountability and audit, and relations with shareholders.

The Directors consider that, without exception, the Company has complied with the provisions set out in Section 1 of the Combined Code throughout the year ended 31 December 2006.

The Financial Reporting Council published revisions to the Combined Code in June 2006 that come into effect during 2007. The Board has applied the principles of the revised Combined Code in advance of its effective date.

NYSE Corporate Governance Rules
The Company’s American Depositary Shares are listed on the New York Stock Exchange (NYSE) and the Company is, therefore, subject to the rules of the NYSE as well as US securities laws and the rules of the US Securities and Exchange Commission (SEC) as those rules and laws apply to non-US companies. The NYSE requires US companies listed on the exchange to comply with its corporate governance rules, but non-US companies, such as BG Group, are exempt from most of these rules. However, BG Group is required to disclose a summary of any significant ways in which the corporate governance practices it follows differ from those required by the NYSE for US companies.

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Corporate governance
46	Governance framework continued

Matters reserved to the Board

1	Approval of the Group vision, values and overall Governance framework.

2	Approval of the Company’s Annual Report and Accounts, Remuneration report and Quarterly Financial Statements.

3	Approval of any interim dividend and recommendation of the final dividend.

4	Approval of Group financial policy.

5	Approval of material capital projects, investments, acquisitions and disposals by any Group company.

6	Approval of the Company’s long-term finance plan and annual capital and revenue budget.

7	Approval of any significant change in Group accounting policies or practices.

8	Approval of all circulars, listing particulars, resolutions and corresponding documentation sent to shareholders.

9	Approval of changes in the capital structure of the Company or its status as a plc and, in particular, the issue or allotment of shares in the Company otherwise than pursuant to Company-approved employee share schemes.

10	Approval of material changes to the Company’s pension schemes rules, any change of Trustee, or material changes to funding and management arrangements.

11	Appointment, re-appointment and removal of the Chairman and Directors and the recommendation to shareholders of their election or re-election under the Articles of Association; the appointment and removal of the Company Secretary.

12	Approval of the division of responsibilities between the Chairman and Chief Executive.

13	Establishing committees of the Board, approving their terms of reference (including membership and financial authority), reviewing their activities and, where appropriate, ratifying their decisions.

14	Recommendation to shareholders for the appointment, re-appointment or removal of the Auditors.

15	Approval of this schedule of Matters reserved to the Board.

The Directors consider that there are no significant differences in the corporate governance practices followed by BG Group compared with those required by the NYSE for US companies, except that, as permitted by the Combined Code, the Nominations Committee comprises a majority of independent non-executive Directors, whereas the equivalent NYSE requirement is that the Nominations Committee should be comprised solely of independent directors.

US Sarbanes-Oxley Act 2002
Section 404: Management’s Annual Report on Internal Control over Financial Reporting
The financial year ended 31 December 2006 is the first year for which BG Group’s management is required to provide a report on the Group’s internal control over financial reporting pursuant to section 404 of the Sarbanes-Oxley Act 2002.

In accordance with that section, the following report is provided by the management of the Group in respect of the Group’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the US Securities Exchange Act of 1934):

‘The management of the Group is responsible for establishing and maintaining an adequate system of internal control over financial reporting for the Group and has used the Committee of Sponsoring Organisations of the Treadway Commission (COSO) framework, which is referred to on page 50, to evaluate the effectiveness of that system.

Based on this evaluation, the management of the Group has assessed the effectiveness of this system and has concluded that it was effective as of 31 December 2006.

As part of their audit of the consolidated financial statements of the Group for the year ended 31 December 2006, PricewaterhouseCoopers LLP has reported on this assessment of the effectiveness of the Group’s internal control over financial reporting under Auditing Standard No. 2 of the Public Company Accounting Oversight Board (USA). A copy of their attestation report is included in the Form 20-F filed with the SEC which may be viewed on the website maintained by the SEC at www.sec.gov or BG Group’s own website at www.bg-group.com’

Changes in internal controls over financial reporting
There were no changes in the Group’s internal controls over financial reporting that occurred during 2006 that have materially affected, or are reasonably likely to materially affect, these controls.

Section 302: Evaluation of disclosure controls and procedures
Disclosure controls and procedures are designed to ensure that information required to be disclosed is accumulated and communicated to management, including the Chief Executive and Chief Financial Officer, to allow timely decisions regarding the disclosure of information externally. These controls and procedures are in relation to the Annual Report and Accounts, quarterly financial releases, press releases and external presentations, annual investor presentations and the Corporate Responsibility Report.

For 2006, a review of these controls and procedures has been undertaken by a Disclosure Committee, which met with each of the control owners to review their design and to obtain assurance on their effectiveness.

The outcome of the review by the Disclosure Committee was reported to the Chief Executive and Chief Financial Officer who, based upon the review, have concluded that, as at 31 December 2006, the Group’s disclosure controls and procedures were effective.

GOVERNANCE FRAMEWORK
The remainder of this report provides further information about BG Group’s Governance framework in support of the compliance statements made above, including how BG Group has applied the relevant principles set out in Section 1 of the Combined Code.

There are three elements of BG Group’s Governance framework: organisation and structure; internal control framework; and independent assurance. These are described below.

1. Organisation and structure
The Group’s organisation and structure is established and overseen by the Board and is designed to allow for effective and efficient decision-making.

This section sets out details of the organisation and structure and the procedures that ensure it is robust and effective in meeting applicable corporate governance requirements.

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A diagram of the BG Group Board and committee structure is set out above. The membership of each of the principal Board committees is shown on page 48.

The Board has delegated authority to its committees on specific matters, which are set out in written terms of reference. The terms of reference of the Audit, Remuneration and Nominations committees are reviewed annually by the Board and published on BG Group’s website together with the terms of reference for the Corporate Responsibility, Chairman’s and Group Executive committees. Copies are also available upon request. Minutes of committee meetings are circulated to all Directors.

Board of Directors
The Board is responsible to BG Group’s shareholders for creating and delivering sustainable shareholder value through the management of the Group’s businesses within the Governance framework. The Board’s role is to set the Group’s strategy and to ensure that appropriate levels of financial and human resources are made available to deliver it.

As well as oversight responsibility for financial performance, internal controls and risk management of the Group, the Board has a formal schedule of matters specifically reserved to it for decision. These matters are set out opposite.

A statement of the Directors’ responsibilities for preparing the Financial Statements, including a statement regarding the status of the Company as a going concern, is set out in the Directors’ report on page 56.

Board composition
The Board is made up of a non-executive Chairman, the Chief Executive, Deputy Chief Executive, Chief Financial Officer and seven independent non-executive Directors. A list of the individual Directors, their biographies and details of their committee membership is provided on page 53.

The posts of Chairman and Chief Executive are separate and their responsibilities are clearly established, set out in writing and agreed by the Board. This description of the roles and responsibilities of the Chairman and Chief Executive is also available on BG Group’s website.

The Chairman, Sir Robert Wilson, is responsible for the workings and leadership of the Board and for the balance of its membership. The Chief Executive, Frank Chapman, is responsible for leading and managing the business within the authorities delegated by the Board.

The non-executive Directors provide experience and skills from a number of industry and government backgrounds. They are key to the formulation and development of the Group’s strategy and also review and monitor the performance of management, the integrity of financial information and internal control and risk management.

Paul Collins, a non-executive Director since October 2000, is the Senior Independent Director (SID) nominated by the Board, and is available to shareholders as an alternative point of contact to the Chairman, Chief Executive and Chief Financial Officer. The role of the SID is clearly established, set out in writing and has been agreed by the Board. This description of the role is published on BG Group’s website. The SID is expected to commit at least three to four days per year to the role, and significantly more in exceptional circumstances. This is in addition to the expected time commitment in his capacity as a non-executive Director.

All Directors are subject to election by shareholders at the first Annual General Meeting (AGM) following their appointment by the Board. Thereafter, in accordance with the Combined Code and the Company’s Articles of Association, they are normally subject to re-election every three years. Based on these criteria, the Nominations Committee has made recommendations to the Board in respect of the election or re-election of six Directors at the 2007 AGM. In making these recommendations, the Board considers that the performance of these Directors is effective and that they have demonstrated commitment to the role.

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Corporate governance
48	Governance framework continued

BOARD COMMITTEE REPORTS

Audit Committee
The members of the Committee are Lord Sharman (Chairman), Peter Backhouse, Paul Collins and Baroness Hogg. Philippe Varin joined the Committee on 17 July 2006. The Secretary to the Committee is Ben Mathews. All members of the Committee are deemed to be independent and the Committee has concluded that its membership meets the requirements of the Combined Code, the Sarbanes-Oxley Act 2002, and SEC and NYSE regulations. The Board has determined that Lord Sharman, a chartered accountant, is the Audit Committee financial expert for the purposes of the Sarbanes-Oxley Act 2002. In addition, the Board considers that he has ‘recent and relevant financial experience’ as required by the Combined Code.

During the year, the Committee met on six occasions. The meetings of the Committee are normally attended by the Chairman, the Chief Financial Officer, the Group Financial Controller, the Head of Group Audit and representatives of the external Auditors. In addition, the Committee meets privately with the external Auditors at least twice each year.

The Committee assists the Board in fulfilling its responsibilities in respect of:

•	overseeing the Group’s financial reporting process, including the internal control structure and procedures for financial reporting and monitoring the integrity and appropriateness of the Group’s financial statements;
•	the manner in which the Group’s management ensures and monitors the adequacy of financial, operational and compliance internal controls and risk management processes designed to manage significant risk exposures;
•	the appointment, compensation, independence and performance of the Group’s external Auditors; and
•	the independence and performance of Group Audit.

Specifically, the Audit Committee:
•	regularly reviews the external and internal audit work plans;
•	oversees and reviews the procedures for the receipt, retention and treatment of complaints relating to financial matters, internal accounting controls and auditing, and the Group’s Whistleblowing policy;
•	requests, receives and reviews reports from management on actions taken to address risk areas identified by management and/or the internal audit process;
•	reviews with management, and external and internal auditors, the significant risk exposures and the processes established to identify, monitor, control and report them;
•	annually reviews the control environment within a specific asset;
•	annually evaluates, on behalf of the Board, the design and effectiveness of the internal control structure, the Group’s financial reporting procedures and the Group’s disclosure controls and procedures; and
•	annually evaluates the design and effectiveness of the processes established to estimate, aggregate and report the Group’s various categories of oil and gas reserves.

During the year the principal activities of the Committee included reviews of the following:
•	quarterly, interim and full year financial results;
•	the year end oil and gas reserves booking process;
•	the delivery of the 2006 internal audit plan and approval of the 2007 plan;
•	quarterly and full year internal control and assurance reports from Group Audit;
•	the effectiveness of the internal audit function;
•	the 2006 external audit plan and associated audit fees;
•	the budget and framework for the supply of non-audit services by the external Auditors, the independence and objectivity of the external Auditors and the effectiveness of the external audit process;
•	a review of the control environment within BG Egypt;
•	the Group’s Internal Control Framework, including the risk management process;
•	reports in relation to matters raised through whistleblowing and fraud processes;
•	updates on the processes to achieve compliance with Section 404 of the Sarbanes-Oxley Act 2002;
•	relevant disclosures in this Report; and
•	its Terms of Reference.

Remuneration Committee
The members of the Committee are Baroness Hogg (Chairman), Paul Collins and Jürgen Dormann. Philippe Varin and Sir Robert Wilson became members of the Committee on 13 December 2006 and 6 February 2007 respectively. Peter Backhouse and Sir John Coles retired as members of the Committee on 14 December 2006. The Secretary to the Committee is Ben Mathews. The Committee is responsible for setting, reviewing and recommending to the Board for approval BG Group’s overall remuneration policy and strategy. Full details are set out in the Remuneration report on pages 59 to 69.

Corporate Responsibility Committee
The members of the Committee are Sir John Coles (Chairman), Sir Robert Wilson, Frank Chapman, William Friedrich, Peter Backhouse and Jürgen Dormann. The Secretary to the Committee is Ben Mathews. The role of the Committee is to assist the Board in providing strategic leadership, direction and oversight, on all corporate responsibility issues including health, safety, security and environment, community relations, human rights, business principles and sustainable development within the Group.

The Committee met on six occasions during the year and meetings are normally attended by the Executive Vice President, Policy and Corporate Affairs.

In 2006, the principal activities of the Corporate Responsibility Committee included:

•	a review of BG Group’s Business Principles;
•	assurance that BG Group would be able to conduct its business in accordance with the Business Principles in new areas of activity;
•	a review of CR issues in Algeria, Egypt, Nigeria and Madagascar, to understand the risks and gain assurance that the Company could manage these effectively;
•	a review of community relations;
•	consideration of an independent report on sustainable development;
•	a review of the Group strategy for managing greenhouse gas emissions; and
•	receiving regular reports on HSSE.

Nominations Committee
The members of the Committee are Sir Robert Wilson (Chairman), Paul Collins and Baroness Hogg. The Secretary to the Committee is Ben Mathews. The role of the Committee is to review the structure and composition of the Board, to identify candidates to fill Board vacancies, including their election and subsequent re-election by shareholders, and to review its own performance on an annual basis.

The Committee met on three occasions during the year. Meetings are normally attended by the Chief Executive.

During the year the Committee:

•	evaluated the balance of skills, knowledge and experience on the Board;
•	identified, using external boardroom search consultants, potential new non-executive Director candidates;
•	reviewed the re-appointment of the Chairman (chaired by the SID);
•	following a review of candidates, recommended to the Board the appointment of Philippe Varin as an independent non- executive Director of the Company;
•	recommended to the Board the Directors standing for election and re-election at this year’s AGM; and
•	reviewed its Terms of Reference.

Finance Committee
The members of the Committee are Sir Robert Wilson (Chairman), Frank Chapman, William Friedrich and Ashley Almanza. The Secretary to the Committee is Ben Mathews. The Committee is responsible for finance and treasury policy decisions.

Group Executive Committee
The members of the Committee are the Executive Directors and those senior managers whose details are set out on page 55. The Secretary to the Committee is Ben Mathews. The Committee has primary authority for the day-to-day management of the Group’s operations within agreed limits set by the Board.

Chairman’s Committee
The members of the Committee are Sir Robert Wilson (Chairman), Frank Chapman, William Friedrich and Ashley Almanza. The Secretary to the Committee is Ben Mathews. The role of the Chairman’s Committee is to advise and assist the Chairman in the preparation for Board meetings. The Committee also acts on behalf of the Board between scheduled meetings.

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2006 Board and committee attendance

					Corporate			Group
		Chairman’s	Audit	Remuneration	Responsibility	Nominations	Finance	Executive
	Board	Committee	Committee	Committee	Committee	Committee	Committee	Committee

Number of meetings	8	16	6	4	6	3	5	11

Sir Robert Wilson	8	16			6	3	5

Frank Chapman	8	16			6		5	11

William Friedrich	8	14			5		5	11

Ashley Almanza	8	16					5	11

Peter Backhouse	8		6	4	6

Sir John Coles	8			4	6

Paul Collins	8		6	4		3

Lord Sharman	5		6

Baroness Hogg	8		6	4		3

Jürgen Dormann	6			4	6

Philippe Varin(a)	5		4	1

(a)	Philippe Varin joined the Board on 2 May 2006. He became a member of the Audit Committee on 17 July 2006, and of the Remuneration Committee on 13 December 2006.

BG Group maintains liability insurance for its Directors and officers, and also provides certain indemnities for its Directors and the Company Secretary. Further details are set out in the Directors’ report on page 56.

Director Independence
The Combined Code includes provisions for a company’s board to assess the independence of each non-executive Director. The outcome of this assessment is presented to the Board. This assessment was applied in respect of the appointment of Philippe Varin to the Board during 2006. The Nominations Committee reviewed the proposed appointment and determined that he was independent at the time of his appointment.

The Board undertakes an annual review of the independence of its non-executive Directors in accordance with the criteria set out in the Combined Code and the applicable rules of the NYSE. Following this review in 2006, the Board has concluded that each of the non-executive Directors, with the exception of the Chairman, is independent in accordance with those criteria.

At the time of his original appointment, from 1 January 2004, the Chairman was also considered independent by the Board. However, in accordance with the Combined Code, the ongoing test of independence for the Chairman is not appropriate, and, accordingly, this was not a factor relevant to his re-appointment as Chairman for a second three year term effective from 1 January 2007.

The Board has therefore determined that none of its non-executive Directors:

•	has been an employee of the Company or Group within the last five years;

•	has, or has had within the last three years, a material business relationship with the Company either directly or as a partner, shareholder, director or senior employee of a body that has such a relationship with the Company;

•	has received or receives additional remuneration from the Company apart from a director’s fee, participates in the Company’s share option or a performance-related pay scheme, or is a member of the Company’s pension scheme;

•	has close family ties with any of the Company’s advisers, Directors or senior employees;

•	holds cross-directorships or has significant links with other Directors through involvement in other companies or bodies;

•	represents a significant shareholder; or

•	has served on the Board for more than nine years from the date of his/her first election.

In last year’s report, the Board stated that in making this determination, it had noted that Peter Backhouse was a member of the Supervisory Board of RIVR Acquisition B.V. (RIVR), the holding company of Petroplus International N.V. (now 4Gas B.V.). 4Gas B.V. has a 20% shareholding in Dragon LNG Group Limited, the joint venture holding company that owns the LNG importation terminal at Milford

Haven, in Wales, and in which BG Group has a 50% shareholding. In making its determination this year, the Board has noted that Peter Backhouse resigned from the board of RIVR in June 2006 and, as such, his involvement with RIVR was no longer relevant to its determination. Peter Backhouse continues to hold directly and indirectly shares in RIVR representing, in aggregate, 0.2% of the total issued share capital of RIVR.

Sir John Coles, who will have served on the Board for nine years on 23 April 2007, is considered to retain independence of character and judgment by the Board. In accordance with provision A.7.2 of the Combined Code, which requires non-executive Directors serving more than nine years to be subject to annual re-election, he will stand for re-election at this year’s AGM. He was last re-elected at the AGM in 2006.

Company Secretary
The Company Secretary, Ben Mathews, is responsible for advising the Board, through the Chairman, on all governance matters. The Directors have full access to the advice and services of the Company Secretary, who is also responsible to the Board for: ensuring that correct Board procedures are followed; ensuring effective communication flows within the Board, its committees and between senior management and non-executive Directors; and facilitating induction and assisting with the professional development of Directors. In addition, any Director, who believes it may be required in the furtherance of his or her duties, may take independent professional advice at the cost of the Company.

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50	Governance framework continued

Board meetings and table of attendance
Directors are expected, wherever possible, to attend all Board meetings, relevant committee meetings and the AGM.

The Board has regular scheduled meetings throughout the year. Additional meetings of the Board are held as and when necessary. During 2006, the Board met eight times. A table detailing the individual Directors’ attendance at each of the Company’s Board and committee meetings during 2006 is set out on page 49. In addition to those meetings, the Board focuses on the Group’s strategy at an annual two day planning conference.

Guidelines are in place concerning the content, timeliness and presentation of Board and committee papers from management, to ensure that the Board is properly briefed.

Opportunities are provided within the scheduled meeting programme for non-executive Directors to meet, without the Chairman or Executive Directors being present, and under the guidance of Paul Collins, the SID.

Board effectiveness
Directors’ induction and
professional development
All Directors appointed to the Board receive a full induction briefing tailored to their individual needs, taking into account their qualifications and experience.

Ongoing professional development is provided to Directors to meet their particular requirements. Directors received regular briefings during 2006 on key relevant and topical issues, including legislative, corporate governance, financial reporting and operational matters.

Workshops, seminars and teach-ins on issues specifically relating to BG Group’s business, such as engineering projects, climate change and health and safety, were also provided to Directors during 2006.

Board evaluation
A comprehensive and rigorous evaluation of the performance of the Board, its principal committees, the individual non-executive Directors and the Chairman, was conducted during the year. The Board evaluations were led by the Chairman and supported by the Company Secretary and comprised a series of one-to-one interviews between the Chairman and each non-executive Director.

The interviews were based upon a number of key areas covering Group strategy, succession planning, Board size and the relationship between the Board and its committees.

Similar evaluations were also conducted by the chairmen of the Audit, Remuneration, Corporate Responsibility and Nominations committees.

The results of the reviews were then considered during one-to-one discussions with the Chairman and, collectively, at a Board meeting or at the relevant committee meetings. This process led to a number of process enhancements covering strategy, succession planning and management development, site visits and information sessions. These enhancements will be implemented during the course of 2007.

The performance of individual non-executive Directors is evaluated by the Chairman, with input from the committee chairmen and the Executive Directors. The performance of the Chief Executive is evaluated by the Chairman and non-executive Directors. The performance of the two other Executive Directors is evaluated by the Chief Executive in consultation with the Chairman and other non-executive Directors.

The evaluation of the Chairman was led by Paul Collins, the SID, and involved individual meetings with each of the Executive Directors, followed by a group review with the non-executive Directors, excluding the Chairman. The outcome of this review was then reported to the Chairman and formed the basis of the recommendation by the Nominations Committee to the Board to re-appoint the Chairman for a second three year term from 1 January 2007.

The Directors have concluded that, following this evaluation, the Board and its committees operate effectively and also consider that each Director is contributing to the overall effectiveness and success of the Group.

Relationship with shareholders
and Annual General Meeting
The Board recognises the importance of maintaining an ongoing relationship with the Company’s shareholders based on frequent dialogue. The Board is accountable to shareholders for the performance and activities of the Group and it is proactive in obtaining an understanding of shareholder views on a number of matters.

Regular meetings with institutional shareholders are held with the Chief Executive and Chief Financial Officer and, where appropriate, the Chairman, following the announcement of quarterly and annual results. This ensures that the investor community receives a balanced and comprehensive view of the Group’s performance and the issues it faces. In addition, the Board regularly monitors the views of shareholders and considers reports from its investor relations advisers concerning institutional shareholder feedback. The Chairman and non-executive Directors are also given the opportunity to meet institutional shareholders and to discuss topical issues.

The Company, through its Investor Relations team, responds to a variety of enquiries from shareholders and an email communication facility is available on the Group’s website for this purpose.

The Company’s AGM will be held on 14 May 2007 at the International Convention Centre in Birmingham. The AGM is an opportunity for shareholders who are able to attend to ask questions of the full Board of Directors, including the chairmen of the Audit, Remuneration, Corporate Responsibility and Nominations committees, and the Company Secretary. The Notice of AGM, which includes full details of this year’s AGM, is set out on pages 145 to 149.

2. Internal Control Framework
The second element of BG Group’s Governance framework is the Internal Control Framework (ICF), which defines the way in which the Group operates. It comprises the Group’s Business Principles, policies, processes, standards and guidelines.

The Board is ultimately responsible for the Group’s system of internal controls and oversees the review, compliance and assurance processes that have been designed. The Board’s role is undertaken in accordance with the guidance set out in the Combined Code and as set out in the US recognised COSO framework which has been adopted by the Audit Committee (see page 46). The COSO framework provides reasonable, rather than absolute, assurance against material loss or misstatement and is designed to manage, rather than to eliminate, the risk of failure to achieve business objectives.

Each year, confirmation is sought that all assets and functions across the Group have, throughout the year, complied with a series of core controls comprising mandatory policies, processes or standards from the ICF that significantly contribute to the identification and mitigation of one or more risks relating to the achievement of the Group’s objectives. The Board, through the Chief Executive, asks each member of the Group Executive Committee (GEC) to complete and submit to the Chief Executive a Letter of Assurance (LOA), which provides this confirmation for the areas of the business for which they are accountable. A Governance Self-Assessment (GSA)

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questionnaire, derived from the core controls, is also completed by the management tier reporting directly to a member of the GEC, in order to complement and support the LOA. Any exceptions arising from the GSA questionnaires are collated and analysed to support the determination of the effectiveness of the ICF during the year.

The Disclosure Committee, through formal and systematic enquiries of, and interviews with, each member of the GEC and the Group Financial Controller, has evaluated the individual LOAs submitted to the Chief Executive. The outcome of the process followed by the Disclosure Committee has been reported to the Chief Executive and Chief Financial Officer.

In turn, a report was presented to the Audit Committee setting out the process followed by management and the outcome of the exercise. The Audit Committee reviewed this report with management, the external auditors and Group Audit and, based on that review, reported to the Board on the effectiveness of BG Group’s ICF in 2006.

Taking into account the processes that have been designed and implemented for 2006, the Board has concluded that the Group’s system of internal controls is effective.

Risk management
The objective of risk management within BG Group is to improve performance and decision-making through the identification, evaluation and management of key risks.

To achieve this, a business risk management process has been established to identify, evaluate and assist with the management of the risks faced by the Group. The process operates on a mandatory basis across the Group and provides the Audit Committee with assurance that the major risks faced by the Group have been identified and are regularly assessed, and that, wherever possible, there are controls in place to manage these risks.

BG Group views risk management as an integral part of good business practice. Risk assessment and evaluation are incorporated into the key business processes, including strategy and business planning, investment appraisal, performance management and Health, Safety, Security and Environment management processes.

The risk management process is reviewed by the Governance & Risk Committee on behalf of the GEC, whilst the Audit Committee oversees the design and effectiveness of the process on behalf of the Board.

3. Independent Assurance
The third element of BG Group’s Governance framework is Independent Assurance, which is provided primarily by Group Audit, by the independent external Auditors, and by other external advisers.

Group Audit provides assurance to the Board, Audit Committee, GEC and management that effective and efficient internal control processes are in place to identify and manage business risk across the Group. In particular, Group Audit:

•	provides an independent assessment of the Group’s system of risk management and internal control;

•	assists management by carrying out independent appraisals of the effectiveness of the internal control environment and making recommendations for improvement; and

•	supports development of the Group’s governance and business risk management policies.

The external reserves consultant, Degoyler & MacNaughton, provides an independent review on certain of BG Group’s gas and oil reserves.

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Corporate governance
52	Board of Directors

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1. Sir Robert Wilson KCMG (63)
Chairman
Sir Robert Wilson was appointed Chairman with effect from 1 January 2004, having been a non-executive Director since September 2002. He was chairman of Rio Tinto plc from 1997 to 2003 and prior to that was chief executive between 1991 and 1997. He is also chairman of The Economist Group and a non-executive director of GlaxoSmithKline plc. He has previously been a non-executive director of Diageo plc, BP plc and The Boots Company PLC (now Alliance Boots plc). (b), (d), (e), (f), (g)

2. Frank Chapman (53)
Chief Executive
Frank Chapman was appointed Chief Executive with effect from 23 October 2000, having been appointed to the Board of BG plc in February 1997. He joined British Gas plc in November 1996 as Managing Director, Exploration and Production. He is an engineer and has worked in the oil and gas industry for 32 years. Prior to joining British Gas plc, he spent a total of 22 years with Shell and BP. (a), (b), (d), (g)

3. William Friedrich (58)
Deputy Chief Executive
William Friedrich was appointed Deputy Chief Executive with effect from 23 October 2000. He is responsible for the Group’s portfolio and strategy development. He joined British Gas plc in December 1995 as General Counsel after a 20 year career with Shearman & Sterling, where he became a partner in 1983. Whilst with the firm, he practised as a general corporate lawyer, working mainly on international transactions, and ultimately headed the firm’s worldwide project development and project finance practice. He is also a non-executive director of The Royal Bank of Scotland Group plc. (a), (b), (d), (g)

4. Ashley Almanza (44)
Chief Financial Officer
Ashley Almanza was appointed Chief Financial Officer with effect from 1 August 2002. He is responsible for Group finance, tax, treasury, investor relations, internal audit, legal and secretariat. He joined British Gas plc in 1993 and has held a number of roles including Finance Director of BG International Downstream. He acted as Group Finance Director from October 2000 to January 2001 before he was appointed Group Financial Controller. Prior to joining British Gas plc, he qualified as a chartered accountant, working in South Africa and London. (a), (b), (d)

5. Peter Backhouse (55)
Non-Executive Director
Peter Backhouse was appointed to the Board as a non-executive Director with effect from 19 July 2000. He was formerly executive vice president, refining and marketing at BP Amoco plc. Previous roles at BP included deputy chief executive of BP Oil and chief executive of BP Oil Europe. He gained considerable gas experience in international LNG and in UK natural gas as head of BP’s UK gas marketing business. He is a member of the Advisory Board of Carlyle/Riverstone Energy Partners, a US private equity fund. (c), (g)

6. Sir John Coles GCMG (69)
Non-Executive Director
Sir John Coles was appointed to the Board as a non-executive Director on 1 March 1998. Prior to that he had a 37 year career with the Foreign and Commonwealth Office (FCO) and retired as Permanent Under-Secretary of State in the FCO and Head of the Diplomatic Service in November 1997. He is chairman of Sight Savers International. (g)

7. Paul Collins (70)
Non-Executive Director
Paul Collins was appointed to the Board as a non-executive Director with effect from 23 October 2000 after a long career with Citigroup Inc. The Board nominated him as the Senior Independent Director from 4 May 2005. He joined Citicorp in 1961 and subsequently served as the chief investment officer, headed the financial markets division, corporate planning, finance and administration, and Europe, Africa and the Middle East. He was appointed a director of Citicorp and its principal subsidiary, Citibank, in 1985 and vice-chairman in 1988. He is a director of Actis Capital LLP, The Enstar Group and a director and vice chairman of Nokia Corporation. (c), (e), (f)

8. Jürgen Dormann (67)
Non-Executive Director
Jürgen Dormann was appointed to the Board as a non-executive Director with effect from 1 June 2005. He has been chairman of Swiss-based ABB Ltd since 2001, having been a non-executive director since 1998. Prior to his roles at ABB, he had a successful career at Hoechst and Aventis spanning almost 40 years. He is vice chairman of the board at Sanofi-Aventis S.A. (France) and at Adecco S.A. (Switzerland) and is a member of the board at IBM Corporation. (f), (g)

9. Baroness Hogg (60)
Non-Executive Director
Baroness Hogg was appointed to the Board as a non-executive Director with effect from 27 January 2005. She is a former head of the Prime Minister’s Policy Unit and has extensive experience of business, government and the media. She is chairman of 3i Group plc and Frontier Economics Ltd, a non-executive director of Carnival plc and Carnival Corporation and is a member of the Financial Reporting Council. (c), (e), (f)

10. Lord Sharman (64)
Non-Executive Director
Lord Sharman was appointed to the Board as a non-executive Director with effect from 23 October 2000. He is non-executive chairman of Aegis Group plc and Aviva plc, and a non-executive director of Reed Elsevier plc. He is also a member of the Supervisory Board of ABN Amro Holding N.V. A chartered accountant, he was chairman of KPMG International from 1997 to 1999, having been senior partner since 1994. (c)

11. Philippe Varin (54)
Non-Executive Director
Philippe Varin was appointed to the Board as a non-executive Director with effect from 2 May 2006. He became chief executive of Corus Group plc in May 2003. Prior to joining Corus, he spent 25 years with the Pechiney Group, which he joined in 1978 as a researcher. He subsequently served as vice-president, Engineering and Research and as project director for the construction of the Dunkirk (France) aluminium smelter. He later worked as group financial controller, based first in Paris then in Chicago at American National Can’s headquarters. In March 1999, he was appointed senior executive vice president of the Aluminium Sector and a member of Pechiney’s executive committee. (c), (f)

Membership of committees
(a)	Group Executive
(b)	Chairman’s
(c)	Audit
(d)	Finance
(e)	Nominations
(f)	Remuneration
(g)	Corporate Responsibility

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Corporate governance
54	Group Executive Committee and Company Secretary

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55

A description of the Group Executive Committee is given on page 48.

1. Frank Chapman (53)*
Chief Executive

2. William Friedrich (58)*
Deputy Chief Executive

3. Ashley Almanza (44)*
Chief Financial Officer

4. Charles Bland (57)
Executive Vice President
Policy & Corporate Affairs
Charles Bland joined BG plc in 1999. He is responsible for government and public affairs, brand and marketing, communications, corporate responsibility policy and community affairs. He was appointed to his current position in 2002 having previously been President, BG Kazakhstan, and Vice President, Government Affairs. Before joining BG he worked in UK government, holding various posts in the Ministry of Defence.

5. Jørn Berget (54)
Executive Vice President & Managing
Director BG Advance, India and the
Middle East
Jørn Berget joined BG Group plc in November 2004 from Shell, where he was, most recently, production director for all E&P assets in the USA and South America, in addition to being a board member of Enventure Technologies and Enterprise Products GP, LLC. He has 30 years’ experience in the oil and gas industry covering all aspects of the E&P business with assignments in Norway, Argentina, The Netherlands, Peru, Oman, Brunei, the UK and the USA. He is responsible for providing BG Group’s corporate technical assurance and services, continuing development of strategic technical and commercial capabilities.

6. Peter Duffy (45)
Executive Vice President
Human Resources
Peter Duffy joined BG Group plc in 2001, when he was appointed to his current position with responsibility for all matters relating to human resources strategy and policy. He has extensive international human resource management experience, particularly in the area of organisation development, resourcing and performance enhancement. He previously worked for TRW Inc, LucasVarity plc and British Aerospace plc (now BAE Systems plc).

7. Stuart Fysh (50)
Executive Vice President & Managing Director, Mediterranean Basin and Africa
Stuart Fysh joined BG plc in 1998 and was appointed Executive Vice President in November 2003. He is currently responsible for the Group’s activities in Egypt, Tunisia, Nigeria, Libya, Algeria, Israel and areas of Palestinian Authority and Madagascar and business development elsewhere in the region. He previously spent 17 years with the mining, steel and petroleum conglomerate BHP, where his various roles included commercial, business development, corporate planning and research and development. He has lived and worked in Australia, Pakistan, India, Singapore and Egypt.

8. Martin Houston (49)
Executive Vice President & Managing Director, North America, Caribbean and Global LNG
Martin Houston joined British Gas in 1983 and was appointed Executive Vice President in 2000. Based in Houston, he is currently responsible for the Group’s activities in the USA, Canada, Trinidad and Tobago and for the Group’s Global LNG activities. He has held a number of technical and commercial posts, predominantly with an international focus, and played a leading role in the development of the LNG industry in Trinidad and Tobago. He is a non-executive director of Severn Trent Plc and a fellow of the Geological Society of London.

9. Mark Carne (48)
Executive Vice President & Managing Director, Europe and Central Asia
Mark Carne joined BG Group plc in May 2005 from Shell, where he was most recently managing director of Brunei Shell Petroleum and country chairman for Shell companies in Brunei. His international experience also includes various general management roles in the UK, the Netherlands and Oman, covering operations, engineering, commercial and business development. He is currently responsible for the Group’s activities in the UK, Italy, Norway and Kazakhstan and business development activities elsewhere in the region.

10. Rick Waddell (47)
Executive Vice President & Managing Director, South America
Rick Waddell joined BG Group plc in 2002 when he was appointed to his current position. Based in São Paulo, he is responsible for all upstream and downstream activities in South America, including Comgas in São Paulo and MetroGAS in Buenos Aires. He is a former senior vice president of Enron Corporation for Latin America and prior to that was regional logistics manager for South America with Wal-Mart International.

11. Stefan Ricketts (39)
General Counsel
Stefan Ricketts joined BG plc in 1999 and was appointed General Counsel in September 2005, with responsibility for the legal affairs of the Group. Prior to becoming General Counsel, he was Head of the Legal Department at BG Group, a role he held from 2002. Before joining BG, he was with the international law firm, Herbert Smith, and worked in London, Paris, the Middle East and Asia.

12. Ben Mathews (40)
Company Secretary
Ben Mathews joined BG Group plc in 2002 and is responsible for all matters relating to the Board, its committees and governance. He was appointed Company Secretary on 9 November 2004. He previously worked for National Grid Group plc (now National Grid plc), British American Tobacco plc and PricewaterhouseCoopers LLP.

*See page 53 for biographical details.

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56	Directors’ report

The Directors present their report and the audited Financial Statements for the year ended 31 December 2006. The Business Review (pages 2 to 44), forms part of this report and contains the Directors’ assessment of the development and performance of the Group during 2006 and its position at the year end (including the risks associated with the use of financial instruments). A report from the Directors on corporate governance is set out on pages 45 to 51 and their report on remuneration is on pages 59 to 69.

RESULTS AND DIVIDEND
The profit before tax was £3 285m (2005 £2 504m). A final dividend of 4.20p per ordinary share is proposed (2005 4.09p), making a total dividend for 2006 of 7.20p (2005 6.00p) . The results are dealt with fully in the Financial Statements (pages 71 to 128) and in the Business Review (pages 2 to 44).

SIGNIFICANT EVENTS SUBSEQUENT TO 31 DECEMBER 2006
On 21 January 2003, BG Italia received approval to construct and operate the planned LNG regasification terminal to be located within the municipality of Brindisi, Italy, from the Italian Ministry of Economic Development in concert with the Italian Ministry of Environment pursuant to Article 8 of Italian Law No. 340/2000. BG Italia transferred this ‘Article 8’ authorisation to its wholly owned subsidiary Brindisi LNG S.p.A (Brindisi LNG) in June 2003.

Until 12 February 2007, construction and land reclamation works at the planned Brindisi terminal were progressing. On 12 February 2007, the Court of Brindisi announced that it was pursuing a criminal investigation against certain current and former employees and consultants of BG Group and BG Italia in connection with alleged improper conduct during the period October 1999 to March 2003 associated with the authorisation process for the planned Brindisi LNG regasification terminal. Specifically, the Italian authorities have alleged that improper inducements were given, including payments in the amount of Lira 360 million (approximately £115 000) between September 2000 and June 2001 to the then mayor of Brindisi and his alleged associates, and that promises were made to award construction and other contracts related to the Brindisi project to a consortium of companies associated with the then mayor, in order to improperly influence the granting of authorisations required to construct and operate the terminal. Certain current and former employees and consultants of BG Group were arrested and subsequently released, with one of those individuals remaining under house arrest.

The Italian authorities have also alleged that certain current and former directors of Brindisi LNG, a wholly owned subsidiary of BG Italia, unlawfully permitted the occupation and alteration of public land, namely the port area in Brindisi where the regasification terminal is being constructed, as a result of improperly authorised permits.

Also, on 12 February 2007, BG Italia was notified by the Court of Brindisi that it was under investigation in relation to the allegations referred to above for possible violations of Legislative Decree No. 231/2001, an Italian anti-corruption statute which imposes liability on corporate entities under certain circumstances in the event criminal acts are committed by management or employees.

Contemporaneously with the announcement of the criminal investigation, the Brindisi LNG terminal site was seized by the Italian government authorities. An initial application for the review of the site seizure was filed with the local court of Brindisi. However, the application was rejected on procedural grounds without consideration of the merits. An appeal has been made to the Italian Supreme Court against the summary judgment. BG Group has temporarily suspended construction at the site.

In February 2007, the Italian Ministry of Economic Development issued a notice convening a new preliminary Conference of Services (a body representing national, regional and local authorities) in order to consider whether the original ‘Article 8’ authorisation process for the Brindisi project was compliant with Italian and EC legal requirements relating to environmental impact assessments and public consultation procedures. In addition, in March 2007, the European Commission formally asked the Italian government to comment on whether the process for granting the original authorisation complied with these EC law requirements. The Italian government has two months to respond. These matters may result in the convening of another Conference of Services or other actions by the Italian authorities to consider whether to suspend and/or revoke the original authorisation and/or require an environmental impact assessment and/or public consultation to be carried out. BG Group is taking and intends to take appropriate action to defend its interests.

On 22 February 2007, BG Group appointed a New York law firm, Debevoise & Plimpton LLP (“Debevoise”) assisted by independent forensic accountants, to conduct an independent internal investigation reporting to the Audit Committee. On 2 April 2007, Debevoise reported its findings to the Audit Committee as to whether anyone in management or other current employees of the Group who have a significant role in the Group’s internal control over financial reporting participated in, or were aware of, any illegal or corrupt activity within BG Group’s Italian subsidiaries such that his or her representations in connection with the preparation of BG Group’s Financial Statements cannot reasonably be relied upon. Based upon the findings of that investigation on that issue, the Directors are satisfied that they are able to approve BG Group’s Financial Statements for the year ended 31 December 2006. BG Group is continuing to investigate whether there was any improper conduct by any employee or agent of the BG Group’s Italian subsidiaries in connection with the Brindisi LNG project.

The Italian criminal investigation is ongoing, and no charges have been brought against any BG Group employees, consultants or companies named in the investigation. Accordingly, at this stage no determination can yet be made as to whether BG Group’s Italian subsidiaries and/or BG Group and/or their respective employees and/or directors and/or consultants may be subject to any criminal and/or civil actions by the Italian or other government authorities. For further details of how any such actions and the developments related to the authorisation of the project could adversely affect BG Group’s business, see Risk Factors – Brindisi LNG Terminal Investigations, (page 44), and notes 6 Disposals, re-measurements and impairments, (page 91), and 27 Commitments and contingencies, (page 108).

BG Group has not abandoned the Brindisi project, is actively pursuing the release of the site and continues to target first LNG deliveries to the terminal during 2010. However, it is unclear at this stage how these developments may affect the project. Accordingly, in preparing the BG Group’s 2006 Financial Statements, an impairment provision of £104 million recognised within operating costs in the LNG segment has been established against the cumulative capitalised construction costs of the project.

For other details of significant events subsequent to 31 December 2006, see note 1, page 79.

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CORPORATE GOVERNANCE

57

SUBSTANTIAL SHAREHOLDERS
At 26 March 2007, the following voting interests in the ordinary share capital of the Company, disclosable under the Financial Services Authority’s Disclosure and Transparency Rules (which replaced Part VI of the Companies Act 1985, with effect from 20 January 2007), had been notified to the Directors:

Legal & General Group Plc
and/or its subsidiaries	137 582 060 ordinary shares – 4.04%

ANNUAL GENERAL MEETING
The Annual General Meeting (AGM) will be held at 2.00 pm on Monday, 14 May 2007 at the International Convention Centre, Birmingham. The Notice of AGM is set out on pages 145 to 149 of this document. An explanation of the proposed resolutions is set out on pages 146 to 148.

A summary of the business carried out at the AGM will be published on the BG Group website.

AUDITORS
Resolutions to reappoint PricewaterhouseCoopers LLP as Auditors to the Company and to authorise the Audit Committee to determine their remuneration will be proposed at the AGM.

SHARE CAPITAL
The Company was given authority at the 2006 AGM to make market purchases of up to 353 047 470 of its own ordinary 10p shares at a maximum price per share of 105% of the middle market price. This authority will expire at the 2007 AGM and approval from shareholders will be sought at that meeting to renew the authority for a further year. During September 2006, the Group completed the share repurchase programme of £1 billion, announced in November 2005, having re-purchased 149 million ordinary shares of 10p each at an average price of £6.71 per share. In February 2007, the Group announced its intention to return a further £750 million to shareholders in accordance with this authority. For further information and details of shares repurchased and those issued during the year, see page 147 and note 26 to the accounts on page 107.

DIRECTORS AND OFFICERS
The names of the current Directors and their biographical details are given on pages 52 and 53.

Philippe Varin was appointed to the Board as non-executive Director on 2 May 2006. Newly-appointed Directors are required to retire at the first AGM following their appointment and to seek election by shareholders. He will therefore be seeking election by shareholders at the 2007 AGM.

In addition, Directors are subject to re-election by shareholders every three years. Accordingly, William Friedrich, Peter Backhouse, Paul Collins and Lord Sharman will retire and are proposed for re-election by shareholders at the 2007 AGM. Each of these Directors was first elected by shareholders at the 2001 AGM and were subsequently reelected at the 2004 AGM. Sir John Coles was first elected to the Board of BG plc at its AGM in April 1998 and therefore will have served on the Board for more than nine years at the date of the 2007 AGM. In accordance with provision A.7.2 of the Combined Code, he is subject to re-election on an annual basis. He was last re-elected at the 2006 AGM. Further details, including the Board’s reasons for proposing their re-election, are set out in the Notice of AGM on pages 145 to 149.

Details of the Executive Directors’ service contracts and the letters of appointment for the non-executive Directors, their emoluments and share interests can be found in the Remuneration report on pages 59 to 69.

The names of the executive officers of the Company (being those members of the Group Executive Committee who are not Directors and the Company Secretary) and their biographical details are given on pages 54 to 55.

The aggregate remuneration of the executive officers in 2006 was £4 672 887 (2005 £5 146 788) and aggregate pension contributions were £57 737 (2005 £53 452). At 26 March 2007, the executive officers had the following aggregate beneficial interests in the Company’s shares: ordinary shares 1 008 424; long-term incentive schemes 3 588 843 (notional allocation). For the allocation made in September 2003, the performance period ended on 5 September 2006. BG Group’s performance meant that 75% of the original allocation was transferred to participating executive officers in September 2006.

At 26 March 2007, executive officers held options under the Sharesave Scheme over a total of 30 232 ordinary shares at exercise prices between £2.19 and £5.82 per share, exercisable between November 2007 and April 2012; under the Company Share Option Scheme they held options over a total of 3 682 387 ordinary shares at exercise prices between £2.5175 and £6.8983 per share, exercisable between November 2003 and September 2016. A description of the Company’s employee share schemes is given on pages 62 to 63.

INDEMNITIES AND INSURANCE
BG Group maintains liability insurance for its Directors and officers. The Directors have also been granted a qualifying third party indemnity provision under Section 309A-B of the Companies Act 1985. Neither the Company’s indemnity nor insurance provides cover in the event that a Director is proved to have acted fraudulently or dishonestly.

EMPLOYEES
The Group had 4 766 employees worldwide at 31 December 2006, of which 3 050 were employed outside the UK. Employees are informed about significant business issues and the Group’s performance using electronic mail, webcasts, its intranet and in-house publications, as well as DVDs and briefing meetings at each business location. The first Group-wide employee survey was carried out in 2006. More details about the survey are set out in the Corporate Responsibility section on page 38. 22% of the Group’s employees are covered by trade union agreements. The Directors consider that management works effectively with trade unions, where required.

The Group takes the issues of equality and diversity seriously and encourages its partners to do likewise. By using the talent and skills available in all groups and communities in the countries in which it operates, the Group is able to build a strong foundation for the lasting success of its business. This is achieved by using appropriate recruitment and selection techniques, ensuring equality of employment opportunity and equal access to development opportunities.

The Group is also committed to providing a work environment free from harassment and discrimination. This commitment is included in the Group’s policy on Human Resources. The policy is available on the Group website. With the introduction of new Age Discrimination legislation in the UK in 2006, the Group has focused on age awareness and reviewed all relevant policies and processes for any evidence of age-related factors, making amendments, where necessary. The majority of employees in the UK have received briefings on the legislation, and this will continue during 2007. The Group remains

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58	Directors’ report continued

committed to fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Every effort is made to find appropriate alternative jobs for those who are unable to continue in their existing job because of disability. Equally, the Group encourages its partners to take a similar approach to these issues where Group policies are not able to be implemented directly.

Employees are encouraged to become shareholders in the Company and a significant number participate in the Group’s share schemes.

COMMUNITY INVOLVEMENT
During 2006, the Group donated around £0.2m to registered charities in the UK. By adding contributions of cash, employee time and equipment to community groups in the UK (in accordance with the London Benchmarking Group model), this figure rises to around £0.4m. More information on the Group’s charitable donations and community involvement can be found in the 2006 Corporate Responsibility Report.

Under its Business Principles, the Group’s policy is not to make political donations. In 2006, no donations were made in any EU member state for political purposes, as defined in Section 347A of the Companies Act 1985.

For further information on BG Group’s social investment, see page 39.

SUPPLIERS
The Group aims to pay all its creditors promptly and in accordance with contractual and other legal obligations. It is the Group’s policy to agree the payment terms with each supplier at the start of business and to ensure that they are aware of the terms of payment.

The Group had 25 days’ purchases outstanding at 31 December 2006 (2005 24 days’) based on the average daily amount invoiced by suppliers during the year.

GOING CONCERN
The Directors are satisfied that the Group’s and the Company’s activities are sustainable for the foreseeable future, and the accounts have therefore been prepared on the going concern basis.

STATEMENT AS TO DISCLOSURE OF INFORMATION TO AUDITORS
As required by Section 234ZA of the Companies Act 1985, each of the Directors has approved this report and confirmed that, so far as he/she is aware, there is no relevant audit information (being information needed by the auditors in connection with preparing their audit report) of which the Company’s Auditors are unaware, and he/she has taken all the steps that he/she ought to have taken as a director in order to make him/herself aware of any relevant audit information and to establish that the Company’s Auditors are aware of that information.

STATEMENT OF DIRECTORS’ RESPONSIBILITIES FOR PREPARING THE FINANCIAL STATEMENTS
The Directors are required by the Companies Act 1985 to prepare financial statements and a Remuneration report for each financial year that give a true and fair view of the state of affairs of the Company and of the Group at the end of the financial year and of the profit or loss of the Company and the Group for the financial year. The Company is also required to prepare financial statements for US shareholders in accordance with the requirements of the US Securities and Exchange Commission.

The Directors consider that, in preparing the Financial Statements on pages 71 to 128, the Company has used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgments and estimates, and all applicable accounting standards have been followed. The Company has complied with UK and US disclosure requirements in this report in order to present a consistent picture to all shareholders.

The Directors have responsibility for ensuring that the Company keeps accounting records that disclose with reasonable accuracy the financial position of the Company and of the Group and that enable them to ensure that the Financial Statements comply with the Companies Act 1985.

The Directors have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities, and have adopted a control framework for application across the Group.

The Directors, having prepared the Financial Statements, have asked the Auditors to take whatever steps and to undertake whatever inspections they consider to be appropriate for the purposes of enabling them to give their audit report.

The Directors confirm that the Audit Committee continues to review the adequacy of the system of internal control adopted by the Group.

A copy of the Financial Statements of the Company is placed on the BG Group website. The work carried out by the Auditors does not involve consideration of these matters and, accordingly, the Auditors accept no responsibility for any changes that may have occurred to the Financial Statements since they were initially presented on the website.

Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

By order of the Board
Ben Mathews
Company Secretary

3 April 2007

Registered Office:
100 Thames Valley Park Drive
Reading
Berkshire RG6 1PT
Registered in England & Wales No. 3690065

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CORPORATE GOVERNANCE

Remuneration report	59

Dear Shareholder,
On behalf of the Board, I am delighted to present the Directors’ report on remuneration for 2006, for which we will be seeking approval from shareholders at our Annual General Meeting.

The Remuneration Committee is focused on ensuring the remuneration policy enables BG Group to attract, retain and motivate the executive talent required for the successful delivery of our integrated gas strategy.

During 2006, the Committee reviewed the Group’s approach to executive remuneration against the international oil and gas market in which we compete for talent. Following consultation with our major shareholders, changes have been made to the maximum awards that can be granted under our annual incentive scheme for 2007 and minor modifications have been made to our long-term share-based schemes (see page 60). These changes are within the pre-approved limits and fully in accordance with our pay for performance policy.

We will continue to review the fiercely competitive oil and gas market to ensure that our approach aligns executive remuneration with the interests of our shareholders.

Baroness Hogg

Chairman of the Remuneration Committee
3 April 2007

AUDIT NOTES
In accordance with Schedule 7A of the Companies Act 1985, as inserted by the Directors’ Remuneration Report Regulations 2002 (the ‘Regulations’), the following sections of the report have been audited: Directors’ Remuneration; Directors’ Interests in Shares; awards under the BG Group Long Term Incentive Scheme; options under the BG Group Sharesave Scheme and the BG Group Company Share Option Scheme; and the table and notes in the Pensions section of the report. The remaining sections are not subject to audit.

REMUNERATION COMMITTEE
The Committee’s principal responsibilities are:

•	setting, reviewing and recommending to the Board for approval the Company’s overall remuneration policy and strategy;

•	setting, reviewing and approving individual remuneration arrangements for Executive Directors and the Chairman, including terms and conditions of employment and any changes;

•	reviewing and approving the salary structure and terms, conditions and benefits of employment of other Group Executive Committee members and the Company Secretary;

•	approving the rules, and launch, of any Company share, share option or cash-based incentive scheme and the grant, award, allocation or issue of shares, share options or payments under any such scheme; and

•	approving changes to the BG Pension Scheme rules or changes to funding and management arrangements.

The full terms of reference of the Committee can be found on the BG Group website and copies are available on request.

The Committee comprises the Chairman and independent non-executive Directors. The Committee meets on at least four occasions each year. The members during the year were:

To 14 December 2006

Baroness Hogg (Chairman)	Peter Backhouse

Paul Collins	Sir John Coles

Jürgen Dormann

Philippe Varin
(from 13 December 2006)

Ben Mathews, Company Secretary, attends meetings as Secretary to the Committee.

The following individuals attend meetings by invitation and provide advice to the Committee to enable it to make informed decisions:

•	Sir Robert Wilson, Chairman of the Board (following changes to the Committee’s terms of reference, Sir Robert Wilson became a member of the Remuneration Committee from 6 February 2007)

•	Frank Chapman, Chief Executive

•	Peter Duffy, Executive Vice President Human Resources

•	Robert Booker, Head of Performance and Reward (and his predecessor Natarajan Sundar until July 2006)

•	Sarah Franklin, Head of Employment Law

No Director is present when his or her own remuneration is being discussed.

The Committee also meets without management and receives information and independent executive remuneration advice from Kepler Associates(a), an external consultancy firm appointed by the Committee. During 2006, Kepler Associates provided advice to the Committee on market trends, incentive schemes and other remuneration issues. Kepler Associates does not advise the Company on any other issues.

Other external advisers also provide support and advice to the Committee in relation to executive remuneration. Towers Perrin(a) provides general compensation and benefits advice and information to the Committee and to BG Group management. Herbert Smith LLP(a) provides legal advice and services on share schemes (as well as other legal services to the Group and to the trustees of the Ballylumford Power Pension Scheme(b)). Linklaters(a) provides legal advice on employee incentives (as well as other legal services to the Group). Watson Wyatt(a) provides actuarial advice to the Committee, the Group, and the trustees of the BG Pension Scheme and the Ballylumford Power Pension Scheme as well as other general consultancy services to the Group. These advisers are appointed by management or the relevant trustees as appropriate.

(a)	Kepler Associates, Towers Perrin, Herbert Smith LLP, Linklaters and Watson Wyatt have given, and not withdrawn, their written consent to the issue of this document with the inclusion of the reference to their respective names in the form and content in which they appear. A copy of each consent letter is available for inspection at BG Group plc, 100 Thames Valley Park Drive, Reading, Berkshire, RG6 1PT. Other than in the provision of the services outlined above, none of Kepler Associates, Towers Perrin, Herbert Smith LLP, Linklaters or Watson Wyatt provides any services to the Group or has any connection with the Group.

(b)	The Ballylumford Power Pension Scheme is a BG Group pension scheme.

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60	Remuneration report continued

REMUNERATION POLICY
The central premise of BG Group’s remuneration policy is that, while reward arrangements should be market competitive, employees should look to performance-related incentives rather than base salaries to earn above-average reward. Performance-related incentive schemes form a significant proportion of the total reward package for executives and are designed to align their interests with those of shareholders and establish a clear link between pay and performance.

In defining BG Group’s remuneration policy, the Committee takes into account advice received from external consultants and also best practice guidelines set by institutional shareholder bodies, including the principles and guidelines on executive remuneration issued by the Association of British Insurers (ABI).

To implement the policy, BG Group has a well-developed, Group-wide performance management system and operates three complementary performance-related incentive schemes for executives:

•	the Annual Incentive Scheme (AIS) – designed to focus executives on the business priorities of the financial year and to reinforce the individual and Company performance ethic;

•	the Long Term Incentive Scheme (LTIS) – aims to motivate participants to maximise total shareholder return (TSR)(a) as measured against a comparator group of international oil and gas companies over a period of three years; and

•	the Company Share Option Scheme (CSOS) – aims to drive real earnings growth over the long term. The mechanism used for measuring this is the growth in the Group’s earnings per share (EPS)(b) relative to the growth in the Retail Price Index, excluding mortgage interest repayments (RPIX).

The performance periods and performance conditions of the three schemes complement each other to enable the measurement and reward of both short- and long-term performance including absolute (AIS), comparative (LTIS) and sustained (CSOS) financial performance. The Committee considers that the three-year vesting period for the LTIS and the CSOS is appropriate.

REVIEW OF REMUNERATION
During the year, the Committee reviewed the remuneration arrangements for Executive Directors. Remuneration was benchmarked on a total reward basis (i.e. including salaries, incentives and pensions) against the FTSE 30 (excluding financial services companies) and the international oil and gas companies in our LTIS comparator group.

(a)	TSR is defined as the return on investment obtained from holding a company’s shares over a period. It includes dividends paid, the change in the capital value of the shares and other payments to, or by, shareholders within the period. TSR is calculated on a common currency basis to ensure that international comparisons are fair.

(b)	EPS is published quarterly when BG Group reports its results. For grants made on or after 21 July 2004, the Group’s published EPS is adjusted to take into account the volatility of both commodity prices and exchange rates. See page 61 for further details.

The Committee decided to make certain changes to the incentive arrangements for Executive Directors in order for BG Group to maintain its competitive position:

•	For 2007, the maximum annual incentive opportunity for the Chief Executive will be increased from 100% to 150% of salary, and for the other Executive Directors from 100% to 125% of salary.
Superior levels of performance will be required to achieve these new higher incentive levels.

•	For 2006, the CSOS and LTIS awards were subject to their individual scheme limits of 400% of salary. The previously applied Estimated Present Value (EPV) limit, of a combined award of CSOS and LTIS of up to 175% of salary, was removed.

•	For 2006 LTIS awards onwards, dividends paid during the performance period accrue on those shares that vest. This will provide a closer link between shareholder returns and payments to the Executives.

During the year, the Committee also reviewed all share-based schemes to ensure compliance with the Employment Equality (Age) Regulations 2006 (“the Age Regulations”).

The Committee approved changes to the grant policy for the LTIS and CSOS and to the rules of the Sharesave Scheme, the LTIS and the CSOS:

•	For 2006 awards onwards, grants under the CSOS and LTIS are made without reference to age or to length of expected employment.

•	For 2006 awards onwards, the rules of the CSOS have been amended and aligned with the rules of the LTIS so that time pro- rating will normally apply on early vesting. Early vesting in both schemes remains subject to the achievement of the applicable performance conditions.

During 2007, the Committee will continue to review the operation of the incentive schemes to ensure optimal performance alignment and to ensure continued compliance with regulations.

COMPONENTS OF REMUNERATION
The current remuneration package for Executive Directors comprises performance-related and non-performance-related components. The performance-related components are the incentive schemes referred to above and the non-performance-related components are base salary, taxable benefits and pension entitlements. In addition, the Executive Directors are eligible to participate in the Company’s all-employee share schemes. Pay and employment conditions elsewhere in the Group have been taken into account by the Committee in determining the remuneration packages for Executive Directors. The Committee has also followed the provisions of Schedule A to the Combined Code that relate to the design of performance-related remuneration.

The proportion of each Executive Director’s total remuneration that is performance-related is significant even for target performance. For stretch performance, the proportion of total remuneration that is performance-related is higher, as is the total amount of remuneration payable.

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CORPORATE GOVERNANCE

61

The average proportion of remuneration (including pension) that was performance-related in 2006 is illustrated by the chart below. In estimating the relative importance of those elements of remuneration that are, and those that are not, performance-related, as required by the Regulations, a number of assumptions have had to be made about the Company’s share price growth and TSR, relative to the Company’s comparator group, over the next three years.

Composition of remuneration package
for Executive Directors (average)
As a % of total remuneration (including pension)

Base salaries
Executive Directors’ salaries are reviewed each year, with any changes normally taking effect from 1 April. This review takes into account individual performance, experience and market competitiveness. Pensionable salary is derived from base salary only.

In line with our remuneration policy, the Committee benchmarks Executive Directors’ salaries against a comparator group, which, for the 2006 salary review, was the FTSE 30 excluding financial services companies. Following the review, the salaries for the Chief Executive and Chief Financial Officer were below the median of this group. The Deputy Chief Executive position was benchmarked against a composite of Chief Executive and Chief Financial Officer positions, taking into account the skills and experience in the role. The Committee is satisfied that this is the most appropriate benchmark for this position.

Annual Incentive Scheme
The Group operates a cash-based annual incentive scheme, which in 2006 provided an incentive opportunity in the range of 0 to 100% of base salary.

At the start of the incentive year (1 January), the Board sets challenging budget and stretch financial performance targets and the Committee endorses other performance measures, notably with respect to health, safety and environmental indicators. Bonuses at the higher end of the range are payable only for demonstrably superior Group and individual performance.

For the Executive Directors, the performance measures for the 2006 incentive year were EPS(a), return on average capital employed(b)

(a)	Actual results are adjusted to exclude the volatility of upstream prices, the US$/UK£ exchange rate, the volatility of US natural gas prices on contracted LNG cargoes and the Comgas regulatory current account.

(b)	Average capital employed consists of total shareholders’ funds plus commodity financial instruments (including associated deferred tax) and net funds/ (borrowings), averaged between the start and the end of the year. Actual average capital employed is adjusted to exclude the volatility of upstream prices and the US$/UK£ exchange rate. Return on average capital employed represents profit after tax (excluding disposals, re-measurements and impairments) plus net finance costs.

(ROACE) and performance against a Health, Safety and Environment (HSE) balanced scorecard(c). The weighting of each of these metrics is illustrated below:

Annual Incentive Scheme organisational
performance measures
Weighting of 2006 performance metrics for Executive Directors

In determining the actual incentive payment, the Committee considers these results against the context of the overall performance of the business and of the individual. The review of the overall performance of the business takes into consideration such factors as operational performance, strategy and business development activities and performance against industry peers. The review of individual performance takes into consideration achievements against the individual’s personal performance contract.

For the 2006 incentive year, financial performance against both the EPS and ROACE targets was rated as stretch and performance against the HSE balanced scorecard was rated as strong. Taking into account these results and overall business and individual performance, the Committee awarded the Chief Executive, the Deputy Chief Executive and the Chief Financial Officer AIS payments of 100% of base salary. Payments in respect of the 2006 incentive year were made in March 2007.

The Committee has decided that the same performance measures will apply to the AIS for 2007.

Long-term incentives
When making the decision on the level of award, the Committee takes into consideration a number of factors including Face Value, Estimated Present Value (EPV) and scheme dilution limits.

The Face Value of an award is equal to the number of shares, or shares under option, multiplied by the relevant share price. The relevant share price of an LTIS award is the average share price for the calendar year immediately prior to the date of grant. The relevant share price for a CSOS award is the average share price for the three dealing days immediately prior to the date of award.

The rules of the LTIS and CSOS each permit a maximum award with a Face Value equal to 400% of salary in each year. The maximum combined award granted during 2006 was 368% of salary in LTIS and 400% of salary in CSOS.

EPV is a measure that describes the economic or fair value of an award. The measure, which is based on generally accepted

The adjustments in (a) and (b) are independently reviewed.

(c)	The HSE balanced scorecard measures performance across a range of leading and lagging indicators reflecting the Group’s commitment to HSE.

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62	Remuneration report continued

remuneration practice, takes account of the performance conditions and the risk that grants and allocations may be forfeited.

Long Term Incentive Scheme
A limited number of key employees are allocated Company shares under the LTIS. This allocation marks the beginning of a three-year performance period. The Company’s TSR performance against that of a comparator group of companies over the three-year period will determine what proportion of the allocated shares will be transferred into the ownership of the employee. There is no retest provision. The Committee considers that measuring performance against a comparator group of companies ensures that executives are rewarded based on BG Group’s performance relative to the performance of the other companies in the comparator group.

In the event of a change of control, vesting of shares under the LTIS is not automatic and would depend upon the extent to which the performance conditions had been met at the time.

For the 2003 and 2004 LTIS allocations, the comparator group comprised 21 companies, including BG Group plc. The Committee considered that this group represented an appropriate set of international oil and gas companies against which the performance of BG Group could be compared by shareholders.

For the 2005 allocation, the group was reduced to 19, due to the merger of Royal Dutch Petroleum Co. and Shell Transport and Trading Co. plc to form Royal Dutch Shell plc and the acquisition of Unocal Corporation by Chevron Texaco Corporation (now called Chevron Corporation).

For the 2006 allocation, the group was further reduced to 17, due to the acquisition of Burlington Resources Inc. by ConocoPhillips and the acquisition of Kerr-McGee Corporation by Anadarko Petroleum Corporation.

The other companies in the comparator group are currently as follows:

Anadarko
Petroleum		Royal Dutch Shell
Corporation	ENI S.p.A.	plc

Exxon Mobil
BP plc	Corporation	Repsol YPF S.A.

Hess Corporation
Chevron	(formerly Amerada
Corporation	Hess Corporation)	Statoil ASA

Marathon Oil
ConocoPhillips	Corporation	Total S.A.

Duke Energy
Corporation	Norsk Hydro ASA

Occidental
El Paso	Petroleum
Corporation	Corporation

Of these companies, nine are headquartered in the USA, one in the UK and six elsewhere in Europe.

The Committee reviews this comparator group from time to time and intends to do so before making future allocations under the LTIS.

The Committee has set the following performance conditions for allocations made under the LTIS:

BG Group’s TSR position
in comparator group	% of allocated shares transferred

Top	100

Upper Quartile	75

Median	30

Below Median	All allocated shares are forfeited

Where performance is between Upper Quartile (UQ) and Top (T) or between Median (M) and UQ, the percentage of shares to be transferred is determined on a proportionate basis.

These performance conditions are illustrated by the graph below:

LTIS performance conditions
% of allocated shares transferred

The performance period for the 2003 allocation ended on 4 September 2006. BG Group’s final TSR for this period relative to the TSRs of companies in the relevant comparator group was measured by the independent TSR monitoring service of Alithos Limited and reviewed by Kepler Associates. This analysis placed BG Group in 6th position. The Committee therefore decided, in accordance with the performance condition for the 2003 allocation, that 75% of the original allocation of shares had vested and, accordingly, these shares were transferred to the participating employees on 6 September 2006.

Company Share Option Scheme
Approximately 2 300 employees are currently eligible to participate in the CSOS, including all UK payroll employees and those overseas employees above a certain grade.

The Company grants an option over its shares to each eligible employee and the option price is set at the fair market value at the time of the grant. As described below, the CSOS measures performance according to EPS growth relative to the growth in the RPIX. The Committee considers that an EPS performance measure ensures that employees receive rewards only when the Company has achieved sustained earnings growth during the performance period. The calculation of EPS growth for grants made on or after 21 July 2004 has been made using constant commodity prices and constant exchange rates.

During the transition to IFRS, EPS growth figures are being calculated on a consistent basis by restating prior years’ results in compliance with IFRS.

To the extent that the performance target has been met three years from the date of grant, the option may be exercised (in whole or in part) at any time up to the expiry of ten years from the date of grant.

For grants made on or after 21 July 2004, there is no retest provision.

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63

As in prior years, the levels of grant made to individual employees in 2006 were differentiated based on each individual’s performance to date and expectation of future contributions. For the 2006 grant, the Committee set the following performance targets:

EPS growth over RPIX (over 3 years)	% of option that is exercisable

30% or greater	100

15%	50

Less than 15%	Option is forfeited

A proportion of between half and all of the options will be exercisable if the Company achieves EPS growth over three years of RPIX plus between 15% and 30%, respectively.

These targets are the same as those which apply to the 2004 and 2005 grants (and which applied to the 2003 grant) and are considered by the Committee to be particularly demanding.

These performance targets are illustrated by the graph below:

CSOS performance conditions
% of option exercisable

Over the three year performance period for the 2003 CSOS grant, the Company’s EPS growth above the growth in the RPIX exceeded 30%. As a result, 100% of the shares under option granted to employees in September 2003 are exercisable prior to September 2013.

In the event of a change of control, exercise of an option under the CSOS is not automatic and would depend upon the extent to which the performance condition had been satisfied at the time.

All-employee share schemes
In order to encourage share ownership, the Company currently provides two all-employee share schemes for its UK employees, the Share Incentive Plan (SIP) and the Sharesave Scheme.

Share Incentive Plan
The BG Group SIP is approved by HM Revenue & Customs. There are two parts to the SIP – the Partnership Shares Plan and the Free Shares Plan.

(a) Partnership Shares
Eligible employees are offered the opportunity to buy Company shares from pre-tax earnings as part of a regular share purchase plan. Shares are currently purchased every six months using employees’ accumulated deductions and are placed in trust.

At 31 December 2006, 62% of eligible employees were participating in this plan. Of those participating, 75% were contributing the maximum of £125 per month.

(b) Free Shares
A Free Shares award of a maximum of 388 shares, representing the value of the £3 000 statutory limit, was made on 25 April 2006 to all eligible employees in the UK, based on the Group’s performance during 2005. These shares will be held in trust for up to five years.

For 2006, the Committee may approve the award of Free Shares in the Company up to the statutory limit for each individual. All eligible employees will receive the same number of shares. This number will be determined based on the Group’s performance during 2006.

Sharesave Scheme
The Company continued to operate the BG Group Sharesave Scheme in 2006. The scheme is approved by HM Revenue & Customs and enables eligible employees to acquire the Company’s shares with the proceeds of a monthly savings contract. The contract period is three or five years. At 31 December 2006, 67% of eligible employees were participating in the Sharesave Scheme, contributing an average monthly payment of £218. Of those participating, 71% were contributing the statutory maximum of £250 per month.

PENSIONS
The pension arrangements for Executive Directors are detailed on page 68.

As detailed in note 29, page 111, BG Group operates a number of pension plans across the Group. Outside the UK, these plans are generally defined contribution (or money purchase) arrangements. The UK plan is a defined benefit arrangement.

The Committee is mindful of the potential risks associated with operating a defined benefit pension scheme and is taking active steps to mitigate these risks. During the course of 2007, a defined contribution scheme will be introduced in the UK for new hires.

DILUTION
The ABI has published guidelines relating to the disclosure of the percentage of a company’s issued share capital that can be issued to employees under share schemes. In the event of all options outstanding as at 31 December 2006 under BG Group’s CSOS and Sharesave Schemes (which involve the issue of new shares) becoming exercisable, the resulting issue of shares would represent less than 1.78% of the issued share capital as at that date.

SHAREHOLDING GUIDELINES
The Committee has adopted guidelines for Executive Directors, Group Executive Committee members and certain other senior employees to encourage substantial long-term share ownership. These require that, over a period of five years from the introduction of the guidelines in 2002 (or date of appointment, if later), Executive Directors build up, and then retain, a holding of shares with a value equivalent to 200% of base salary. The required holding for other members of the Group Executive Committee is 100% of base salary and for certain other senior employees is 50% of base salary. The guidelines require that, in relation to the 2002 and later LTIS allocations, vested shares (net of tax) should be retained by the individual until the required shareholding level is reached.

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64	Remuneration report continued

SERVICE CONTRACTS
The Executive Directors’ service contracts, including arrangements for early termination, are carefully considered by the Committee and are designed to recruit, retain and motivate Directors of the quality required to manage the Group. The Committee considers that a notice period of one year is appropriate.

The Executive Directors’ service contracts contain change of control provisions. Should the Directors’ employment be terminated within 12 months of a change of control, they are entitled to liquidated damages. The amount of liquidated damages is equal to one year’s gross salary and a credit of one year’s pensionable service (less any deductions the employer is required to make), which the Committee considers to be a genuine pre-estimate of loss. The Committee considers that these provisions assist with recruitment and retention and that their inclusion is therefore in the best interests of shareholders.

Other than change of control, the Executive Directors’ service contracts do not contain provisions for compensation in the event of early termination. When calculating termination payments the Committee takes into account a variety of factors, including individual and Group performance, the obligation for the Director to mitigate his or her own loss (for example, by gaining new employment) and the Director’s length of service. Further details of the Executive Directors’ service contracts can be found on page 65.

SENIOR EXECUTIVES BELOW THE EXECUTIVE DIRECTORS
The policy and practice with regard to the remuneration of senior employees below the Executive Directors is entirely consistent with that for the Executive Directors. These senior executives all have a significant portion of their reward package linked to performance. They all qualify for AIS, CSOS and LTIS, and their financial targets are the same as, or cascaded from, the targets for the Executive Directors. The Committee reviews and approves the individual remuneration packages for the Group Executive Committee members and the Company Secretary in accordance with the overriding objectives of our remuneration policy. Their individual performance is reviewed and their base salary increases, AIS payments, and CSOS and LTIS awards are subject to approval by the Committee each year.

NON-EXECUTIVE DIRECTORS
The Board aims to recruit non-executive Directors of a high calibre with broad commercial, international or other relevant experience. Non-executive Directors are appointed by the Board on the recommendation of the Nominations Committee. Their appointment is for an initial term of three years, subject to election by shareholders at the first AGM following their appointment. Upon the recommendation of the Nominations Committee, they are generally re-appointed for a second term of three years, subject to re-election by shareholders. There is no notice period and no provision for termination payments.

The terms of engagement of the non-executive Directors are set out in a letter of appointment.

Following a review during the year, the basic fee paid to non-executive Directors was reviewed and raised to £65 000 per annum, effective from 1 July 2006. Additional fees are also payable, for example, for membership of, or chairing, a committee of the Board or acting as Senior Independent Director. Fees are reviewed every two years, taking into account time commitment, competition for high quality non-executive directors and market movements.

Non-executive Directors are not eligible to participate in any of the Company’s share schemes, incentive schemes or pension schemes.

CHAIRMAN
Sir Robert Wilson was initially appointed as Chairman with effect from 1 January 2004 and was re-appointed with effect from 1 January 2007. In line with the non-executive Directors, his re-appointment is for a three year term and there is no notice period and no provision for payment in the event of early termination. The fee paid to Sir Robert Wilson was reviewed during the year and revised to £625 000 per annum effective from 1 January 2007. It is next subject to review from 1 January 2009.

PERFORMANCE GRAPH
The graph below shows BG Group’s TSR performance for the five year period ended 31 December 2006 (calculated in accordance with the Regulations) against the performance of the FTSE 100.

The FTSE 100 was chosen because this is a recognised broad equity market index of which the Company is a member.

Historical TSR performance
Growth in the value of a hypothetical £100 holding of BG Group plc shares over the five year period ended 31 December 2006, based on spot values.

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65

The following section of this report provides details of the remuneration, service contracts or letters of appointment and share interests of all the Directors for the year ended 31 December 2006.

DIRECTORS’ REMUNERATION

INDIVIDUAL REMUNERATION FOR THE YEAR TO 31 DECEMBER

	Salary/fees		Taxable benefit (a)		Bonus		Total

	2006	2005	2006	2005	2006	2005	2006	2005
	£	£	£	£	£	£	£	£

Sir Robert Wilson	550 000	525 000	2 945	1 794	–	–	552 945	526 794

Ashley Almanza(c)(d)(e)	544 500	484 497	2 892	1 794	540 000	480 000	1 087 392	966 291

Frank Chapman(c)(d)(e)	901 600	814 097	4 154	3 422	900 000	779 000	1 805 754	1 596 519

William Friedrich(c)(d)(e)(f)	682 379	632 997	46 388	42 523	690 000	608 000	1 418 767	1 283 520

Peter Backhouse(b)	76 250	66 492	331	–	–	–	76 581	66 492

Sir John Coles(b)(g)	83 750	69 207	331	–	–	–	84 081	69 207

Paul Collins(b)	91 250	80 901	331	–	–	–	91 581	80 901

Jürgen Dormann(b)	71 250	38 750	331	–	–	–	71 581	38 750

Baroness Hogg(b)	78 750	65 958	331	–	–	–	79 081	65 958

Lord Sharman(b)	78 750	71 250	331	–	–	–	79 081	71 250

Philippe Varin(b)	44 469	–	331	–	–	–	44 800	–

Former Directors
Sir Richard Giordano(h)	–	–	49 628	49 737	–	–	49 628	49 737

(a)	Taxable benefits are the total estimated value of benefits received otherwise than in cash. These include items such as company car, driver, financial advice, gifts and medical insurance.
(b)	Each non-executive Director was paid a fee of £55 000 per annum until 30 June 2005. From 1 July 2005, this fee was increased to £57 500 per annum. From 1 July 2006, this fee was increased to £65 000 per annum. A fee of £5 000 per annum was also paid for membership of the Audit, Corporate Responsibility and Remuneration committees, other than for the chairmen of those committees. The chairmen of the Audit and Remuneration committees received fees of £15 000 and £10 000 per annum respectively until 30 June 2006. From 1 July 2006, these fees increased to £20 000 per annum for chairing the Audit Committee and £15 000 per annum for chairing the Remuneration Committee. A fee of £10 000 per annum for chairing the Corporate Responsibility Committee was introduced with effect from 15 March 2005, which increased to £15 000 per annum from 1 July 2006. From 4 May 2005, Paul Collins received a fee of £20 000 per annum as the Senior Independent Director.
(c)	Bonus figures for 2005 represent payments under the AIS in respect of the 2005 incentive year that were made in March 2006. Bonus figures for 2006 represent payments under the AIS in respect of the 2006 incentive year that were made in March 2007.
(d)	Salary figures for Executive Directors include Free Shares to the value of £2 997 received under the SIP in April 2005 and £3 000 in April 2006. In 2007, Ashley Almanza, Frank Chapman and William Friedrich will be eligible to receive up to a further £3 000 worth of Free Shares under the SIP.
(e)	Salary figures for Ashley Almanza and Frank Chapman for both 2005 and 2006, and for William Friedrich for part of 2006, include a cash allowance in lieu of a company car.
(f)	William Friedrich, who is a US citizen, is covered by long-term care insurance if he returns to the USA. The value of the taxable benefit for 2006 was £9 106. Cover is being paid by ten instalments, the first of which was paid in 2002.
(g)	In 2006, Sir John Coles received a payment of £5 000 in respect of an overseas trip on behalf of the Company.
(h)	Sir Richard Giordano retired as Chairman and Director on 31 December 2003. The Company paid fees incurred by his tax advisers in respect of the two year period following his retirement, as provided in his contract of employment. He continues to be entitled to private medical insurance and long-term care insurance. The long-term care insurance is being paid by ten instalments.

DIRECTORS’ SERVICE CONTRACTS

EXECUTIVE DIRECTORS
Details of the service contracts of the Executive Directors who served during the year are set out below:

Compensation
payable
	Contract	Unexpired	Notice	upon early
	date	term	period	termination	(a)

Ashley Almanza	01 Aug 02	rolling 1yr	1yr	n/a

Frank Chapman	14 Sep 00	rolling 1yr	1yr	n/a

William Friedrich	14 Sep 00	rolling 1yr	1yr	n/a

(a)	Other than the change of control provisions, the Executive Directors’ service contracts do not contain provisions for compensation payable upon early termination.

Change of control
As described on page 64, the Executive Directors’ service contracts contain change of control provisions.

For the purposes of these provisions, a change of control is deemed to occur if the Company becomes a subsidiary of another company; or if 50% or more of the voting rights of the Company or the right to appoint or remove the majority of the Board of the Company become vested in any individual or body or group of individuals or bodies acting in concert; or if all or substantially all of the business, assets and undertakings of the Company become owned by any person, firm or company (other than a subsidiary or associated company). A change of control is also deemed to occur if the whole of the issued capital of BG Energy Holdings Limited or a substantial part of the undertaking of that company (including its subsidiaries) is transferred to another company, unless that transferee company is a subsidiary of the Company, or a company ultimately owned by substantially the same shareholders as are the ultimate owners of the Company.

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66	Remuneration report continued

Change of control continued
However, a change of control does not occur if (and only if) through a process of reconstruction the Company becomes a subsidiary of another company owned by substantially the same shareholders as are the shareholders of the Company. The Executive Directors’ service contracts provide that any payments made pursuant to these provisions will be made less any deductions the employer is required to make. Any such payments shall be in full and final settlement of any claims the Executive Director may have against the employer or any associated company arising out of the termination of employment except for any personal injury claim, any claim in respect of accrued pension rights or statutory employment protection claims.

CHAIRMAN AND NON-EXECUTIVE DIRECTORS

Date of letter of
	appointment or	Unexpired
	re-appointment	term

Sir Robert Wilson(a)	14 Dec 06	2yrs 9mths

Peter Backhouse(b)	3 Jan 07	3yrs 2mths

Sir John Coles(b)	24 Jan 07	2yrs 2mths

Paul Collins(b)	5 Feb 07	3yrs 2mths

Jürgen Dormann	23 May 05	2yrs 2mths

Baroness Hogg	9 Feb 05	1yr 2mths

Lord Sharman(b)	8 Jan 07	3yrs 2mths

Philippe Varin(b)	2 May 06	2yrs 2mths

The non-executive Directors’ letters of appointment do not contain any notice period or provision for compensation in the event of early termination of their appointment.

(a)	Sir Robert Wilson was re-appointed as Chairman with effect from 1 January 2007. This is subject to his re-election by shareholders at the 2009 AGM.
(b)	The unexpired term is subject to election or re-election by shareholders at the 2007 AGM.

DIRECTORS’ INTERESTS IN SHARES UNDER THE BG GROUP LONG TERM INCENTIVE SCHEME

			Notional
		Notional	allocations					Notional
	Market price	allocations of	of shares		End of			allocations of
	at date of	shares as at	made during	Shares vested	performance		Value	shares as at
Award date	award	1 Jan 2006	the year	during the year	period (b)	Vesting date	vested	31 Dec 2006

Ashley Almanza

05 Sep 03(a)	£2.6600	324 935		243 701	04 Sep 06	05 Sep 06(c)	£1 658 385	–

03 Sep 04	£3.5000	400 000			02 Sep 07	03 Sep 07		400 000

02 Sep 05	£5.0775	371 563			01 Sep 08	02 Sep 08		371 563

04 Sep 06	£6.8400		255 330		03 Sep 09	04 Sep 09		255 330

Totals		1 096 498	255 330					1 026 893

Frank Chapman

05 Sep 03(a)	£2.6600	688 956		516 717	04 Sep 06	05 Sep 06(c)	£3 516 259	–

03 Sep 04	£3.5000	750 000			02 Sep 07	03 Sep 07		750 000

02 Sep 05	£5.0775	673 768			01 Sep 08	02 Sep 08		673 768

04 Sep 06	£6.8400		516 738		03 Sep 09	04 Sep 09		516 738

Totals		2 112 724	516 738					1 940 506

William Friedrich

05 Sep 03(a)	£2.6600	549 407		412 055	04 Sep 06	05 Sep 06(c)	£2 804 034	–

03 Sep 04	£3.5000	580 000			02 Sep 07	03 Sep 07		580 000

02 Sep 05	£5.0775	480 555			01 Sep 08	02 Sep 08		480 555

04 Sep 06	£6.8400		326 254		03 Sep 09	04 Sep 09		326 254

Totals		1 609 962	326 254					1 386 809

(a)	As a result of the performance criteria measured in September 2006, 75% of the September 2003 notional allocation was transferred to the Executive Directors on 6 September 2006.
(b)	The transfer of shares is dependent on the achievement of performance criteria at the end of a three year performance period. The performance conditions for the scheme are set out on page 62.
(c)	The market price on the date of vesting, 5 September 2006, was £6.905 and on the date of transfer, 6 September 2006, was £6.805.

The Executive Directors also have a deemed beneficial interest in 165 560 shares as potential beneficiaries in the BG Group New Employees Share Trust.

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DIRECTORS’ INTERESTS IN ORDINARY SHARES

OPTIONS
The numbers of share options held by the Directors under the BG Group Sharesave Scheme were as follows:

								Earliest
	Options as at	Exercised		Granted	Lapsed	Options as at	Exercise	normal exercise	Expiry
	1 Jan 2006	in year		in year	in year	31 Dec 2006	price	date	date

Ashley Almanza	3 458	–		–	–	3 458	£2.74	Nov 07	May 08

Frank Chapman	2 398	–		–	–	2 398	£3.95	Nov 08	May 09

William Friedrich	7 368	7 368	(a)	1 606	–	1 606	£5.82	Nov 09	May 10

(a)	The market price on 22 May 2006, the date of exercise, was £6.455. The total gain on exercise was £30 688. This option was exercisable from 1 March to 31 August 2006 at an option price of £2.29.

The number of share options held by the Directors under the BG Group CSOS was as follows:

								Earliest
	Options as at	Exercised		Granted	Lapsed	Options as at	Exercise	normal exercise	Expiry
	1 Jan 2006	in year		in year	in year	31 Dec 2006	price	date	date

Ashley Almanza	22 346	22 346	(a)	–	–	–	£2.6850	Nov 03	Nov 10
	50 557	50 557	(a)	–	–	–	£2.5634	Nov 04	Nov 11
	196 623	196 623	(a)	–	–	–	£2.5175	Sep 05	Sep 12
	204 066	–		–	–	204 066	£2.7050	Sep 06	Sep 13
	250 000	–		–	–	250 000	£3.4733	Sep 07	Sep 14
	337 892	–		–	–	337 892	£4.9942	Sep 08	Sep 15
	–	–		308 228	–	308 228	£6.8983	Sep 09	Sep 16

Frank Chapman	156 424	–		–	–	156 424	£2.6850	Nov 03	Nov 10
	382 304	–		–	–	382 304	£2.5634	Nov 04	Nov 11
	409 136	–		–	–	409 136	£2.5175	Sep 05	Sep 12
	440 406	–		–	–	440 406	£2.7050	Sep 06	Sep 13
	500 000	–		–	–	500 000	£3.4733	Sep 07	Sep 14
	612 711	–		–	–	612 711	£4.9942	Sep 08	Sep 15
	–	–		521 868	–	521 868	£6.8983	Sep 09	Sep 16

William Friedrich	155 307	–		–	–	155 307	£2.6850	Nov 03	Nov 10
	378 403	–		–	–	378 403	£2.5634	Nov 04	Nov 11
	343 435	–		–	–	343 435	£2.5175	Sep 05	Sep 12
	362 292	–		–	–	362 292	£2.7050	Sep 06	Sep 13
	380 000	–		–	–	380 000	£3.4733	Sep 07	Sep 14
	437 007	–		–	–	437 007	£4.9942	Sep 08	Sep 15
	–	–		393 847	–	393 847	£6.8983	Sep 09	Sep 16

(a)	The market price on 28 September 2006, the date of exercise, was £6.60. The total gain on exercise was £1 094 276.

The performance measure for the CSOS is set out on page 63.

The closing price of an ordinary share on 31 December 2006 was £6.93. The range during the year was £7.825 (high) and £5.945 (low). All market price figures are derived from the Daily Official List of the London Stock Exchange.

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68	Remuneration report continued

ORDINARY SHARES
The Directors’ beneficial interests in ordinary shares of the Company at the end of the financial year were as follows:

Beneficial interests
in ordinary shares (a)

	As at	As at
	1 Jan 2006*	31 Dec 2006

Sir Robert Wilson	70 000	80 000

Ashley Almanza	156 172	176 591

Frank Chapman	569 488	435 815

William Friedrich(b)	607 340	619 593

Peter Backhouse	20 500	20 500

Sir John Coles	5 829	5 829

Paul Collins(c)	100 000	100 000

Jürgen Dormann	11 000	22 000

Baroness Hogg	5 904	5 904

Lord Sharman	1 956	1 956

Philippe Varin (appointed 2 May 2006)	–	5 000

* or on date of appointment if later.

(a)	Beneficial interests including shares acquired pursuant to the BG Group SIP.
(b)	William Friedrich holds 77 740 ordinary shares in the form of 15 548 American Depositary Shares (ADSs). Each ADS represents five ordinary shares.
(c)	Paul Collins’ holding is in the form of 20 000 ADSs.

On 12 February 2007, William Friedrich sold 250 000 ordinary shares in the Company. Other than this, there have been no changes in the interests of the Directors in the share capital of the Company or any of its subsidiary undertakings between 1 January and 3 April 2007.

As of 3 April 2007, the Directors’ interests in the share capital of the Company represent less than 1% of the issued share capital of the Company.

PENSIONS
The basis on which retirement benefits are calculated for Frank Chapman, William Friedrich and Ashley Almanza has not changed during the year. They receive an accrual of benefits designed to target a pension of two-thirds of their final 12 months’ salary on retirement from BG Group at age 60, inclusive of retained benefits. As is the case for all other UK employees who became pension scheme members before 6 April 2006, they cannot be paid an immediate pension before age 60 on a non-actuarially reduced basis unless they have attained age 55 and completed 10 years’ service with the Group (including pensionable service transferred from previous employment) and the Company expressly agrees to payment on an unreduced basis, or they are over the age of 50 and have been made redundant, or in the event of incapacity. UK employees who became pension scheme members on or after 6 April 2006 cannot be paid a non-actuarially reduced pension until age 60, other than in the event of incapacity. Pensions in payment are increased in line with retail price inflation. An adult dependant’s pension is payable on death in service, equal to two-thirds of that payable to the pension scheme member based on potential service to age 65. On death in retirement, an adult dependant’s pension is payable equal to two-thirds of the member’s pension prior to exchanging any of it for a cash lump sum.

All the Executive Directors were members of the BG Pension Scheme (BGPS) and the BG Supplementary Benefits Scheme (BGSBS) throughout the year. The BGPS is a funded, registered (formerly approved) pension scheme and the BGSBS is an unfunded, unregistered (formerly unapproved) pension scheme. The allocation of the Executive Directors’ benefits between these schemes changed after 6 April 2006, when a new pensions taxation regime came into force. Provision has been made in respect of the additional obligations for unfunded post-retirement benefits.

Prior to 6 April 2006, the benefits provided for the Executive Directors under the BGPS were subject to the earnings cap, a restriction on the amount of pay that could be used to calculate pensions payable from an approved pension scheme. Retirement benefits (including contingent death benefits) that were not covered by the BGPS were provided by the BGSBS and a provision was made in respect of the additional obligations for these post-retirement benefits.

With effect from 6 April 2006, and subject to the consent of each member affected, the earnings cap was removed for most purposes in the BGPS. We continue to operate the BGSBS, now as a way of providing benefits to those who are above or close to the new ‘lifetime allowance’.

As at 5 April 2006, the value of Mr Chapman’s accrued BGPS benefits exceeded the lifetime allowance. He therefore ceased to accrue pension in the BGPS for service after that date and his remaining past service benefits and pension for future service are provided through the BGSBS.

As at 5 April 2006, the value of Mr Friedrich’s and Mr Almanza’s accrued BGPS benefits were both less than the lifetime allowance. They both consented to the removal of the earnings cap with the proviso that their resulting BGPS benefits should be limited to the lifetime allowance. Their remaining past service benefits and their pensions for future service are provided by the BGSBS.

In July 2006, the Company made the first of two additional contributions to the BGPS to cover the increase in its liability arising from the removal of the earnings cap; the second payment was made in January 2007. There has been a corresponding reduction in the provision in the Company’s accounts.

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CORPORATE GOVERNANCE

69

Directors’ pension provisions were as follows:

	Director’s		Increase in accrued		Total accrued
	contributions in		annual pension in year		annual
	year to			to 31 Dec 2006	pension at
	31 Dec 2006	Age at		£000 pa	31 Dec 2006	Retirement
	£000	31 Dec 2006	(a)	(b)	£000 pa	age

Ashley Almanza	16	43	27	24	126	60

Frank Chapman	16	53	64	54	438	60

William Friedrich	16	57	57	48	385	60

(a)	Actual increase.
(b)	Increase net of price inflation.

	Transfer value of	Transfer value of	Increase in transfer value over
	accrued pension as at	accrued pension as at	the year less Director’s own
	31 December 2005 (c)	31 December 2006 (c)(d)	contributions
	£000	£000	£000

Ashley Almanza	987	1 296	293

Frank Chapman	5 810	7 233	1 407

William Friedrich	6 124	7 895	1 755

(c)	The transfer values shown at the end of 2005 and 2006 represent the value of each Executive Director’s accrued pension based on total service completed to the relevant date. The accrued pensions are the amounts that would have been paid if the Executive Director had left service at the relevant date. The transfer values are calculated in accordance with guidance note GN11 issued by the Institute of Actuaries and Faculty of Actuaries.
(d)	The assumptions used to calculate transfer values were changed with effect from 1 January 2007. These figures have been calculated using the new assumptions.

EXTERNAL APPOINTMENTS
To broaden the experience of Executive Directors, it is Company policy to allow each of them to accept one external appointment as a non-executive director of another company, the fees for which would be retained by the individual Director. William Friedrich is a non-executive director of The Royal Bank of Scotland Group plc (RBS) and is a member of its audit committee. In this capacity he receives a total annual fee of £95 000 which he retains. RBS is one of a number of relationship banks providing a variety of commercial banking and other financial services to BG Group.

By order of the Board
Baroness Hogg
Chairman of the Remuneration Committee

3 April 2007

Registered office:
100 Thames Valley Park Drive
Reading
Berkshire RG6 1PT
Registered in England & Wales No. 3690065

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FINANCIAL STATEMENTS

Principal accounting policies	71

BASIS OF PREPARATION
The Financial Statements for the year ended 31 December 2006 have been prepared in accordance with International Financial Reporting Standards (IFRSs), and International Financial Reporting Interpretations Committee (IFRIC) interpretations. These include standards and interpretations adopted by the EU. In addition, the Financial Statements have been prepared in accordance with those parts of the Companies Act 1985 applicable to companies reporting under IFRS. The Financial Statements have been prepared primarily using historical cost principles except that, as disclosed in the accounting policies below, certain items, including derivatives, are measured at fair value.

The preparation of Financial Statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the Financial Statements and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates. BG Group believes that the accounting policies associated with exploration expenditure, depreciation, decommissioning, impairments, financial instruments including commodity contracts and revenue recognition are the critical policies where changes in estimates and assumptions could have a significant impact on the Financial Statements. Further discussion on these policies, estimates and judgments can be found in the Financial review, pages 27 to 36, note 6, page 91, note 11, page 94 and note 21, page 102.

As permitted by IFRS 1 First-time Adoption of International Financial Reporting Standards, the comparative information for the years ended prior to 1 January 2005 has not been prepared in accordance with IAS 32 and IAS 39. The financial information provided in respect of financial instruments for those years is based on BG Group’s accounting policy under UK GAAP.

The presentation adopted by the Group for its results under IFRS is explained in note 2, page 80.

BASIS OF CONSOLIDATION
The Financial Statements comprise a consolidation of the accounts of the Company and its subsidiary undertakings and incorporate the results of its share of jointly controlled entities and associates using the equity method of accounting. Consistent accounting policies have been used to prepare the consolidated Financial Statements.

Most of BG Group’s Exploration and Production activity is conducted through jointly controlled operations. BG Group accounts for its own share of the assets, liabilities and cash flows associated with these jointly controlled operations, using the proportional consolidation method.

The results of undertakings acquired or disposed of are consolidated from or to the date when control passes to or from the Company. For the Company Financial Statements only, investments in subsidiary undertakings are stated at cost less provision for impairment.

PRESENTATION OF RESULTS
The Group presents its results in the income statement to separately identify the contribution of disposals, certain re-measurements and impairments in order to provide readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business, see presentation of non-GAAP measures, page 152, note 2, page 80 and note 10, page 94.

SEGMENT REPORTING
The Group’s primary format for segment reporting is business segments and the secondary format is geographical segments. This reflects the fact that the risks and returns of the Group’s operations are primarily based on its business activities rather than the geographical location of the Group’s operations.

BUSINESS COMBINATIONS AND GOODWILL
In the event of a business combination, fair values are attributed to the net assets acquired. Goodwill, which represents the difference between the purchase consideration and the fair value of the net assets acquired, is capitalised and subject to an impairment review at least annually or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. Goodwill is treated as an asset of the relevant entity to which it relates, including foreign entities. Accordingly, it is re-translated into pounds Sterling at the closing rate of exchange at each balance sheet date.

PROPERTY, PLANT AND EQUIPMENT EXCLUDING
DECOMMISSIONING ASSETS
All property, plant and equipment is carried at depreciated historical cost. Additions represent new, or replacements of specific components of, property, plant and equipment.

Contributions received towards the cost of property, plant and equipment (including government grants) are included in creditors as deferred income and credited to the income statement over the life of the assets. Finance costs associated with borrowings used to finance major capital projects are capitalised up to the point of commissioning.

DEPRECIATION AND AMORTISATION
Freehold land is not depreciated. Other property, plant and equipment, except exploration and production assets, is depreciated on a straight-line basis at rates sufficient to write off the historical cost less residual value of individual assets over their estimated useful economic lives. The depreciation periods for the principal categories of assets are as follows:

Freehold and leasehold buildings	up to 50 years

Mains, services and meters	up to 60 years

Plant and machinery	5 to 30 years

Motor vehicles and office equipment	up to 10 years

Exploration and production assets are depreciated from the commencement of production in the fields concerned, using the unit of production method based on the proved developed reserves of those fields, except that a basis of total proved reserves is used for acquired interests and for facilities. Changes in these estimates are dealt with prospectively.

Asset lives are kept under review and complete asset life reviews are conducted periodically. Residual values are reassessed annually.

Intangible assets in respect of contractual rights are recognised at cost less amortisation. They are amortised on a straight-line basis over the term of the related contracts.

IMPAIRMENT OF NON-CURRENT ASSETS
Any impairment of non-current assets is calculated as the difference between the carrying values of cash generating units (including associated goodwill) and their recoverable amount, being the higher of the estimated value in use or fair value less costs to sell at the date the impairment loss is recognised. Value in use represents the net present value of expected future cash flows discounted on a pre-tax basis.

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72	Principal accounting policies continued

ASSETS HELD FOR SALE
When an asset or disposal group’s carrying value will be recovered principally through a sale transaction rather than through continuing use, it is classified as held for sale and stated at the lower of carrying value and fair value less costs to sell. No depreciation is charged in respect of non-current assets classified as held for sale.

INVENTORIES
Inventories, including inventories of gas and oil held for sale in the ordinary course of business, are stated at weighted average historical cost less provision for deterioration and obsolescence or, if lower, net realisable value.

REVENUE RECOGNITION
Revenue associated with exploration and production sales (of crude oil and petroleum products including natural gas) is recorded when title passes to the customer. Revenue from the production of natural gas and oil in which the Group has an interest with other producers is recognised based on the Group’s working interest and the terms of the relevant production sharing contracts (entitlement method). Differences between production sold and the Group’s share of production are not significant.

Sales of liquefied natural gas (LNG) and associated products are recognised when title passes to the customer as the product passes the delivery point at the loading port or the tailgate of the regasification terminal. LNG shipping revenue is recognised over the period of the relevant contract.

Revenue from gas transmission and distribution activities is recognised in the same period in which the related volumes are delivered to the customer.

Power generation revenues are recognised based on the availability status of the power station to produce at a given point in time. Revenue associated with the costs of actual production is recognised whenever power is generated.

All other revenue is recognised when title passes to the customer.

EXPLORATION EXPENDITURE
BG Group uses the ‘successful efforts’ method of accounting for exploration expenditure. Exploration expenditure, including licence acquisition costs, is capitalised as an intangible asset when incurred and certain expenditure, such as geological and geophysical exploration costs, is expensed. A review of each licence or field is carried out, at least annually, to ascertain whether proved reserves have been discovered. When proved reserves are determined, the relevant expenditure, including licence acquisition costs, is transferred to property, plant and equipment and depreciated on a unit of production basis. Expenditure deemed to be unsuccessful is written off to the income statement. Exploration expenditure is assessed for impairment when facts and circumstances suggest that its carrying amount exceeds its recoverable amount. For the purposes of impairment testing, exploration and production assets may be aggregated into appropriate cash generating units based on considerations including geographical location, the use of common facilities and marketing arrangements.

DECOMMISSIONING COSTS
Where a legal or constructive obligation has been incurred, provision is made for the net present value of the estimated cost of decommissioning at the end of the producing lives of fields.

When this provision gives access to future economic benefits, an asset is recognised and then subsequently depreciated in line with the life of the underlying producing field, otherwise the costs are charged to the income statement. The unwinding of the discount on the provision is included in the income statement within finance costs. Any changes to estimated costs or discount rates are dealt with prospectively.

FOREIGN CURRENCIES
On consolidation, assets and liabilities denominated in foreign currencies are translated into pounds Sterling (the functional currency of the Company and the presentation currency of the Group) at closing rates of exchange. Trading results of overseas subsidiary undertakings, jointly controlled entities and associates are translated into pounds Sterling at average rates of exchange. Differences resulting from the retranslation of the opening net assets and the results for the year are taken to reserves. Any differences arising from 1 January 2003, the date of transition to IFRS, are presented as a separate component of equity.

Exchange differences on monetary assets and liabilities are taken to the income statement, with the exception of exchange differences on monetary items that form part of a net investment in a foreign operation. These differences are taken to reserves until the related net investment is disposed of. All other exchange movements are dealt with through the income statement.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents comprise cash on hand, deposits with a maturity of three months or less and other short-term highly liquid investments that are readily convertible to known amounts of cash.

DEFERRED TAX
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the Financial Statements. Currently enacted tax rates are used in the determination of deferred income tax. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available, against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, jointly controlled entities and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

LEASES
Assets held under finance leases are capitalised and included in property, plant and equipment at the lower of fair value and the present value of the minimum lease payments as determined at the inception of the lease. The obligations relating to finance leases, net of finance charges in respect of future periods, are determined at the inception of the lease and included within borrowings. The interest element of the rental obligation is allocated to accounting periods during the lease term to reflect the constant rate of interest on the remaining balance of the obligation for each accounting period.

The Group has certain long-term arrangements under which it has acquired all of the capacity of certain property, plant and equipment. In circumstances where it is considered that the Group has the majority of the risks and rewards of ownership of the plant, the arrangement is considered to contain a finance lease.

Rentals under operating leases are charged to the income statement on a straight-line basis over the lease term.

FINANCIAL INSTRUMENTS (FROM 1 JANUARY 2005)
Derivative financial instruments are initially recognised and subsequently measured at fair value.

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FINANCIAL STATEMENTS

73

Derivative financial instruments utilised by the Group’s treasury operations include interest rate swaps, foreign currency swaps, cross currency interest rate swaps, forward rate agreements, and forward exchange contracts.

Certain derivative financial instruments are designated as hedges in line with the Group’s risk management policies. Gains and losses arising from the re-measurement of these financial instruments are either recognised in the income statement or deferred in equity depending on the type of hedging relationship. When a hedging instrument is sold or expires, any cumulative gain or loss previously recognised in equity remains in equity until the hedged transaction is recognised in the income statement. Movements in the fair value of derivative financial instruments not included in hedging relationships are recognised in the income statement. Loans held by the Group are initially measured at fair value and subsequently carried at amortised cost except where they form the underlying transaction in an effective fair value hedge relationship when the carrying value is adjusted to reflect fair value movements associated with the hedged risks. Such adjustments are reported in the income statement. Other financial instruments such as receivable balances are measured at amortised cost less impairments. Liabilities associated with financial guarantee contracts are initially measured at fair value and re-measured at each balance sheet date.

FINANCIAL INSTRUMENTS (TO 31 DECEMBER 2004)
Derivatives used for hedging are accounted for on an accruals basis. Termination payments made or received in respect of derivatives are spread over the shorter of the life of the original instrument or the life of the underlying exposure in cases where the underlying exposure continues to exist. Where the underlying exposure ceases to exist, any termination payments are taken to the income statement.

Interest differentials on derivative instruments are recognised by adjusting the net interest charge. Premiums or discounts on derivative instruments are amortised over the shorter of the life of the instrument or the underlying exposure. Currency swap agreements and forward exchange contracts are retranslated at the rates ruling in the agreements and contracts. Resulting gains or losses are offset against foreign exchange gains or losses on the related borrowings or, where the instrument is used to hedge a committed future transaction, are deferred until the transaction occurs.

COMMODITY INSTRUMENTS (FROM 1 JANUARY 2005)
Within the ordinary course of business the Group routinely enters into sale and purchase transactions for commodities. The majority of these transactions take the form of contracts that were entered into and continue to be held for the purpose of receipt or delivery of the commodity in accordance with the Group’s expected sale, purchase or usage requirements. Such contracts are not within the scope of IAS 39.

Certain long-term gas sales contracts operating in the UK gas market have terms within the contract which constitute written options, and accordingly they fall within the scope of IAS 39. In addition, commodity instruments are used to manage certain price exposures in respect of optimising the timing of gas sales associated with contracted storage and pipeline capacity. These contracts are recognised on the balance sheet at fair value with movements in fair value recognised in the income statement, see Presentation of Results above, Presentation of non-GAAP measures, page 152, note 2, page 80, and note 10, page 94.

The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical and net settled forwards, futures, swaps and options. Where these derivatives have been designated as cash flow hedges of underlying commodity price exposures, certain gains and losses attributable to these instruments are deferred in equity and recognised in the income statement when the underlying hedged transaction crystallises.

All other commodity contracts within the scope of IAS 39 are measured at fair value with gains and losses taken to the income statement.

Gas contracts and related derivative instruments associated with the physical purchase and re-sale of third-party gas are presented on a net basis within other operating income.

COMMODITY INSTRUMENTS (TO 31 DECEMBER 2004)
The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical- and cash-settled forwards, futures, swaps and options. Under specified conditions, certain gains and losses attributable to cash-settled derivative contracts designated as hedging particular gas price exposures are deferred and recognised in the income statement when the underlying hedged transaction crystallises. All other gains and losses relating to net-settled commodity derivatives are taken to the income statement on the maturity or termination of the instrument. Upstream gas trading contracts and related derivative instruments that are settled by the physical purchase and re-sale of third-party gas are presented on a net basis within E&P’s costs.

PENSIONS
The amount recognised on the balance sheet in respect of liabilities for defined benefit pension and post-retirement benefit plans represents the present value of the obligations offset by the fair value of plan assets and excluding actuarial gains and losses not recognised.

The cost of providing retirement pensions and related benefits is charged to the income statement over the periods benefiting from the employees’ services. Current service costs are reflected in operating profit and financing costs are reflected in finance costs in the period in which they arise. Actuarial gains and losses which exceed the greater of 10% of plan assets or plan obligations are spread over the average remaining service lives of the employees participating in the plan and are reflected in operating profit.

SHARE-BASED PAYMENTS
The cost of providing share-based payments to employees is charged to the income statement over the vesting period of the related share options or share allocations. The cost is based on the fair value of the options or shares allocated and the number of awards expected to vest. The fair value of each option or share is determined using either a Black-Scholes option pricing model or a Monte Carlo projection model, depending on the type of award. Market related performance conditions are reflected in the fair value of the share. Non market related performance conditions are allowed for using a separate assumption about the number of awards expected to vest; the final charge made reflects the number actually vesting.

RESEARCH AND DEVELOPMENT AND ADVERTISING EXPENDITURE
All research and advertising expenditure is written off as incurred.

Development expenditure is written off as incurred unless it meets the recognition criteria set out in IAS 38 ‘Intangible Assets’. Where the recognition criteria are met, intangible assets are capitalised and amortised over their useful economic lives.

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FINANCIAL STATEMENTS

74	Consolidated income statement

For the year ended 31 December		2006
	Notes	£m

Group revenue	2	7 136

Other operating income	3, 6	538

Group revenue and other operating income	2	7 674

Operating costs	4, 6	(4 504)

Profit/(loss) on disposal of non-current assets	6	(49)

Operating profit before share of results from joint ventures and associates	2	3 121

Finance income	6, 7	127

Finance costs	6, 7	(102)

Share of post-tax results from joint ventures and associates	2	139

Profit before tax		3 285

Taxation	6, 8	(1 461)

Profit for the year	2, 6	1 824

Profit attributable to:
Minority interests	2, 6	45
Shareholders (earnings)	2, 6	1 779

		1 824

Earnings per ordinary share (pence)

Basic	10	51.4
Diluted	10	51.0

The results for the year are derived solely from continuing operations.
For information on dividends paid and proposed in the year see note 9, page 94.

The accounting policies on pages 71 to 73 together with the notes on pages 79 to 128 form part of these accounts.

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FINANCIAL STATEMENTS

Consolidated income statement continued	75

For the year ended 31 December
		2005	2004
		Restated (a)	Restated (a)
	Notes	£m	£m

Group revenue	2	5 612	4 053

Other operating income	3, 6	(188)	10

Group revenue and other operating income	2	5 424	4 063

Operating costs	4	(3 517)	(2 736)

Profit/(loss) on disposal of non-current assets	6	446	87

Operating profit before share of results from joint ventures and associates	2	2 353	1 414

Finance income	6, 7	105	42

Finance costs	6, 7	(112)	(87)

Share of post-tax results from joint ventures and associates	2	158	125

Profit before tax		2 504	1 494

Taxation	6, 8	(939)	(583)

Profit for the year	2, 6	1 565	911

Profit attributable to:
Minority interests	2, 6	40	28
Shareholders (earnings)	2, 6	1 525	883

		1 565	911

Earnings per ordinary share (pence)

Basic	10	43.1	25.0
Diluted	10	42.9	24.9

The results for the year are derived solely from continuing operations.

(a) See note 1, page 79.

Consolidated statement of recognised income and expense

for the year ended 31 December		2006	2005	2004
			Restated (a)	Restated (a)
	Note	£m	£m	£m

Profit for the year		1 824	1 565	911

Net fair value gains/(losses) on cash flow hedges	26	103	(45)	–

Transfers to income statement on cash flow hedges	26	(1)	18	–

Net fair value gains/(losses) on net investment hedges	26	80	(74)	–

Tax on cash flow and net investment hedges	26	(55)	31	–

Currency translation adjustments(b)	26	(575)	526	(136)

Net gains/(losses) recognised directly in equity		(448)	456	(136)

Total recognised income for the year		1 376	2 021	775

Attributable to:

Minority interests		39	54	31

Shareholders		1 337	1 967	744

		1 376	2 021	775

Effect of adoption of IFRIC 4		–	–	(6)

Effect of adoption of IAS 39		–	(238)	–

		1 376	1 783	769

(a)	See note 1, page 79.
(b)	In 2006, £1m (2005 £11m; 2004 £5m) was transferred to the income statement as part of the profit/(loss) on disposal of foreign operations.

The accounting policies on pages 71 to 73 together with the notes on pages 79 to 128 form part of these accounts.

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76	Balance sheets

		as at 31 December

		The Group		The Company

		2006	2005	2006	2005
			Restated (a)
	Notes	£m	£m	£m	£m

Assets

Non-current assets

Goodwill	11	328	342	–	–

Other intangible assets	12	694	682	–	–

Property, plant and equipment	13	5 960	5 830	–	–

Investments in subsidiary undertakings	14	–	–	2 269	2 269

Investments accounted for using equity method	14	1 086	1 129	–	–

Deferred tax assets	24	74	91	–	–

Trade and other receivables	17	49	52	–	–

Commodity contracts and other derivative financial instruments	21	273	84	–	–

		8 464	8 210	2 269	2 269

Current assets

Inventories	16	247	185	–	–

Trade and other receivables	17	1 854	1 674	895	1 019

Commodity contracts and other derivative financial instruments	21	575	10	–	–

Cash and cash equivalents	18	1 463	1 516	1	–

		4 139	3 385	896	1 019

Assets classified as held for sale	19	85	10	–	–

Total assets		12 688	11 605	3 165	3 288

Liabilities

Current liabilities

Borrowings	20	(103)	(81)	–	–

Trade and other payables	22	(1 618)	(1 308)	(11)	(9)

Current tax liabilities		(357)	(409)	–	–

Commodity contracts and other derivative financial instruments	21	(741)	(711)	–	–

		(2 819)	(2 509)	(11)	(9)

Non-current liabilities

Borrowings	20	(1 559)	(1 497)	–	–

Trade and other payables	22	(21)	(68)	–	–

Commodity contracts and other derivative financial instruments	21	(90)	(2)	–	–

Deferred tax liabilities	24	(1 146)	(733)	–	–

Retirement benefit obligations	29	(167)	(154)	–	–

Provisions for other liabilities and charges	23	(387)	(372)	–	–

		(3 370)	(2 826)	–	–

Liabilities associated with assets classified as held for sale	19	(34)	(3)	–	–

Total liabilities		(6 223)	(5 338)	(11)	(9)

Net assets		6 465	6 267	3 154	3 279

The accounting policies on pages 71 to 73 together with the notes on pages 79 to 128 form part of these accounts.

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FINANCIAL STATEMENTS

Balance sheets continued	77

		as at 31 December

		The Group			The Company

		2006	2005		2006	2005
			Restated	(a)
	Notes	£m	£m		£m	£m

Equity	25, 26

Ordinary shares		356	355		356	355

Share premium		116	92		116	92

Hedging reserve		51	(20)		–	–

Translation reserve		(256)	257		–	–

Other reserves		1 702	1 702		756	756

Retained earnings		4 394	3 783		1 926	2 076

Total shareholders’ equity		6 363	6 169		3 154	3 279

Minority interest in equity		102	98		–	–

Total equity		6 465	6 267		3 154	3 279

(a) See note 1, page 79.

All inter-company transactions are eliminated on consolidation. Commitments and contingencies are shown in note 27, page 108.

The accounts on pages 71 to 128 were approved by the Board and signed on its behalf on 3 April 2007 by:

Ashley Almanza, Chief Financial Officer

The accounting policies on pages 71 to 73 together with the notes on pages 79 to 128 form part of these accounts.

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78	Cash flow statements

		for the year ended 31 December

		The Group			The Company

		2006	2005	2004	2006	2005
			Restated (a)	Restated (a)
	Notes	£m	£m	£m	£m	£m

Cash generated by operations	30	3 360	2 509	1 599	11	11

Income taxes paid		(979)	(883)	(387)	21	–

Net cash inflow from operating activities		2 381	1 626	1 212	32	11

Cash flows from investing activities

Dividends received		193	93	81	1 047	900

Proceeds from disposal of subsidiary undertakings and
investments(b)		9	(67)	32	–	–

Proceeds from disposal of property, plant and equipment
and intangible assets(c)		49	950	142	–	–

Purchase of property, plant and equipment
and intangible assets		(1 313)	(1 064)	(1 022)	–	–

Loans (to)/from joint ventures and associates		(66)	65	(4)	–	–

Business combinations and investments(d)		(67)	(39)	(364)	–	–

Net cash (outflow)/inflow from investing activities		(1 195)	(62)	(1 135)	1 047	900

Cash flows from financing activities

Interest paid(e)		(121)	(86)	(59)	–	–

Interest received		135	61	35	–	–

Dividends paid		(246)	(142)	(124)	(246)	(142)

Dividends paid to minority		(36)	(29)	(3)	–	–

Net proceeds from issue of new borrowings(f)		214	334	416	–	–

Repayment of borrowings		(192)	(555)	(322)	–	–

Issue of shares		26	34	13	25	34

Purchase of own shares		(972)	(37)	–	(972)	(37)

Funding movements with subsidiary		–	–	–	115	(766)

Net cash outflow from financing activities		(1 192)	(420)	(44)	(1 078)	(911)

Net (decrease)/increase in cash and cash equivalents		(6)	1 144	33	1	–

Cash and cash equivalents at 1 January	18	1 516	340	313	–	–

Effect of foreign exchange rate changes		(47)	32	(6)	–	–

Cash and cash equivalents at 31 December	18	1 463	1 516	340	1	–

Major non-cash transactions included assets acquired during the year of £199m (2005 £215m) financed through finance lease arrangements.

(a)	See note 1, page 79.
(b)	In 2005, includes cash derecognised on the deconsolidation of MetroGAS S.A.
(c)	In 2006, includes the cash received on the disposal of two LNG ships.
In 2005, includes the cash received on the disposal of BG Group’s 16.67% interest in the North Caspian Sea PSA.
(d)	In 2006, includes the purchase of the Dighton power plant and deferred consideration for the acquisition of BG Brindisi LNG S.p.A which was acquired in 2005.
(e)	Includes capitalised interest of £54m (2005 £30m; 2004 £13m).
(f)	Includes net cash flows relating to short maturity financing items.

The accounting policies on pages 71 to 73 together with the notes on pages 79 to 128 form part of these accounts.

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FINANCIAL STATEMENTS

Notes to the accounts	79

1     NEW ACCOUNTING STANDARDS AND POST BALANCE SHEET EVENTS

The impact of new accounting standards and interpretations on BG Group’s Financial Statements for 2006 is set out below.

IFRIC Interpretation 4 ‘Determining whether an Arrangement contains a Lease’
IFRIC 4 requires companies to determine whether they have any arrangements which are or contain leases based on an assessment of whether specific assets are required to fulfil each arrangement or whether each arrangement conveys a right of use of the asset. If an arrangement contains a lease, the requirements of IAS 17, ‘Leases’ should be applied to the lease element of the arrangement.

BG Group has applied IFRIC 4 from 1 January 2006 and has concluded that the contract for the provision of capacity at Lake Charles contains a finance lease. Comparative information has been amended to reflect this arrangement. As at 1 January 2006, borrowings have increased by £283m, property, plant and equipment has increased by £263m, deferred tax assets have increased by £7m and retained earnings have decreased by £13m to reflect this arrangement; comparative information has also been restated. The effect of this interpretation on operating profit was a £12m increase in 2006 (2005 £9m; 2004 £7m) and the effect on finance costs was a £17m increase in 2006 (2005 £14m; 2004 £12m). The tax effect was a £2m decrease in the tax charge for 2006 (2005 £2m; 2004 £2m) resulting in a reduction in the profit for the year of £3m (2005 £3m; 2004 £3m). Basic and diluted earnings per share have decreased by 0.1 pence (2005 0.1 pence; 2004 0.1 pence).

IAS 39 ‘Financial Guarantee Contracts and Credit Insurance’
In August 2005, the IASB issued an amendment to IAS 39 which covers the accounting required for financial guarantee contracts that provide payment to be made if a debtor fails to make a payment when due. These contracts should be initially measured at fair value and subsequently re-measured using the higher of the provision set out in IAS 37 ‘Provisions, Contingent Liabilities and Contingent Assets’ or the initial amount less cumulative amortisation in accordance with IAS 18, ‘Revenue’. This amendment is mandatory for periods beginning on or after 1 January 2006 and BG Group has adopted it from that date. As at 1 January 2006, investments have increased by £5m and provisions for other liabilities and charges have been increased by £5m; comparative information for 2005 has been restated. Comparative information for 2004 has not been restated as the Group adopted IAS 39 from 1 January 2005 with no retrospective application. The effect of this amendment on operating profit is £nil in 2006 (2005 £nil). Finance costs in 2006 have decreased by £1m (2005 £2m) and share of post tax results from joint ventures and associates has decreased by £1m in 2006 (2005 £2m). There was no impact on profit for the year or earnings per share.

IFRS 7 ‘Financial Instruments: Disclosures’
The Group will adopt the disclosure requirements in respect of financial instruments set out in IFRS 7, ‘Financial Instruments: Disclosures’ in its Financial Statements for the year ended 31 December 2007.

During 2006 the IASB and IFRIC issued the following standards and interpretations which will be applicable in future years. In addition, there have been a number of interpretations issued by IFRIC during 2006 which are unlikely to have a material impact on the Group.

IFRS 8 ‘Operating Segments’
The IASB issued IFRS 8 in November 2006. It sets out the requirements for disclosure of information about an entity’s operating segments and also about the entity’s products and services, the geographical areas in which it operates and its major customers. IFRS 8 achieves convergence with the US accounting standard, FAS 131 ‘Disclosures about Segments of an Enterprise and Related Information’ with minor differences, and is mandatory in financial statements beginning on or after 1 January 2009 although earlier application is permitted. This standard has yet to be adopted by the EU and, accordingly, BG Group has continued to apply IAS 14 ‘Segment Reporting’ in its 2006 Financial Statements. The application of this standard is not expected to have a material impact on the way in which the Group presents its segmental information.

IFRIC 12 ‘Service Concession Arrangements’
IFRIC 12 provides guidance on the accounting by operators for public-to-private service concession arrangements. It is applicable for accounting periods beginning on or after 1 January 2008 although earlier application is permitted. BG Group is currently reviewing the standard to determine the likely impact on the Group. This interpretation has yet to be adopted by the EU.

POST BALANCE SHEET EVENTS
On 18 January 2007, BG Group completed the sale of Mauritania Holdings B.V. for a total consideration of £65m (see note 6, page 91).

On 2 April 2007, BG Group completed the disposal of some of its Canadian assets for a total consideration of £228m.

Details of business combinations occurring after the balance sheet date are included in note 15, page 98.

In February 2007, the Brindisi LNG site was seized in connection with a criminal investigation by Italian authorities into allegations of improper conduct related to the authorisations process. Further details of this matter are contained in the Directors’ report – Significant events subsequent to 31 December 2006 (page 56).

BG Group has not abandoned the Brindisi project, is actively pursuing the release of the site and continues to target first LNG deliveries to the terminal during 2010. However, it is unclear at this stage how this investigation and other matters described in the Directors’ report may affect the project. Accordingly, in preparing BG Group’s 2006 Financial Statements, an impairment provision of £104 million has been established against the cumulative capitalised construction costs of the project. See notes 6 Disposals, re-measurements and impairments (page 91) and 27 Commitments and contingences (page 108).

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80	Notes to the accounts continued

2     SEGMENTAL ANALYSIS AND RESULTS PRESENTATION

The primary reporting segments for BG Group’s operations in 2006 comprise Exploration and Production (E&P), Liquefied Natural Gas (LNG), Transmission and Distribution (T&D), Power Generation (Power) and Other activities. E&P comprises exploration, development, production and marketing of hydrocarbons with a focus on natural gas. LNG combines the development and use of LNG import and export facilities with the purchase, shipping and sale of LNG and regasified natural gas. T&D develops, owns and operates major pipelines and distribution networks, and supplies natural gas through these to the end customer. Power develops, owns and operates natural gas-fired power generation plants around the world. Other activities primarily comprise business development expenditure and corporate costs.

The Group manages its business segments on a global basis. With effect from March 2006, the Group’s Kazakhstan assets were incorporated into the newly created Europe and Central Asia Region, with the remaining assets in the Asia and Middle East region being incorporated into the newly created Asia Pacific region. Accordingly, most of the operations were managed in five main geographical areas: Europe and Central Asia, South America, Asia Pacific, North America and the Caribbean, and Mediterranean Basin and Africa. The segmental analysis and results presentation on page 81 (including comparative information) is aligned with the way the business was managed in 2006.

Intra-group and inter-segment sales are settled at market prices and are generally based on the same prices as those charged to third parties (‘arm’s length’ principle). Group revenue, profit for the year, net assets, gross assets and gross liabilities, depreciation and amortisation and capital investment attributable to BG Group activities are shown on page 81, analysed by business segment and geographical segment.

The presentation of BG Group’s results under International Financial Reporting Standards (IFRS) separately identifies the effect of the re-measurement of certain financial instruments and profits and losses on the disposal and impairment of non-current assets and businesses. Results excluding disposals, certain re-measurements and impairments (‘Business Performance’) are presented in order to provide readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business. Further information on Business Performance is given on page 152.

Disposals, re-measurements and impairments include unrealised gains and losses in respect of certain long-term UK gas sales contracts classified as derivatives under IAS 39, derivatives associated with gas in UK storage and pipeline facilities and financial instruments used to manage foreign exchange and interest rate exposure. The separate presentation of these items best reflects the underlying performance of the business since it distinguishes between the temporary timing differences associated with re-measurements under IAS 39 rules and actual realised gains and losses. Under IFRS the results from jointly controlled entities (joint ventures) and associates are presented net of tax and finance costs on the face of the income statement. It is also relevant to present the operating profit of the Group including results of joint ventures and associates before interest and tax. The following tables provide a reconciliation between the overall results and Business Performance and operating profit including and excluding the results of joint ventures and associates. Details of earnings per share including disposals, re-measurements and impairments are given in note 10, page 94.

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FINANCIAL STATEMENTS

81

2     SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

PROFIT FOR THE YEAR
Analysed by business segment

				Disposals, re-measurements
	Business Performance			and impairments			Total

for the year ended 31 December	2006	2005	2004	2006	2005	2004	2006	2005	2004
		Restated	Restated					Restated	Restated
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Group revenue

Exploration and Production	3 902	3 067	2 148	–	–	–	3 902	3 067	2 148

Liquefied Natural Gas	2 334	1 586	1 088	–	–	–	2 334	1 586	1 088

Transmission and Distribution	877	808	644	–	–	–	877	808	644

Power Generation	248	227	187	–	–	–	248	227	187

Other activities	8	15	8	–	–	–	8	15	8

Less: intra-group sales(a)	(233)	(91)	(22)	–	–	–	(233)	(91)	(22)

Group revenue	7 136	5 612	4 053	–	–	–	7 136	5 612	4 053

Other operating income	134	52	10	404	(240)	–	538	(188)	10

Group revenue and other operating income	7 270	5 664	4 063	404	(240)	–	7 674	5 424	4 063

Operating profit/(loss) before share of results from joint ventures and associates(b)

Exploration and Production	2 457	1 942	1 189	337	178	46	2 794	2 120	1 235

Liquefied Natural Gas	248	70	34	(69)	(1)	19	179	69	53

Transmission and Distribution	190	169	108	1	61	–	191	230	108

Power Generation	18	24	28	–	–	–	18	24	28

Other activities	(43)	(58)	(32)	(18)	(32)	22	(61)	(90)	(10)

	2 870	2 147	1 327	251	206	87	3 121	2 353	1 414

Pre-tax share of operating results of joint ventures and associates

Liquefied Natural Gas	104	111	65	–	–	–	104	111	65

Transmission and Distribution	41	42	40	–	–	–	41	42	40

Power Generation	88	89	88	–	–	–	88	89	88

	233	242	193	–	–	–	233	242	193

Total operating profit

Exploration and Production	2 457	1 942	1 189	337	178	46	2 794	2 120	1 235

Liquefied Natural Gas	352	181	99	(69)	(1)	19	283	180	118

Transmission and Distribution	231	211	148	1	61	–	232	272	148

Power Generation	106	113	116	–	–	–	106	113	116

Other activities	(43)	(58)	(32)	(18)	(32)	22	(61)	(90)	(10)

	3 103	2 389	1 520	251	206	87	3 354	2 595	1 607

Net finance costs

Finance income	104	75	42	23	30	–	127	105	42

Finance costs	(80)	(97)	(87)	(22)	(15)	–	(102)	(112)	(87)

Share of joint ventures and associates	(67)	(43)	(34)	–	–	–	(67)	(43)	(34)

	(43)	(65)	(79)	1	15	–	(42)	(50)	(79)

Taxation

Taxation	(1 348)	(898)	(553)	(113)	(41)	(30)	(1 461)	(939)	(583)

Share of joint ventures and associates	(27)	(41)	(34)	–	–	–	(27)	(41)	(34)

	(1 375)	(939)	(587)	(113)	(41)	(30)	(1 488)	(980)	(617)

Profit for the year	1 685	1 385	854	139	180	57	1 824	1 565	911

Profit attributable to:

Minority interests	45	31	28	–	9	–	45	40	28

Shareholders (earnings)	1 640	1 354	826	139	171	57	1 779	1 525	883

	1 685	1 385	854	139	180	57	1 824	1 565	911

(a)	Intra-group sales are attributable to the E&P segment.
(b)	Operating profit/(loss) before share of results from joint ventures and associates includes disposals and provisions for impairment of £(153)m (2005 £446m; 2004 £87m), attributable to segments as follows: E&P £(67)m (2005 £417m; 2004 £46m), LNG £(69)m (2005 £nil; 2004 £19m), T&D £1m (2005 £61m; 2004 £nil), Power £nil (2005 £nil; 2004 £nil) and Other activities £(18)m (2005 £(32)m; 2004 £22m). Also included are: (i) non-cash re-measurements of £404m (2005 £(240)m; 2004 £nil), attributable to segments as follows: E&P £404m (2005 £(239)m; 2004 £nil), LNG £nil (2005 £(1)m; 2004 £nil); and (ii) £113m (2005 £70m; 2004 £52m) of unsuccessful exploration expenditure written off and charged to the E&P segment.

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82	Notes to the accounts continued

2     SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

PROFIT FOR THE YEAR
Analysed by geographical segment

				Disposals, re-measurements
	Business Performance			and impairments			Total

for the year ended 31 December	2006	2005	2004	2006	2005	2004	2006	2005	2004
		Restated	Restated		Restated			Restated	Restated
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Group revenue

Europe and Central Asia (a)	3 105	2 059	1 581	–	–	–	3 105	2 059	1 581

South America(b)	806	750	574	–	–	–	806	750	574

Asia Pacific	801	413	308	–	–	–	801	413	308

North America and the Caribbean(c)	1 583	1 852	1 313	–	–	–	1 583	1 852	1 313

Mediterranean Basin and Africa	841	538	277	–	–	–	841	538	277

Group revenue(d)	7 136	5 612	4 053	–	–	–	7 136	5 612	4 053

Other operating income	134	52	10	404	(240)	–	538	(188)	10

Group revenue and other operating income	7 270	5 664	4 063	404	(240)	–	7 674	5 424	4 063

Operating profit/(loss) before share of results from joint ventures and associates

Europe and Central Asia	1 397	1 171	749	287	195	(1)	1 684	1366	748

South America	165	160	104	–	30	–	165	190	104

Asia Pacific	255	169	119	(8)	(14)	88	247	155	207

North America and the Caribbean	611	329	194	38	(5)	–	649	324	194

Mediterranean Basin and Africa	442	318	161	(66)	–	–	376	318	161

	2 870	2 147	1 327	251	206	87	3 121	2 353	1 414

Finance income							127	105	42

Finance costs							(102)	(112)	(87)

Share of post-tax results from joint ventures and associates							139	158	125

Profit before tax							3 285	2 504	1 494

Taxation							(1 461)	(939)	(583)

Profit for the year							1 824	1 565	911

Profit attributable to:

Minority interests							45	40	28

Shareholders (earnings)							1 779	1 525	883

							1 824	1 565	911

(a)	Included within the Europe and Central Asia segment is revenue attributable to the UK of £1 994m (2005 £1 547m; 2004 £1 341m).
(b)	Included within the South America segment is revenue attributable to Brazil of £779m.
(c)	Included within the North America and the Caribbean segment is revenue attributable to the USA of £1 299m (2005 £1 557m; 2004 £1 099m).
(d)	In 2006 this disclosure is based on destination. In previous years the difference between source and destination has not been material.

JOINT VENTURES AND ASSOCIATES
Analysed by business segment

	Pre-tax share of operating results			Share of net finance costs and tax			Share of post-tax results from
	of joint ventures and associates			of joint ventures and associates			joint ventures and associates

for the year ended 31 December	2006	2005	2004	2006	2005	2004	2006	2005	2004
					Restated			Restated
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Liquefied Natural Gas	104	111	65	(49)	(26)	(20)	55	85	45

Transmission and Distribution	41	42	40	(16)	(17)	(16)	25	25	24

Power Generation	88	89	88	(29)	(41)	(32)	59	48	56

	233	242	193	(94)	(84)	(68)	139	158	125

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FINANCIAL STATEMENTS

83

2     SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

JOINT VENTURES AND ASSOCIATES continued
Analysed by geographical segment

	Pre-tax share of operating results			Share of net finance costs and tax			Share of post-tax results from
	of joint ventures and associates			of joint ventures and associates			joint ventures and associates

for the year ended 31 December	2006	2005	2004	2006	2005	2004	2006	2005	2004
					Restated			Restated
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Europe and Central Asia	54	54	45	(26)	(28)	(22)	28	26	23

South America	12	14	9	(3)	(3)	(2)	9	11	7

Asia Pacific	63	63	63	(16)	(27)	(20)	47	36	43

North America and the Caribbean	85	91	65	(29)	(19)	(20)	56	72	45

Mediterranean Basin and Africa	19	20	11	(20)	(7)	(4)	(1)	13	7

	233	242	193	(94)	(84)	(68)	139	158	125

NET ASSETS, TOTAL ASSETS AND TOTAL LIABILITIES
Analysed by business segment

	Total assets (a)		Total liabilities		Net assets/(liabilities) (b)

as at 31 December	2006	2005	2006	2005	2006	2005
		Restated		Restated		Restated
	£m	£m	£m	£m	£m	£m

Exploration and Production	6 571	6 138	(1 797)	(1759)	4 774	4 379

Liquefied Natural Gas	2 594	1 978	(748)	(274)	1 846	1 704

Transmission and Distribution	1 141	1 086	(202)	(173)	939	913

Power Generation	621	612	(131)	(109)	490	503

Other activities	58	83	(101)	(219)	(43)	(136)

Net borrowings, net interest and tax	1 703	1 708	(3 244)	(2 804)	(1 541)	(1 096)

	12 688	11 605	(6 223)	(5 338)	6 465	6 267

(a)	Total assets includes investment in joint ventures and associates of £1 085m (2005 £1 128m), attributable to segments as follows: LNG £639m (2005 £650m), T&D £110m (2005 £112m) and Power £336m (2005 £366m).
(b)	Includes net assets classified as held for sale of £51m attributable to segments as follows: E&P £62m (2005 £nil) and Other activities £(11)m (2005 £7m). Further details on assets held for sale are given in note 19, page 99.

Analysed by geographical segment

	Total assets (a)		Total liabilities		Net assets/(liabilities) (b)

as at 31 December	2006	2005	2006	2005	2006	2005
		Restated		Restated		Restated
	£m	£m	£m	£m	£m	£m

Europe and Central Asia	3 978	3 654	(1 655)	(1 747)	2 323	1 907

South America	1 315	1 198	(210)	(185)	1 105	1 013

Asia Pacific	748	712	(163)	(149)	585	563

North America and the Caribbean	3 192	2 470	(781)	(323)	2 411	2 147

Mediterranean Basin and Africa	1 752	1 863	(170)	(130)	1 582	1 733

Net borrowings, net interest and tax	1 703	1 708	(3 244)	(2 804)	(1 541)	(1 096)

	12 688	11 605	(6 223)	(5 338)	6 465	6 267

(a)	Total assets includes investments in joint ventures and associates of £1 085m (2005 £1 128m), attributable to segments as follows: Europe and Central Asia £318m (2005 £248m), South America £75m (2005 £75m), Asia Pacific £182m (2005 £186m), North America and the Caribbean £436m (2005 £514m) and Mediterranean Basin and Africa £74m (2005 £105m).
(b)	Includes net assets classified as held for sale of £51m attributable to segments as follows: Europe and Central Asia £(11)m (2005 £nil), Mediterranean Basin and Africa £62m (2005 £nil) and Asia and Middle East £nil (2005 £7m). Further details on assets held for sale are given in note 19, page 99.

DEPRECIATION, AMORTISATION AND IMPAIRMENT
Analysed by business segment

for the year ended 31 December	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Exploration and Production(a)	585	421	385

Liquefied Natural Gas(b)	141	27	23

Transmission and Distribution	28	30	23

Power Generation	19	18	18

Other activities(c)	6	21	4

	779	517	453

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84	Notes to the accounts continued

2     SEGMENTAL ANALYSIS AND RESULTS PRESENTATION continued

DEPRECIATION, AMORTISATION AND IMPAIRMENT continued
Analysed by geographical segment

for the year ended 31 December	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Europe and Central Asia	383	252	284

South America	30	36	24

Asia Pacific	48	60	45

North America and the Caribbean	87	72	55

Mediterranean Basin and Africa	231	97	45

	779	517	453

(a)	In 2006, includes a provision for impairment of £64m in respect of Mauritania Holdings B.V. which is held within the Mediterranean Basin and Africa segment.
(b)	In 2006, includes a provision for impairment of £104m in respect of Brindisi LNG S.p.A which is held within the Europe and Central Asia segment.
(c)	In 2006, includes a provision for impairment of £3m in respect of Microgen which is included within the Europe and Central Asia segment (2005 £14m relating to the Group’s Indian telecoms businesses included within the Asia Pacific segment).

In addition to the above, in 2005 the Group recognised an impairment charge of £8m in respect of Gasoducto Cruz del Sur S.A., an investment accounted for using the equity method and included within the T&D and South America segments.

CAPITAL INVESTMENT
Analysed by business segment

	Capital expenditure (a)			Capital investment (b)

for the year ended 31 December	2006	2005	2004	2006		2005	2004
		Restated				Restated
	£m	£m	£m	£m		£m	£m

Exploration and Production(c)	1 165	935	1 010	1 165		935	1 380	(e)

Liquefied Natural Gas	399	381	254	496		501	417

Transmission and Distribution	122	135	66	123		136	66

Power Generation	8	3	2	55	(d)	3	3

Other activities	8	20	23	8		20	28

	1 702	1 474	1 355	1 847		1 595	1 894

Analysed by geographical segment

	Capital expenditure (a)			Capital investment (b)

for the year ended 31 December	2006	2005	2004	2006		2005	2004
		Restated	Restated			Restated	Restated
	£m	£m	£m	£m		£m	£m

Europe and Central Asia(c)	491	481	475	530		554	492

South America	198	159	97	199		160	102

Asia Pacific	127	80	55	127		80	55

North America and the Caribbean	549	436	310	654	(d)	482	664

Mediterranean Basin and Africa	337	318	418	337		319	581	(e)

	1 702	1 474	1 355	1 847		1 595	1 894

(a)	Comprises expenditure on property, plant and equipment and other intangible assets.
(b)	Comprises expenditure on property, plant and equipment, other intangible assets and investments, including business combinations.
(c)	In 2005, includes £60m in respect of the Group’s interest in the North Caspian Sea PSA, which was classified as held for sale until its disposal in 2005 (2004 £150m).
(d)	In 2006, includes £3m in relation to the purchase of Dighton power plant, included in working capital.
(e)	In 2004, includes £15m in relation to the purchase of an additional 40% interest in the Rosetta field, Egypt, included in working capital.

3     OTHER OPERATING INCOME

Other operating income comprises the results of the purchase and re-sale of third-party gas in the UK, income arising from asset optimisation activities undertaken by the Group’s US LNG operations and unrealised gains and losses arising from the mark-to-market of commodity based derivative instruments, including certain UK long-term gas sales contracts classified as derivatives under IAS 39. Further details of the use and valuation of commodity based financial instruments are shown in note 21, page 102. Further information on other operating income is given in note 6, page 91.

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FINANCIAL STATEMENTS

85

4     OPERATING COSTS

Included within the Group’s operating costs charged to the income statement were the following items:

	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Raw materials, consumables and finished goods	2 199	1 775	1 279

Inventory adjustments to net realisable value(a)	16	–	4

Employee costs (see note 5(C), page 87)	381	283	230

Less: Own work capitalised	(45)	(37)	(31)

Employee costs included within Other exploration expenditure and
Research and development, below	(17)	(10)	(10)

Employee costs included within Finance costs	(2)	(3)	(2)

	317	233	187

Amounts written off Other intangible assets and Property, plant and equipment

Depreciation and impairments of property, plant and equipment (see note 13, page 96)	745	513	451

Amortisation and impairments of other intangible assets (see note 12, page 95)	34	4	2

Less impairments reported within profit/(loss) on disposal	(67)	(14)	–

	712	503	453

Unsuccessful exploration expenditure written off	113	70	52

Other operating charges:

Other exploration expenditure	159	111	74

Lease rentals:

Plant and equipment	80	36	36

Other assets	19	17	12

Research and development	10	7	7

Tariffs, tolling fees and royalties	250	211	155

Other costs(b)	629	554	477

	4 504	3 517	2 736

(a)	Includes revaluation of LNG in storage.
(b)	Includes lifting, storage, marketing and general administration costs.

ACCOUNTANTS’ FEES AND SERVICES
PricewaterhouseCoopers LLP has served as BG Group’s independent public accountants for each of the financial years in the three year period ended 31 December 2006, for which audited financial statements appear in this Annual Report and Accounts. The external Auditors are subject to re-appointment at the AGM.

The following table presents the aggregate fees for professional services and other services rendered by PricewaterhouseCoopers LLP to BG Group:

	The Group

	2006	2005	2004
	£m	£m	£m

Fees payable to the Group’s auditor for the audit of both the Parent company and the Group’s Annual
Report and Accounts	0.7	0.6	0.5

Fees payable to the Group’s auditor and its associates for other services:

The audit of the Parent’s subsidiaries, pursuant to legislation	0.6

		0.6

			0.6

Other services pursuant to legislation(a)	1.3

		0.7

			0.7

Tax services(b)	0.8

		0.3

			0.4

Services relating to corporate finance transactions entered into or proposed to be entered into by or

on behalf of the Company or any of its associates	0.1

		–

			0.1

All other services(c)	0.5	0.6	1.1

	3.3	2.2	2.9

	4.0	2.8	3.4

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86	Notes to the accounts continued

4     OPERATING COSTS continued

In 2006, £26 000 of audit fees relates to audits of the pension schemes (2005: £26 000; 2004: £42 000).

(a)	Other services pursuant to legislation include costs relating to regulatory reporting including costs related to compliance with the Sarbanes-Oxley Act, and interim reviews.
(b)	Tax services include fees billed for tax compliance services, including the preparation of original and amended tax returns and claims for refund, tax consultations, such as assistance and representation in connection with tax audits and appeals, tax advice related to mergers and acquisitions, transfer pricing and requests for rulings or technical advice from tax authorities, tax planning services, and expatriate tax planning and services.
(c)	All other services fees include fees billed for quarterly reviews, attestation services, consultations concerning financial accounting and reporting standards, forensic accounting, control reviews and other advice.

5     DIRECTORS AND EMPLOYEES

A) DIRECTORS’ REMUNERATION	2006	2005	2004
	£000	£000	£000

Fees to non-executive Directors	1 074	1 010	988

Salaries	2 119	1 923	1 716

Benefits(a)	78	59	56

Bonus	2 130	1 867	1 730

Fees and benefits to former Directors	50	27	62

Share-based payments(b)	4 306	2 787	1 289

	9 757	7 673	5 841

(a)	Sir Richard Giordano and William Friedrich, who are US citizens, are covered by post-retirement medical benefits and long-term care insurance if they return to the USA. Sir Richard Giordano returned to the USA in 2004. The amounts charged to the consolidated income statement for the year in respect of these benefits are £nil (2005 £338; 2004 £22 661) for Sir Richard Giordano and £28 217 (2005 £18 271; 2004 £18 631) for William Friedrich. In 2006, three directors (2005 three; 2004 three) had pension benefits accruing under defined benefit schemes.
(b)	Details of the Directors’ share and share option awards under the Company Share Option Scheme (CSOS) and Long Term Incentive Scheme (LTIS) are disclosed in the Remuneration report on pages 59 to 69.

B) KEY MANAGEMENT COMPENSATION	2006	2005	2004
	£ 000	£000	£000

Salaries	4 825	4 602	4 453

Benefits(a)	478	985	917

Bonus(b)	4 440	3 892	3 511

Pension benefit(c)	3 054	4 117	3 479

Share-based payments	7 787	5 291	2 713

Termination payments	–	–	505

	20 584	18 887	15 578

The key management compensation analysed above represents amounts in respect of the Executive Directors and the executive officers, defined as the Group Executive Committee (GEC) and the Company Secretary.

(a)	This includes £28 217 (2005 £18 271; 2004 £131 759) for post-retirement medical benefits and long-term care insurance for William Friedrich (2005 one GEC member; 2004 two GEC members) who is a US citizen.
(b)	Bonus figures for 2006 represent payments under the Annual Incentive Scheme (AIS) in respect of the 2006 incentive year which were made in 2007. Bonus figures for 2005 represent payments under the AIS in respect of the 2005 incentive year which were made in 2006. Figures for 2004 represent payments under the AIS in respect of the 2004 incentive year which were made in 2005.
(c)	For 2006 this represents the current service cost and past service cost, to provide a better measure of the pension cost, with exception of one member of the GEC where the pension benefit is equal to the contributions paid by the Group to his private pension scheme. For 2005 and 2004 this represents the aggregate increase in transfer value of the accrued pensions of key management over the year less employee contributions with the exception of one member of the GEC where the pension benefit is equal to the contributions paid by the Group to his private pension scheme. If 2005 and 2004 pension benefit had been determined on the same basis as 2006, the amount would have been £2.459m in 2005 and £2.119m in 2004.

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FINANCIAL STATEMENTS

87

5     DIRECTORS AND EMPLOYEES continued

C) EMPLOYEE COSTS	Group			The Company

	2006	2005	2004	2006	2005
	£m	£m	£m	£m	£m

Wages and salaries	215	172	150	2	2

Social security costs	21	18	16	1	1

Pension charge(a)(b)(c)	54	34	32	–	–

Share-based payments (see note 5(E), below)	43	34	14	6	4

Other incentive schemes	43	25	18	2	2

Termination payments	5	–	–	–	–

	381	283	230	11	9

(a)	The pension charge for the year ended 31 December includes £2m (2005 £1m; 2004 £6m) in respect of payments made for pension curtailments in redundancy, £2m (2005 £1m; 2004 £5m) of which has been provided in prior years as part of a restructuring provision.
(b)	The pension charge for the year ended 31 December includes £2m (2005 £3m; 2004 £2m) which is presented within finance costs (see note 7, page 92).
(c)	The Company recognises a pension cost which represents employer contributions paid, as a subsidiary of the Group is defined as the sponsoring employer under IAS 19.

In 2006, employee costs of £336m (2005 £246m; 2004 £199m) were charged to the income statement and £45m (2005 £37m; 2004 £31m) were capitalised.

D) AVERAGE NUMBER OF EMPLOYEES DURING THE YEAR	Employed in the UK					Employed outside the UK

	2006		2005		2004	2006	2005		2004
	Number		Number		Number	Number	Number		Number

Exploration and Production	1 188		949		843	1 325	1 088		873

Liquefied Natural Gas	119		87		75	250	200		143

Transmission and Distribution	73		61		75	1 286	2 193	(a)	2 139

Power Generation	186		187		168	22	16		37

Other activities	69		79		69	147	503	(b)	414

	1 635	(c)	1 363	(c)	1 230	3 030	4 000		3 606

(a)	Included in this figure are an average of 1 009 employees of MetroGAS S.A. This company was deconsolidated at the end of 2005.
(b)	Included in this figure are an average of 200 employees of the Group’s Brazilian telecoms businesses disposed of in 2005 and an average of 166 employees of the Group’s Indian telecoms businesses disposed of in June 2006.
(c)	In 2006 four employees are employed by the Company (2005 four).

E)    SHARE-BASED PAYMENTS
BG Group has recognised the fair value of equity-settled share-based payments to employees based on grants of options (allocated under the Company Share Option Scheme and Sharesave Scheme) and shares (allocated under the Long Term Incentive Scheme and Free Shares Scheme) made since 7 November 2002 (the effective date of IFRS 2, ‘Share-based Payment’). BG Group has recognised the fair value of cash-settled share-based payments to employees based on grants of options and shares made both before and after 7 November 2002.

Company Share Option Scheme
Details of the Company Share Option Scheme (CSOS) are given on page 62. Details of share options held by Executive Directors and the aggregate number of options held by executive officers under the CSOS are given on pages 67 and 57 respectively. The first grants under the CSOS were made in November 2000. Further grants have been made in all subsequent years up to and including 2006. In 2006, grants of 14.8m (2005 16.0m; 2004 16.0m) share options were made under the CSOS.

The costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the share options at the grant date and the likelihood of allocations vesting under the scheme. In 2006, the charge in respect of the CSOS was £15m (2005 £10m; 2004 £4m).

The fair value of share options granted during the year in respect of the CSOS is estimated using a Black-Scholes option pricing model with the following assumptions: weighted average share price of £6.84 (2005 £5.11; 2004 £3.48), exercise price of £6.90 (2005 £4.99; 2004 £3.47), dividend yield of 1.0% (2005 1.0%; 2004 1.0%), volatility of 21% (2005 19%; 2004 22%), a risk-free rate of 4.70% (2005 4.08%; 2004 4.96%) and an expected life of five years (2005 five years; 2004 five years). The average value of share options granted during the year was £1.70 per share (2005 £1.21 per share; 2004 £0.95 per share).

Expected volatility for the 2006 award was determined by calculating the historical volatility of the Group’s share price over the previous five year period. For awards in prior years, a three year period was used in the absence of data in respect of BG Group’s share volatility over a five year period. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

Long Term Incentive Scheme
Details of the Long Term Incentive Scheme (LTIS) are given on page 62. Details of notional allocations to Executive Directors and the aggregate of the notional allocations to executive officers under the LTIS are given on pages 66 and 57 respectively. In 2006, notional allocations of 3.6m ordinary shares (2005 6.5m ordinary shares; 2004 5.2m ordinary shares) were made under the LTIS.

The costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the shares at the award date, adjusted for the probability of market-related performance conditions being achieved. In 2006, the charge in respect of the LTIS was £10m (2005 £6m; 2004 £3m).

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88	Notes to the accounts continued

5     DIRECTORS AND EMPLOYEES continued

The fair value of shares allocated during the year in respect of the LTIS is estimated using a Monte Carlo projection model with the following assumptions: weighted average share price of £6.84 (2005 £5.11; 2004 £3.50), exercise price of £nil (2005 £nil; 2004 £nil), dividend yield of 1.0% (2005 0.8%; 2004 0.9%), a risk-free rate of 5.2% (2005 3.8%; 2004 2.9%), a vesting period of three years (2005 three years; 2004 three years). The model also contains assumptions for both the Group and each member of the LTIS comparator group (as set out on page 62) in respect of volatility, average share price growth and share price correlation. The fair value reflects the probability of market performance conditions being achieved. The fair value of shares allocated during the year was £4.13 per share (2005 £2.20 per share; 2004 £1.70 per share). The assumptions used in estimating the fair value of shares for the LTIS are based on US data because most of the companies in the LTIS comparator group are US based.

Expected volatility was determined by calculating the historical volatility of the share price over the previous three year period. Share price correlation was determined by calculating the historical correlation of the share price over the previous three year period. Average share price growth was determined from historical growth over the previous year.

Sharesave Scheme
Details of the Sharesave Scheme are given on page 63. Details of share options held by Executive Directors and the aggregate number of options held by executive officers under the scheme are given on pages 67 and 57 respectively. In 2006, grants of 0.7m (2005 0.5m; 2004 1.5m) share options were made under the Sharesave Scheme.

The costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the share option at the grant date and the likelihood of allocations vesting under the scheme. In 2006, the charge in respect of the Sharesave Scheme was £1m (2005 £0.6m; 2004 £0.2m) .

The fair value of share options granted during the year in respect of the Sharesave Scheme is estimated using a Black-Scholes option pricing model with the following assumptions: weighted average share price of £6.84 (2005 £5.11; 2004 £3.49), exercise price of £5.82 (2005 £3.95; 2004 £2.74), dividend yield of 1.0% (2005 1.0%; 2004 1.0%), volatility of 22% (2005 19%; 2004 22%), a weighted average risk-free rate of 4.74% (2005 4.08%; 2004 4.84%) and a weighted average expected life of 4.1 years (2005 3.7 years; 2004 3.6 years). The average fair value of share options granted during the year was £2.11 per share (2005 £1.64 per share; 2004 £1.17 per share).

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous three year period. The expected life used in the model is based on the contractual terms in the Sharesave Schemes.

Share Incentive Plan
Details of the BG Group Share Incentive Plan (SIP) are given on page 63. During the year, 0.5m ordinary shares were awarded as Free Shares under the plan (2005 0.8m ordinary shares; 2004 1.0m ordinary shares).

Under IFRS 2 the charge to the income statement in respect of the award is based on the market value of the shares at the grant date. The fair value of the shares awarded during the year was £7.73 per share (2005 £4.19 per share; 2004 £3.32 per share). In 2006, the charge in respect of the SIP was £4m (2005 £3m; 2004 £3m).

Cash-Settled Share-Based Payments
Cash-settled share-based payments arise when the Group incurs a liability to employees to transfer cash amounts that are based on the price (or value) of the Company’s shares.

A charge of £3m has been made in respect of cash-settled CSOS awards (2005 £2m; 2004 £0.3m) the terms of which are the same as the equity-settled CSOS awards and a charge of £10m (2005 £12m; 2004 £3m) has been made in respect of social security costs on employee share option and share schemes. The charge for cash-settled CSOS awards and social security costs on employee share option and share schemes covers awards made before and after 7 November 2002.

During the vesting period the costs of the cash-settled CSOS awards are charged to the income statement based on the fair value of the share option at the balance sheet date and the likelihood of allocations vesting under the scheme. The fair value of the non-vested cash-settled options at the balance sheet date has been estimated using a Black-Scholes option pricing model with the following assumptions: share price of £7.03 (2005 £5.55; 2004 £3.54), weighted average exercise price of £4.72 (2005 £2.87; 2004 £2.75), dividend yield of 1.0% (2005 1.0%; 2004 1.0%), volatility of 20.80% (2005 20.00%; 2004 21.63%), a weighted average risk-free rate of 5.09% (2005 4.39%; 2004 4.48%) and a weighted average expected life of three years (2005 three years; 2004 four years). The average fair value of non-vested cash-settled CSOS awards at the balance sheet date was £3.02 (2005 £2.76; 2004 £1.20) . For awards that had vested, but not been exercised at the balance sheet date, the fair value was the intrinsic value of the award at the balance sheet date.

The charge to the income statement in respect of social security costs has been calculated based on the fair value of the awards at the balance sheet date multiplied by the current employer’s National Insurance rate.

The fair value of the awards that had not vested at the balance sheet date has been estimated using a Black-Scholes option pricing model or the Monte Carlo projection model where appropriate. For CSOS awards the following assumptions were used: share price of £7.03 (2005 £5.55; 2004 £3.54), weighted average exercise price of £5.10 (2005 £2.87; 2004 £2.75), dividend yield of 1.0% (2005 1.0%; 2004 1.0%), volatility of 20.80% (2005 20.00%; 2004 21.63%), a weighted average risk-free rate of 5.08% (2005 4.39%; 2004 4.48%) and a weighted average expected life of four years (2005 three years; 2004 four years). The average fair value of non-vested CSOS awards at the balance sheet date was £2.81 (2005 £2.76; 2004 £1.20) . For awards that had vested, but not been exercised at the balance sheet date, the fair value was the intrinsic value of the award at the balance sheet date.

For the LTIS awards the following assumptions were used: share price of £7.03 (2005 £5.55; 2004 £3.54), volatility of 22.34% (2005 20.00%; 2004 21.63%), a weighted average risk-free rate of 5.20% (2005 4.38%; 2004 4.48%), and a weighted average expected life of two years (2005 two years; 2004 two years). The average fair value of LTIS awards at the balance sheet date was £3.40 (2005 £2.47; 2004 £1.60) .

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FINANCIAL STATEMENTS

89

5	DIRECTORS AND EMPLOYEES continued

F)	ANALYSIS OF SHARE OPTIONS AS AT 31 DECEMBER 2006

			Weighted		Weighted
		Number of	average	Normal	average
	Date of	shares	option price	exercisable	remaining
	grant	m	£	date	contractual life

Sharesave Scheme options

	2001	0.02	2.26	2006	0yr 4mths

	2002	0.16	2.19	2007	1yr 4mths

	2003	0.16	2.19	2006/8	1yr 10mths

	2004	1.43	2.74	2007/9	1yr 11mths

	2005	0.46	3.95	2008/10	3yrs 1mth

	2006	0.68	5.82	2009/11	4yrs 6mths

Company Share Option Scheme options (a)

	2000	0.90	2.685	2010	3yrs 10mths

	2001	2.19	2.5634	2011	4yrs 10mths

	2002	3.85	2.5175	2012	5yrs 8mths

	2003	9.20	2.705	2013	6yrs 8mths

	2003	0.06	2.785	2013	6yrs 11mths

	2004	0.01	3.17	2014	7yrs 2mths

	2004	14.07	3.4733	2014	7yrs 8mths

	2004	0.15	3.5383	2014	7yrs 10mths

	2005	0.10	3.9658	2015	8yrs 1mth

	2005	0.04	4.3883	2015	8yrs 5mths

	2005	15.05	4.9942	2015	8yrs 8mths

	2006	0.04	6.26	2016	9yrs 1mth

	2006	14.68	6.8983	2016	9yrs 8mths

(a)	For CSOS the normal exercisable date given above is the last date that the options are exercisable. This is the tenth anniversary of the grant date. Options can be exercised subject to performance conditions, from the third anniversary of the grant date.

G)	WEIGHTED AVERAGE EXERCISE PRICE OF SHARE OPTIONS

	2006		2005
	Sharesave	2006	Sharesave	2005
	Scheme	CSOS	Scheme	CSOS
	options	options	options	options
	£	£	£	£

Outstanding as at 1 January	2.67	3.54	2.46	2.87

Granted	5.82	6.90	3.95	4.99

Exercised	2.28	2.64	2.22	2.58

Forfeited	3.69	4.12	2.64	3.34

Outstanding as at 31 December	3.59	4.47	2.67	3.54

Exercisable as at 31 December	2.31	2.63	2.27	2.55

The table shows the weighted average exercise price of share options awarded both before and after 7 November 2002.

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90	Notes to the accounts continued

5	DIRECTORS AND EMPLOYEES continued

H)	SUMMARY OF MOVEMENTS IN SHARE OPTIONS

	Sharesave	CSOS
	Scheme options	options
	m	m

2004

Outstanding as at 1 January 2004	4.3	42.3

Granted	1.5	16.0

Exercised	(2.0)	(3.1)

Forfeited	(0.1)	(1.7)

Lapsed	(0.1)	–

Outstanding as at 31 December 2004 – number	3.6	53.5

Exercisable as at 31 December 2004 – number	–	8.2

Option price range as at 31 December 2004 (£)	2.19 – 2.85	2.35 – 3.54

Option price range for exercised options (£)	2.19 – 2.85	2.52 – 2.71

Weighted average share price at the date of exercise for options exercised in the year	3.33	3.49

2005

Outstanding as at 1 January 2005	3.6	53.5

Granted	0.5	16.0

Exercised	(0.3)	(13.0)

Forfeited	(0.1)	(1.2)

Lapsed	–	–

Outstanding as at 31 December 2005 – number	3.7	55.3

Exercisable as at 31 December 2005 – number	0.1	10.3

Option price range as at 31 December 2005 (£)	2.19 – 3.95	2.35 – 4.99

Option price range for exercised options (£)	2.19 – 2.85	2.52 – 3.47

Weighted average share price at the date of exercise for options exercised in the year	4.99	4.75

2006

Outstanding as at 1 January 2006	3.7	55.3

Granted	0.7	14.8

Exercised	(1.4)	(8.0)

Forfeited	(0.1)	(1.8)

Lapsed	–	–

Outstanding as at 31 December 2006 – number	2.9	60.3

Exercisable as at 31 December 2006 – number	0.1	16.2

Option price range as at 31 December 2006 (£)	2.19 – 5.82	2.35 – 6.89

Option price range for exercised options (£)	2.19 – 3.95	2.35 – 4.99

Weighted average share price at the date of exercise for options exercised in the year	6.84	6.82

The table includes movements in share options awarded both before and after 7 November 2002.

I)     SUMMARY OF MOVEMENT IN NON-VESTED SHARES

		Weighted
	Number of	average grant
	shares	fair value
LTIS	m	£

Non-vested as at 1 January 2006	16.5	1.82

Granted	3.6	4.13

Vested	(3.5)	1.25

Forfeited	(2.0)	1.50

Non-vested as at 31 December 2006	14.6	2.58

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FINANCIAL STATEMENTS

91

6     DISPOSALS, RE-MEASUREMENTS AND IMPAIRMENTS

BG Group has separately identified profits and losses related to the disposal and impairment of non-current assets and certain re-measurements of derivative instruments. A reconciliation of results before and after disposals, re-measurements and impairments is given in note 2, page 80.

	2006	2005	2004
	£m	£m	£m

Other operating income:

Re-measurements of commodity contracts(a)	404	(240)	–

Operating costs	(104)	–	–

Profit/(loss) on disposal of non-current assets	(49)	446	87

Finance income and costs(a) :

Gains on re-measurements of financial instruments	23	30	–

Losses on re-measurements of financial instruments	(22)	(15)	–

Taxation	(113)	(41)	(30)

Profit for the year	139	180	57

Profit attributable to:

Minority interests	–	9	–

Shareholders (earnings)	139	171	57

(a)	BG Group adopted IAS 39 from 1 January 2005; figures for 2004 do not contain re-measurements under IAS 39.

OTHER OPERATING INCOME
Re-measurements included within Other operating income amount to a credit of £404m (2005 charge of £240m), £366m of this credit (2005 £224m of this charge) represents unrealised mark-to-market movements on certain long-term UK gas sales contracts. Whilst the activity surrounding these contracts involves the physical delivery of gas, the contracts fall within the scope of IAS 39 and meet the definition of a derivative instrument. The credit in 2006 arose as a result of falling UK gas prices, compared to 2005. A tax charge of £201m (2005 credit of £96m) arose on these re-measurements. In addition, there is a £61m tax credit relating to the impact of the increase in North Sea taxation on certain re-measurement balances. Further information on commodity instruments is given in note 21, page 102.

OPERATING COSTS
2006
In February 2007, the Brindisi LNG site was seized in connection with a criminal investigation by Italian authorities into allegations of improper conduct related to the authorisation process. Further details of this matter are contained in the Directors’ report – Significant events subsequent to 31 December 2006 (page 56).

BG Group has not abandoned the project, is actively pursuing the release of the site and continues to target first LNG deliveries to the terminal during 2010. However, it is unclear at this stage how this investigation and other matters described in the Directors’ report may affect the project. Accordingly, the Brindisi asset was subject to an impairment review as a result of the current uncertainties surrounding the project. The impairment review of the Brindisi regasification plant compared the value in use (using a discount rate of 8%) with the carrying value of this asset, resulting in an impairment charge of £104 million to operating costs (post tax £97 million).

DISPOSAL OF NON-CURRENT ASSETS
2006
In June 2006, BG Group disposed of its interest in Iqara Telecoms India Private Limited, BG Broadband Networks India Private Limited, BG India Telecom (Mauritius) Limited and Iqara HITS Conditional Access Services India Private Limited. This resulted in a loss on disposal of £8m. No tax arose on the disposal.

In November 2006, the Group disposed of its 37.5% interest in Nile Valley Gas Company which resulted in a £1m profit on disposal, and sold two LNG ships, which resulted in a £35m profit on disposal. No tax arose on these disposals.

In December 2006, the Group committed to a plan to dispose of its interests in its Mauritania Holdings B.V. and Microgen businesses and accordingly reclassified these businesses as held for sale. As a result, they were revalued to fair value less disposal costs. Fair value was based on estimated disposal proceeds. This resulted in a pre-tax charge to the income statement of £77m (post-tax charge of £56m), including provision for impairment of £67m. Mauritania Holdings B.V. was sold in January 2007.

2005
During 2005, BG Group disposed of its 16.67% interest in the North Caspian Sea PSA and received net pre-tax proceeds of £936m, realising a £416m pre-tax and £279m post-tax profit on the disposal.

In addition, the Group disposed of its 50% interest in Premier Transmission Limited to Premier Transmission Financing plc for cash proceeds of £26m, realising a £13m profit on disposal. No tax arose on the disposal.

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92	Notes to the accounts continued

6     DISPOSALS, RE-MEASUREMENTS AND IMPAIRMENTS continued

In December 2005, BG Group signed a Master Restructuring Agreement with the other shareholder and creditors of Gas Argentino S.A. (GASA), the parent company of MetroGAS S.A. (MetroGAS). This agreement sets out the way in which the debt and equity of the company will be restructured, resulting in a reduction in BG Group’s control over GASA (and therefore MetroGAS). Having assessed the status of the transaction and the requirements of IAS 27, BG Group concluded it had lost control of GASA (and therefore MetroGAS) on signing the agreement and deconsolidated GASA and MetroGAS from that date. This deconsolidation and reduction in economic interest has resulted in a gain of £56m (representing the Group’s share of net liabilities deconsolidated and including £6m of translation gains transferred from the translation reserve). No tax arose on the deconsolidation. From 31 December 2005 these companies are accounted for under the equity method and recognised at nil value in the Group’s Financial Statements.

In December 2005, as a result of the MetroGAS restructuring, BG Group reviewed its planning assumptions associated with its investment in Gasoducto Cruz Del Sur S.A., the Uruguayan pipeline business. Gas supply and demand uncertainties in Argentina and Uruguay, combined with the reduced presence of BG Group in Argentina and the reduced control of GASA have meant that the value in use of this investment was lower than the carrying amount. The impairment was calculated by comparing the value in use of the cash-generating unit (using a pre-tax discount rate of 8%) with the carrying value of the investment. It resulted in a charge of £8m to the T&D segment and is recognised within the consolidated income statement as part of the profit on disposal of non-current assets and impairments.

The Group also disposed of its 100% interest in BG Telecom Holdings Limitada, Iqara Telecom Limitada, DirectNet Participações Limitada and DirectNet Prestação de Serviços Limitada for sale proceeds of £11m, realising a loss on disposal of £18m. No tax arose on the disposals.

In addition, in December 2005, the Group’s Indian telecoms businesses were subject to an impairment review as a result of management’s decision to make a strategic withdrawal from all of the Group’s telecoms businesses. The assets and liabilities of these businesses were presented as ‘held for sale’ in the Group’s balance sheet and valued at fair value net of disposal costs. Fair value was based on an indicative offer from a third-party, subject to due diligence, to purchase these businesses. Accordingly, an impairment charge of £14m was recognised in the consolidated income statement as part of the profit on disposal of non-current assets and impairments and recorded against the assets of the telecoms businesses in the Other activities segment. The sale of these businesses was completed in 2006.

£1m profit was recognised following the disposal of BG Group’s interest in a North Sea asset. No tax arose on the disposal.

2004
During 2004, BG Group disposed of its interest in the Muturi Production Sharing Contract and related Tangguh LNG project in Indonesia. The sale realised proceeds of £142m, resulting in a £66m pre-tax and £38m post-tax profit on the disposal.

In addition, BG Group disposed of its 1.21% holding of shares in a listed company, GAIL (India) Limited (formerly Gas Authority of India Limited). The sale realised proceeds of £32m resulting in a pre-tax profit on disposal of £22m. Tax of £2m arose on the profit on disposal, based on the effective rate of capital gains tax in India for long-term investments.

£1m of expenditure was incurred relating to a prior year disposal.

FINANCE INCOME AND COSTS
Re-measurements presented in finance income and costs relate primarily to certain derivatives used to hedge foreign exchange and interest rate risk, partly offset by foreign exchange movements on certain borrowings in subsidiaries. In 2005, re-measurements included the retranslation of MetroGAS US Dollar and Euro borrowings which could not be designated as hedges under IAS 39.

7     FINANCE INCOME AND COSTS

	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Interest receivable(a)	76	105	42

Net fair value gains and losses on interest rate and currency exchange rate derivatives (see note 21, page 102)	7	–	–

Fair value hedge adjustments	16	–	–

Other interest income(b)	28	–	–

Finance income	127	105	42

Interest payable:(a)

On loans wholly repayable within five years	(37)	(62)	(43)

On loans any part repayable after five years	(46)	(18)	(19)

Finance lease charges	(55)	(33)	(22)

Other interest payable	(3)	–	(4)

Less: interest capitalised(c)	54	30	13

Unwinding of discount on provisions and pension obligations(d)	(15)	(14)	(12)

Net fair value gains and losses on interest rate and currency exchange rate derivatives (see note 21, page 102)	–	(13)	–

Fair value hedge adjustments	–	(2)	–

Finance costs	(102)	(112)	(87)

Net finance income/(costs)(e)	25	(7)	(45)

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FINANCIAL STATEMENTS

93

7     FINANCE INCOME AND COSTS continued

(a)	Interest receivable includes net exchange losses of £35m (2005 £33m gain; 2004 £1m gain). Interest payable includes net exchange losses of £22m (2005 £nil; 2004 £nil). Net exchange differences include the retranslation of certain borrowings in subsidiaries. Certain exposures relating to these borrowings are hedged using interest rate and currency derivative instruments; the net fair value gains and losses on such derivatives are reported separately.
(b)	Other interest income includes interest receivable of £28m in relation to tax settlements.
(c)	Finance costs associated with general borrowings used to finance major capital projects are capitalised up to the point that the project is ready for its intended use. The weighted average interest cost applicable to these borrowings is 6.5% per annum (2005 5.4%; 2004 2.3%).
(d)	Amount in respect of pension obligation represents the unwinding of discount on the plans’ liabilities offset by the expected return on the plans’ assets (see note 29, page 111).
(e)	Excludes the Group’s share of net finance costs from joint ventures and associates of £67m (2005 £43m; 2004 £34m).

8     TAXATION

	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Current tax

UK – corporation tax at 30% and 50% (2005 30% and 40%; 2004 30% and 40%)	763	862	390

– adjustments in respect of prior periods	47	(26)	(12)

– less: double tax relief	(428)	(419)	(116)

– petroleum revenue tax at 50%	23	3	16

UK tax charge	405	420	278

Overseas tax charge	599	599	253

– adjustments in respect of prior periods	8	(29)	11

Current tax charge	1 012	990	542

Deferred tax

Temporary differences	468	(76)	28

Effect of increased tax rate on opening balances (a)	(23)	–	–

Deferred petroleum revenue tax at 50% (2005 50%; 2004 50%)	4	25	13

Tax charge	1 461	939	583

The tax charge relating to disposals, re-measurements and impairments is £113m (2005 £41m; 2004 £30m). This consists of a tax charge on unrealised re-measurements of £141m (2005 tax credit £96m; 2004 £nil) and a tax credit on the disposal and impairment of non-current assets of £28m (2005 tax charge £137m; 2004 tax charge £30m).

(a)	The 2006 tax charge incorporates the effect of an increase in supplementary charge on UK North Sea profits from 10% to 20%. This resulted in a deferred tax charge of £38m to reflect the increased tax rate on accelerated capital allowances and other temporary differences at 1 January 2006 and a deferred tax credit of £61m to reflect the increased tax rate on re-measurement balances at 1 January 2006. This tax rate increase also led to a £83m increase in the deferred tax charge for the year.

The total tax charge reconciles with the charge calculated using the statutory rates of UK corporation tax as follows:

	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Profit before taxation – UK	1 419	670	605

– Overseas	1 866	1 834	889

	3 285	2 504	1 494

Tax at UK statutory rates on profit	1 151	735	455

Effect on tax charge of:

Non tax-deductible or non-taxable items	78	(11)	14

Overseas or petroleum revenue taxes at different rates to statutory rates	233	195	66

Effect of increased tax rate on opening balances	(23)	–	–

Prior year and other adjustments including unrelieved overseas tax losses	22	20	48

Tax charge	1 461	939	583

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94	Notes to the accounts continued

9     DIVIDENDS

	2006		2005		2004

		Pence per		Pence per		Pence per
		ordinary		ordinary		ordinary
	£m	share	£m	share	£m	share

Prior year final dividend, paid in the year	144	4.09	74	2.08	66	1.86

Interim dividend, paid in the year	103	3.00	68	1.91	61	1.73

Total dividend paid in the year	247	7.09	142	3.99	127	3.59

Proposed final dividend for the year ended 31 December 2006	143	4.20

The proposed final dividend for the year ended 31 December 2006 of 4.20p takes the 2006 full year dividend to 7.20p per ordinary share.

The final dividend of 4.09p (£144m) in respect of the year ended 31 December 2005 was paid on 12 May 2006 to shareholders (19 May 2006 to American Depositary Receipt (ADR) holders). The interim dividend was paid on 15 September 2006 to shareholders (22 September 2006 to ADR holders). The proposed final dividend of 4.20p per ordinary share (£143m) in respect of the financial year ended 31 December 2006 is payable on 25 May 2007 to shareholders (4 June 2007 to ADR holders) on the register at the close of business on 13 April 2007.

10     EARNINGS PER ORDINARY SHARE

Earnings per ordinary share have been calculated by dividing the earnings for the financial year for the Group of £1 779m (2005 £1 525m; 2004 £883m) by 3 464m (2005 3 540m; 2004 3 531m), being the weighted average number of ordinary shares in issue and ranking for dividend during the year. Earnings per ordinary share excluding disposals, re-measurements and impairments have been presented in order to reflect the underlying performance of the Group.

	2006		2005		2004
			Restated		Restated

		Basic		Basic		Basic
		earnings		earnings		earnings
		per ordinary		per ordinary		per ordinary
		share		share		share
	£m	pence	£m	pence	£m	pence

Earnings	1 779	51.4	1 525	43.1	883	25.0

Disposals, re-measurements and impairments (see note 6, page 91)	(139)	(4.0)	(171)	(4.9)	(57)	(1.6)

Earnings excluding disposals, re-measurements and impairments	1 640	47.4	1 354	38.2	826	23.4

The earnings figure used to calculate diluted earnings per ordinary share is the same as that used to calculate earnings per ordinary share given above, divided by 3 488m (2005 3 557m; 2004 3 540m), being the weighted average number of ordinary shares in issue during the year as adjusted for share options. A reconciliation of the weighted average number of ordinary shares used as the denominator in calculating the basic and diluted earnings per ordinary share is given below:

	2006	2005	2004
	Shares	Shares	Shares
	m	m	m

Basic	3 464	3 540	3 531

Dilutive potential ordinary shares:

Options outstanding throughout the year	24	17	9

Diluted basis	3 488	3 557	3 540

Diluted earnings per ordinary share (including disposals, re-measurements and impairments) (pence)	51.0	42.9	24.9

Diluted earnings per ordinary share (excluding disposals, re-measurements and impairments) (pence)	47.0	38.1	23.3

11     GOODWILL

THE GROUP

	2006	2005
	£m	£m

Cost and net book value as at 1 January	342	272

Disposals(a)	–	(3)

Currency translation adjustments	(14)	73

Cost and net book value as at 31 December	328	342

(a)	Relates to the MetroGAS S.A. deconsolidation. See note 6, page 91.

As at 31 December 2006, the majority of the goodwill recognised related to Comgas, which is classified within the Transmission and Distribution (T&D) segment and was defined as a cash generating unit (CGU) for impairment testing purposes. The Group tests goodwill annually for impairment or more frequently if there are indications that it might be impaired. No goodwill impairment has been recognised.

The recoverable amount of the CGU is determined from the value in use calculations, using cash flow projections based on approved financial plans covering a five year period. The growth rate assumptions used in the plans were based on past performance and management’s expectations of market development. The annual growth rates in the business plan used to determine cash flows beyond the five year period are between 4% and 12% and do not exceed the average long-term growth rate for the relevant markets.

The projected cash flows were discounted using a nominal rate of 8% to arrive at value in use. The discount rate used is pre-tax and reflects risks relating to the T&D segment.

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FINANCIAL STATEMENTS

95

12     OTHER INTANGIBLE ASSETS

THE GROUP

	Expenditure on unproved
	gas and oil reserves		Other (a)		Total

	2006	2005	2006	2005	2006	2005
	£m	£m	£m	£m	£m	£m

Cost as at 1 January	532	519	156	68	688	587

Additions	396	165	17	10	413	175

Business combinations	–	–	–	82 (b)	–	82

Disposals and unsuccessful exploration expenditure(c)	(113)	(70)	–	(11)	(113)	(81)

Transfer to property, plant and equipment(d)	(41)	(142)	(111)	–	(152)	(142)

Reclassified as assets held for sale(e)	(69)	–	–	–	(69)	–

Currency translation adjustments	(57)	60	(6)	7	(63)	67

Cost as at 31 December	648	532	56	156	704	688

Amortisation as at 1 January	–	–	(6)	(2)	(6)	(2)

Charge for the year	–	–	(4)	(4)	(4)	(4)

Provision for impairment(e)	(30)	–	–	–	(30)	–

Reclassified as assets held for sale(e)	30	–	–	–	30	–

Amortisation as at 31 December	–	–	(10)	(6)	(10)	(6)

Net book value as at 31 December	648 (f)	532 (f)	46	150	694	682

(a)	As at 31 December 2006, Other represents the contractual rights in respect of the purchase of LNG, regasification services and related gas sales at Elba Island in the USA. The estimated aggregate amortisation expense from 2007 to 2011 is £4m per annum.
(b)	Includes development costs acquired on the Brindisi LNG S.p.A purchase.
(c)	Disposals and unsuccessful exploration expenditure includes £113m (2005 £70m) in respect of unsuccessful exploration expenditure written off.
(d)	Other intangible assets transfer of £111m (2005 £nil) relates to Brindisi LNG S.p.A (see note 13, page 96).
(e)	Mauritania Holdings B.V. assets classified as held for sale and provision for impairment.
(f)	Capitalised exploratory well costs included within expenditure on unproved gas and oil reserves:
	2006	2005	2004
	£m	£m	£m

Cost as at 1 January	157	137 (i)	100 (i)

Additions(ii)	137	93	55

Transfer to property, plant and equipment	(25)	(70)	–

Unsuccessful exploration wells written off(ii)	(9)	(21)	(15)

Reclassified as assets held for sale	(6)	–	–

Currency translation adjustments	(11)	18	(3)

Cost as at 31 December	243	157	137

(i)	Excludes North Caspian Sea PSA which was classified as held for sale and disposed of in 2005. In addition, the balance excludes Muturi PSC which was classified as held for sale and which was disposed of in 2004.
(ii)	Excludes an amount of £103m (2005 £46m; 2004 £35m) which has been capitalised and subsequently written off in the same year.

The balance of well costs is further analysed as follows:	As at 31 December 2006		As at 31 December 2005

		Number		Number
	£m	of wells	£m	of wells

Wells in areas requiring major capital expenditure before production could begin: a)

Drilling programme not yet completed or completed within one year ago	132	16	95	18

Drilling programme completed between one and three years ago b)	30	5	5	4

Drilling programme completed more than three years ago c)	33	12	30	8

Wells in areas not requiring major capital expenditure before production could begin: a)

Drilling programme not yet completed or completed within one year ago	34	9	27	19

Drilling programme completed between one and three years ago b)	14	4	–	–

	243	46	157	49

a)	For the purposes of this note major capital expenditure has been defined as £1m.
b)	As at 31 December 2006, the following projects completed their drilling programmes between one and three years ago:
		Number
Project name	£m	of wells	Comments

Canada	14	4	Development options under review

Jackdaw (UK)	11	1	Future appraisal drilling sanctioned

Courageous (UK)	9	1	Development options under review

Block 6D (Trinidad)	5	1	Front end engineering and design planned

NCMA (Trinidad)	3	1	Development options under review

WDDM (Egypt)	2	1	Development options under review

	44	9

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96	Notes to the accounts continued

12     OTHER INTANGIBLE ASSETS continued

c)	As at 31 December 2006, the following projects completed their drilling programmes more than three years ago:
			Number
	Project name	£m	of wells	Comments

	Gaza Marine	12	2	Options to commercialise the gas are under review

	Palo Marcado (Bolivia)	7	3	Planned backfill to existing gas sales agreement

	Itau (Bolivia)(1)	6	2	Development options under review

	Rosetta (Egypt)	5	3	Backfill to existing gas sales agreement

	WDDM (Egypt)	2	1	Development options under review

	Buzzard N Terrace (UK)	1	1	Further appraisal required to establish commercial viability

		33	12

	(1) There is a further £25m recognised in respect of the Itau licence, which is included within the expenditure on unproved gas and oil reserves.

13     PROPERTY, PLANT AND EQUIPMENT

THE GROUP

				Motor
		Mains,		vehicles	Exploration
	Land and	services and	Plant and	and office	and
	buildings	meters	machinery	equipment	production	Total
	£m	£m	£m	£m	£m	£m

Cost as at 1 January 2006 (restated)	56	390	1 245	280	7 346	9 317

Additions	8	78	424	58	721	1 289

Business combinations (see note 15, page 98)	5	–	39	–	–	44

Disposals and transfers(a)(b)	–	23	10	(3)	74	104

Currency translation adjustments	(1)	(22)	(126)	(8)	(482)	(639)

Reclassified as assets held for sale(c)	–	–	(12)	–	(45)	(57)

Cost as at 31 December 2006	68	469	1 580	327	7 614	10 058

Accumulated depreciation as at 1 January 2006 (restated)	(37)	(27)	(276)	(131)	(3 016)	(3 487)

Provision for the year	–	(14)	(61)	(32)	(497)	(604)

Provision for impairment(d)	–	–	(104)	(3)	(34)	(141)

Disposals and transfers(a)	–	(6)	27	1	–	22

Currency translation adjustments	–	5	10	4	81	100

Reclassified as assets held for sale(c)	–	–	1	–	11	12

Accumulated depreciation as at 31 December 2006	(37)	(42)	(403)	(161)	(3 455)	(4 098)

Net book value as at 31 December 2006(e)(f)(g)	31	427	1 177 (h)	166	4 159	5 960

				Motor
		Mains,		vehicles	Exploration
	Land and	services and	Plant and	and office	and
	buildings	meters	machinery	equipment	production	Total
	£m	£m	£m	£m	£m	£m

Cost as at 1 January 2005 (restated)	56	379	798	261	6 174	7 668

Additions	4	101	418	33	683	1 239

Disposals and transfers(a)(b)	(8)	(183)	(43)	(22)	125	(131)

Currency translation adjustments	4	93	97	10	364	568

Reclassified as assets held for sale(c)	–	–	(25)	(2)	–	(27)

Cost as at 31 December 2005 (restated)	56	390	1 245	280	7 346	9 317

Accumulated depreciation as at 1 January 2005 (restated)	(37)	(44)	(224)	(120)	(2 560)	(2 985)

Provision for the year	(1)	(18)	(53)	(27)	(400)	(499)

Provision for impairment(d)	–	–	(14)	–	–	(14)

Disposals and transfers(a)	2	60	12	20	–	94

Currency translation adjustments	(1)	(25)	(15)	(5)	(56)	(102)

Reclassified as assets held for sale(c)	–	–	18	1	–	19

Accumulated depreciation as at 31 December 2005 (restated)	(37)	(27)	(276)	(131)	(3 016)	(3 487)

Net book value as at 31 December 2005 (restated)(e)(f)(g)	19	363	969 (h)	149	4 330	5 830

Details of BG Group’s gas and oil reserves are given in Supplementary Information – gas and oil (unaudited) on page 129.

(a)	In 2006, disposals primarily relate to the disposals of two LNG ships. In 2005, disposals included £163m within plant and machinery in respect of the deconsolidations of MetroGAS and Gas Argentino (GASA) and the disposal of BG Telecom Holdings Limitada, Iqara Telecom Limited, DirectNet Prestação de Serviços Limitada and DirectNet Participações Limitada (see note 6, page 91).
(b)	Includes, within exploration and production, a transfer from other intangible assets of £41m (2005 £142m) and within plant and machinery, a transfer from other intangible assets of £111m (2005 £nil) relating to Brindisi LNG S.p.A (see note 12, page 95).

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FINANCIAL STATEMENTS

97

13     PROPERTY, PLANT AND EQUIPMENT continued

(c)	In 2006, assets held for sale relates to Mauritania Holdings B.V. (in 2005 relates to Iqara Telecoms India Private Limited, BG Broadband Networks India Private Limited, BG India Telecom (Mauritius) Limited and Iqara HITS Conditional Access Services India Private Limited) (see note 19, page 99).
(d)	The carrying amounts of Brindisi LNG S.p.A, Mauritania Holdings B.V. and the Microgen business have been reduced through recognition of a provision for impairment of £141m (2005 £14m relating to the India telecoms businesses). These losses have been included in the income statement (see note 6, page 91).
(e)	The Group’s net book value includes capitalised interest of £163m (2005 £134m) comprising exploration and production £112m (2005 £110m) and plant and machinery £51m (2005 £24m). A deferred tax liability is recognised in respect of this taxable temporary difference at current enacted rates.
(f)	Includes the net book value of decommissioning assets of £105m (2005 £72m) and expenditure on plant and machinery under construction of £293m (2005 £245m).
(g)	Assets capitalised and held under finance leases included in plant and machinery and exploration and production are:
		2006	2005
			Restated
		£m	£m

	Cost	969	774

	Accumulated depreciation	(80)	(57)

	Net book value	889	717

(h)	Includes assets held under operating leases where BG Group is the lessor:
	2006	2005
	£m	£m

Cost	186	183

Accumulated depreciation	(55)	(42)

Net book value	131	141

The depreciation charge for the year relating to these assets was £17m (2005 £17m).

14     INVESTMENTS

Investments represent long-term investments.

THE GROUP

	Joint ventures		Associates

	Share of		Share of		Other	Total
	net assets	Loans	net assets	Loans	investments	investments
	£m	£m	£m	£m	£m	£m

Carrying value as at 31 December 2005 (restated)	239	107	339	443	1	1 129

Investments	–	39	2	57	–	98

Disposals, transfers and other loan movements	6	38	17	(40)	–	21

Share of retained profits less losses during the year(a)	12	–	(69)	–	–	(57)

Currency translation adjustments	(17)	–	(35)	(53)	–	(105)

Carrying value as at 31 December 2006	240	184	254	407	1	1 086

(a) Comprises share of post-tax results for the year of £139m, offset by share of dividends receivable by BG Group of £196m.
The Group’s share of profits in MetroGAS and GASA for the year ended 31 December 2006 was £25m. The Group’s share of net assets at the end of the year remained negative, therefore the investment in these companies is held at nil carrying value.

Analysis of BG Group’s share of assets, liabilities, income and expenses in joint ventures and associates is shown below:

		Joint ventures		Associates

As at 31 December		2006	2005	2006	2005
					Restated
		£m	£m	£m	£m

Share of assets	– non-current assets	532	602	1 112	1 335

	– current assets	160	256	286	346

		692	858	1 398	1 681

Share of liabilities	– current liabilities	(198)	(319)	(239)	(279)

	– non-current liabilities	(254)	(300)	(905)	(1 063)

		(452)	(619)	(1 144)	(1 342)

Share of net assets		240	239	254	339

Share of revenue		304	256	843	747

Share of operating costs		(218)	(171)	(696)	(590)

Share of operating profit		86	85	147	157

Share of finance costs		(19)	(20)	(48)	(23)

Share of tax		(10)	(20)	(17)	(21)

Share of post-tax results		57	45	82	113

Further information on principal subsidiary undertakings, joint ventures and associates is given in note 32, page 127.

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98	Notes to the accounts continued

14     INVESTMENTS continued

THE COMPANY

Subsidiary
undertakings
£m

As at 1 January 2006 and 31 December 2006	2 269

15     BUSINESS COMBINATIONS

In accordance with the Group’s US integrated gas strategy, on 1 October 2006, the Group acquired the Dighton power plant for cash. Details of the assets acquired are as follows:

		Book value	Fair value	Fair value
		at acquisition	adjustments	at acquisition
		£m	£m	£m

Assets

Non-current:	Land and buildings	4	1	5

	Plant and machinery	35	4	39

Current:	Inventories	1	–	1

	Trade and other receivables	2	–	2

Net assets		42	5	47

Cash consideration				47

The adjustments relate primarily to, but not limited to, the revaluation of plant and machinery.

The cash consideration of £47m included £1m of costs directly attributable to the combination.

No significant gain or loss has been recognised in the current year in respect of the Dighton acquisition. Had the acquisition date for this combination been at the beginning of the year, it is estimated that BG Group’s consolidated revenue and profit on ordinary activities before taxation would not have been materially different.

On 14 February 2007, the Group acquired the remaining equity (66.3%) of Serene S.p.A. Previously, the Group owned 33.7% of the equity and the company was treated as an investment accounted for under the equity method. The consideration paid was £80m in cash. In addition, a further £9m of the consideration payable has been deferred and is subject to regulatory developments in respect of emission allowances.

On 13 March 2007, the Group acquired the Lake Road power plant for £351m in cash.

The Group is currently reviewing the assets and liabilities acquired as a result of these business combinations. It is considered impracticable to disclose further information in respect of these assets and liabilities as the transactions occurred shortly before the publication of these Financial Statements.

16     INVENTORIES

THE GROUP

	2006	2005
	£m	£m

Raw materials and consumables	135	101

Finished goods for resale	112	84

	247	185

Raw materials and consumables include inventories of oil and condensates, drilling and production materials, and other inventories. Finished goods for resale include inventories of gas and LNG in storage and in transit.

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FINANCIAL STATEMENTS

99

17     TRADE AND OTHER RECEIVABLES

	The Group		The Company

	2006	2005	2006	2005
	£m	£m	£m	£m

Amounts falling due within one year

Trade receivables	762	674	–	–

Amounts owed by Group undertakings	–	–	895	1 009

Amounts owed by joint ventures and associates (see note 28, page 110)	38	37	–	–

Other receivables	114	170	–	10

Prepayments and accrued income	940	793	–	–

	1 854	1 674	895	1 019

Amounts falling due after more than one year

Other receivables	49	52	–	–

Total receivables	1 903	1 726	895	1 019

Trade receivables are stated net of provisions for doubtful debts, and the movement in this provision is as follows:

THE GROUP

	2006	2005	2004
	£m	£m	£m

Provision as at 1 January	15	19	48

Charge/(credit) for the year	–	1	(5)

Transfers and other adjustments	(2)	(5)	(24)

Provision as at 31 December	13	15	19

18     CASH AND CASH EQUIVALENTS

	The Group		The Company

	2006	2005	2006	2005
	£m	£m	£m	£m

Cash at bank and in hand	112	49	1	–

Cash equivalent investments	1 351	1 467	–	–

	1 463	1 516	1	–

Cash and cash equivalents comprise cash on hand, deposits with a maturity of three months or less and other short-term highly liquid investments that are readily convertible into known amounts of cash.

The effective interest rates of the Group’s cash equivalent investments as at 31 December 2006 were between 3.6% and 7.1% (2005 2.5% and 4.9%) . For further information on the interest rate composition of the Group’s financial assets see note 21, page 102.

19     ASSETS HELD FOR SALE

The major classes of assets and liabilities classified as held for sale are as follows:

THE GROUP

	2006	2005
	£m	£m

Other intangible assets	39	–

Property, plant and equipment	45	8

Trade and other receivables	1	2

Assets classified as held for sale	85	10

Borrowings	(11)	–

Trade and other payables	(7)	(3)

Provision for other liabilities and charges	(16)	–

Liabilities associated with assets classified as held for sale	(34)	(3)

Net assets classified as held for sale	51	7

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100	Notes to the accounts continued

19     ASSETS HELD FOR SALE continued

During 2006, BG Group committed to a plan to dispose of Mauritania Holdings B.V. which is held within the E&P segment and Microgen which is included within the Other activities segment. Accordingly these businesses have been reclassified as held for sale, and re-valued to fair value less disposal costs. This resulted in a pre-tax charge to the income statement of £77m (post-tax charge of £56m) including impairment losses of £67m. The sale of Mauritania Holdings B.V. was completed in January 2007. Further details are shown in note 6, page 91.

In 2005, assets held for sale represented the Group’s Indian telecoms business, included within the Other activities segment, the sale of which was completed in June 2006. Further details on these disposals are shown in note 6, page 91.

20     BORROWINGS

The Group’s treasury policy and other borrowings information disclosed in the financing section on pages 35 and 43 of the Financial Review form part of this note.

THE GROUP

	2006	2005
		Restated
	£m	£m

Amounts falling due within one year

Other loans – commercial paper	20	20

– bonds	44	16

Bank loans and overdrafts	29	33

Obligations under finance leases	10	12

	103	81

Amounts falling due after more than one year

Other loans – bonds	477	543

Bank loans and overdrafts	200	168

Obligations under finance leases	882	786

	1 559	1 497

Gross borrowings	1 662	1 578

As at 31 December 2006, Comgas had pledged trade receivables of £10m (2005 £2m) as security against certain of its borrowings. Details of guarantees in relation to borrowings are set out in note 27, page 108.

MATURITY AND INTEREST RATE PROFILE OF THE GROUP’S BORROWINGS
The following tables analyse the Group’s gross borrowings. These are repayable as follows:

Gross borrowings (including obligations under finance leases)	Fixed Rate Borrowings		Total Gross Borrowings

	2006	2005	2006	2005
		Restated		Restated
Amounts due:	£m	£m	£m	£m

Within one year	14	13	103	81

Between one and two years	14	20	241	82

Between two and three years	12	16	95	247

Between three and four years	13	18	44	93

Between four and five years	14	19	44	38

After five years	308	325	1 135	1 037

	375	411	1 662	1 578

For the purpose of the table above, debt with a maturity within one year such as commercial paper is treated as floating rate debt.

As part of its interest rate risk strategy the Group has entered into interest rate swaps that are designated as fair value hedges of interest rate risk. The disclosure above is presented after the effect of these interest rate swaps. Further information on the fair value of the interest rate swaps is included in note 21, page 102.

The effective post-swap interest rates as at 31 December 2006 were between 3% and 19% (2005 2% and 19%). For amounts falling due within one year the effective post-swap interest rates were between 3% and 19% (2005 4% and 19%). Fixed rate borrowings that are not in fair value hedge relationships mature between 2008 and 2028 (2005 matured between 2007 and 2028) and the interest rates are not subject to re-pricing prior to maturity.

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FINANCIAL STATEMENTS

101

20     BORROWINGS continued

	Minimum		Obligations under
Obligations under finance leases	lease payments		finance leases

Amounts due:	2006	2005	2006	2005
		Restated		Restated
	£m	£m	£m	£m

Within one year	62	60	10	12

Between one and two years	61	61	10	12

Between two and three years	59	60	9	12

Between three and four years	59	60	10	14

Between four and five years	59	60	11	15

After five years	1 481	1 247	842	733

Less: future finance charges	(889)	(750)	–	–

	892	798	892	798

The Group has finance lease obligations in respect of a number of LNG ships, including ships under construction. These lease obligations expire between 2024 and 2037 (2005 expired between 2020 and 2038). In addition the Group has recognised a finance lease in respect of its regasification contract at Lake Charles. This lease obligation expires in 2028.

CURRENCY COMPOSITION OF THE GROUP’S BORROWINGS
The following table analyses the currency composition of the Group’s borrowings:

	2006	2005
		Restated
	£m	£m

Currency:

Sterling	715	729

US Dollars	691	679

Brazilian Reals	179	115

Other	77	55

	1 662	1 578

The disclosure above does not include the impact of certain currency derivatives as these are separately recognised under IAS 39 and presented in note 21, page 102. As at 31 December 2006, the Group had swapped £707m (2005 £704m) of pound Sterling borrowings into US Dollars, £49m (2005 £57m) of US Dollar borrowings into Brazilian Reals and £77m (2005 £47m) of other currencies into US Dollars.

COMPOSITION OF THE GROUP’S UNDRAWN COMMITTED FACILITIES

The Group has undrawn committed borrowing facilities, in respect of which all conditions have been met, as follows:

	2006	2005
	£m	£m

Expiring:

Within one year	299	441

Between one and two years	18	–

Between two and three years	429	–

Between three and four years	–	322

	746	763

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102	Notes to the accounts continued

21     FINANCIAL INSTRUMENTS

TREASURY INSTRUMENTS
As part of its business operations, the Group is exposed to risks arising from fluctuations in interest rates and exchange rates. The Group uses derivative financial instruments (derivatives) in order to manage exposures of this type in accordance with Treasury policies. The Group enters into interest rate swaps to manage the composition of floating and fixed rate debt. The Group also manages currency and interest rate exposures by entering into contracts to swap currency principal amounts together with periodic exchanges of interest, which may be on a fixed or floating basis. Such contracts are referred to as cross-currency interest rate derivatives. The Group’s policy is not to use interest rate, currency exchange rate or cross-currency interest rate derivatives for speculative purposes.

Further information on treasury risks is contained in the Risk Factors section of the Business Review under Exchange Rate and Financing on pages 42 and 43.

COMMODITY INSTRUMENTS
Within the ordinary course of business the Group routinely enters into sale and purchase transactions for commodities. The majority of these transactions take the form of contracts that were entered into and continue to be held for the purpose of the receipt or delivery of the commodity in accordance with the Group’s expected sale, purchase or usage requirements. Such contracts are not within the scope of IAS 39.

Certain long-term gas sales contracts in the UK have terms within the contract that constitute written options and accordingly they fall within the scope of IAS 39. These contracts also include pricing terms which are based on a variety of commodities and indices, including oil, electricity and the Retail Prices Index (RPI). They are recognised in the balance sheet at fair value with movements in fair value recognised in the income statement.

Certain short-term market traded contracts for the purchase and subsequent resale of third-party commodities are within the scope of IAS 39 and are recognised in the balance sheet at fair value with movements in fair value recognised in the income statement. The Group uses various commodity based derivative instruments to manage some of the risks arising from fluctuations in commodity prices. Such contracts include physical and net-settled forwards, futures, swaps and options. Where these derivatives have been designated as cash flow hedges of underlying commodity price exposures, certain gains and losses attributable to these instruments are deferred in equity and subsequently recognised in the income statement when the underlying hedged transaction crystallises. Commodity derivatives that are not part of a hedging relationship are recognised in the balance sheet at fair value with movements in fair value recognised in the income statement. These have all been included within other commodity derivatives in the following tables.

Further information on commodity price exposure is contained in the Risk Factors section of the Business Review under Commodity Prices on page 42.

VALUATION
The Group calculates the fair value of interest rate and currency exchange rate derivative instruments by using market valuations where available or, where not available, by discounting all future cash flows by the market yield curve at the balance sheet date.

The amount for commodity contracts and commodity related derivatives is based on forward price curves, where available. Where market quoted forward price curves are unavailable the fair value has been determined using quotes from third-parties or the Group’s forward planning assumptions for the price of gas, other commodities and indices.

One of the assumptions underlying the fair value of long-term commodity contracts is that the gas market in the UK is liquid for two years. As at 31 December 2006, the average two year forward price for UK gas was 36p per therm (2005 61p per therm). Beyond this period a seasonally adjusted UK gas price of 31p per therm (2005 31p per therm) has been used along with a US$40 per barrel (2005 US$40 per barrel) Brent oil price and an electricity price of £28 per megawatt hour (2005 £28 per megawatt hour). The fair values of the long-term commodity contracts are then discounted using a risk-free interest rate of 5% (2005 5%). Under these assumptions, the change in fair value of commodity contracts credited to the income statement in the year is £366m (2005 £224m charge). As at 31 December 2006, the potential change in the fair value of long-term commodity contracts, assuming a 10% change in the price assumptions, was £30m (2005 £90m).

AMOUNTS RECOGNISED IN RESPECT OF DERIVATIVE FINANCIAL INSTRUMENTS

	2006		2005

Included on the balance sheet:	Assets	Liabilities	Assets	Liabilities
	£m	£m	£m	£m

Interest rate derivatives	5	(5)	15	(15)

Currency exchange rate derivatives	10	(21)	2	(3)

Cross-currency interest rate derivatives	135	(28)	71	(39)

Long-term UK gas contracts	–	(233)	–	(599)

Other commodity derivatives	698	(544)	6	(57)

	848	(831)	94	(713)

As at 31 December 2006, margin payments of £22m (2005 £40m) were deposited with the Group’s brokers in respect of commodity derivatives traded on regulated exchanges.

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FINANCIAL STATEMENTS

103

21     FINANCIAL INSTRUMENTS continued

AMOUNTS RECOGNISED IN RESPECT OF DERIVATIVE FINANCIAL INSTRUMENTS continued
Derivative financial instruments are classified within current assets and current liabilities unless they form part of a designated hedge relationship, when they are classified according to the period in which the hedging relationship is expected to expire. Derivatives classified as expiring within one year include the long-term UK gas contracts which expire between 2007 and 2014 (2005 between 2007 and 2014), other commodity derivatives which expire between 2007 and 2012 (2005 between 2006 and 2007), and certain cross-currency interest rate derivatives that are not part of a formal hedging relationship which expire between 2007 and 2036 (2005 between 2007 and 2030).

	2006		2005

Expiring:	Assets	Liabilities	Assets	Liabilities
	£m	£m	£m	£m

Within one year	575	(741)	10	(711)

Between one and five years	226	(85)	50	–

After five years	47	(5)	34	(2)

	273	(90)	84	(2)

	848	(831)	94	(713)

The notional principal amounts of derivative financial instruments are as follows:

Expiring:		Between
	Within	one and five	After five	2006	2005
	one year	years	years	Total	Total
	£m	£m	£m	£m	£m

Interest rate derivatives	–	150	255	405	597

Currency exchange rate derivatives	54	1 020	–	1 074	120

Cross-currency interest rate derivatives	116	313	436	865	1 043

Other commodity derivatives	4 554	3 574	2	8 130	3 082

The notional principal amounts of long-term UK gas contracts are £467m (2005 £605m). The amounts in respect of other commodity derivatives represent the gross combination of notional principals relating to all purchase and sale contracts. These notional principal amounts give an indication of the scale of derivatives held, but do not reflect the risk that the Group is exposed to from their use.

FAIR VALUE ADJUSTMENTS ON DERIVATIVE FINANCIAL INSTRUMENTS

Included in the income statement:	2006	2005	2004
	£m	£m	£m

Cross-currency and interest rate derivatives not in a designated hedge relationship	19	(19)	–

Interest rate derivatives designated as fair value hedges	(14)	3	–

Cross-currency interest rate derivatives designated as fair value hedges	(3)	3	–

Ineffectiveness on cash flow and net investment hedges	5	–	–

Long-term UK gas contracts (see note 3, page 84)	366	(224)	–

Other commodity derivatives not in a designated hedge relationship(a)	90	(29)	–

	463	(266)	–

(a)	Includes £52m (2005 £(13)m) recognised as Other operating income within Business Performance.

HEDGE ACCOUNTING
In line with the Group’s risk management policies, certain derivative and non-derivative instruments are designated as hedges of currency, interest rate and commodity price exposures in accordance with IAS 39. Further information can be found in the Financial Instruments and Commodity Instruments sections of the Financial Review on pages 35 and 36.

Fair Value Hedges
As at 31 December 2006, the Group held a number of interest rate swaps and cross-currency interest rate swaps designated as hedges of the fair value risk associated with the Group’s fixed rate debt. The fixed rate loans and the related swaps have the same critical terms to ensure that they are an effective hedge under IAS 39. The fair value of derivative instruments designated as fair value hedges outstanding as at 31 December 2006 is £3m (2005 £20m). During 2006, adjustments of £16m (2005 £(2)m) have been made to borrowings in respect of highly effective fair value hedges.

Cash Flow Hedges
The Group has forward commodity contracts and currency exchange rate derivatives designated as hedges of highly probable forecast purchases and sales. The cash flow hedges were assessed as highly effective and an unrealised pre-tax gain of £73m (2005 £29m loss) was deferred in equity as at 31 December 2006. The hedged transactions are expected to occur within five years (2005 one year) following the year end and the associated gains and losses deferred in equity will be released to the income statement as the underlying transaction occurs. As at 31 December 2006, deferred pre-tax gains of £1m (2005 £29m loss) are expected to be released to the income statement within one year. The fair value of derivative instruments designated as cash flow hedges outstanding as at 31 December 2006 is £75m (2005 £(27)m).

Note 26, page 107 identifies the amounts that have been transferred from equity to the income statement in respect of transactions completed during the year. These items are reported within the income statement to match against the underlying transaction.

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104	Notes to the accounts continued

21     FINANCIAL INSTRUMENTS continued

HEDGE ACCOUNTING continued
Hedges of net investments in foreign operations
As at 31 December 2006, certain currency derivatives have been designated as hedges of net investments in the Group’s foreign operations, and are being used to hedge the Group’s exposure to foreign exchange risk on these investments. Fair value movements in the designated currency derivatives are transferred to equity to offset the gains and losses arising on the retranslation of the net investments in foreign subsidiaries. The pre-tax loss on highly effective designated currency derivatives deferred within equity as at 31 December 2006 is £15m (2005 £95m). The fair value of derivative instruments designated as hedges of net investments in foreign operations outstanding as at 31 December 2006 is £117m (2005 £62m).

FINANCIAL ASSETS (EXCLUDING SHORT-TERM DEBTORS)
The Group’s financial assets consist of cash and cash equivalents of £1 463m (2005 £1 516m), loans made to joint ventures and associates of £591m (2005 £550m), other long-term investments of £1m (2005 £1m) and debtors due after more than one year of £49m (2005 £52m).

The currency and interest rate profile of financial assets is as follows:

	Fixed rate	Floating rate	Non interest	2006	2005
	financial	financial	bearing		Restated
	assets	assets	assets	Total	Total
	£m	£m	£m	£m	£m

Currency:

Sterling	95	1 106	88	1 289	1 395

US Dollars	44	638	83	765	626

Other	–	33	17	50	98

	139	1 777	188	2 104	2 119

The effective interest rates on the loans to joint ventures and associates as at 31 December 2006 were between 0% and 9.95% (2005 0% and 9.95%) . Within floating rate financial assets, cash and cash equivalents earn interest at the relevant market rates or, where invested in money market liquidity funds, as determined by the investment returns of the relevant fund. In each case, investment performance is measured against the London Interbank Offered Rate (LIBOR) for the relevant currency and maturity. Periodic interest rate determinations in respect of other floating rate financial assets generally comprise LIBOR plus or minus an agreed margin. As at 31 December 2006, £95m (2005 £107m) of fixed rate loans to joint ventures and associates expire in 2016 (2005 expire in 2016) and have effective interest rates of between 7.25% and 9.95% (2005 between 7.25% and 9.95%) .. The maturity profile of the remaining loans to joint ventures and associates cannot be practicably estimated as repayments are based on the performance of the individual joint venture or associate. As at 31 December 2006, £44m (2005 £52m) of fixed rate debtors due after more than one year expire between 2011 and 2015 (2005 expire between 2011 and 2015) and have effective interest rates of between 10.95% and 12.66% (2005 10.95% and 12.66%) .

FAIR VALUES OF FINANCIAL INSTRUMENTS

	2006		2005

			Book value	Fair value
	Book value	Fair value	Restated	Restated
	£m	£m	£m	£m

Primary financial instruments held or issued to finance the Group’s operations:

Short-term borrowings	(103)	(103)	(81)	(81)

Long-term borrowings	(1 559)	(1 604)	(1 497)	(1 576)

Cash and cash equivalents	1 463	1 463	1 516	1 516

Short-term debtors	876	876	844	844

Short-term creditors	(728)	(728)	(503)	(503)

Other financial liabilities	(15)	(15)	(6)	(6)

Other financial assets	641	656	603	622

The fair value of cash and cash equivalents (current asset investments and cash at bank and in hand), short-term debtors and short-term creditors approximates book value due to the short maturity of these instruments. The fair values of the fixed rate borrowings and joint venture and associate loans have been estimated based on quoted market prices where available, or discounting by the market curve. The fair values of floating rate borrowings and joint venture and associate loans approximate book value as interest rates on these instruments reset on a frequent basis. Fair values have not been obtained for the non-interest bearing loans to joint ventures and associates as repayment of these loans are linked to the performance of the individual joint venture or associate and it is therefore not practicable to assign fair values.

CREDIT RISK
As at 31 December 2006, the Group’s maximum credit risk exposure (after the impact of any netting arrangements) under interest rate related derivatives was £5m (2005 £15m), currency derivatives £122m (2005 £66m) and commodity related derivatives £387m (2005 £22m). The Group’s credit risk exposure under short-term debtors and other financial assets are represented by the book values in the above table. The Group has no significant concentration of credit risk, with exposures spread over a large number of counterparties and customers.

LIQUIDITY RISK
As described in Financing section of the Risk Factors, page 43, the Group limits the amount of borrowings maturing within any specific period and the Group’s financial assets are primarily held as short-term, highly liquid investments that are readily convertible into known amounts of cash. These measures keep liquidity risk low.

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FINANCIAL STATEMENTS

105

22     TRADE AND OTHER PAYABLES

	The Group		The Company

	2006	2005	2006	2005
	£m	£m	£m	£m

Amounts falling due within one year

Trade payables	600	419	–	–

Amounts owed to joint ventures and associates (see note 28, page 110)	38	109	–	–

Other payables(a)	128	84	11	9

Accruals and deferred income	852	696	–	–

	1 618	1 308	11	9

Amounts falling due after more than one year

Other payables	15	37	–	–

Accruals and deferred income	6	31	–	–

	21	68	–	–

Total payables	1 639	1 376	11	9

(a)	Includes £19m (2005 £12m) relating to cash-settled share-based payment transactions, of which £10m (2005 £3m) relates to awards that have already vested, and £39m (2005 £25m) for bonuses provided for payments to eligible employees in 2007 under bonus schemes, including the BG Group Annual Incentive Scheme (AIS).

23     PROVISIONS FOR OTHER LIABILITIES AND CHARGES

THE GROUP

	Decommissioning		Other		Total

	2006	2005	2006	2005	2006	2005
				Restated		Restated
	£m	£m	£m	£m	£m	£m

As at 1 January	260	236	112	93	372	329

Charge for the year	–	–	17	6	17	6

Unwinding of discount	13	11	–	–	13	11

Additions	49	5	–	23	49	28

Transfers and other adjustments	(10)	8	(14)	10	(24)	18

Amounts used	–	–	(25)	(8)	(25)	(8)

Unused provisions credited to the income statement	(1)	–	(14)	(12)	(15)	(12)

As at 31 December	311	260	76	112	387	372

Provisions falling due within one year amount to £5m (2005 £23m).

A brief description of each provision together with estimates of the timing of expenditure is given below:

DECOMMISSIONING COSTS
The estimated cost of decommissioning at the end of the producing lives of fields is reviewed at least annually and engineering estimates and reports are updated periodically. Provision is made for the estimated cost of decommissioning at the balance sheet date, to the extent current circumstances indicate BG Group will ultimately bear this cost. The payment dates of total expected future decommissioning costs are uncertain but are currently anticipated to be between 2007 and 2041.

OTHER
The balance as at 31 December 2006 includes restructuring costs arising from the renegotiation of power purchase agreements at Premier Power Limited of £11m (2005 £12m), field-related payments of £4m (2005 £9m), insurance costs of £12m (2005 £12m), provisions for onerous contracts £nil (2005 £11m), costs associated with acquisitions and disposals of £15m (2005 £31m) and provisions for financial guarantee contracts £4m (2005 £5m) (see note 1 page 79). The payment dates are uncertain but are expected to be between 2007 and 2019.

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106	Notes to the accounts continued

24     DEFERRED TAX

Deferred taxes are calculated in full on temporary differences under the liability method using currently enacted or substantively enacted tax rates. The net movement in deferred tax assets and liabilities is shown below:

THE GROUP

	2006	2005
		Restated
	£m	£m

As at 31 December	642	681

Acquisition of subsidiary	–	6

Charge/(credit) for the year	449	(51)

Charge/(credit) on fair value movements on hedges taken to equity	55	(31)

Charge/(credit) to equity in respect of share-based payments	(12)	(10)

Currency translation adjustments and other movements	(62)	47

As at 31 December	1 072	642

An analysis of the movements in deferred tax assets and liabilities is shown below. Deferred tax assets and liabilities are only offset if they relate to income taxes levied by the same taxation authority and the entity has a legally enforceable right to set off current tax assets against current tax liabilities.

	Accelerated	Deferred		Retirement	Unused tax		Other
	capital	petroleum		benefit	losses and tax	Unremitted	temporary
	allowances	revenue tax	Provisions	obligations	credits	earnings	differences	Total
	£m	£m	£m	£m	£m	£m	£m	£m

Deferred tax assets

As at 31 December 2005 (restated)	(30)	–	–	(40)	–	–	(21)	(91)

Charge/(credit) for the year	27	–	–	(3)	–	–	2	26

Charge/(credit) to equity	–	–	–	–	–	–	(12)	(12)

Currency translation adjustments and other movements	3	–	–	–	–	–	–	3

As at 31 December 2006	–	–	–	(43)	–	–	(31)	(74)

Deferred tax liabilities

As at 31 December 2005	895	65	(18)	–	(3)	55	(261)	733

Charge/(credit) for the year	346	4	(55)	–	(3)	(39)	170	423

Charge/(credit) to equity	–	–	–	–	–	–	55	55

Currency translation adjustments and other movements	(65)	–	(43)	–	–	–	43	(65)

As at 31 December 2006	1 176	69	(116)	–	(6)	16	7	1 146

Net deferred tax liability as at 31 December 2006	1 176	69	(116)	(43)	(6)	16	(24)	1 072

Net deferred tax liability as at 31 December 2005 (restated)	865	65	(18)	(40)	(3)	55	(282)	642

The deferred tax asset of £74m (2005 £91m) is expected to be recovered after more than 12 months. The deferred tax liability of £1 146m (2005 £733m) is shown after the offset of certain deferred tax assets relating to the same fiscal authority; the liability prior to such offset is £1 424m (2005 £1 138m). The net amount expected to be settled after more than 12 months is £1 134m (2005 £735m).

The aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised is £1 395m (2005 £1 032m). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

The Company had no deferred tax assets or liabilities as at 1 January 2006 and 31 December 2006 (1 January 2005 nil). There were no movements in respect of deferred taxes for the Company during 2005 and 2006.

Deferred tax assets are recognised for deductible temporary differences, unutilised tax losses and unused tax credits to the extent that realisation of the related tax benefit through future taxable income is probable. The Group has unrecognised deductible temporary differences of £219m (2005 £62m) and unrecognised tax losses of £210m (2005 £116m) to carry forward against future taxable income. To the extent unutilised, £50m of these losses will expire between 2007 and 2011. In addition, the Group has unrecognised capital losses of £252m (2005 £252m); these tax losses can only be offset against specific types of future capital gains. The Group also has unrecognised overseas tax credits of £159m (2005 £137m).

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FINANCIAL STATEMENTS

107

25     CALLED UP SHARE CAPITAL

	2006	2005
	Number of	Number of
	shares	shares	2006	2005
	m	m	£m	£m

Authorised

Equity:

Ordinary shares of 10p each	5 000	5 000	500	500

	2006	2005
	Number of	Number of
	shares	shares	2006	2005
	m	m	£m	£m

Allotted and fully paid up

Equity:

Ordinary shares of 10p each	3 558	3 549	356	355

26     STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

THE GROUP
	Called up	Share
	share	premium	Hedging	Translation	Other		Retained		Minority
	capital	account	reserve (a)	reserve (b)	reserves	(c)	earnings (d)	Total	interest	Total
	£m	£m	£m	£m	£m		£m	£m	£m	£m

As at 1 January 2005 (restated)	354	59	(2)	(203)	1 702		2 413	4 323	18	4 341

Profit for the year	–	–	–	–	–		1 525	1 525	40	1 565

Adjustment for share schemes	–	–	–	–	–		20	20	–	20

Tax in respect of share schemes	–	–	–	–	–		10	10	–	10

Dividends	–	–	–	–	–		(142)	(142)	(29)	(171)

Net fair value gains/(losses) on cash flow hedges	–	–	(45)	–	–		–	(45)	–	(45)

Transfers to income statement on cash flow hedges	–	–	18	–	–		–	18	–	18

Tax on cash flow hedges	–	–	9	–	–		–	9	–	9

Net fair value gains/(losses) on net investment hedges	–	–	–	(74)	–		–	(74)	–	(74)

Tax on net investment hedges	–	–	–	22	–		–	22	–	22

Currency translation adjustments	–	–	–	512	–		–	512	14	526

Disposal of minority interest	–	–	–	–	–		–	–	55	55

Issue of shares	1	33	–	–	–		–	34 (e)	–	34

Purchase of own shares(f)	–	–	–	–	–		(43)	(43)	–	(43)

As at 31 December 2005 (restated)	355	92	(20)	257	1 702		3 783	6 169	98	6 267

Profit for the year	–	–	–	–	–		1 779	1 779	45	1 824

Adjustment for share schemes	–	–	–	–	–		22	22	–	22

Tax in respect of share schemes(g)	–	–	–	–	–		23	23	–	23

Dividends	–	–	–	–	–		(247)	(247)	(36)	(283)

Net fair value gains/(losses) on cash flow hedges	–	–	103	–	–		–	103	–	103

Transfers to income statement on cash flow hedges	–	–	(1)	–	–		–	(1)	–	(1)

Tax on cash flow hedges	–	–	(31)	–	–		–	(31)	–	(31)

Net fair value gains/(losses) on net investment hedges	–	–	–	80	–		–	80	–	80

Tax on net investment hedges	–	–	–	(24)	–		–	(24)	–	(24)

Currency translation adjustments	–	–	–	(569)	–		–	(569)	(6)	(575)

Issue of shares	1	24	–	–	–		–	25 (e)	1	26

Purchase of own shares(f)	–	–	–	–	–		(966)	(966)	–	(966)

As at 31 December 2006	356	116	51	(256)	1 702		4 394	6 363	102	6 465

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108	Notes to the accounts continued

26     STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY continued

THE COMPANY

		Share
	Called up	premium	Other		Retained
	share capital	account	reserves	(c)	earnings	Total
	£m	£m	£m		£m	£m

As at 1 January 2005	354	59	756		1 352	2 521

Profit for the year	–	–	–		889	889

Adjustment for share schemes	–	–	–		20	20

Issue of shares(e)	1	33	–		–	34

Purchase of own shares	–	–	–		(43)	(43)

Dividends	–	–	–		(142)	(142)

As at 31 December 2005	355	92	756		2 076	3 279

Profit for the year	–	–	–		1 041	1 041

Adjustment for share schemes	–	–	–		22	22

Issue of shares(e)	1	24	–		–	25

Purchase of own shares(f)	–	–	–		(966)	(966)

Dividends	–	–	–		(247)	(247)

As at 31 December 2006	356	116	756		1 926	3 154

(a)	During 2006, a pre-tax amount of £1m (2005 £17m) was transferred from the hedging reserve to the income statement to match against the underlying transaction. No amounts were removed from equity and included in the cost of non-current assets (2005 £1m).

(b)	Includes currency translation adjustments of £(94)m (2005 £11m; 2004 £(65)m) relating to joint ventures and associates.

(c)	Other reserves, which are not distributable, represent the difference between the carrying value of subsidiary undertaking investments and their respective capital structures following the restructuring and refinancing in 1999.

(d)	Includes retained earnings in respect of joint ventures and associates of £194m (2005 £251m; 2004 £199m).

(e)	The issue of shares related to amounts issued to employees under employee share option schemes for a cash consideration of £25m (2005 £34m).

(f)	At 31 December 2006 the Company held 146.5m (2005 7.36m) of its own shares. The Company made the following transactions in respect of its own shares.

During 2006, the Company repurchased 141.94m (2005 7.01m) of its own ordinary shares, principally under the Company’s share repurchase programme (see page 27); additionally in 2005 the Company purchased 0.96m ordinary shares for use in the BG Group Share Incentive Plan (SIP) and the BG Group Long Term Incentive Scheme (LTIS). The shares repurchased, for aggregate consideration of £966m including transaction costs, had a nominal value of £14 193 792 and represented approximately 4.0% of the ordinary shares in issue as at 31 December 2006.

During 2006, the Company transferred 2.8m of its ordinary shares to eligible employees in accordance with the terms of the SIP and LTIS. The shares transferred had a nominal value of £279 442 and represented around 0.1% of the ordinary shares in issue as at 31 December 2006 and were transferred at a value of £18m.

The maximum number of shares held during the year was 146.6m ordinary shares (2005 7.36m), representing around 4.1% of the ordinary shares in issue as at 31 December 2006, and having nominal value of £14 660 338. The market value of these shares as at 31 December 2006 was £1 016m.

From 1 January to 2 April 2007, the Company also repurchased under its share repurchase programme 15 280 000 ordinary shares for aggregate consideration of £107m, including transaction costs. The shares repurchased have a nominal value of £1 528 000 and represented approximately 0.4% of the ordinary shares in issue as at 31 December 2006.

(g)	This consists of £11m current tax and £12m deferred tax.

The profit/(loss) for the financial year, dealt with in the accounts of the Company, was £1 041m (2005 £889m; 2004 £560m). As permitted by section 230(3) of the Companies Act 1985, no income statement is presented for the Company.

27     COMMITMENTS AND CONTINGENCIES

A)     CAPITAL EXPENDITURE
As at 31 December 2006, the Group had placed contracts for capital expenditure amounting to £1 644m (2005 £1 053m) of which £nil (2005 £nil) related to the Company. As at 31 December 2006, BG Group’s joint ventures and associates had placed contracts for capital expenditure, BG Group’s share of which amounted to £71m (2005 £69m), of which £3m (2005 £2m) is guaranteed by the Group.

B)     DECOMMISSIONING COSTS
BG Group has contingent liabilities in respect of the future decommissioning costs of gas and oil assets disposed of to third parties should they fail to meet their remediation obligations. While the amounts of future costs could be significant, the Group has obtained indemnities and/or letters of credit against the estimated amount of these potential liabilities.

C)     FUTURE WELL COSTS
As at 31 December 2006, certain petroleum licences granted to BG Group contained outstanding obligations to drill exploration wells, some of which were firm commitments and others contingent. The cost attributable to the Group of drilling such firm commitment wells is estimated to be £296m (2005 £99m).

D)     GUARANTEES
The Group has guaranteed its share of the repayment of principal, any associated premium and interest on certain borrowings taken out by joint ventures and associates. As at 31 December 2006, the pounds Sterling equivalent amounted to £410m (2005 £437m). A subsidiary undertaking, BG Energy Holdings Limited, has guaranteed the repayment of principal, any associated premium and interest on borrowings due by its subsidiary undertakings. As at 31 December 2006, the pounds Sterling equivalent amounted to £1 102m (2005 £969m).

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FINANCIAL STATEMENTS

109

27     COMMITMENTS AND CONTINGENCIES continued

E)     LEASE COMMITMENTS
Commitments under operating leases as at 31 December were as follows:

THE GROUP

	Land and buildings		Other		Total

	2006	2005	2006	2005	2006	2005
	£m	£m	£m	£m	£m	£m

Amounts due:

Within one year	21	13	84	44	105	57

Between one and two years	17	11	89	43	106	54

Between two and three years	16	10	89	29	105	39

Between three and four years	13	9	58	26	71	35

Between four and five years	12	9	15	12	27	21

Thereafter	136	111	8	1	144	112

Total commitments under operating leases	215	163	343	155	558	318

As at 31 December 2006, the Company had no commitments under operating leases (2005 £nil).

Certain expenditure under operating leases is recovered from third parties under partnership agreements.

At 31 December 2006, the Group had entered into commitments under finance leases commencing after that date of £96m (2005 £217m).

Included within land and buildings are two operating leases over BG Group’s headquarters, which are located at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, and where it leases and occupies office space with a gross internal area of approximately 29 000 square metres. The leases expire in 2026.

Included within Other are operating leases over LNG ships. The last of these leases expires in 2012.

The Group sub-leases one of its LNG ships to third parties (2005 three ships). The ship is leased to the Group under a lease included in the table above. Total future minimum lease rentals receivable by the Group under this lease were £32m as at 31 December 2006 (2005 £165m).

The Group has a long-term power sales arrangement where it receives payments in respect of the availability status of a power station. This arrangement is considered an operating lease with BG Group as the lessor. Total future minimum lease rentals receivable under this lease as at 31 December 2006 were £284m (2005 £318m) split between amounts due within one year £36m (2005 £34m); amounts due between two and five years £151m (2005 £149m) and amounts due over five years £97m (2005 £135m).

F)     LEGAL PROCEEDINGS
The arbitration of a dispute between First Gas Power Corporation (FGPC), in which the Group has a 40% shareholding and Siemens AG, Siemens Power Generation Asia Pacific Sdn Bhd and Siemens Inc. (collectively Siemens) has been concluded. The dispute related to Siemens’ construction for FGPC of the Santa Rita power station. The dispute arose from delays in project completion for which FGPC claimed liquidated damages of approximately £62m from Siemens, withheld approximately £59m in payments and additionally claimed approximately £47m for defects in the work. Siemens claimed that FGPC was not entitled to any remedy for the delay in completion of the project and sought payment of the amounts withheld by FGPC and an additional £34m for costs, loss of profit and finance charges arising from the delay.

Following arbitral decisions which were largely favourable to FGPC all outstanding issues between FGPC and Siemens relating to Santa Rita have been finally resolved by a settlement agreement adopted by the tribunal which concluded the arbitration process. US$94m of liquidated damages were retained by FGPC and Siemens agreed to pay FGPC approximately £5m to settle other cross claims, claims for interest and FGPC’s legal costs.

On 12 February 2007, the Court of Brindisi, Italy, announced that it was pursuing a criminal investigation against certain current and former employees and consultants of BG Group and BG Italia S.p.A (BG Italia), a wholly owned subsidiary of BG Group, as well as against BG Italia itself, into allegations of improper conduct related to the authorisation process. There are various unrelated legal proceedings ongoing relating to the Brindisi LNG regasification terminal, the impact of which cannot yet be quantified. For further details see Directors’ report – Significant events subsequent to 31 December 2006 (page 56) and Risk Factors – Brindisi LNG Terminal Investigations (page 44).

In addition, various Group undertakings are parties to legal actions and claims which arise in the ordinary course of business. While the outcome of some of these matters cannot readily be foreseen, it is considered that they will be resolved without material effect on the net asset position as shown in these Financial Statements.

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110	Notes to the accounts continued

27     COMMITMENTS AND CONTINGENCIES continued

G)     OTHER
Other commitments and contingencies include purchase obligations, indemnities to third parties and guarantees in respect of contractual obligations.

Purchase obligations included contracts for the purchase of long-term LNG supplies and other purchase commitments. Amounts payable under these contracts are as follows: less than one year £3 851m (2005 £2 609m); between one and three years £6 135m (2005 £4 475m); between three and five years £4 952m (2005 £3 824m); and thereafter £25 898m (2005 £24 160m). These commitments are calculated using the closing US$/UK£ exchange rate and are primarily indexed to gas market indices. At 31 December 2006, these commitments were primarily calculated using an assumed gas price of US$6.00/mmbtu (2005 US$6.00/mmbtu) .

Also included within purchase obligations are service contracts for the provision of capacity from LNG importation terminals in the USA and the UK. BG Group has applied IFRC 4 ‘Determining whether an Arrangement contains a Lease’ from 1 January 2006 and concluded that the provision of capacity at Lake Charles contains a finance lease. Comparative information for 2005 has been restated to reflect this arrangement. Amounts payable under capacity contracts are due as follows: less than one year £55m (2005 £79m); between one and three years £173m (2005 £156m); between three and five years £178m (2005 £162m) and thereafter £1 435m (2005 £1 053m). BG Energy Holdings Limited, a subsidiary undertaking, has guaranteed these commitments.

The amount of other contingencies and commitments as at 31 December 2006 (mainly the provision of indemnities to third parties in respect of the Company and its subsidiary undertakings, in the normal course of business) amounted to £1 726m (2005 £1 976m), of which £377m (2005 £348m) related to the Company. Within the total, £768m (2005 £889m) related to guarantees and indemnities given in respect of a number of exploration and production developments and £350m (2005 £462m) related to a number of downstream investments, most of which expire after five years.

The exploration and production indemnities include guarantees given by the Company to the Republic of Kazakhstan in respect of contractual obligations and related contractual documents for the Karachaganak field of £300m (2005 £139m). The remainder of these guarantees, contingencies and commitments relate to various fields and activities in the exploration and production segment.

In addition, £421m (2005 £421m) related to an indemnity in respect of warranties given on the sale of a business which expire in 2008. This amount represents the maximum sum payable. The balance related to various guarantees and contingencies arising in the ordinary course of business. BG Group’s share of other commitments and contingencies in respect of its joint ventures and associates amounted to £10m (2005 £41m).

28     RELATED PARTY TRANSACTIONS

BG Group provides goods and services to, and receives goods and services from, its joint ventures and associates. In the year ended 31 December 2006, the Group received and incurred the following income and charges respectively:

	2006		2005		2004

	Income	Charges	Income	Charges	Income	Charges
	£m	£m	£m	£m	£m	£m

LNG	77	(422)	91	(538)	66	(387)

Shipping	31	(26)	24	(22)	24	(23)

Other	12	–	7	(4)	4	(18)

	120	(448)	122	(564)	94	(428)

As at 31 December 2006, a debtor balance of £38m (2005 £37m) (see note 17, page 99) and a creditor balance of £38m (2005 £109m) (see note 22, page 105) were outstanding with these parties. In addition, BG Group provides financing to some of these parties by way of loans. As at 31 December 2006, loans of £591m (2005 £550m) were due from joint ventures and associates. These loans are accounted for as part of BG Group’s investment in joint ventures and associates and disclosed in note 14, page 97. Interest of £34m (2005 £21m; 2004 £16m) was charged on these loans during the year at interest rates of between 0% and 9.95% (2005 0% and 9.95%) . The maximum debt outstanding during the year was £601m (2005 £624m).

During 2006, Comgas, a non wholly owned subsidiary undertaking, received charges of £1m (2005 £1m; 2004 £1m) from another of its shareholders, in respect of trading transactions. As at 31 December 2006, a balance of £nil (2005 £nil) was outstanding with this party. In December 2005, MetroGAS was deconsolidated. Prior to this MetroGAS was a non wholly owned subsidiary undertaking. During 2005, MetroGAS incurred charges of £18m (2004 £18m) from another of its shareholders, in respect of trading transactions. As at 31 December 2005, a balance of £1m was outstanding with this party.

Amounts outstanding between the parent company and subsidiary undertakings as at 31 December 2006 are given in note 17, page 99.

William Backhouse, the son of Peter Backhouse, a non-executive Director, is employed by BG International Limited, a wholly owned subsidiary of BG Group plc, under BG Group’s Graduate Development Programme and has a contract of employment with BG International Limited. Peter Backhouse is regarded as interested in the contract of employment by virtue of his relationship with William Backhouse. The terms and conditions of William Backhouse’s employment are in line with others employed under the Graduate Development Programme.

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FINANCIAL STATEMENTS

111

29     PENSIONS AND POST-RETIREMENT BENEFITS

The majority of the Group’s UK employees participate in the BG Pension Scheme (the Scheme). The Scheme is of the defined benefit type. It is a registered (formerly approved) pension scheme established under Trust. The Trustee is BG Group Pension Trustees Limited. The Scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date. It is subject to an independent valuation at least every three years, on the basis of which the independent qualified actuary certifies the rate of employers’ contributions which, together with the specified contributions payable by the employees and proceeds from the Scheme’s assets, are expected to be sufficient to fund the benefits payable under the Scheme.

Employees contribute to the Scheme at a rate of 3% of pensionable pay. Participating employers’ contributions, including Scheme expenses, are certified by the Scheme’s independent qualified actuary. For the year ended 31 December 2006, the employers’ contribution rate in respect of most Scheme members was effectively 25.2% of pensionable pay.

A full independent actuarial valuation of the Scheme was carried out as at 31 March 2005. The actuarial valuation showed that the aggregate market value of the Scheme’s assets at 31 March 2005 was £318m, representing some 91% of the accrued liabilities. The Group made one payment of £11m in 2006 and intends to make two further payments of £11m in 2007 and 2008 in order to reduce the Scheme’s deficit.

A new pensions tax regime came into effect in April 2006. A past service cost of £13m was recognised in the income statement in 2006, reflecting the removal for funding purposes of the earnings cap (a legislative cap on the amount of salary that could be used to calculate pensions from a tax approved scheme) on members whose salary was expected to exceed it. In addition, a prior service credit of £6m was recognised in the income statement, reflecting the impact of the changes to the Scheme to allow members to take more of their benefit in the form of a cash lump sum post April 2006. During the year an initial payment of £4m was made to the Scheme in respect of tax regime changes.

As a result of the new pensions tax regime, the BG Supplementary Benefits Scheme is available to provide benefits in excess of the new ‘lifetime allowance’. This scheme is an unfunded, unregistered (formerly unapproved) arrangement.

A subsidiary undertaking operates a defined benefit pension scheme (the Ballylumford Power Pension Scheme) which is closed to new entrants. The scheme is funded to cover future pension liabilities in respect of service up to the balance sheet date. There is an unfunded post-retirement employee benefit plan for healthcare in respect of employees of Comgas. Provision has been made in respect of these post-retirement benefits.

The Group also has a number of defined contribution schemes and smaller defined benefit schemes for its local employees in overseas businesses. These are not material in Group terms.

IFRS
The following information in respect of the Scheme, the BG Supplementary Benefits Scheme, the Ballylumford Power Pension Scheme and the Comgas post-retirement healthcare plan (described hereafter as the ‘plans’) has been provided in accordance with IAS 19.

Valuations of all of the plans’ assets and expected liabilities as at 31 December 2006 were carried out by independent actuaries in accordance with the requirements of IAS 19. In calculating the charge to the income statement including any recognised actuarial gains and losses, a 10% corridor was applied. This means that a portion of actuarial gains and losses is recognised as income or expense only if it exceeds the greater of:

a)	10% of the present value of the defined benefit obligation at that date (before deducting plan assets); and

b)	10% of the fair value of any plan assets at that date.

These limits are calculated and applied separately for each defined benefit plan at each balance sheet date and the portion of actuarial gains and losses to be recognised in future years for each plan is the excess of actuarial gains and losses over and above the 10% limits divided by the expected average remaining working lives of the employees participating in that plan.

The valuations as at 31 December were based on the following assumptions:

	2006		2005		2004

		Comgas		Comgas		Comgas
		healthcare		healthcare		healthcare
	BG plans	plan	BG plans	plan	BG plans	plan
	%	%	%	%	%	%

Rate of price inflation and benefit increases(a)	3.1	5.0	2.9	5.0	2.8	5.0

Future increases in earnings	5.1	n/a	4.9	n/a	4.8	n/a

Discount rate	4.9	11.3	4.8	11.3	5.3	11.3

Healthcare cost trend rate(b)	n/a	9.2	n/a	9.2	n/a	9.4

(a)	Rate of increase of deferred pensions and pensions in payment in excess of any Guaranteed Minimum Pension element.
(b)	The rate for the Comgas healthcare plan is initially at 9.2% trending to 6.8% over 45 years (2005 9.2% trending to 6.8%; 2004 9.4% trending to 6.8%).

If the discount rate used for the valuation of the BG plans was reduced by 0.1% to 4.8%, the defined benefit obligation would increase by £16m and the service cost for 2007 would increase by £2m.

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112	Notes to the accounts continued

29     PENSIONS AND POST-RETIREMENT BENEFITS continued

In determining the defined benefit obligation as at 31 December 2006 for the BG plans, mortality assumptions are based on the 1992 mortality series issued by the Institute and Faculty of Actuaries, appropriate to the member’s year of birth, with an allowance for projected longevity improvements in line with the CMI Bureau’s medium cohort tables. Based on these assumptions, the life expectancies of pensioners on the measurement date and also of pensioners in 10 years time are as follows:

	Life expectancy of pensioners (years)

	31 Dec 2006	31 Dec 2016

Male age 60	26.6	27.3

Male age 65	21.8	22.5

Female age 60	29.5	30.2

Female age 65	24.7	25.3

If the life expectancy of a member currently age 60 was increased by one year, with consistent changes for members at other ages, the defined benefit obligation in respect of the BG plans would increase by £16m and the service cost for 2007 would increase by £1m.

As at 31 December 2006, the value of the plans’ assets and expected rates of return, together with the liabilities in the plans, were as follows:

	2006				2005				2004

	Expected		Percentage		Expected		Percentage		Expected		Percentage
	rate of		of plans’		rate of		of plans’		rate of		of plans’
	return	(a)	assets	Value	return	(a)	assets	Value	return	(a)	assets	Value
	%		%	£m	%		%	£m	%		%	£m

Equities	7.7		64	306	8.0		84	336	8.2		83	258

Absolute return strategies	7.2		20	97	–		–	–	–		–	–

Index-linked gilts	4.3		5	23	4.0		5	19	4.5		5	15

Corporate bonds	5.5		10	49	4.8		10	41	5.2		11	33

Cash	4.1		1	7	3.9		1	4	3.8		1	3

Total market value of assets				482				400				309

Present value of liabilities				(727)				(647)				(479)

Deficit in plans				(245)				(247)				(170)

Unrecognised net loss				78				93				35

Net benefit liability				(167)				(154)				(135)

(a)	Long-term expected rate of return.

The expected rate of return on assets has been determined following advice from the funded plans’ independent actuary and is based on the expected return on each asset class together with consideration of the long-term asset strategy. A real return (relative to price inflation) of 4.6% (a premium of 3.4% over the yield on index-linked gilts) is expected on equities. The expected return on absolute return strategies is 0.5% below the equities return. The overall expected rate of return as at 31 December 2006 was 7.2% .

The actual return on the plans’ assets was £50m (2005 £75m).

The following amounts have been recognised in the consolidated income statement in the year to 31 December under the requirements of IAS 19:

	2006	2005	2004
	£m	£m	£m

Amounts recognised in the consolidated income statement:

Operating costs:

Current service cost	41	27	24

Loss on curtailment	2	1	6

Recognised actuarial loss	2	–	–

Past service cost	7	3	–

Total charge to operating costs	52	31	30

Net finance costs:

Expected return on the plans’ assets	(31)	(24)	(19)

Interest on the plans’ liabilities	33	27	21

Total charge to finance costs	2	3	2

Total included within employee costs	54	34	32

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FINANCIAL STATEMENTS

113

29     PENSIONS AND POST-RETIREMENT BENEFITS continued

Movements in the present value of fair value of defined benefit obligations during the period were as follows:

	2006	2005
	£m	£m

Reconciliation of the present value of the Defined Benefit Obligation (DBO)

Present value of DBO as at 1 January	647	479

Movement in year:

Current service cost	41	27

Interest cost	33	27

Employee contributions	4	3

Actuarial losses	5	105

Benefit payments (including expenses)	(11)	(5)

Curtailments	2	1

Past service cost	7	3

Foreign exchange movements	(1)	7

Present value of DBO as at 31 December	727	647

As at 31 December 2006 £672m of the defined benefit obligation relates to wholly funded defined benefit plans (2005 £582m) and £55m relates to unfunded defined benefit plans (2005 £65m).

Movements in the fair value of plan assets during the period were as follows:

	2006	2005
	£m	£m

Reconciliation of the fair value of the plans’ assets

Fair value of the plans’ assets as at 1 January	400	309

Movement in year:

Expected return on the plans’ assets	31	24

Actuarial gains	19	51

Company contributions	39	18

Employee contributions	4	3

Benefit payments	(9)	(4)

Expenses paid	(2)	(1)

Fair value of the plans’ assets as at 31 December	482	400

The history of experience adjustments is as follows:

	2006	2005	2004	2003
for the year ended 31 December	£m	£m	£m	£m

Details of experience gains/(losses) for all plans

Present value of defined benefit obligations	(727)	(647)	(479)	(406)

Fair value of the plans’ assets	482	400	309	256

Surplus/(deficit) in the plans	(245)	(247)	(170)	(150)

Difference between the expected and actual return on the plans’ assets:

Amount (£m)	19	51	17	28

Percentage of the plans’ assets (%)	3.9	12.8	5.5	10.9

Experience gains and losses on the plans’ liabilities:

Amount (£m)	10	(6)	(4)	(6)

Percentage of the present value of the plans’ liabilities (%)	1.4	0.9	0.8	1.5

Actuarial losses on the plans’ liabilities:

Amount (£m)	(5)	(105)	(24)	(55)

Percentage of the present value of the plans’ liabilities (%)	0.7	16.2	5.0	13.5

Aggregate contributions for the year ended 31 December 2007 are expected to be £61m, including £11m in respect of payments made by the Group to reduce the actuarial funding deficit of the BG Pension Scheme and £13m in respect of payments to the BG Pension Scheme arising from changes in the Scheme following the new pensions tax regime. The next independent actuarial valuation for the BG Pension Scheme is expected to be undertaken as at 31 March 2008. Following this valuation, the rate of the employer’s contributions will be reviewed and adjusted if necessary.

The projected benefit obligation for the Comgas post-retirement employee benefit plan for healthcare was £33m (2005 £35m). The effect of a one percentage point increase or decrease in the assumed healthcare cost trend rates (with all other assumptions remaining constant) on the aggregate service and interest costs for the Comgas plan would be an increase of £0.5m or a decrease of £0.4m (2005 £0.4m increase or decrease) and on the accumulated post-retirement benefit obligation would be an increase of £4m (2005 £4m) or a decrease of £3m (2005 £3m).

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114	Notes to the accounts continued

29     PENSIONS AND POST-RETIREMENT BENEFITS continued

US GAAP
Calculations in respect of the US GAAP pension disclosures for the BG Pension Scheme, the Ballylumford Power Pension Scheme, and the BG Supplementary Benefits Scheme (the ‘BG plans’) and the Comgas post-retirement healthcare plan (the ‘Comgas healthcare plan’) have been prepared using a measurement date of 31 December.

The valuation as at 31 December was based on the following assumptions:

	2006		2005		2004

		Comgas		Comgas		Comgas
		healthcare		healthcare		healthcare
	BG plans	plan	BG plans	plan	BG plans	plan
	%	%	%	%	%	%

Rate of pension increase	3.1	5.0	2.9	5.0	2.8	5.0

Rate of salary increase	5.1	n/a	4.9	n/a	4.8	n/a

Discount rate	4.9	11.3	4.8	11.3	5.3	11.3

Healthcare cost trend rate	n/a	9.2	n/a	9.2	n/a	9.4

The assumptions used for the net periodic benefit cost are based on the assumptions above for the previous year end valuation, together with the following assumptions for the expected long-term rate of return on assets: 2006 7.4%; 2005 7.7%; and 2004 7.5% .

In determining the projected benefit obligation as at 31 December 2006 for the BG plans, mortality assumptions are based on the 1992 mortality series, issued by the Institute and Faculty of Actuaries, appropriate to the member’s year of birth, with an allowance for projected longevity improvements in line with the CMI Bureau’s medium cohort tables. The discount rate is based on the rate of return on high quality corporate bonds of equivalent currency and term to the projected benefit obligation.

The expected long-term rate of return on assets has been determined following advice from the plans’ independent actuary and is based on the expected return on each asset class together with consideration of the long-term asset strategy. The percentage of fair value of total assets in the plan for each major category of assets for the BG plans is set out in the IAS 19 disclosure on page 112.

The Trustees of the BG plans are responsible for setting the investment strategy after consultation with the sponsoring company and professional advisers. The Trustees’ overall investment objectives are: the acquisition of suitable, appropriately liquid and diversified assets, which together with new contributions from the employers and members will generate returns to meet the cost of current and future benefits provided by the BG plans; to limit the risk of the assets failing to meet the liabilities over the long-term and to avoid causing excessive volatility in the employers’ financial position; and to minimise the long-term costs to the BG plans by maximising the return on the assets whilst having regard to the risks identified above. The following strategic asset allocation has been set by the Trustees of the BG Pension Scheme in order to achieve their objective: UK equities 14%; overseas equities 51%; absolute return strategies 20%; UK index-linked gilts 4.5%; and UK corporate bonds 10.5% . Assets of the Ballylumford Power Pension Scheme are invested in index-linked gilts.

The information required to be disclosed in accordance with FAS 87, ‘Employers’ Accounting for Pensions’ and FAS 132R, ‘Employers’ Disclosure about Pensions and Other Postretirement Benefits’, amended by FAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’ an amendment of FASB statements 87, 88, 106 and 132R, concerning the funded status of the pension plans is given below.

	2006	2005
	£m	£m

Change of benefit obligation

Projected benefit obligation as at 1 January	647	479

Service cost (employers’ share)	41	27

Interest cost	33	27

Plan participants’ contributions	4	3

Actuarial loss	5	105

Benefits paid (including expenses)	(11)	(5)

Termination payments	2	1

Past service cost	7	3

Foreign exchange movements	(1)	7

Projected benefit obligation as at 31 December	727	647

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FINANCIAL STATEMENTS

115

29 PENSIONS AND POST-RETIREMENT BENEFITS continued

US GAAP continued

	2006	2005
	£m	£m

Change in the plans’ assets

Fair value as at 1 January	400	309

Actual return on assets	50	75

Employers’ contributions	39	18

Plan participants’ contributions	4	3

Benefits paid	(11)	(5)

Fair value as at 31 December	482	400

	2006	2005
	£m	£m

Accrued benefit cost prior to adoption of FAS 158

Funded status as at 31 December	(245)	(247)

Unrecognised prior service costs	–	1

Unrecognised actuarial net loss	146	165

Accrued benefit cost as at 31 December	(99)	(81)

	2006	2005
	£m	£m

Adjustment for additional minimum liability prior to the adoption of FAS 158

Accumulated benefit obligation as at 31 December(a)	498	463

Fair value of the plans’ assets as at 31 December(a)	(482)	(400)

Adjustment for additional minimum liability:

Accrued benefit cost as at 31 December prior to adoption of FAS 158(b)	(99)	(81)

Accumulated other comprehensive income	–	(6)

Net amount recognised as at 31 December prior to adoption of FAS 158(c)	(99)	(87)

(a)	In 2006, includes £1m of liabilities and £2m of assets (2005 £1m of liabilities and £2m of assets) in respect of a plan where the assets exceed the accumulated benefit obligation.
(b)	In 2005, includes £45m in respect of a plan whose unfunded accumulated benefit obligation was £22m.
(c)	Comprises £75m (2005 £64m) in respect of the BG plans and £24m (2005 £23m) in respect of the Comgas healthcare plan.

	2006	2005
	£m	£m

Change in Accumulated other comprehensive income recognised on application of FAS 158

Amounts recognised in Accumulated other comprehensive income as at 1 January	(6)	(6)

Increase prior to adoption of FAS 158	6	–

Decrease on adoption of FAS 158	(146)	–

Accumulated other comprehensive income as at 31 December(a) (b)	(146)	(6)

(a)	This amount represents actuarial losses which have not yet been recognised as a component of net periodic benefit cost. £5m of this amount is expected to be recognised as a component of net periodic benefit cost for the year ended 31 December 2007.
(b)	Comprises £137m (2005 £6m) in respect of the BG plans and £9m (2005 £nil) in respect of the Comgas healthcare plan.

	Before	Effect of	After
	application of	application of	application of
	FAS 158	FAS 158	FAS 158
	£m	£m	£m

Change in balance sheet line items on application of FAS 158

Amount recognised on the balance sheet (before deferred tax)	(99)	(146)	(245)

Deferred tax asset	23	44	67

Deferred tax liability	8	–	8

Accumulated other comprehensive income, net of tax	–	(102)	(102)

The amounts shown in the table above are before minority interest. The effect of the application of FAS 158 on BG Group shareholders’ funds is an increase in the net liability recognised on the balance sheet of £142m; an increase in deferred tax assets of £43m; and a reduction in accumulated other comprehensive income of £99m.

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116	Notes to the accounts continued

29     PENSIONS AND POST-RETIREMENT BENEFITS continued

	2006	2005
	£m	£m

Reconciliation from IFRS balance sheet provision to US GAAP balance sheet provision

Balance sheet provision under IFRS	(167)	(154)

US GAAP reconciliation adjustment (see note 31, page 119)	(78)	67

Amount recognised on the balance sheet under US GAAP	(245)	(87)

The amount recognised in the balance sheet following the adoption of FAS 158 is split between current liabilities in respect of the Comgas healthcare plan of £2m (2005 £2m) and non-current liabilities in respect of the BG plans of £212m (2005 £64m) and in respect of the Comgas healthcare plan of £31m (2005 £21m). The total accumulated projected benefit obligation in respect of the Comgas healthcare plan is £33m and this is recognised in full on the balance sheet.

	2006	2005	2004
	£m	£m	£m

Net periodic benefit cost

Service cost (employers’ share)	41	27	25

Interest cost	33	27	21

Expected return on the plans’ assets	(31)	(24)	(20)

Recognised actuarial loss	7	6	6

Recognised loss due to termination payments	2	1	11

Past service cost	7	3	–

Net periodic benefit cost (US GAAP)	59	40	43

Less: net periodic benefit cost (IFRS)	(54)	(34)	(32)

US GAAP adjustment to net periodic benefit cost	5	6	11

Expected future benefit payments in respect of the pension and post-retirement benefit plans as at 31 December 2006 were as follows: within one year £10m; between one and two years £13m; between two and three years £15m; between three and four years £17m; between four and five years £17m; and for the five year period to 2016, £133m.

Aggregate expected contributions for future years are discussed in the IAS 19 disclosure on page 113.

The net periodic benefit cost for the Comgas healthcare plan was £4m (2005 £3m). The effects of a one percentage point increase or decrease in the assumed healthcare cost trend rates on the aggregate service and interest costs and on the accumulated post-retirement benefit obligation are discussed in the IAS 19 disclosure on page 113.

POST-RETIREMENT BENEFITS
The Group has no material post-retirement benefits other than those discussed above.

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FINANCIAL STATEMENTS

117

30     NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

CASH GENERATED BY OPERATIONS

	The Group			The Company

	2006	2005	2004	2006	2005
		Restated	Restated
	£m	£m	£m	£m	£m

Profit before taxation	3 285	2 504	1 494	1 035	889

Share of post-tax results of joint ventures and associates	(139)	(158)	(125)	–	–

Depreciation and impairments of property, plant and equipment	708	499	451	–	–

Amortisation of other intangible assets	4	4	2	–	–

Share-based payments	30	20	8	30	20

Dividends received	–	–	–	(1 047)	(900)

Fair value movements in commodity contracts	(456)	253	–	–	–

Profit/(loss) on disposal of non-current assets	49	(446)	(87)	–	–

Unsuccessful exploration expenditure written off	113	70	52	–	–

Provisions for liabilities and retirement benefit obligations	5	7	21	–	–

Finance income	(127)	(105)	(42)	–	–

Finance costs	102	112	87	–	–

Movements in working capital:

(Increase)/decrease in inventories	(61)	(76)	(25)	–	–

(Increase)/decrease in trade and other receivables	(304)	(368)	(379)	–	3

Increase/(decrease) in payables	151	193	142	(7)	(1)

Cash generated by operations	3 360	2 509	1 599	11	11

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118	Notes to the accounts continued

31     US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

BG Group prepares its consolidated Financial Statements in accordance with International Financial Reporting Standards (IFRS) adopted by the European Union, which differ in certain significant respects from those applicable in the United States (US GAAP).

EFFECT ON NET INCOME OF DIFFERENCES BETWEEN IFRS AND US GAAP

	2006	2005	2004
for the year ended 31 December	£m	£m	£m

Profit for the year under IFRS (restated)(1)	1 824	1 565	911

Less: profit attributable to minority interest(a)	(45)	(40)	(28)

Profit attributable to shareholders under IFRS (restated)(1)	1 779	1 525	883

US GAAP adjustments:

Pension costs(b)	(5)	(6)	(11)

Regulatory current account(c)	7	(13)	1

Premier Power CCGT Project(d)	4	4	4

Share options(e)	(55)	(59)	(6)

Decommissioning and other provisions(f)	(1)	4	7

Liquidated damages(g)	3	–	(1)

Commodity contracts(h)	594	(380)	(278)

Currency and interest rate derivative instruments(h)	52	(76)	60

Profit/(loss) on disposal(i)	–	(56)	–

Currency translation adjustments(j)	–	–	(4)

Fair value adjustments on acquisitions(k)	(2)	(2)	(2)

Taxes(l)	(279)	192	73

Leases(m)	5	5	5

Income before cumulative effect of a change in accounting principle	2 102	1 138	731

Cumulative effect on prior periods of adoption of FAS 123(R)	1	–	–

Net income (US GAAP)	2 103	1 138	731

Currency translation adjustments (2004 net of tax of £1m)	(568)	520	(199)

Net gain/(loss) on cash flow hedging instruments (net of tax of £(23)m; 2005 £(8)m; 2004 £(1)m)	17	(15)	(2)

Adjustment for additional minimum pension liability (net of tax of £2m; 2005 £nil; 2004 £3m)(b)	4	–	7

Realised gains on listed investments (2004 net of tax of £(7)m)(n)	–	–	(16)

Comprehensive income	1 556	1 643	521

Analysis of net income between:

– continuing operations (net of tax of £1 793m; 2005 £655m; 2004 £519m)	2 173	901	718

– discontinued operations (net of tax (credit)/charge of £(26)m; 2005 £133m; 2004 £25m)(o)	(70)	237	13

Net income (US GAAP)	2 103	1 138	731

Earnings per ADS(p) :

Basic – continuing operations (£)	3.14	1.27	1.01

– discontinued operations (£)(o)	(0.10)	0.34	0.02

	3.04	1.61	1.03

Diluted – continuing operations (£)	3.11	1.27	1.01

– discontinued operations (£)(o)	(0.10)	0.33	0.02

	3.01	1.60	1.03

(1)	IFRS figures have been restated for the application of IFRIC interpretation 4 ‘Determining whether an Arrangement contains a Lease’. Further details are in note 1, page 79

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FINANCIAL STATEMENTS

119

31     US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

EFFECT ON SHAREHOLDERS’ EQUITY OF DIFFERENCES BETWEEN IFRS AND US GAAP

as at 31 December	2006	2005
	£m	£m

Total equity under IFRS (restated)(1)	6 465	6 267

Less: minority interest in equity(a)	(102)	(98)

Shareholders’ equity under IFRS (restated)(1)	6 363	6 169

US GAAP adjustments:

Pension costs(b)	(74)	67

Regulatory current account(c)	(7)	(13)

Premier Power CCGT Project(d)	(15)	(19)

Share options(e)	(85)	10

Decommissioning and other provisions(f)	(10)	(10)

Liquidated damages(g)	(19)	(22)

Commodity contracts(h)	(42)	(547)

Currency and interest rate derivative instruments(h)	(7)	10

Profit on disposal(i)	(43)	(50)

Fair value adjustments on acquisitions(k)	19	24

Taxes(l)	68	262

Leases(m)	23	20

Goodwill(q)	80	82

BG Group shareholders’ funds (US GAAP)	6 251	5 983

RECONCILIATION OF SHAREHOLDERS’ FUNDS UNDER US GAAP

	2006	2005	2004
	£m	£m	£m

BG Group shareholders’ funds (US GAAP) at 1 January	5 983	4 408	3 972

Net income for the year ended 31 December	2 103	1 138	731

Other comprehensive income for the year ended 31 December	(547)	505	(210)

Adjustment on application of FAS 158 (net of tax of £43m)(b)	(99)	–	–

Reclassification of FAS 123(R) share options from equity to liabilities(e)	(45)	–	–

Dividends	(247)	(142)	(127)

Share option movements in equity	44	83	30

Repurchase of BG Group shares (net of issues)	(941)	(9)	12

BG Group shareholders’ funds (US GAAP) as at 31 December	6 251	5 983	4 408

EXPLANATION OF RECONCILING DIFFERENCES BETWEEN IFRS AND US GAAP
a)	Under US GAAP, minority interest is classified as a ‘mezzanine’ item between liabilities and equity on the balance sheet and does not form part of shareholders’ funds. Under IFRS, it is treated as a component of equity. Accordingly, it constitutes a reconciling item between equity under IFRS and shareholders’ funds under US GAAP.

b)	As allowed by IFRS 1, ‘First-time Adoption of International Financial Reporting Standards’, BG Group has recognised cumulative actuarial gains and losses in respect of the Group’s pension and post-retirement benefit plans in full on transition to IFRS. From 1 January 2003, actuarial gains and losses which exceed the greater of 10% of the plan assets or obligations at the beginning of the financial year are spread over the average remaining service lives of the employees participating in the plan and are reflected in operating profit. US GAAP has no equivalent to the transition arrangements of IFRS 1. BG Group has adopted the prospective transition requirements of FAS 158, ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans’ as at 31 December 2006. Accordingly, gains and losses that have not yet been included in net periodic benefit cost have been recognised as a component of accumulated other comprehensive income, net of tax. The incremental effect of applying FAS 158 has been an increase in the liability for pension benefits of £142m (net of minority interest of £4m); an increase in deferred tax assets of £43m (net of minority interest of £1m); and a reduction in shareholders’ funds of £99m (net of minority interest of £3m).

The supplementary disclosures required by FAS 87, ‘Employers’ Accounting for Pensions’, FAS 132(R), ‘Employers’ Disclosures about Pensions and Other Postretirement Benefits’ and FAS 158 are given in note 29, page 114. The US GAAP pension costs and disclosures incorporate the requirements of FAS 88, ‘Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits’.

c)	Under US GAAP, in accordance with FAS 71, ‘Accounting for the Effects of Certain Types of Regulation’, Comgas (BG Group’s regulated Brazilian distribution business) recognises balances in respect of the pass-through of gas costs in future tariff reviews. Under IFRS, the retrospective benefits and obligations do not meet the criteria for assets or liabilities. Accordingly, the movement in the balance and the liability at year end is recognised as a reconciling difference.

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120	Notes to the accounts continued

31     US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

d)	In 2000, BG Group received proceeds of £168m in connection with the securitisation of receivables under the Premier Power CCGT transaction. Under IFRS, this amount was recognised as revenue in the year of receipt, along with the impairment of the property, plant and equipment associated with the original power plants. US GAAP treats these proceeds as debt, with no impairment of property, plant and equipment.

Under US GAAP, the outstanding debt, as at 31 December 2006, would be £96m, bearing interest at a rate of 7.62% and maturing in March 2012. The increase in the US GAAP net interest expense and the increase in depreciation from the property, plant and equipment not impaired would be more than offset by increased revenue as the debt is unwound, resulting in the increase to net income. The maturity profile is as follows: 2007 £19m; 2008 £15m; 2009 £17m; 2010 £18m; 2011 £19m and thereafter £8m.

e)	BG Group adopted FAS 123(R), ‘Share-Based Payments’, on 1 January 2006, with modified prospective application. Under US GAAP, the cost of awards granted or modified after 1 January 2006 and the unvested portion of awards granted before 1 January 2006 is charged to the income statement over the service period, based on the fair value of the instrument and the likelihood of vesting under the rules of the applicable scheme. Prior to 1 January 2006, as permitted under FAS 123, ‘Accounting for Stock-Based Compensation’, BG Group accounted for stock options using the intrinsic accounting method under Accounting Principles Board opinion (APB) 25, ‘Accounting for Stock Issued to Employees’ as clarified by Financial Accounting Standards Board (FASB) Interpretation No. 44, ‘Accounting for Certain Transactions Involving Stock Compensation’ (FIN 44) and FIN 28, ‘Accounting for Stock Appreciation and Other Variable Stock Option or Award Plans’. In any ten year period, not more than 10% of the issued ordinary share capital of the Company may be issued or issuable under all schemes. BG Group has elected to use the short cut method under FAS 123(R) to determine the pool of windfall tax benefits as of adoption of FAS 123(R).

The cumulative impact of the transition from the provisions of FAS 123 in 2006 on income before income taxes and net income are shown on page 118. Income from continuing operations increased by £1m, basic and diluted EPS did not change.

The compensation cost that has been charged against income under US GAAP in 2006 was £97m (2005 £86m; 2004 £26m). The aggregate fair value of shares that vested during the year was £8m (2005 £12m; 2004 £5m). Compensation cost capitalised as part of fixed assets was £5m (2005 £4m; 2004 £2m). At 31 December 2006, the total compensation cost not yet recognised in respect of non-vested awards was £92m; this is expected to be recognised over a weighted average period of 20 months.

The total income tax benefit recognised in the income statement for share-based compensation arrangements was £20m (2005 £26m; 2004 £7m). The tax benefit realised from stock options exercised and shares awarded in the year was £19m.

The total payment made in respect of cash settled share-based awards was £2m (2005 £1m; 2004 £nil). In addition, payments have been made of £5m (2005 £3m; 2004 £nil) in respect of social security costs on employee share option and share schemes. The following table illustrates the effect of the application of FAS 123(R) on net income and shareholders’ funds:

		Net income	Shareholders’ funds
		£m	£m

US GAAP adjustment at 1 January 2006 (prior to FAS 123(R) restatement)		–	10

Cumulative effect of the adoption of FAS 123(R)		1	(45)

Social security payments – reversal of accrual under IFRS		5	5

Company Share Option Scheme (CSOS) – treated as liability awards under FAS123(R)		(60)	(55)

US GAAP adjustment as at 31 December 2006(a)		(54)	(85)

a)	The net income charge of £54m represents an additional £55m charge in the year offset by a £1m credit on transition under FAS 123(R).

Details of the BG Group Company Share Option Scheme (CSOS) are given on page 62. In any ten year period, not more than 5% of the issued share capital of the Company may be issued or be issuable under discretionary share option schemes, including the CSOS. Under IFRS 2, costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the share option at the grant date and the likelihood of options vesting under the scheme; the awards are classified as equity awards.

Under US GAAP from 1 January 2006, CSOS awards are classified as liability awards because the performance condition includes a factor related to the UK Retail Prices Index, which is not considered a market variable. Costs of the scheme are therefore charged to the income statement based upon the fair value at the balance sheet date, rather than at the grant date.

The fair value of the awards at the balance sheet date was estimated using a Black-Scholes option pricing model with the same assumptions as those for cash-settled CSOS awards as shown on page 87. The average fair value of outstanding CSOS share options at the balance sheet date was £3.07 per option. No fair value has been calculated at the balance sheet date in respect of prior years as these awards were treated as equity under APB 25 and accounted for using grant date intrinsic values. The total intrinsic value of options exercised during the year under the CSOS was £34m (2005 £28m; 2004 £3m). The total intrinsic value of options vested and exercisable as at 31 December 2006 was £79m and the total intrinsic value of options outstanding at 31 December 2006 was £149m. The weighted average contractual life of exercisable and outstanding options at 31 December 2006 was 5 years and 7 years 8 months respectively.

Under US GAAP prior to 1 January 2006, variable accounting was applied to this scheme and compensation expense, charged to the income statement over the vesting period, was equal to the difference between the market value of the underlying share relating to the option and the exercise price. At each reporting period, compensation expense was adjusted for changes in the market value of the shares since the grant date. The fair value of share options granted during the year in respect of the CSOS under IFRS 2 is set out on page 87. The fair value at grant date under FAS 123(R) was the same as that under IFRS 2.

Under IFRS 2, BG Group accrues for social security payments on shares and share options over the vesting period and until they are exercised. US GAAP requires these amounts to be accounted for when paid; therefore, there is a reconciling item within shareholders’ funds to reverse the IFRS accrual.

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FINANCIAL STATEMENTS

121

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

Details of the BG Group Sharesave Scheme are given on page 63. In any five year period, not more than 5% of the issued ordinary share capital of the Company may be issued or be issuable under all-employee share schemes. Under IFRS 2, costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the share option at the grant date and the likelihood of options vesting under the scheme. Under US GAAP subsequent to 1 January 2006 a similar treatment is applied. Prior to 1 January 2006, under APB 25, the 20% discount on the option price compared with the market price on the date of grant was recognised as compensation expense over the saving period, except in certain specified situations where variable accounting was applied under FIN 44.

The fair value of share options granted during the year in respect of the Sharesave Scheme under IFRS 2 is set out on page 88. The fair value under FAS 123(R) is the same as that under IFRS 2. The total intrinsic value of options exercised during the year under the Sharesave Scheme was £6m (2005 £1m; 2004 £2m). The total intrinsic value of options vested and exercisable at 31 December 2006 was £nil and the total intrinsic value of options outstanding at 31 December was £10m. The weighted average contractual life of exercisable and outstanding options at 31 December 2006 was 6 months and 2 years 8 months respectively.

Details of the BG Group Long Term Incentive Scheme (LTIS) are given on page 62. Notional allocations of shares under the LTIS scheme are made each year to eligible employees. Under IFRS 2, costs of this scheme are charged to the income statement over the vesting period, based upon the fair value of the shares at the grant date, which is adjusted for the probability of performance indicators being achieved. Under US GAAP subsequent to 1 January 2006 a similar treatment is applied. Prior to 1 January 2006, the income statement charge was based upon the likelihood of the shares vesting under the scheme and the current market value of the shares required to fulfil the allocation.

The fair value of shares granted during the year in respect of the LTIS under IFRS 2 is set out on page 88. The fair value under FAS 123(R) is the same as that under IFRS 2. The total fair value of shares vested during the year under the LTIS was £4m (2005 £9m; 2004 £2m).

Details of the BG Group Share Incentive Plan (SIP) are given on page 63. Free Shares awards were made under the SIP in 2006, 2005 and 2004. Under both IFRS and US GAAP, the charge to the income statement in respect of the award is based on the market value of the shares at the grant date. The fair value of the shares awarded during the year is set out on page 88. The fair value under FAS 123(R) is the same as that under IFRS 2. The total fair value of shares awarded and vested during the year under the SIP was £4m (2005 £3m; 2004 £3m).

BG Group issues shares to satisfy its obligations in respect of options granted under the CSOS and Sharesave Schemes. BG Group grants shares vesting under the LTIS and SIP schemes out of Treasury shares. During 2007, BG Group does not expect to repurchase shares in order to satisfy the requirements of the LTIS and SIP schemes.

The following table illustrates the effect on net income and earnings per share if the Group had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation in 2004 and 2005:

	2005	2004
for the year ended 31 December	£m	£m

Net income as reported	1 138	731

Add: charges to net income under APB 25 (net of tax)	60	19

Deduct: charges determined under the fair value basis of FAS 123 (net of tax)	(21)	(12)

Net income	1 177	738

Earnings per ADS as reported:

Basic (£)	1.61	1.03

Diluted (£)	1.60	1.03

Earnings per ADS:

Basic (£)	1.66	1.05

Diluted (£)	1.65	1.05

f)	FAS 143 requires entities to use a credit-adjusted discount rate, and to use the current discount rate each time a new provision is added or an existing provision increased, but not to reassess the discount rate on previously recognised provisions. By contrast, IAS 37, ‘Provisions, Contingent Liabilities and Contingent Assets’, does not require the discount rate to be credit adjusted. It also requires entities to recalculate all their provisions based on the current discount rate at each year end should the discount rate change.

The reduction in shareholders’ funds under US GAAP of £5m (2005 £10m) represents a reduction of £30m (2005 £27m) in non-current assets, partly offset by a reduction of £25m (2005 £17m) in provisions. The reduction in non-current assets includes an increase of £15m (2005 £19m) in accumulated depreciation. Further details on decommissioning are given in note 23, page 105.

IAS 37, ‘Provisions, Contingent Liabilities and Contingent Assets’, requires that where the time value of money is material, the amount of a provision shall be discounted. Under US GAAP, where future payments are not fixed and determinable, the provision should not be discounted. This results in a £5m (2005 £nil) increase in provisions and an additional £5m (2005 £nil) charge to operating costs.

g)	Under IFRS, where the Group has contractual rights to liquidated damages to reimburse income lost as a result of delays to commissioning of assets under construction, the liquidated damages are accounted for as income. Liquidated damages recognised during 2006, 2005 and 2004 have been accounted for under US GAAP as a reduction in the value of the asset constructed. The cumulative reduction in non-current assets of £19m (2005 £22m) is stated net of a reduction in accumulated depreciation of £8m (2005 £5m).

h)	FAS 133, ‘Accounting for Derivative Instruments and Hedging Activities’, as amended by FAS 138, ‘Accounting for Certain Derivative Instruments and Certain Hedging Activities’, and FAS 149, ‘Amendment of Statement 133 on Derivative Instruments and Hedging Activities’, and clarified by the Emerging Issues Task Force (EITF) consensus on Issue 02-03, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading or Risk Management Activities’, establishes accounting and reporting

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122	Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

standards for derivative instruments and hedging activities. In general, FAS 133 requires that companies recognise all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

BG Group adopted IAS 39, ‘Financial Instruments: Recognition and Measurement’ on 1 January 2005, with no retrospective application.

BG Group uses derivative instruments to manage the risk of fluctuations in commodity prices, interest rates and foreign currencies. The maturity of the instruments is up to 30 years. Commodity contracts accounted for as derivatives under IAS 39 and FAS 133 are calculated based on forward price curves where available. Where market quoted forward price curves are unavailable the fair value has been determined using quotes from third-parties or the Group’s forward planning assumptions for the price of gas, other commodities and indices. The Group calculates the fair value of interest rate and currency exchange rate derivative instruments by using market valuations where available or, where not available, by discounting all future cash flows by the market yield curve at the balance sheet date.

Certain derivatives have been designated under IAS 39 as cash flow hedges of underlying commodity price exposures, with gains and losses attributable to these instruments deferred in equity and recognised in the income statement when the underlying hedge transaction occurs. The Group applies hedge accounting to commodity instruments under FAS 133 when the documentation and effectiveness testing performed under IAS 39 also satisfies the requirements of FAS 133. When additional documentation or testing is required, the Group does not apply hedge accounting under US GAAP and recognises all movements in the fair value of the respective commodity instruments in the income statement.

Certain long-term gas contracts operating in the UK gas market have terms within the contract that constitute written options and accordingly they fall within the scope of IAS 39. They are recognised on the balance sheet at fair value with movements in fair value recognised in the income statement. These contracts are also considered derivatives under FAS 133, along with certain other contracts that do not qualify for the ‘normal sale’ exception under US GAAP as their terms were assessed at the date of adoption of FAS 133 rather than the date of inception of the contract.

A reconciliation of the opening and closing differences in respect of the liability for commodity instruments is as follows:

	2006	2005
	£m	£m

As at 1 January	547	547

Impact of adoption of IAS 39	–	(380)

Fair value movements in the income statement	(594)	380

Fair value movements derecognised from equity under US GAAP	89	–

As at 31 December	42	547

Under IAS 39, BG Group applies hedge accounting for certain currency and interest rate derivatives. The hedge accounting requirements under IAS 39 and FAS 133 are not identical. Certain hedges utilised by the Group’s treasury operations would not qualify as effective hedges under FAS 133, without additional designations and documentation. Accordingly, under US GAAP the Group does not apply hedge accounting for any treasury hedging relationships existing under IAS 39, and all movements in fair value on the associated derivative instruments are recognised in the income statement within finance costs. Basis adjustments to non-current borrowings required by IAS 39 in respect of highly effective fair value adjustments have not been recognised under US GAAP. In addition, amounts recognised in respect of derivative financial instruments classified within non-current assets of £273m (2005 £84m) or non-current liabilities of £90m (2005 £2m) under IFRS would be shown within current assets or current liabilities respectively under US GAAP.

During 2006 and 2005, energy trading activities within the scope of EITF 02-03, comprised forward based physical- and cash-settled commodity contracts consisting of forwards, futures and options. The activity surrounding certain contracts which are distinct from BG Group’s ordinary commercial marketing arrangements involves the frequent buying and selling of commodities with the objective of generating profit on the short-term differences in price. The fair value, based on external market quotes, of such commodity contracts included within net assets under both IFRS and US GAAP includes an asset of £7m (2005 £9m liability) relating to energy trading contracts. Movements in fair value are shown within revenue and other operating income in the income statement. The table below shows the reconciliation between the opening and closing values of BG Group’s energy trading contracts:

	2006	2005
	£m	£m

Value of energy trading contracts as at 1 January	(9)	1

Realised gains/(losses)	4	(1)

Unrealised gains/(losses) arising in year	12	(9)

Value of energy trading contracts as at 31 December	7	(9)

The 2006 closing balance includes assets of £8m attributable to energy trading contracts maturing in 2007. Gross transaction volumes of 3 727 mmbtu have been physically settled in the year.

i)	Under IFRS, as set out in note 6, page 91, BG Group concluded it no longer had control of GASA (and therefore MetroGAS) on signing of the Master Restructuring Agreement with the other shareholder and creditors of GASA, the parent company of MetroGAS, in December 2005. In light of the requirements of IAS 27, ‘Consolidated and Separate Financial Statements’, BG Group has deconsolidated GASA and MetroGAS. As at 31 December 2005 and 31 December 2006 these companies are accounted for under the equity method and recognised at nil value in the Financial Statements. IAS 28, ‘Investments in Associates’, sets an explicit requirement that credit balances in an associate are not recognised if the investor has no obligation to make payments on behalf of the associate.

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123

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

Under US GAAP, an entity should not be consolidated where control does not rest with the majority owners, either because the subsidiary is in legal reorganisation or bankruptcy, or in other circumstances where control does not exist, such as where the rights of minority interest holders effectively allow the minority the ability to participate in significant decisions concerning the entity in the ordinary course of business (also referred to as substantive participating rights). Accordingly, under US GAAP, BG Group considered that having entered into the Master Restructuring Agreement in December 2005, it no longer controlled GASA (and MetroGAS).

A reconciling difference exists in respect of the timing of the gain on disposal. Under IFRS, the gain is recognised on the date that control is lost. US GAAP requires the entity to be deconsolidated, but also requires a parent to carry a negative net investment as a liability until all precedent conditions to a restructuring plan are resolved. The Master Restructuring Agreement is subject to regulatory approval.

The gain on disposal (£56m) was therefore recognised as a difference in net income under US GAAP in 2005, £6m of the gain under IFRS related to transfer of currency translation differences previously recognised in equity and these were transferred back to equity in 2005 under US GAAP. The remaining £50m was recognised as an additional current liability under US GAAP and constituted the difference in shareholders’ funds. Immediately prior to deconsolidation, the Group’s balance sheet contained the following balances in respect of GASA and MetroGAS: goodwill £3m; other non-current assets £139m; current assets £127m; current liabilities £(373)m; non-current liabilities £(1)m; minority interest £55m. The current liability as at 31 December 2006 was £43m (2005 £50m). The movement in the current liability of £7m relates to foreign exchange movements and has been recognised in other comprehensive income.

j)	Under IFRS prior to the adoption of IAS 39, certain currency translation adjustments on borrowings were taken to reserves to offset the foreign exchange exposure on foreign investments. Under US GAAP, the currency translation adjustment on those borrowings would be expensed through the income statement. In 2006 and 2005 there is no adjustment as the treatment under IAS 39 is similar to that under US GAAP.

k)	BG Group has taken advantage of the exemption available under IFRS 1 not to restate the fair value of assets and liabilities acquired in business combinations under IFRS 3, ‘Business Combinations’, prior to the date of transition to IFRS. This has resulted in a difference with the amount recognised under US GAAP in respect of a fair value adjustment on the acquisition of the Group’s interest in the Panna/Mukta and Tapti fields, offshore India, in 2002. Under US GAAP, there is an increase in non-current assets of £19m (2005 £24m), stated net of accumulated depreciation of £8m (2005 £7m).

The adjustment is released to the income statement in line with the depreciation of the related assets. No reconciling difference between IFRS and US GAAP arises in respect of fair value adjustments on acquisitions which have occurred subsequent to the transition to IFRS on 1 January 2003.

l)	Under IFRS, provision for deferred income tax is required on a full provision basis in accordance with IAS 12, ‘Income Taxes’. Under US GAAP, FAS 109, ‘Accounting for Income Taxes’, similarly requires deferred tax to be provided on a full liability basis. The balance sheet adjustment calculated under FAS 109 and the deferred tax balances carried forward under US GAAP are shown below:

as at 31 December		2006			2005

			Net			Net
			Deferred			Deferred
	Assets	Liabilities	Tax	Assets	Liabilities	Tax
	£m	£m	£m	£m	£m	£m

Net deferred tax recognised under IFRS (restated)(a)	(74)	1 146	1 072	(91)	733	642

Temporary differences in respect of US GAAP adjustments, excluding tax(b)	(14)	(62)	(76)	27	(256)	(229)

Differences between IFRS and US GAAP in respect of tax treatments(c)(d)	23	(15)	8	10	(43)	(33)

Total US GAAP adjustment in respect of tax	9	(77)	(68)	37	(299)	(262)

Net deferred tax under US GAAP	(65)	1 069	1 004	(54)	434	380

a)	Further details are set out in note 24 on page 106.
b)	Deferred tax assets and liabilities related to adjustments in the reconciliation between shareholders’ equity under IFRS and shareholders’ funds under US GAAP.
c)	IAS 12 requires deferred tax to be provided for all taxable temporary differences associated with investments in subsidiaries, branches, joint ventures and associates except where the parent is able to control the timing of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. US GAAP also requires deferred tax to be provided for such taxable temporary differences but makes an exception for temporary differences associated with investments in foreign subsidiaries and corporate joint ventures which are essentially permanent in duration. Accordingly, under US GAAP, no deferred tax has been provided in respect of the Group’s investments in foreign corporate joint ventures, resulting in an increase to shareholders’ funds of £14m (2005 £43m). The aggregate amount of temporary differences associated with undistributed earnings of subsidiaries and corporate joint ventures for which deferred tax liabilities have not been recognised is £1 461m (2005 £1 193m). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.
d)	Deferred tax is recognised under both IFRS and US GAAP in respect of share-based payments. Under IFRS, deferred tax is recognised in respect of the estimated future tax deduction based on the intrinsic value at the balance sheet date. To the extent that the estimated future tax deduction exceeds the related compensation cost, the excess deferred tax is recognised in equity. Under US GAAP, deferred tax is only recognised on compensation cost charged to the income statement. This has resulted in a reduction to shareholders’ funds under US GAAP of £22m (2005 £10m).

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124	Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

The deferred tax asset of £65m (2005 £54m) is expected to be recovered after more than 12 months. Details of deductible temporary differences, unutilised tax losses and unutilised tax credits which have not been recognised as deferred tax assets under IFRS are set out in note 24, page 106. Under US GAAP, these would be presented as assets, fully offset by an equivalent valuation allowance. There were no other valuation allowances against deferred tax assets in 2006 or 2005.

The deferred tax liability of £1 069m (2005 £434m) is shown after the offset of certain deferred tax assets relating to the same fiscal authority; the liability prior to such offset is £1 428m (2005 £1 138m). The net amount expected to be settled after more than 12 months is £1 063m (2005 £445m).

m)	BG Group adopted IFRIC 4 ‘Determining whether an Arrangement contains a Lease’ on 1 January 2006 which provides guidance for determining whether an arrangement for the right of use of property, plant and equipment contains a lease. BG Group has concluded that the contract for the provision of capacity at Lake Charles contains a finance lease and comparative information has been amended to reflect this arrangement. In addition, BG Group identified an operating lease within one of its power purchase agreements, where BG Group is the lessor. This guidance is similar to the guidance under EITF 01-8 ‘Determining whether an Arrangement contains a Lease’ but EITF 01-8 was effective for all arrangements from 1 January 2004. Therefore there is a difference in the treatment of arrangements initiated, modified or acquired in reporting periods beginning before 1 January 2004. This results in an increase in non-current assets, deferred tax assets, short-term borrowings and long-term borrowings of £257m (2005 £263m), £8m (2005 £7m), £10m (2005 £10m) and £270m (2005 £273m) respectively, compared to the balance sheet under US GAAP. The increase in non-current assets is net of accumulated depreciation of £52m (2005 £43m).

n)	In accordance with FAS 115, ‘Accounting for Certain Investments in Debt and Equity Securities’, BG Group’s listed investments are revalued at each period end, with differences charged or credited to Other Comprehensive Income. Similar treatment is required under IAS 39, ‘Financial Instruments: Recognition and Measurement’, which BG Group adopted with effect from 1 January 2005. Prior to the adoption of IAS 39, investments were held at cost less any provision for impairment.

o)	IFRS 5, ‘Non-current Assets Held for Sale and Discontinued Operations’, requires that the results and the profits or losses on disposal of operations which represent a separate major line of business or geographical area of operations, and which meet other specific criteria, be reported as discontinued operations. Operations not satisfying all these conditions are classified as continuing. Under US GAAP, FAS 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets’, requires a different set of conditions to be fulfilled, and classifies as discontinuing smaller components of a group than would constitute a separate major line of business under IFRS.

In 2006, BG Group committed to a plan to dispose of its interests in Mauritania Holdings B.V. an operation classified within the E&P segment and Microgen Energy, a business classified within the Other activities segment.

In 2005, BG Group disposed of its telecoms businesses in Brazil. In addition, management committed to a plan to dispose of the Group’s telecoms businesses in India. The disposal was completed in 2006. These businesses were classified within the Other activities segment.

In 2004, BG Group disposed of its interests in the Muturi Production Sharing Contract (within the E&P segment) and Tangguh LNG project (within the LNG segment). In addition, management committed to a plan to dispose of Premier Transmission Limited, a UK joint venture within the T&D segment. The disposal was completed in 2005.

These are all classified as discontinued operations under US GAAP and the comparative figures have been restated accordingly; IFRS treats them as continuing operations as they do not represent a major line of business or geographical operation. Further details on disposals are given in note 6, page 91. There is no material difference between the total net income analysed as discontinued operations under US GAAP and gains and losses on disposal of the assets listed above.

Aggregate assets and liabilities disposed during the year were as follows:

during the year ended 31 December	2006	2005
	£m	£m

Non-current assets	7	598

Current assets	1	16

Current liabilities	(1)	(59)

Non-current liabilities	–	(3)

Net assets disposed	7	552

Details of assets and liabilities classified as held for sale are set out in note 19, page 99.

p)	A reconciliation of basic and diluted earnings per ordinary share is arrived at by adjusting both the numerator and denominator with the adjustments given in note 10, page 94. One ADS is equivalent to five ordinary shares.

q)	On 1 January 2002, BG Group adopted FAS 142, ‘Goodwill and Other Intangible Assets’, under which goodwill is not amortised but is instead reviewed annually for impairment. Under IFRS, a similar treatment is required. Prior to the adoption of IFRS on 1 January 2003, BG Group amortised goodwill in line with UK GAAP. In addition, BG Group has taken advantage of the exemption in IFRS 1 not to restate business combinations which occurred prior to the date of transition to IFRS. This results in a reconciling difference with US GAAP within shareholders’ funds in respect of amortisation charged prior to 1 January 2003.

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FINANCIAL STATEMENTS

125

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

EXPLANATION OF RECONCILING DIFFERENCES NOT QUANTIFIED BETWEEN IFRS AND US GAAP
A)	Under IFRS, the Group’s Financial Statements include a consolidated income statement, presented in accordance with the Companies Act 1985 and IAS 1, ‘Presentation of Financial Statements’. Under US GAAP, certain items are included in different lines on the income statement than under IFRS. Set out below, for illustrative purposes, is a consolidated income statement in a US GAAP format, but using IFRS figures:

	2006	2005	2004
		Restated	Restated
	£m	£m	£m

Total revenue	7 661	5 407	4 063

Operating costs	(4 506)	(3 514)	(2 748)

(Loss)/profit on disposal of property, plant and equipment	(49)	446	87

Operating income	3 106	2 339	1 402

Net interest	40	7	(33)

Profit before income taxes	3 146	2 346	1 369

Income taxes	(1 461)	(939)	(583)

Share of net income of affiliates	139	158	125

Minority interests in income of consolidated entities	(45)	(40)	(28)

Net income	1 779	1 525	883

The income statement above includes an increase in operating costs and a reduction in interest to reclassify the charge to finance costs on the unwinding of the Group’s decommissioning provisions and the charge to finance costs in respect of the Group’s pension schemes. In addition, it reflects a reduction in operating costs and a reduction in revenue to reclassify certain royalty payments. Under IFRS, BG Group accounts for revenue net of indirect taxes.

As permitted under IFRS, BG Group has presented the balance sheets in ascending order of liquidity, analysed between net assets and equity. Under US GAAP, assets and liabilities would be presented in descending order of liquidity and the analysis would be between total assets and total liabilities plus shareholders’ funds. Certain items that are disclosed in the notes under IFRS would be disclosed on the face of the balance sheet under US GAAP.

B)	BG Group’s Financial Statements include a cash flow statement prepared in accordance with IAS 7, ‘Cash Flow Statements’ and no separate cash flow statement is prepared under FAS 95, ‘Statement of Cash Flows’. Financing cash flows for interest paid and received under IAS 7 would be classified as operating cash flows under FAS 95. Operating cash flows from tax benefits on share option exercises under IAS 7 would be classified as financing cash flows under FAS 95.

C)	FIN 45, ‘Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others’, addresses the disclosure to be made by a guarantor in its financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees. It requires the guarantor to recognise a liability for the non-contingent component of the guarantee. This is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payment will be required under the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

Since 1 January 2003, BG Group has issued or modified guarantees to joint ventures and associates with a maximum exposure as at 31 December 2006 of £431m (2005 £428m). Their fair value as at 31 December 2006 was £2m (2005 £2m). The guarantees relate to the Group’s Egyptian LNG facilities and the fair value is recognised within provisions and the carrying value of the investment.

BG Group adopted the IASB’s amendments to IAS 39 in respect of financial guarantee contracts and credit insurance on 1 January 2006. The provisions of the amended standard are similar to those of FIN 45, although full retrospective application is required. As a result the fair value recognised under IFRS at 31 December 2006 exceeds that under FIN 45 by £2m (2005 £3m). Further disclosures about BG Group’s guarantees, commitments and contingencies, including those required under IAS 37 and the Companies Act 1985 in the UK, are given in note 27, page 108. There is no impact on net income or shareholders’ funds.

D)	On 21 June 2005, BG Group acquired the remaining 50% of Brindisi LNG S.p.A that it did not already own for a cash consideration of £11m plus a deferred contingent sum of £18m, subsequently paid in full in 2006. IFRS 3 requires that, when a business combination agreement provides for an adjustment to the cost of the combination contingent on future events, the acquirer shall include the amount of the adjustment in the cost of the combination at the acquisition date if the adjustment is probable and can be measured reliably. Under US GAAP, contingent consideration may not be recorded as a liability unless the outcome of the contingency is determinable beyond reasonable doubt. The difference in 2005 resulted in a lower balance on intangible assets, offset by lower provisions under US GAAP. The GAAP difference was removed in 2006 on payment of the contingent consideration. It did not impact net income or shareholders’ funds as the assets were still under construction and not subject to amortisation.

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126	Notes to the accounts continued

31	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES continued

NEW US GAAP ACCOUNTING STANDARDS
In February 2006, the FASB issued FAS 155, ‘Accounting for Certain Hybrid Financial Instruments’, which provides entities with relief from having to separately determine the fair value of an embedded derivative that would otherwise be required to be bifurcated from its host contract in accordance with FAS 133. It is effective for fiscal periods beginning after 15 September 2006 and was adopted by BG Group on 1 January 2007. It is not expected to have a material impact on the Group’s consolidated Financial Statements.

In March 2006, the FASB issued FAS 156, ‘Accounting for Servicing of Financial Assets’. This Statement amends FAS 140, ‘Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities’, with respect to the accounting for separately recognised servicing assets and servicing liabilities. FAS 156 is effective for fiscal periods beginning after 15 September 2006 and was adopted by BG Group on 1 January 2007. It is not expected to have a material impact on the Group’s consolidated Financial Statements.

In September 2006, the FASB issued FAS 157, ‘Fair Value Measurements’ which provides guidance on the methodology to be followed when calculating fair values as required by other standards. It is effective for fiscal periods beginning after 15 November 2007. BG Group is currently assessing the impact on the Group’s consolidated Financial Statements.

In July 2006, the FASB issued FIN 48, ‘Accounting for Uncertainty in Income Taxes’. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, disclosure and transition. It is effective for fiscal periods beginning after 15 December 2006. BG Group is currently assessing the impact on the Group’s consolidated Financial Statements.

In February 2007, the FASB issued FAS 159, ‘The Fair Value Option for Financial Assets and Financial Liabilities’, which provides the option to report selected financial assets and liabilities at fair value. It is effective for fiscal periods beginning after 15 November 2007. BG Group is currently assessing the impact on the Group’s consolidated Financial Statements.

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FINANCIAL STATEMENTS

127

32	PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATES

The principal subsidiary undertakings, joint ventures and associates listed are those which in the opinion of the Directors principally affect the figures shown in the Financial Statements. A full list of subsidiary undertakings, joint ventures and associates will be included in the Annual Return of BG Group plc to be filed with the Registrar of Companies during 2007.

PRINCIPAL SUBSIDIARY UNDERTAKINGS
as at 31 December 2006	Country of		Group holding
	incorporation	Activity	%	(a)

BG Delta Limited	England	Exploration and production	100.0

BG Energy Holdings Limited*	England	Group holding company	100.0

BG Gas Marketing Limited	England	LNG marketing	100.0

		Holding company
BG International Limited	England	Exploration and production	100.0

BG International (CNS) Limited	England	Exploration and production	100.0

BG International (NSW) Limited	England	Exploration and production	100.0

		Holding company
BG Karachaganak Limited	England	Exploration and production	100.0

		Holding company
BG North Sea Holdings Limited	England	Exploration and production	100.0

BG Rosetta Limited	England	Exploration and production	100.0

BG Trinidad and Tobago Limited	England	Exploration and production	100.0

BG Tunisia Limited	England	Exploration and production	100.0

Methane Services Limited	England	LNG shipping	100.0

BG E&P Brasil Ltda	Brazil	Exploration and production	100.0

Companhia de Gás de São Paulo – (Comgas)(b)	Brazil	Gas distribution	72.9

BG Canada Exploration and Production, Inc.	Canada	Exploration and production	100.0

BG Bolivia Corporation	Cayman Islands	Exploration and production	100.0

BG Egypt S.A.	Cayman Islands	Exploration and production	100.0

BG Exploration and Production India Limited	Cayman Islands	Exploration and production	100.0

Gujarat Gas Company Limited	India	Gas distribution	65.1

Mauritania Holdings B.V.	Netherlands	Exploration and production	100.0

BG Exploration and Production Nigeria Limited	Nigeria	Exploration and production	100.0

Premier Power Limited	Northern Ireland	Power generation	100.0

BG Asia Pacific Pte Limited	Singapore	Exploration and production	100.0

BG Trinidad Central Block Limited	Trinidad and Tobago	Exploration and production	100.0

BG Energy Merchants, LLC	USA	LNG marketing	100.0

BG LNG Services, LLC	USA	LNG shipping and marketing	100.0

BG LNG Trading, LLC	USA	LNG marketing	100.0

BG North America, LLC	USA	Holding company	100.0

* Shares are held by the Company; others are held by subsidiary undertakings.

(a)	There is no difference between the Group holding of ordinary shares and the Group’s share of net assets attributable to equity shareholders, except for Comgas where the Group’s share of net assets is 60.1%.

(b)	BG Group holds its interest in Comgas indirectly through its wholly owned subsidiary undertaking BG Gas São Paulo Investments B.V. which holds a 95.8% interest in Integral Investments B.V. which, in turn, holds ordinary shares in Comgas.

The distribution of the profits of Comgas are restricted by Corporation Law in Brazil and the company’s by-laws which require 5% of the profit for the year to be transferred to the Legal Reserve, until it reaches 20% of the subscribed capital. Distribution of the profits of BG Group’s other subsidiary undertakings are not materially restricted.

All principal subsidiary undertakings operate in their country of incorporation with the exception of BG Asia Pacific Pte Limited, which operates across several countries; BG Bolivia Corporation, which operates in Bolivia; BG Tunisia Limited, which operates in Tunisia; BG Trinidad and Tobago Limited, which operates in Trinidad and Tobago; BG Rosetta Limited, which operates in Egypt; BG Egypt S.A., which operates in Egypt; BG Delta Limited, which operates in Egypt; BG Karachaganak Limited, which operates in Kazakhstan; BG Exploration and Production India Limited, which operates in India; Mauritania Holdings B.V., which operates in Mauritania; BG Gas Marketing Limited, which operates across several countries; Methane Services Limited, which operates across several countries; and BG International Limited, which operates in the UK and several other countries worldwide.

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128	Notes to the accounts continued

32	PRINCIPAL SUBSIDIARY UNDERTAKINGS, JOINT VENTURES AND ASSOCIATES continued

JOINT VENTURES AND ASSOCIATES
as at 31 December 2006	Country of				Group
	incorporation				holding
	and operation	Activity	Issued share capital		%

Joint ventures

First Gas Holdings Corporation	Philippines	Power generation	126 084 100 shares of Peso 10		40.0

Mahanagar Gas Limited	India	Gas distribution	89 341 600 shares of Rupees 10		49.75

Seabank Power Limited	England	Power generation	5 280 shares of £1	(a)	50.0

Associates

	Trinidad and
Atlantic LNG Company of Trinidad and Tobago	Tobago	LNG manufacture	243 851 shares of $1 000		26.0

Atlantic LNG 2/3 Company of Trinidad and	Trinidad and
Tobago Unlimited	Tobago	LNG manufacture	139 253 shares of $1 000		32.5

Atlantic LNG 4 Company of Trinidad and Tobago	Trinidad and
Unlimited	Tobago	LNG manufacture	2 889 shares of $1		28.89

El Behera Natural Gas Liquefaction Company S.A.E.	Egypt	LNG manufacture	30 000 shares of $100		35.5

Idku Natural Gas Liquefaction Company S.A.E.	Egypt	LNG manufacture	30 000 shares of $100		38.0

Genting Sanyen Power Sdn Bhd	Malaysia	Power generation	20 000 000 shares of Ringgit 1		20.0

Interconnector (UK) Limited	England	Gas transportation	11 785 680 shares of £1	(b)	25.0

(a)	Comprises 2 640 A ordinary and 2 640 B ordinary shares. The Group holding is 2 640 A ordinary shares. The rights attached to each class of share are the same.
(b)	Ordinary shares. Interconnector (UK) Limited also has 969 000 issued preference shares of £1 each of which the Group holds 26.3%.

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FINANCIAL STATEMENTS

Supplementary information – gas and oil (unaudited)	129

BG Group’s strategy aims to connect competitively priced gas to high value markets. Hydrocarbon reserves, and gas in particular, are developed in relation to the markets which they are intended to supply. Based on the above, the information below is disclosed on the basis of the following geographic areas: (i) the United Kingdom, (ii) Atlantic Basin, (iii) Asia and the Middle East, and (iv) Rest of the World. The countries in the Atlantic Basin and Asia and the Middle East geographic areas are grouped as shown below to reflect the nature of the markets for BG Group’s interests in these countries:
Atlantic Basin – Canada, Egypt, Nigeria, Trinidad and Tobago, and the USA
Asia and the Middle East – China, India, Kazakhstan, Oman, Thailand, Israel and areas of Palestinian Authority
Rest of the World – Algeria, Bolivia, Brazil, Italy, Libya, Madagascar, Mauritania, Norway, Spain and Tunisia

A)	PROVED RESERVES
BG Group utilises SEC definitions of proved reserves and proved developed reserves in preparing estimates of its gas and oil reserves.

Proved reserves are the estimated quantities of gas and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those quantities that are expected to be recovered from new wells on undrilled acreage or from existing wells where relatively major expenditure is required for completion. Proved undeveloped reserves comprise total proved reserves less total proved developed reserves.

The net movement in proved reserves during the year includes extensions, discoveries and reclassifications (24.7 mmboe), and revisions to previous estimates (159.5 mmboe). Included within these movements is the net effect of changes in year end prices (56.4 mmboe decrease). Production in the period was 218.4 mmboe (net of Canadian royalty production 0.8 mmboe).

Gas and oil reserves cannot be measured exactly since estimation of reserves involves subjective judgment. Therefore, all estimates are subject to revision. Increases in year end gas and oil prices in fields subject to Production Sharing Contracts (PSCs) may result in lower entitlements leading to reductions in proved reserves.

ESTIMATED NET PROVED RESERVES OF NATURAL GAS
		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	bcf	bcf	bcf	bcf	bcf

As at 31 December 2003	1 116	4 167	2 286	1 189	8 758

Movement during the year:
Revisions of previous estimates(a)	184	162	249	75	670

Extensions, discoveries and reclassifications	8	–	–	–	8

Production	(269)	(216)	(149)	(85)	(719)

Purchase of reserves-in-place	–	359	–	–	359

Sale of reserves-in-place	–	–	–	–	–
	(77)	305	100	(10)	318

As at 31 December 2004	1 039	4 472	2 386	1 179	9 076

Movement during the year:
Revisions of previous estimates(a)	297	392	402	209	1 300

Extensions, discoveries and reclassifications	7	16	–	74	97

Production	(219)	(332)	(158)	(96)	(805)

Purchase of reserves-in-place	–	–	–	–	–

Sale of reserves-in-place	–	(1)	–	–	(1)
	85	75	244	187	591

As at 31 December 2005	1 124	4 547	2 630	1 366	9 667 (b)

Movement during the year:
Revisions of previous estimates(a)	80	583	145	20	828

Extensions, discoveries and reclassifications	87	–	–	–	87

Production	(223)	(515)	(170)	(92)	(1 000)

Purchase of reserves-in-place	–	–	–	–	–

Sale of reserves-in-place	–	–	–	–	–
	(56)	68	(25)	(72)	(85)

As at 31 December 2006	1 068	4 615	2 605	1 294	9 582 (b)

Proved developed reserves of natural gas:

As at 31 December 2003	949	1 484	1 732	789	4 954

As at 31 December 2004	867	1 393	2 038	665	4 963

As at 31 December 2005	937	2 267	2 139	929	6 272

As at 31 December 2006	846	2 232	2 006	844	5 928

Note: Conversion factor of 6 bcf of gas to 1 mmboe.
(a)	Includes effect of oil and gas price changes on PSCs.
(b)	Estimates of proved natural gas reserves at 31 December 2006 include fuel gas of 640 bcf (31 December 2005 534 bcf).

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130	Supplementary information – gas and oil (unaudited)

A)	PROVED RESERVES CONTINUED

ESTIMATED NET PROVED RESERVES OF OIL
‘Oil’ includes crude oil, condensate and natural gas liquids.

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	mmbbl	mmbbl	mmbbl	mmbbl	mmbbl

As at 31 December 2003	162.7	9.8	440.6	31.5	644.6

Movement during the year:
Revisions of previous estimates(a)	21.7	–	(3.1)	6.1	24.7

Extensions, discoveries and reclassifications	1.3	–	–	9.8	11.1

Production	(21.2)	(0.3)	(23.3)	(2.2)	(47.0)

Purchase of reserves-in-place	–	1.4	–	–	1.4

Sale of reserves-in-place	–	–	–	–	–
	1.8	1.1	(26.4)	13.7	(9.8)

As at 31 December 2004	164.5	10.9	414.2	45.2	634.8

Movement during the year:
Revisions of previous estimates(a)	12.3	7.7	(46.9)	4.5	(22.4)

Extensions, discoveries and reclassifications	1.5	–	–	7.4	8.9

Production	(18.3)	(0.5)	(27.4)	(2.8)	(49.0)

Purchase of reserves-in-place	–	–	–	–	–

Sale of reserves-in-place	–	–	–	–	–
	(4.5)	7.2	(74.3)	9.1	(62.5)

As at 31 December 2005	160.0	18.1	339.9	54.3	572.3

Movement during the year:
Revisions of previous estimates(a)	10.0	(1.5)	18.4	(5.4)	21.5

Extensions, discoveries and reclassifications	10.2	–	–	–	10.2

Production	(18.4)	(1.8)	(28.1)	(3.4)	(51.7)

Purchase of reserves-in-place	–	–	–	–	–

Sale of reserves-in-place	–	–	–	–	–
	1.8	(3.3)	(9.7)	(8.8)	(20.0)

As at 31 December 2006	161.8	14.8	330.2	45.5	552.3

Proved developed reserves of oil:

As at 31 December 2003	86.3	0.9	404.8	18.5	510.5

As at 31 December 2004	87.1	1.6	382.3	20.4	491.4

As at 31 December 2005	80.9	9.4	313.8	26.3	430.4

As at 31 December 2006	116.2	7.6	282.2	26.1	432.1

(a) Includes effect of oil and gas price changes on PSCs.

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FINANCIAL STATEMENTS

131

B)     STANDARDISED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
The following tables set out the standardised measure of discounted future net cash flows relating to proved gas and oil reserves and report the causes of changes in the standardised measure of the cash flows relating to reserves. Future cash inflows have been computed by reference to the Group’s estimate of third-party prices ruling at the year end and estimates of future production of net proved gas and oil reserves at the end of each year.

The standardised measure of discounted future net cash flow information presented below is not intended to represent the replacement cost or fair market value of the Group’s gas and oil properties. The disclosures shown are based on estimates of proved reserves, future production schedules and costs which are inherently imprecise and subject to revision. The standardised measure is as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£bn	£bn	£bn	£bn	£bn

As at 31 December 2004:

Future cash inflows	7.06	7.06	7.69	2.74	24.55

Future production and development costs	(2.54)	(1.33)	(2.57)	(0.98)	(7.42)

Future income tax expenses	(1.91)	(2.41)	(1.73)	(0.79)	(6.84)

Future net cash flows	2.61	3.32	3.39	0.97	10.29

10% annual discount for estimated timing of cash flows	(0.65)	(1.42)	(1.60)	(0.42)	(4.09)

	1.96	1.90	1.79	0.55	6.20

As at 31 December 2005:

Future cash inflows	13.46	12.89	11.37	5.12	42.84

Future production and development costs	(2.86)	(1.76)	(4.06)	(1.57)	(10.25)

Future income tax expenses	(5.61)	(5.13)	(2.52)	(1.48)	(14.74)

Future net cash flows	4.99	6.00	4.79	2.07	17.85

10% annual discount for estimated timing of cash flows	(1.34)	(2.36)	(2.14)	(0.92)	(6.76)

	3.65	3.64	2.65	1.15	11.09

As at 31 December 2006:

Future cash inflows	8.44	7.23	9.81	4.75	30.23

Future production and development costs	(3.13)	(1.86)	(3.54)	(1.91)	(10.44)

Future income tax expenses	(2.77)	(2.25)	(2.15)	(1.08)	(8.25)

Future net cash flows	2.54	3.12	4.12	1.76	11.54

10% annual discount for estimated timing of cash flows	(0.57)	(1.26)	(2.01)	(0.78)	(4.62)

	1.97	1.86	2.11	0.98	6.92

The following were the main sources of change in the standardised measure of discounted cash flows in the three accounting years preceding 31 December 2006:

	2006	2005	2004
	£bn	£bn	£bn

Standardised measure at the beginning of the year	11.09	6.20	5.16

Sale of gas and oil produced net of production costs and other operating costs(a)	(3.40)	(2.67)	(1.82)

Net changes in prices and production costs(b)	(7.33)	9.35	0.79

Extensions, discoveries, reclassifications and improved recovery less related costs	0.06	0.06	0.07

Changes in estimated future development costs	(1.09)	(1.02)	(0.34)

Development costs incurred in the period	0.72	0.68	0.62

Purchase of reserves-in-place	–	–	0.19

Revisions to previous estimates	1.07	2.40	1.35

Accretion of discount	1.85	0.96	0.80

Net change in income taxes	3.94	(4.95)	(0.66)

Other	0.01	0.08	0.04

Standardised measure at the end of the year(c)	6.92	11.09	6.20

(a) Production costs and other operating costs include lifting, tariff, insurance and royalty costs but not depreciation costs.
(b) Includes the effect of foreign exchange movements.
(c) Based on the following:	2006	2005	2004

Brent oil price ($/bbl)	59	58	40

Henry Hub ($/mmbtu)	5.64	11.23	6.15

UK Spot Gas (p/therm)	24.05	73.40	28.37

US$/UK£ exchange rate	1.96	1.72	1.92

Standardised measure at the end of the year ($bn)	13.55	19.06	11.90

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132	Supplementary information – gas and oil (unaudited) continued

C)     CAPITALISED COSTS
Capitalised costs incurred using the successful efforts method and net of depreciation were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

As at 31 December 2004:

Proved gas and oil properties	3 114	1 092	1 332	636	6 174

Unproved gas and oil properties(a)	29	289	512	187	1 017

	3 143	1 381	1 844	823	7 191

Accumulated depreciation	(2 037)	(105)	(186)	(232)	(2 560)

Net Capitalised Costs	1 106	1 276	1 658	591	4 631

As at 31 December 2005:

Proved gas and oil properties	3 361	1 533	1 592	860	7 346

Unproved gas and oil properties	49	271	21	191	532

	3 410	1 804	1 613	1 051	7 878

Accumulated depreciation	(2 210)	(229)	(287)	(290)	(3 016)

Net Capitalised Costs	1 200	1 575	1 326	761	4 862

As at 31 December 2006:

Proved gas and oil properties(a)	3 631	1 585	1 601	842	7 659

Unproved gas and oil properties(b)	60	324	37	266	687

	3 691	1 909	1 638	1 108	8 346

Accumulated depreciation(c)	(2 395)	(377)	(362)	(332)	(3 466)

Net Capitalised Costs	1 296	1 532	1 276	776	4 880

(a)	The 2006 balance includes an amount of £45m for Mauritania Holdings B.V. assets classified as held for sale. In 2004 there was a balance of £498m for the North Caspian Sea PSA which was classified as assets held for sale.
(b)	The 2006 balance includes an amount of £39m for Mauritania Holdings B.V. assets classified as held for sale.
(c)	The 2006 balance includes an amount of £11m for Mauritania Holdings B.V. assets classified as held for sale.

D)     COSTS INCURRED IN GAS AND OIL ACTIVITIES
Aggregate costs incurred under the historical cost convention, comprising amounts capitalised to exploration and development and amounts charged to the income statement in respect of exploration and appraisal, were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

Year ended 31 December 2004:

Acquisition of properties:

Proved	–	188	–	–	188

Unproved	–	163	–	87	250

Exploration(a)	47	58	163	55	323

Development	165	271	131	53	620

Year ended 31 December 2005:

Acquisition of properties:

Unproved	–	–	–	12	12

Exploration(a)	70	89	83	82	324

Development	228	259	104	92	683

Year ended 31 December 2006:

Acquisition of properties:

Unproved	19	2	–	40	61

Exploration(a)	86	207	39	162	494

Development	234	215	174	98	721

(a)	The 2006 exploration costs include an amount of £4m in respect of Mauritania Holdings B.V. which was classified as held for sale. 2005 included an amount of £60m (2004 £150m) in respect of the Group’s interest in the North Caspian Sea PSA.

The proportion of exploration costs capitalised in the period was 71.4% (2005 67.0%; 2004 77.9%) .

The above table does not include additions to decommissioning provisions which amounted to £49m in 2006 (2005 £5m; 2004 £5m).

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FINANCIAL STATEMENTS

133

E)     RESULTS OF OPERATIONS
The results of operations under the historical cost convention and in accordance with IFRS for the gas and oil producing activities (excluding general office overheads and interest costs) were as follows:

		Atlantic	Asia and	Rest of
	UK	Basin	Middle East	world	Total
	£m	£m	£m	£m	£m

Year ended 31 December 2004:

Revenues	1 136	362	466	184	2 148

Production costs	(173)	(22)	(70)	(21)	(286)

Other operating costs	–	(12)	(26)	(11)	(49)

Exploration expenses	(31)	(34)	(13)	(48)	(126)

Depreciation and amortisation	(228)	(50)	(69)	(26)	(373)

Other costs	(14)	(15)	(17)	(18)	(64)

	690	229	271	60	1 250

Taxation	(270)	(114)	(111)	(30)	(525)

Results of operations	420	115	160	30	725

Year ended 31 December 2005:

Revenues	1 296	669	826	276	3 067

Production costs	(168)	(37)	(98)	(29)	(332)

Other operating costs	–	(18)	(32)	(25)	(75)

Exploration expenses	(25)	(72)	(20)	(64)	(181)

Depreciation and amortisation	(173)	(112)	(84)	(31)	(400)

Other costs	(16)	(25)	(40)	(30)	(111)

	914	405	552	97	1 968

Taxation	(384)	(209)	(203)	(35)	(831)

Results of operations	530	196	349	62	1 137

Year ended 31 December 2006:

Revenues	1 532	968	1 045	357	3 902

Production costs	(198)	(60)	(117)	(41)	(416)

Other operating costs	–	(14)	(38)	(33)	(85)

Exploration expenses	(71)	(99)	(17)	(85)	(272)

Depreciation and amortisation	(185)	(174)	(95)	(43)	(497)

Other costs	(42)	(17)	(47)	(33)	(139)

	1 036	604	731	122	2 493

Taxation(a)	(539)	(315)	(270)	(46)	(1 170)

Results of operations	497	289	461	76	1 323

(a)	Taxation for the UK does not include a charge of £38m in respect of the restatement of the opening deferred tax balance arising from the effect of an increase in the supplementary charge on UK North Sea profits from 10% to 20% (see note 8 on page 93 for further details).

Revenues comprise all invoiced sales. Net royalty payments are classified as other operating costs in the table above.

Revenues, representing gas and oil sold, include intra-group sales at contract prices of £233m for the year ended 31 December 2006 (2005 £91m; 2004 £22m).

The accretion interest expense resulting from changes in the liability for decommissioning due to the passage of time, which is not included in the above table, was £13m (2005 £11m; 2004 £10m).

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134	Historical production (unaudited)

	Gas production			Oil & liquids production
	(net) bcf			(net) 000 barrels

	2006	2005	2004	2006	2005	2004

UKCS

Armada and Seymour(a)	42.3	38.1	59.2	2 037	1 880	2 910

Atlantic/Cromarty	13.4	–	–	354	–	–

Blake(a)	0.8	0.8	1.7	3 841	4 088	4 997

Easington Catchment Area(b)	38.6	51.3	69.5	123	204	249

Elgin/Franklin	24.4	26.5	25.5	5 290	5 996	6 236

Everest	18.8	25.1	30.9	494	720	988

J-Block and Jade(c)	48.5	43.5	42.4	5 413	4 800	4 761

Lomond	29.4	28.9	35.8	539	569	979

Other	6.6	4.7	3.8	346	54	32

UKCS sub-total	222.8	218.9	268.8	18 437	18 311	21 152

International

Bolivia	26.5	30.7	21.6	918	1 063	517

Canada	19.8	19.0	15.8	162	176	208

Egypt(a)	365.4	209.9	84.7	1 530	259	89

India(a)	37.5	35.5	31.7	4 050	3 504	2 854

Kazakhstan(d)	82.3	75.7	70.0	22 585	22 399	18 991

Mauritania	0.2	–	–	949	–	–

Thailand	50.3	47.0	47.6	1 440	1 440	1 501

Trinidad and Tobago(a)	134.7	107.4	114.5	121	111	36

Tunisia(a)	65.4	64.9	63.8	1 527	1 717	1 675

International sub-total	782.1	590.1	449.7	33 282	30 669	25 871

Total	1 004.9	809.0	718.5	51 719	48 980	47 023

				2006	2005	2004

Total mmboe gas, oil & liquids(e)				219.2	183.8	166.8

(a)	Operated by BG Group at 31 December 2006.
(b)	Easington Catchment Area includes Mercury, Minerva, Neptune and Wollaston & Whittle fields.
(c)	J-Block includes Judy and Joanne fields.
(d)	Jointly operated in partnership with Eni.
(e)	Conversion factor of 6 bcf of gas to 1 mmboe.

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FINANCIAL STATEMENTS

Four year financial summary (unaudited)	135

CONSOLIDATED INCOME STATEMENT(a)
for the year ended 31 December

	2006	2005	2004	2003
		Restated	Restated	Restated
	£m	£m	£m	£m

Group revenue and other operating income	7 674	5 424	4 063	3 564

Operating costs	(4 504)	(3 517)	(2 736)	(2 472)

Profit/(loss) on disposal of non-current assets	(49)	446	87	116

Operating profit before share of results from joint ventures and associates	3 121	2 353	1 414	1 208

Finance income	127	105	42	44

Finance costs	(102)	(112)	(87)	(87)

Share of post-tax results from joint ventures and associates	139	158	125	132

Profit before tax	3 285	2 504	1 494	1 297

Taxation	(1 461)	(939)	(583)	(498)

Profit for the year	1 824	1 565	911	799

Profit attributable to:
Minority interests	45	40	28	28
Shareholders (earnings)	1 779	1 525	883	771

	1 824	1 565	911	799

Earnings per ordinary share (pence)

Basic	51.4	43.1	25.0	21.9
Diluted	51.0	42.9	24.9	21.9

(a) 2006 and 2005 include the impact of non-cash re-measurements following the adoption of IAS 39 on 1 January 2005.

CONSOLIDATED BALANCE SHEET
as at 31 December

	2006	2005	2004	2003
		Restated	Restated	Restated
	£m	£m	£m	£m

Non-current assets	8 464	8 210	6 709	5 729

Current assets	4 139	3 385	1 629	1 151

Assets classified as held for sale	85	10	530	449

Total assets	12 688	11 605	8 868	7 329

Current liabilities	(2 819)	(2 509)	(1 827)	(1 346)

Non-current liabilities	(3 370)	(2 826)	(2 395)	(2 018)

Liabilities associated with assets classified as held for sale	(34)	(3)	(67)	(56)

Total liabilities	(6 223)	(5 338)	(4 289)	(3 420)

	6 465	6 267	4 579	3 909

Equity

Total shareholders’ equity	6 363	6 169	4 559	3 918

Minority interest in equity	102	98	20	(9)

	6 465	6 267	4 579	3 909

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136	Four year financial summary (unaudited)

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December	2006	2005	2004	2003
		Restated	Restated	Restated
	£m	£m	£m	£m

Cash generated by operations	3 360	2 509	1 599	1 463

Income taxes paid	(979)	(883)	(387)	(332)

Net cash inflow from operating activities	2 381	1 626	1 212	1 131

Cash flows from investing activities

Dividends received	193	93	81	88

Proceeds from disposal of subsidiary undertakings and investments	9	(67)	32	119

Proceeds from disposal of property, plant and equipment and intangible assets	49	950	142	72

Purchase of property, plant and equipment and intangible assets	(1 313)	(1 064)	(1 022)	(855)

Loans (to)/from joint ventures and associates	(66)	65	(4)	(232)

Business combinations and investments	(67)	(39)	(364)	(3)

Net cash outflow from investing activities	(1 195)	(62)	(1 135)	(811)

Cash flows from financing activities

Net interest received/(paid)	14	(25)	(24)	(37)

Dividends paid	(246)	(142)	(124)	(112)

Dividends paid to minority	(36)	(29)	(3)	(6)

Net proceeds from issue of new borrowings	214	334	416	239

Repayment of borrowings	(192)	(555)	(322)	(365)

Issue of shares	26	34	13	7

Purchase of own shares	(972)	(37)	–	–

Net cash outflow from financing activities	(1 192)	(420)	(44)	(274)

Net (decrease)/increase in cash and cash equivalents	(6)	1 144	33	46

OTHER INFORMATION
for the year ended 31 December		2006	2005	2004	2003
			Restated	Restated	Restated
		£m	£m	£m	£m

Average capital employed(a)	£m	6 651	6 227	5 201	4 695

Return on average capital employed (before taxation)(b)%		46.5	37.9	28.8	26.9

Return on average capital employed (after taxation)(b)%		26.2	22.6	17.3	16.2

as at 31 December

Net borrowings(c)	£m	(103)	(30)	(1 186)	(927)

Gearing ratio(d)%		1.6	0.4	20.6	19.2

Debt/equity ratio(e)%		1.6	0.5	25.9	23.7

Employee numbers (headcount)	thousands	4.8	5.4	5.2	4.5

(a)	Average capital employed consists of total shareholders’ funds plus commodity financial instruments (including associated deferred tax) and net borrowings, averaged between the start and the end of the year.
(b)	Return on average capital employed represents profit before tax (excluding disposals, re-measurements and impairments) plus net finance costs payable on net borrowings as a percentage of average capital employed. The above table presents this before and after taxation applied at the Group’s effective tax rate.
(c)	Net borrowings comprise cash and cash equivalents, finance leases, currency and interest rate derivative financial instruments and short- and long-term borrowings.
(d)	Gearing ratio represents net borrowings as a percentage of total shareholders’ funds (excluding the re-measurement of commodity financial instruments and associated deferred tax) plus net borrowings.
(e)	Debt/equity ratio represents net borrowings as a percentage of total shareholders’ funds (excluding the re-measurement of commodity financial instruments).

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Five year financial summary (unaudited)	137

SELECTED US GAAP INFORMATION

for the year ended 31 December		2006	2005	2004	2003	2002

Operating income	£m	3 631	2 059	1 027	868	695

Net income	£m	2 103	1 138	731	766	393

Comprehensive income	£m	1 556	1 643	521	620	1

Net income – continuing operations (restated)	£m	2 173	901	718	680	395

Earnings per ordinary share		£0.61	0.32	0.21	0.22	0.11

Earnings per ADS		£3.04	1.61	1.03	1.09	0.56

Earnings per ordinary share – continuing operations (restated)		£0.63	0.25	0.20	0.19	0.11

Earnings per ADS – continuing operations (restated)		£3.14	1.27	1.01	0.96	0.56

as at 31 December

Gross assets	£m	12 551	11 438	8 790	7 239	6 854

Long-term obligations	£m	(3 388)	(2 229)	(2 471)	(1 859)	(1 848)

BG Group shareholders’ funds	£m	6 251	5 983	4 408	3 972	3 458

Number of allotted and fully paid up equity shares	m	3 558	3 549	3 536	3 530	3 530

Nominal value of allotted and fully paid up equity shares	£m	356	355	354	353	353

The details of the differences between the Group’s reported results under IFRS and those reported under US GAAP are set out in note 31, page 118.

ANNUAL DIVIDENDS
The table below sets out the amounts of interim, final and total dividends paid in respect of each of the years in the five years ended 31 December 2006 in pound Sterling per ordinary share. These amounts are also shown translated, solely for convenience (with the associated UK tax credit included, but after deduction of withholding tax), into US$ per ADS (each representing five ordinary shares) at the Noon Buying Rate on each of the respective payment dates for such interim and final dividends.

for the year ended 31 December		2006	2005	2004	2003	2002

Interim dividend per ordinary share		£0.0300	0.0191	0.0173	0.0160	0.0155

Final dividend per ordinary share(a)		£0.0420	0.0409	0.0208	0.0186	0.0155

Total dividend per ordinary share		£0.0720	0.0600	0.0381	0.0346	0.0310

Interim dividend per ADS		$0.2817	0.1721	0.1545	0.1305	0.1232

Final dividend per ADS(a)	$		0.3867	0.1924	0.1712	0.1247

Total dividend per ADS	$		0.5588	0.3469	0.3017	0.2479

(a)	2006 final dividend to be paid on 25 May 2007 to shareholders of record on 13 April 2007. ADS holders will be entitled to receive the US$ equivalent of £0.21 per ADS on 4 June 2007.

The Company is not subject to any laws or agreements that materially restrict its ability to pay dividends from distributable reserves other than those disclosed in note 32, page 127. The Directors have proposed a final dividend of 4.2p, bringing the total for the year to 7.2p. Future dividends will be dependent on the cash flow, earnings and financial condition of the Company and other factors.

EXCHANGE RATE INFORMATION
The following table sets out for the periods and the dates indicated certain information concerning the Noon Buying Rate certified by the Federal Reserve Bank of New York expressed in US$ per £1.00.

for the year ended 31 December	2006	2005	2004	2003	2002

High	1.9794	1.9292	1.9482	1.7842	1.6095

Low	1.7256	1.7138	1.7572	1.5500	1.4074

Year end	1.9586	1.7188	1.9160	1.7842	1.6095

Average(a)	1.8582	1.8147	1.8356	1.6452	1.5084

	October	November	December	January	February	March
	2006	2006	2006	2007	2007	2007

High	1.9084	1.9693	1.9794	1.9847	1.9699	1.9694

Low	1.8548	1.8883	1.9458	1.9305	1.9443	1.9235

(a)	The average of the Noon Buying Rates on the last business day of each month during the year. The Noon Buying Rate on 2 April 2007 was $1.9786 per £1.00.

Dividends are paid by the Company in pounds Sterling and exchange rate fluctuations will affect the US$ amounts received by ADS holders on conversion by JPMorgan Chase Bank as depositary of such cash dividends paid. Moreover, fluctuations in the US$/UK£ exchange rate will affect the US$ equivalent of the pound Sterling price of the ordinary shares on the London Stock Exchange and, as a result, are likely to affect the market price of the ADSs in the USA.

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138	Shareholder information

ANALYSIS OF REGISTERED HOLDINGS AS AT 31 DECEMBER 2006

	Number	Shares
Distribution of ordinary shares by type of shareholder	of holdings	m

Nominees and institutional investors	9 907	3 175

Individuals	768 730	383

	778 637	3 558

	Number	Shares
Range analysis of register	of holdings	m

1 – 500	557 878	140

501 – 1 000	144 988	97

1 001 – 5 000	69 271	117

5 001 – 10 000	3 739	25

10 001 – 50 000	1 503	28

50 001 – 100 000	268	19

100 001 – 1 000 000	669	249

1 000 001 and above	321	2 883

	778 637	3 558

Headquarters and Registered	Registrar and Transfer Office	American Depositary Receipts
Office Address	Lloyds TSB Registrars	ADR Depositary, JPMorgan Chase Bank
100 Thames Valley Park Drive	The Causeway, Worthing	JPMorgan Service Center, PO Box 3408,
Reading, Berkshire RG6 1PT	West Sussex BN99 6DA	South Hackensack, NJ 07606-3408, USA
0118 935 3222	0870 600 3951	+1 800 990 1135 (US toll-free)
www.bg-group.com	www.shareview.co.uk	+1 201 680 6630 (outside USA)
	Email: bg@lloydstsb-registrars.co.uk	www.adr.com/shareholder
Email: adr@jpmorgan.com

AGENT FOR SERVICE OF PROCESS IN THE USA
The Corporation Trust Company
Corporation Trust Center, 1209 Orange Street,
Wilmington, DE 19801 USA

BG GROUP PLC CORPORATE INDIVIDUAL SAVINGS ACCOUNTS (ISAS)
Rensburg Sheppards Investment Management Ltd
The Plaza, 100 Old Hall Street, Liverpool, L3 9AB
0151 237 2160

ELECTRONIC COMMUNICATIONS
Shareview, an electronic shareholder communications service from Lloyds TSB Registrars, gives you access to more information about your shareholding including balance movements, indicative share prices and information on recent dividend payments. It also allows you to change your registered address details, set up a dividend mandate or change your existing mandate details. To register for this free service, visit www.shareview.co.uk and follow the simple instructions. You will need your shareholder reference number, which can be found on your dividend tax voucher. Through Shareview you can also register to receive Company communications electronically.

VOTING ELECTRONICALLY
All shareholders can submit proxies for the Annual General Meeting electronically at www.sharevote.co.uk

Alternatively, shareholders who have already registered with Shareview can appoint a proxy by logging on to Shareview and then clicking on ‘Company Meetings’.

CONSOLIDATED TAX VOUCHERS
Shareholders who have elected to have their dividends paid direct into their bank account receive just one tax voucher each year covering both the interim and final dividend payments. The consolidated tax voucher enclosed with this Annual Report covers all dividends paid during the 2006/2007 tax year. If you have more than one shareholder account in the same name(s) you will receive a separate letter in respect of the shareholdings in addition to the one shown on the consolidated tax voucher enclosed with this Annual Report. Shareholders wishing to receive a tax voucher in respect of each dividend payment should contact Lloyds TSB Registrars.

OVERSEAS DIVIDEND PAYMENTS
A service has been established to provide shareholders in over 30 countries with the opportunity to receive BG Group dividends in their local currency. For a small flat rate fee, shareholders can have their dividends automatically converted from pounds Sterling and paid into their bank account, normally within five working days of the dividend payment date. For further details, please contact Lloyds TSB Registrars at the above address or call +44 (0)121 415 7029.

GIFTING YOUR SHARES
To transfer your shares to another member of your family as a gift, please ask the Registrar for a gift transfer form. The completed transfer form with the relevant share certificate(s) should be returned to the Registrar to record the change in ownership. If you have a small number of shares and would like to donate them to charity, please ask the Registrar for a ShareGift (charity donation scheme) transfer form. Information is also available on the ShareGift website at www.sharegift.org

LOW COST SHARE DEALING SERVICES
Information on a range of low cost share dealing services is available from Lloyds TSB Registrars on 0870 600 3951 or at www.bg-group.com/dealing

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SHAREHOLDER INFORMATION

Additional shareholder information	139

THIS ANNUAL REPORT AND ACCOUNTS INCORPORATES THE US FORM 20-F
BG Group plc is the legal and commercial name of the SEC registrant. BG Group plc is a public limited company listed on the London and New York Stock Exchanges and registered in England. This is the Annual Report and Accounts for the year ended 31 December 2006. It complies with UK regulations and includes information for the Group’s annual report on Form 20-F (see cross-reference to Form 20-F, page 150) to meet US regulations. The US Report of Registered Public Accounting Firm is included separately in the Group’s Form 20-F filing with the US Securities and Exchange Commission. An Annual Review including the Summary Financial Statement for the year ended 31 December 2006 has been issued to all shareholders who have not elected to receive this Annual Report and Accounts.

HISTORY AND DEVELOPMENT OF THE COMPANY
The Company is a public limited company incorporated in England and Wales on 30 December 1998 under the Companies Act 1985.

The UK gas industry was nationalised in 1948 and the British Gas Corporation was established in 1973. In April 1986, British Gas was incorporated as a public limited company and in December 1986 the UK Government sold substantially all its shareholdings in British Gas to the public.

Investment in the Exploration and Production (E&P) business resulted in expansions in the UK and overseas, including developments in Trinidad and Tobago, Thailand, Tunisia, Egypt and Karachaganak in Kazakhstan. Investment in the Liquefied Natural Gas (LNG) business overseas also began with the start of construction work in Trinidad and Tobago at Atlantic LNG in 1996.

With effect from 17 February 1997, Centrica plc demerged from BG plc. Following the Centrica demerger, BG plc retained the gas transportation and storage businesses, the majority of the exploration and production business, the international downstream business, the research and technology business and the property division of British Gas plc. In connection with the Centrica demerger, British Gas plc’s gas sales, services and retail businesses, together with the gas production business of the North and South Morecambe gas fields and its direct interest in Accord Energy Limited, were transferred to Centrica plc.

Investment in the gas value-chain continued and in April 1999 a controlling share in the Brazilian gas distribution business Companhia de Gas de São Paulo was acquired.

With effect from 1 May 1999, BG plc combined its exploration and production and international downstream businesses which principally engaged in gas and oil exploration and production and the integrated development and supply of gas markets.

With effect from 13 December 1999, the Group was restructured so that the Company, a newly incorporated company, became the new parent company of the Group. The Company held the gas transportation business carried out by Transco plc (Transco business) in a separate sub-group, including BG Transco plc (now called National Grid Gas plc), ring-fenced for regulatory purposes, from the sub-group containing the other Group businesses. The restructuring was accompanied by a refinancing under which BG Transco Holdings plc (now called National Grid Gas Holdings plc) issued around £1.5bn of bonds which were transferred together with new shares in the Company to shareholders in exchange for their existing shares in BG plc (now called National Grid Gas plc). The UK Secretary of State for Trade and Industry held a special rights redeemable preference share in the Company.

On 16 October 2000, the Company’s shareholders approved the demerger of certain businesses (principally Transco) to Lattice Group plc, effective on 23 October 2000. This demerger created a new listed company, Lattice Group plc (which has since merged with National Grid plc and is now called National Grid plc). The principal business demerged to Lattice Group was the gas transportation business carried out by Transco, which owned, operated and developed the substantial majority of the gas transportation system and all the LNG storage facilities in Great Britain at the time. Following demerger, the Company continued to own BG Energy Holdings Limited and its subsidiary undertakings consolidated with its share of joint ventures and associated undertakings, principally comprising the activities of E&P, LNG and the development, management and supply of existing and newly emerging gas markets around the world. The special rights redeemable preference share in the Company held by the UK Secretary of State for Trade and Industry was redeemed.

On 28 November 2001, BG Group’s Storage segment was sold to Dynegy Inc. of the USA for a consideration of £421m.

The Group’s principal activities are now focused on the E&P, LNG, Transmission and Distribution (T&D) and Power business segments. In E&P ongoing exploration activity and investment in the existing asset-base has been supplemented by the acquisition of new assets such as the Panna Mukta and Tapti fields in India in February 2002.

In LNG, there have been expansions at Atlantic LNG and the construction of new liquefaction facilities at Egyptian LNG in Egypt. The acquisition of capacity rights at the Lake Charles and Elba Island regasification terminals in the USA, which became effective from 2002 and 2003 respectively, secured access to a key gas market. The Group also operates a shipping fleet to service its LNG business and has long-term contracts to purchase LNG from Egypt, Equatorial Guinea and Nigeria.

In T&D, the Group develops markets for natural gas and provides them with supplies from its and others’ reserves.

In Power, the Group develops, owns and operates gas-fired power generation plants in the UK and overseas, including Italy, Malaysia, the Philippines and, with effect from 2006, in the USA.

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LISTING AND PRICE HISTORY
The principal trading market for the Company’s ordinary shares is the London Stock Exchange. American Depositary Shares (ADSs), each representing five ordinary shares and evidenced by ADRs, have been issued by JPMorgan Chase Bank as depositary and are listed on the New York Stock Exchange.

The table below sets out, for the periods indicated, the reported high and low quoted prices for the Company’s ordinary shares on the London Stock Exchange and the high and low quoted prices for the shares in the form of ADSs on the New York Stock Exchange. Past performance of the Company’s ordinary shares cannot be relied on as a guide to future performance.

		London Stock Exchange		New York Stock Exchange
		(Price per share)		(Price per ADS)

		High	Low	High	Low
		(pence)	(pence)	($)	($)

2002		313	230.75	23.8	18.45

2003		286.75	222	26.05	18.43

2004		380	273.75	35.19	25.48

2005	First Quarter	422	346.5	41.16	32.98

	Second Quarter	472	402.5	42.94	37.6

	Third Quarter	540.5	450.25	49.24	39.84

	Fourth Quarter	577	471	49.73	42.27

	Full Year	577	346.5	49.73	32.98

2006	First Quarter	734	594.5	63.90	49.73

	Second Quarter	782.5	635	71.62	59.17

	Third Quarter	741.5	622.5	69.33	59.85

	September	694	622.5	65.92	59.85

	October	705.5	625	66.53	59.10

	November	719.5	667	67.61	64.75

	December	706	674	68.45	66.30

	Fourth Quarter	719.5	625	68.45	59.10

	Full Year	782.5	594.5	71.62	49.73

2007	January	708.5	632.5	68.44	61.04

	February	739	683	72.20	67.45

	March	737	670	72.65	65.05

	First Quarter	739	632.5	72.65	61.04

MAJOR SHAREHOLDERS
The Company’s authorised share capital consists of ordinary shares with a nominal value of 10p each. So far as the Company is aware, other than as set out in the Directors’ report – Substantial Shareholders, see page 57, no person is the beneficial owner of 5% or more of the Company’s ordinary shares.

As at 26 March 2007, 18 223 973 ADSs (equivalent to 91 119 865 ordinary shares or approximately 2.68% of the total outstanding ordinary shares) were outstanding and held of record by 220 registered holders in the USA. The Company is aware that many ADSs are held of record by brokers and other nominees and, accordingly, the above numbers are not necessarily representative of the actual number of persons who are beneficial holders of ADSs or the number of ADSs beneficially held by such persons.

As at 26 March 2007, there were about 772 396 holders of record of BG Group plc ordinary shares. Of these holders, around 2 522 had registered addresses in the USA and held a total of some 174 692 BG Group plc ordinary shares, approximately 0.03% of the total outstanding ordinary shares. In addition, certain accounts of record with registered addresses other than in the USA hold BG Group plc ordinary shares, in whole or in part, beneficially for US persons.

As far as is known to the Company, it is not directly or indirectly owned or controlled by another company or by any government or any other natural or legal person, and there are no arrangements known to the Company, the operation of which may result in a change of control.

MEMORANDUM AND ARTICLES OF ASSOCIATION
The Company is incorporated in England and Wales under Company Number 3690065.

The Memorandum of the Company provides that the Company has general commercial objects including to act as a holding company or an investment holding company and to carry on the business of transporting, manufacturing, processing, storing and dealing in different forms of energy including natural gases, petroleum and electricity.

The Articles of Association (Articles) of the Company and applicable English law contain, among others, provisions to the following effect:

Directors
1. General
Unless otherwise determined by ordinary resolution of the Company, there must be at least four Directors. A Director need not be a shareholder, but a Director who is not a shareholder can still attend and speak at shareholders’ meetings.

At each Annual General Meeting (AGM), any Director who was elected or last re-elected a Director at or before the AGM held in the third calendar year before the current year shall automatically retire from office. A retiring Director is eligible for re-election by the shareholders. No maximum age limit for Directors applies.

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2. Directors’ interests
Unless otherwise provided in the Articles, a Director cannot cast a vote on any contract, arrangement or any other kind of proposal in which he knows he has a material interest. For this purpose, interests of a person who is connected with a Director under Section 346 of the Companies Act 1985 are added to the interests of the Director himself. Interests purely as a result of an interest in the Company’s shares, debentures or other securities are disregarded. In relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director, in addition to any interest which the alternate Director has in his own right. A Director may not be included in the quorum of a meeting in relation to any resolution on which he is not allowed to vote.

3. Borrowing powers
So far as the relevant English law allows, the Directors can exercise all the powers of the Company to (a) borrow money, (b) issue debentures and other securities, and (c) give any form of guarantee and security for any debt, liability or obligation of the Company or of any third party.

The Directors must limit the Borrowings (as defined in the Articles) of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings, so as to ensure that the total amount of all Borrowings by the Group (as defined in the Articles) outstanding at any time will not exceed twice the Adjusted Total Capital and Reserves (as defined in the Articles) at such time. This limit may be exceeded if the Company’s consent has been given in advance by an ordinary resolution passed at a general meeting.

4. Director indemnity
So far as the relevant English law and the Listing Rules of the UK Listing Authority allow, every Director, Company Secretary or other officer of the Company shall be indemnified by the Company out of its own funds against (a) liability incurred by or attaching to him in connection with any negligence, default, breach of duty, or breach of trust by him in relation to the Company or any associated company other than (i) any liability to the Company or any associated company and (ii) any liability of the kind referred to in Sections 309B(3) or (4) of the Companies Act 1985; and (b) any other liability incurred by or attaching to him in the actual or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office. Such indemnity shall extend to all costs, charges, losses and expenses and liabilities incurred by the Director.

Shareholder meetings
There are two types of meetings of shareholders, AGMs and Extraordinary General Meetings (EGMs). The Company must hold an AGM in each calendar year, not more than 15 months from the previous AGM. The Directors will decide when and where to hold the AGM. Any other general meeting is known as an EGM.

The Directors can decide to call an EGM at any time. In addition, an EGM must be called by the Directors promptly in response to a requisition by shareholders under the relevant English law. When an EGM is called, the Directors must decide when and where to hold it. At least 21 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given for every AGM and for any other meeting where it is proposed to pass a special resolution or to pass some other resolution of which special notice under the Companies Act 1985 has been given to the Company. For every other general meeting, at least 14 clear days’ notice in writing (or, where the relevant legislation permits, by electronic mail) must be given.

There must be a quorum present at every general meeting. Unless provided otherwise in the Articles, a quorum is two people who are entitled to vote.

Unless a poll is demanded, a resolution that is put to the vote at a general meeting will be decided by a show of hands.

Transfer of shares
Unless otherwise provided in the Articles or the terms of issue of any shares, any shareholder may transfer any or all of his shares. However, the Directors can refuse to register a transfer (a) in certificated form, if such shares are not fully paid up or the evidence of entitlement to such shares is missing, (b) if it is in respect of more than one class of share, (c) if it is in favour of more than four persons jointly, or (d) if it is not properly stamped where required. However, if any of those shares have been admitted to the Official List of the London Stock Exchange, the Directors cannot refuse to register a transfer if this would stop dealings in the shares from taking place on an open and proper basis.

If the Directors decide not to register a transfer, they must notify the person to whom the shares were to be transferred within two months.

The Directors can decide to suspend the registration of transfers by closing the Register, but the Register cannot be closed for more than 30 days per year. In the case of shares in uncertificated form, the Register must not be closed without the consent of the operator of a relevant system (currently CRESTCo Limited, the operator of a relevant system under the UK CREST Regulations).

Share capital
The Company’s authorised share capital is £500 000 001, consisting of 5 000 000 010 ordinary shares of 10p each.

Shareholders’ rights
1. Voting rights
When a shareholder is entitled to attend a general meeting and vote, he has only one vote on a show of hands. A proxy cannot vote on a show of hands. Where there is a poll, subject to any special rights or restrictions attaching to any class of shares, a shareholder who is entitled to be present and to vote has one vote for every share that he holds.

To decide who can attend or vote at a general meeting, the notice of the meeting can give a time by which people must be entered on the Register which must not be more than 48 hours before the meeting. Unless provided otherwise in the Articles, the only people who can attend or vote at general meetings are shareholders who have paid the Company all calls, and all other sums, relating to the shares that are due at the time of the meeting.

2. Restrictions on shareholders’ rights
If a shareholder has been properly served with a notice under Section 793 of the Companies Act 2006 requiring information about interests in shares, and has failed to supply such information within 14 days of the notice, then (subject to the Articles and unless the Directors otherwise decide) the shareholder is not (for so long as the default continues) entitled to attend or vote at a shareholders’ meeting or to exercise any other right in relation to a meeting as holder of any shares held by the shareholder in default.

Any person who acquires shares in relation to which a default has occurred (Default Shares) is subject to the same restrictions unless:

•	the transfer was an approved transfer pursuant to a takeover or one which, to the Directors’ satisfaction, is a bona fide sale to a person unconnected with the shareholder; or

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142	Additional shareholder information continued

•	the transfer was by a shareholder who was not himself in default in supplying the information required by the notice and (a) the transfer is of only part of his holding and (b) the transfer is accompanied by a certificate in a form satisfactory to the Directors stating that, after due and careful enquiries, the shareholder is satisfied that none of the shares included in the transfer are Default Shares.

Where the Default Shares represent 0.25% or more of the existing shares of a class, the Directors can, in their absolute discretion, by notice to the shareholder direct that (a) any dividend or other money which would otherwise be payable on the Default Shares shall be retained by the Company (without any liability to pay interest when that dividend or money is finally paid to the shareholder) and/or (b) the shareholder will not be allowed to choose to receive shares in place of dividends and/or (c) no transfer of any of the shares held by the shareholder will be registered unless one of the provisos specified above is satisfied.

3. Variation of rights
If the Company’s share capital is split into different classes of shares, subject to the relevant English law and unless the Articles or rights attaching to any class of shares provide otherwise, the special rights which are attached to any of these classes can be varied or abrogated as provided by those rights or approved by an extraordinary resolution passed at a separate meeting of that class. Alternatively, the holders of at least three-quarters of the existing shares of the class (by nominal value) can give their consent in writing.

Alteration of share capital
The shareholders can by ordinary resolutions (a) increase the Company’s authorised share capital, (b) consolidate, or consolidate and then divide, all or any of the Company’s share capital into shares of a larger nominal amount than the existing shares, (c) cancel any shares which have not been taken, or agreed to be taken, by any person at the date of the resolution, and reduce the amount of the Company’s share capital by the amount of the cancelled shares, and (d) subject to the relevant English law divide some or all of the Company’s shares into shares which are of a smaller nominal amount than is fixed in the Memorandum.

The shareholders can, subject to the relevant English law, pass a special resolution to (a) reduce the Company’s authorised share capital in any way or (b) reduce any capital redemption reserve, share premium account or other undistributable reserve in any way.

The Company can, subject to the relevant English law, buy back, or agree to buy back in the future, any shares of any class. However, if the Company has existing shares which are admitted to the Official List of the London Stock Exchange and which are convertible into equity shares, then the Company can only buy back equity shares of that class if either the terms of issue of the convertible shares permit the Company to buy back equity shares or the buy back or agreement to buy back has been approved by an extraordinary resolution passed by such holders.

Dividends
The shareholders can declare final or interim dividends by ordinary resolution. No dividend can exceed the amount recommended by the Directors. No interim dividend shall be paid on shares which carry deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears. Unless the rights attaching to shares or the terms of any shares provide otherwise, dividends are paid based on the amounts which have been paid up on the shares in the relevant period.

The Directors can recommend the shareholders to pass an ordinary resolution to direct all or part of a dividend to be paid by distributing specific assets. The Directors must give effect to such a resolution.

If a dividend has not been claimed for one year, the Directors may invest the dividend or use it in some other way for the benefit of the Company until the dividend is claimed. Any dividend which has not been claimed for 12 years may be forfeited and belong to the Company if the Directors so decide.

Winding up
If the Company is wound up, the liquidator can, with the authority of an extraordinary resolution and any other sanction required by relevant law, divide among the shareholders all or part of the assets of the Company or transfer any part of the assets to trustees on trust for the benefit of the shareholders. No past or present shareholder can be compelled to accept any shares or other property under the Articles which carries a liability.

Rights of foreign shareholders
There are no limitations imposed by the relevant English law or the Articles on the rights to own securities, including the rights of nonresident or foreign shareholders to hold or exercise voting rights on the securities.

Notification of interest in shares
Section 198 of the Companies Act 1985 requires any shareholder, subject to exceptions, who acquires an interest of 3% or more or, in the case of certain interests, 10% or more in the shares to notify the Company of their interest within two business days following the day on which the obligation to notify arises. After the 3% or 10%, as the case may be, level is exceeded, similar notification must be made in respect of the whole percentage figure increases or decreases.

MATERIAL CONTRACTS
No contract other than those entered into in the ordinary course of business has been entered into in the two years preceding the date of this document by the Company or its subsidiary undertakings and is, or may be, material to the Company or the Group or has been entered into by the Company or its subsidiary undertakings and contains obligations or entitlements which are, or may be, material to the Group.

EXCHANGE CONTROLS
There are currently no UK exchange control laws, decrees or regulations that restrict or would affect the transfer of capital or payments of dividends, interest or other payments to US citizens or residents who are holders of the Company’s securities except as otherwise set out under ‘Taxation’ below.

TAXATION
The taxation discussion set out below is intended only as a general summary of the principal US federal and UK tax consequences to US holders (as described below) of ADSs and does not purport to be a complete analysis or listing of all potential tax consequences of owning ADSs. A ‘US holder’ is a beneficial owner of ADSs who holds the ADSs as capital assets and is one of the following: (a) a citizen or individual resident of the United States, (b) a corporation (or certain other entities taxable as corporations for US federal income tax purposes) organised under the laws of the United States or any state thereof, (c) an estate whose income is subject to US federal income tax regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the

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143

authority to control all substantial decisions of the trust. If a partnership (or other entity treated as a partnership for US tax purposes) holds ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Investors are advised to consult their tax advisers with respect to the tax consequences of their holdings and sales, including the consequences under applicable US state and local law. The statements of US and UK tax laws set out below, except as otherwise stated, are based on the laws in force, and the published practice of the UK tax authorities, as of the date of this report and accounts and are subject to any changes (which may have retrospective effect) occurring after that date in US or UK law or relevant practice.

The discussion is also based on the US-UK Income Tax Convention that entered into force on 31 March 2003, as amended by a Protocol signed on 19 July 2002 (the ‘Income Tax Convention’). US holders should note that certain articles in the Income Tax Convention limit or restrict the ability of a US holder to claim benefits under the Income Tax Convention. US holders should consult their own tax advisers concerning the applicability of the Income Tax Convention.

This discussion does not address all aspects of US federal income taxation that may apply to holders subject to special tax rules, including US expatriates, insurance companies, tax-exempt organisations, banks and other financial institutions, regulated investment companies, securities broker-dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons subject to the alternative minimum tax, investors that own (directly, indirectly or by attribution) 10% or more of the outstanding share capital or voting stock of the Company, persons holding their ADSs as part of a straddle, hedging transaction or conversion transaction, persons who acquired their ADSs pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or persons whose functional currency is not the US Dollar, among others. Those holders may be subject to US federal income tax consequences different from those set forth below.

For the purposes of the Income Tax Convention and the convention between the USA and UK for the avoidance of double taxation with respect to estate and gift taxes (the ‘Estate Tax Convention’) and for the purposes of the US Internal Revenue Code of 1986 as amended, as discussed below, a US holder of ADSs will be treated as the beneficial owner of the underlying ordinary shares represented thereby. Furthermore, deposits or withdrawals by a US holder of ordinary shares for ADSs, or of ADSs for shares, will not be subject to US federal income tax.

Taxation of dividends
UK taxation of dividends
Under current UK tax legislation, no UK tax will be withheld from dividend payments made by the Company.

US federal income taxation of dividends
The gross amount of dividends paid to a US holder of ADSs will be taxable as ordinary income. The amount to be included in gross income will be the US Dollar value of the payment at the time the distribution is actually or constructively received by the ADS Depositary. For foreign tax credit limitation purposes, dividends paid by the Company will be income from sources outside the United States. Pounds Sterling received by a US holder of ADSs will have a tax basis equal to the value at the time of the distribution. Any gain or loss realised on a subsequent sale or other disposition of the pounds Sterling will be US source ordinary income or loss. Special rules govern and specific elections are available to accrual method taxpayers to determine the US Dollar amount to be included in income in the case of taxes withheld in a foreign currency. Accrual basis taxpayers therefore are urged to consult their own tax advisers regarding the requirements and elections applicable in this regard.

For purposes of computing allowable foreign tax credits for US federal income tax purposes, dividends paid will be treated as ‘passive income’ or for certain US holders, as ‘financial services’ income. For taxable years beginning 1 January 2007, dividend income generally will constitute ‘passive category income’, or in the case of certain US holders, ‘general category income’. Certain US holders (including individuals and some trusts and estates) are eligible for reduced rates of US federal income tax of a maximum rate of 15% in respect of ‘qualified dividend income’ received in taxable years beginning before 1 January 2011, provided that the US holder meets certain holding period and other requirements. The Company currently believes that dividends paid with respect to its ADSs will constitute qualified dividend income for US federal income tax purposes, however, this is a factual matter and subject to change. The Company anticipates that its dividends will be reported as qualified dividends on Form S1099–DIV delivered to US holders. US holders of ADSs are urged to consult their own tax advisers regarding the availability to them of the reduced dividend rate in light of their own particular situation and the computations of the foreign tax credit limitation with respect to any qualified dividends paid to them, as applicable.

The US Treasury has expressed concern that parties to whom ADSs are released may be taking actions inconsistent with the claiming of reduced rates in respect of qualified dividend incomes by US holders of ADSs. Accordingly, the analysis above of the availability of qualified dividend treatment could be affected by future actions that may be taken by the US Treasury.

TAXATION OF CAPITAL GAINS
A holder of ADSs will be liable for UK tax on capital gains accruing on a disposal of ADSs only if such holder is resident or ordinarily resident for tax purposes in the UK or if such holder carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and the ADSs are used, held or acquired for the purposes of the trade, profession or vocation of the branch, agency or permanent establishment. Special rules can also impose UK capital gains tax on disposals by individuals who recommence UK residence after a period being non-resident or not ordinarily resident in the UK. US citizens or corporations who are so liable for UK tax may be liable for both UK and US tax in respect of a gain on the disposal of ADSs. However, such persons will generally be entitled to a tax credit against their US federal tax liability for the amount of the UK tax paid in respect of such gain (subject to applicable credit limitations).

For US federal income tax purposes, a US holder generally will recognise a capital gain or loss on the sale or other disposition of ADSs held as capital assets, in an amount equal to the difference between the US Dollar value of the amount realised on the disposition and the US holder’s adjusted tax basis, determined in US Dollars, in the ADSs. Such gain or loss generally will be treated as US source gain or loss, and will be treated as a long-term capital gain or loss if the US holder’s holding period in the ADSs exceeds one year at the time of disposition. In the case of a US holder who is an individual, capital gains, if any, will generally be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

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US INFORMATION REPORTING AND BACKUP WITHHOLDING
A US holder who holds ADSs may in certain circumstances be subject to information reporting to the Internal Revenue Service (the IRS) and possible US backup withholding at a current rate of 28% with respect to dividends on ADSs and proceeds from the sale, exchange or other disposition of ADSs unless such holder furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or is otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-US holders generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status (generally on IRS Form W-8BEN) in connection with payments received in the US or through certain US-related financial intermediaries. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

INHERITANCE TAX
ADSs held by an individual, who is domiciled in the US for the purposes of Estate Tax Convention and is not for the purposes of the Estate Tax Convention a national of the UK, will not be subject to UK inheritance tax on the individual’s death or on a transfer of the ADSs during the individual’s lifetime unless the ADSs form part of the business property of a permanent establishment situated in the UK or pertain to a fixed base in the UK used for the performance of independent personal services. In the exceptional case where ADSs are subject both to UK inheritance tax and to US federal gift or estate tax, the Estate Tax Convention generally provides for the tax paid in the UK to be credited against tax payable in the US or for the tax paid in the US to be credited against tax payable in the UK based on priority rules set forth in the Estate Tax Convention.

UK STAMP DUTY AND STAMP DUTY RESERVE TAX
No UK stamp duty will be payable on the acquisition or transfer of ADSs if there is no instrument of transfer. If there is an instrument of transfer then provided that the instrument of transfer is not executed in the UK and remains at all times outside the UK then in practice no UK stamp duty will be payable. An agreement to transfer ADSs in the form of ADRs will not give rise to a liability to stamp duty reserve tax.

The transfer of, and an agreement to purchase, ordinary shares, as opposed to ADSs, will normally give rise to a charge to UK stamp duty or UK stamp duty reserve tax at the rate of 0.5% of the price. Stamp duty and stamp duty reserve tax is generally the liability of the purchaser. If such ordinary shares are thereafter transferred to a depositary, further stamp duty or stamp duty reserve tax will normally be payable at the rate of 1.5% of the price payable for the ordinary shares so transferred.

A transfer of ordinary shares by a depositary by means of an instrument of transfer to the relevant ADS holder without transfer of beneficial ownership will in principle give rise to UK stamp duty at the rate of £5 per transfer. Transfers that are not sales will generally be exempt from the £5 stamp duty charge if made under the CREST system for paperless share transfers.

DOCUMENTS ON DISPLAY
All reports and other information that BG Group files with the SEC may be inspected at their public reference facilities at Room 1580, 100 F Street, N.E., Washington, DC 20549, USA. These reports may also be accessed via the SEC’s website at www.sec.gov

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee annually agrees on a framework of non-audit activities, which are described with sufficient specificity to enable the Committee to ensure that the proposed activity will not compromise the independence of the external Auditors. For each activity, the Committee approves a budget for the financial year.

Accordingly, the Audit Committee is deemed to have given its pre-approval in respect of individual assignments where the fees fall within the agreed framework and agreed budget for that service. Pre-approval of assignments which are either outside the agreed framework, or are within the agreed framework but not within the agreed budget is delegated to the Audit Committee Chairman or, in his absence, any other member of the Committee. At each meeting, the Committee receives a list of all the non-audit services provided by the external Auditors, the specific nature of the work and the fees involved, for their review.

During 2006, 100% of Audit fees, 100% of Audit-related fees, 100% of Tax fees and 100% of all other fees for services provided to BG Group by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to the pre-approval policy and procedures.

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SHAREHOLDER INFORMATION

Notice of eighth Annual General Meeting of BG Group plc	145

The eighth Annual General Meeting (AGM) of BG Group plc (the ‘Company’) will be held in Hall 1 of the International Convention Centre, Birmingham B1 2EA on Monday, 14 May 2007 at 2.00pm for the transaction of the business set out below.

This Notice contains the resolutions to be voted on at the Company’s AGM. Resolutions 1 to 13 below are ordinary resolutions that will be passed if more than 50% of the votes cast are in favour of the resolutions. Resolutions 14 to 16 are special resolutions that will be passed if not less than 75% of the votes cast are in favour of the resolutions.

A poll will be called on each of the resolutions set out below.

Further details are set out in the explanatory notes.

ORDINARY RESOLUTIONS

Resolution 1
To receive the accounts and reports of the Directors and the Auditors for the year ended 31 December 2006.

Resolution 2
To approve the Remuneration report as set out on pages 59 to 69 of the BG Group Annual Report and Accounts for the year ended 31 December 2006.

Resolution 3
To declare a final dividend in respect of the year ended 31 December 2006 of 4.20 pence per ordinary share payable on 25 May 2007 to holders of ordinary shares on the register of shareholders of the Company at the close of business on 13 April 2007.

Resolution 4
To elect Philippe Varin as a Director of the Company.

Resolution 5
To re-elect William Friedrich as a Director of the Company.

Resolution 6
To re-elect Peter Backhouse as a Director of the Company.

Resolution 7
To re-elect Sir John Coles as a Director of the Company.

Resolution 8
To re-elect Paul Collins as a Director of the Company.

Resolution 9
To re-elect Lord Sharman as a Director of the Company.

Resolution 10
To re-appoint PricewaterhouseCoopers LLP as Auditors of the Company, to hold office until the conclusion of the next general meeting at which accounts are laid before the Company.

Resolution 11
To authorise the Audit Committee to determine the remuneration of the Auditors.

Resolution 12
That in accordance with Part XA of the Companies Act 1985 as amended (the ‘Act’), the Company and its wholly owned subsidiary BG International Limited each be and is hereby authorised:

a)	to make donations to EU political organisations not exceeding £25 000 in total; and

b)	to incur EU political expenditure not exceeding £25 000 in total;

during the period commencing on the date of this resolution and ending on the date of the AGM of the Company in 2008.

For the purpose of this resolution, ‘donations’, ‘EU political organisations’ and ‘EU political expenditure’ have the meanings given to them in Section 347A of the Act.

Resolution 13
That the authority conferred on the Directors by Article 12.2 of the Company’s Articles of Association be renewed and for this purpose:

a)	the Section 80 amount be £119 379 862; and

b)	the prescribed period be the period ending on the date of the AGM of the Company in 2008.

SPECIAL RESOLUTIONS

Resolution 14
That the Directors be empowered to allot equity securities (as defined in Section 94 of the Companies Act 1985 as amended (the ‘Act’)), entirely paid for in cash:

a)	of an unlimited amount in connection with a rights issue (as defined in the Company’s Articles of Association); and

b)	otherwise than in connection with a rights issue, of an amount up to £17 004 965, free of the restrictions in Section 89(1) of the Act provided that:

1

This document is important. If you are in any doubt about its content, you should consult an appropriate independent adviser.

If you have sold or transferred all of your shares in BG Group plc, please send this document and all accompanying documents to the purchaser or transferee, or to the stockbroker, bank or other agent through or to whom the sale or transfer was effected so that they can be passed on to the person who now owns the shares.

			(i)	copies of all Directors’ service contracts and letters of appointment;

			(ii)	the register of interests of the Directors in the share capital of the Company; and

			(iii)	the Memorandum and Articles of Association of the Company and the Articles of Association amended to reflect the changes proposed by Resolution 16.

2	The following documents, which are available for inspection during normal business hours at the registered office of the Company and at the offices of Herbert Smith LLP, Exchange House, Primrose Street, London, EC2A 2HS on any weekday (Saturdays, Sundays and public holidays excluded), will also be available for inspection at the place of the AGM from 1.00pm on the day of the Meeting until its conclusion:	3	The Company, pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, specifies that only those holders of ordinary shares registered in the register of members of the Company as at 6.00pm on 12 May 2007 shall be entitled to attend or vote at the AGM in respect of the number of ordinary shares registered in their name at that time. Changes to entries on the register of members after 6.00pm on 12 May 2007 shall be disregarded in determining the rights of any person to attend or vote at the Meeting.

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146	Notice of eighth Annual General Meeting of BG Group plc continued

(i)	this power shall expire on the date of the AGM of the Company in 2008 and is in substitution for all previous such powers, which shall cease to have effect from the date of this Resolution, without affecting the validity of any allotment of securities already made under them; and

(ii)	during that period, the Directors can make offers and enter into agreements that would, or might, require equity securities to be allotted after that period.

In working out the maximum amount of equity securities for the purposes of paragraph (b) above, the nominal value of rights to subscribe for shares or to convert any securities into shares will be taken as the nominal value of the shares that would be allotted if the subscription or conversion takes place.

For the purposes of this Resolution:

a)	references (except in paragraph (b) below) to an allotment of equity securities shall include a sale of Treasury shares; and

b)	the power granted by this Resolution, insofar as it relates to the allotment of equity securities rather than the sale of Treasury shares, is granted pursuant to the authority under Section 80 of the Act conferred by Resolution 13.

Resolution 15
That the Company be generally and unconditionally authorised to make market purchases (within the meaning of Section 163(3) of the Companies Act 1985) of ordinary shares of 10 pence each of the Company (‘ordinary shares’) provided that:

a)	the maximum number of ordinary shares hereby authorised to be acquired is 340 099 309;

b)	the minimum price that may be paid for any such ordinary share is 10 pence, the nominal value of that share;

c)	the maximum price that may be paid for any such ordinary share is an amount equal to 105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the share is contracted to be purchased; and

d)	the authority hereby conferred shall expire on the date of the AGM of the Company in 2008; but a contract for purchase may be made before such expiry, that will or may be executed wholly or partly thereafter, and a purchase of ordinary shares may be made in pursuance of any such contract.

Resolution 16
That the Articles of Association contained in the document produced to the meeting and signed by the Chairman for the purposes of identification be approved and adopted as the new Articles of Association of the Company in substitution for, and to the exclusion of, the existing Articles of Association, with effect from the conclusion of the 2007 AGM.

Registered Office:	By order of the Board
100 Thames Valley Park Drive	Ben Mathews
Reading	Company Secretary
Berkshire RG6 1PT

Registered in England & Wales No. 3690065	3 April 2007

A shareholder entitled to attend and vote is entitled to appoint a proxy or proxies to attend and, on a poll, to vote instead of him/her. A proxy need not be a shareholder of the Company. Further details on how to appoint a proxy are given on page 149.

EXPLANATORY NOTES
In line with the recommendations by Paul Myners and the Shareholder Voting Working Group issued in January 2004 (the ‘Myners Report’), which the Company has met in full since 2004, voting at the Meeting will be by poll rather than by show of hands. The Chairman will invite each shareholder and proxy present at the meeting to complete a poll card indicating how they wish to cast their votes in respect of each resolution. In addition, the Chairman will cast the votes for which he has been appointed as proxy. Poll cards will be collected at the end of the meeting and the preliminary results declared. Once the results have been verified by the Company’s Registrar, they will be notified to the UK Listing Authority and published on the Company’s website.

Annual Report and Accounts (Resolution 1)
The Directors are required to lay before the Meeting the accounts of the Company for the financial year ended 31 December 2006, the Directors’ report, the Remuneration report and the Auditors’ report on the accounts and the auditable part of the Remuneration report.

Remuneration report (Resolution 2)
UK listed companies must put an ordinary resolution to shareholders at the AGM seeking approval of the Remuneration report. The vote is advisory in nature, in that payments made or promised to Directors will not have to be repaid in the event that the resolution is not passed.

Declaration of a dividend (Resolution 3)
A final dividend for the year ended 31 December 2006 of 4.20 pence per ordinary share is recommended by the Directors. A final dividend can be paid only after it has been declared by the shareholders at a general meeting. It is proposed that shareholders declare this dividend by passing Resolution 3. If so declared, the final dividend will be paid on 25 May 2007 to ordinary shareholders who were on the register of the Company at the close of business on 13 April 2007. ADS holders will be entitled to receive the US Dollar equivalent of £0.21 per ADS on 4 June 2007.

An interim dividend for the year ended 31 December 2006 of 3.0 pence per ordinary share was paid on 15 September 2006.

Election of Directors (Resolution 4)
The Company’s Articles of Association require any Director newly appointed by the Board to retire at the first AGM following their appointment.

Philippe Varin was appointed to the Board as a non-executive Director on 2 May 2006. He is a member of the Audit Committee and the Remuneration Committee. Biographical details of Philippe Varin are given on page 53. In reviewing the recommendation of the Nominations Committee concerning this election, the Board has concluded that Philippe Varin is independent in character and judgment, makes an effective and valuable contribution to the Board and demonstrates commitment to the role. The Board unanimously recommends his election.

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SHAREHOLDER INFORMATION

147

Re-election of Directors (Resolutions 5 to 9)
Directors are normally subject to re-election by shareholders every three years. Sir John Coles was first elected to the Board of BG plc at its AGM in April 1998 and therefore will have served on the Board for more than nine years at the date of the 2007 AGM. In accordance with provision A.7.2 of the Combined Code, he is subject to re-election on an annual basis. He was last re-elected at the 2006 AGM.

Biographical details of the Directors proposed to be re-elected, namely William Friedrich, Peter Backhouse, Sir John Coles, Paul Collins and Lord Sharman are shown on page 53. In reviewing the recommendation of the Nominations Committee concerning these re-elections, the Board has concluded that Peter Backhouse, Sir John Coles, Paul Collins and Lord Sharman are independent in character and judgment. In addition and, following its annual evaluation exercise conducted during the year, the Board considers that each of the Directors proposed for re-election continues to make an effective and valuable contribution and demonstrates commitment to the role. Accordingly, the Board unanimously recommends their re-election.

Re-appointment and remuneration of Auditors
(Resolutions 10 and 11)
The Company is required to appoint auditors at each general meeting at which accounts are laid before the Company, to hold office until the next such meeting. Following the recommendation of the Audit Committee, the Directors propose that PricewaterhouseCoopers LLP be re-appointed as Auditors of the Company. Resolution 11 proposes that the Audit Committee be authorised to determine the level of the Auditors’ remuneration.

Political donations (Resolution 12)
In accordance with its Business Principles, it is the Company’s policy not to make contributions to political parties. There is no intention to change this policy. Section 347A of the Companies Act 1985 (the ‘Act’) includes very broad definitions of ‘donations’ to ‘EU political organisations’ and of ‘EU political expenditure’ that may have the effect of covering a number of normal business activities that would not be thought to be political donations in the usual sense. To avoid any possibility of inadvertently contravening the Act, the Directors consider that it would be prudent to follow the procedure specified in the Act to obtain shareholder approval for the Company and BG International Limited each to make donations to EU political organisations of up to £25 000 and to incur EU political expenditure of up to £25 000 in the forthcoming year. BG International Limited is a wholly owned subsidiary of the Company and is the largest employer in the Group. This authority will not be used to make any political donations as that expression would have been understood before Part XA of the Act became law.

Authority to allot shares (Resolution 13)
The Directors are currently authorised to allot relevant securities. However, this authority terminates on the date of the 2007 AGM. This resolution proposes that such authority be renewed and that the Directors be authorised to allot up to 1 193 798 628 ordinary shares for the period ending on the date of the Company’s AGM in 2008. The authority represents 33 1/3% (excluding Treasury shares) of the share capital of the Company in issue at 26 March 2007 together with shares outstanding under BG Group’s option schemes. This amount complies with guidelines issued by investor bodies. The Directors have no present intention of issuing any relevant securities other than pursuant to employee share schemes.

Disapplication of pre-emption rights (Resolution 14)
The Directors are currently authorised to allot unissued shares for cash without first offering them to existing shareholders in proportion to their holdings (a pre-emptive offer). However, this authority terminates on the date of the 2007 AGM. This resolution proposes that such authority be renewed and that the Directors be authorised to allot up to 170 049 654 ordinary shares for cash without a pre-emptive offer being made for the period ending on the date of the Company’s AGM in 2008. This authority will also cover the sale of Treasury shares for cash. The authority represents approximately 5% of the share capital in issue at 26 March 2007. BG Group does not intend to issue more than 7.5% of the issued share capital of the Company in any rolling three-year period. These amounts comply with guidelines issued by investors bodies.

Authority to make market purchases of own ordinary shares
(Resolution 15)
In certain circumstances, it may be advantageous for the Company to purchase its own ordinary shares and Resolution 15 seeks authority from shareholders to do so. The resolution specifies the maximum number of shares that may be acquired (10% of the Company’s issued ordinary share capital) and the maximum and minimum prices at which they may be bought.

Any shares purchased in this way will, unless the Directors determine that they are to be held as Treasury shares, be cancelled and the number of shares in issue will be reduced accordingly. Shares held in Treasury will not automatically be cancelled and will not be taken into account in future calculations of earnings per share (unless they are subsequently resold or transferred out of Treasury).

During September 2006, the Company completed the share repurchase programme announced in November 2005, repurchasing 149 million shares at an average price of £6.71 per share, and returning approximately £1 billion to shareholders. On 8 February 2007, the Company announced its intention to make market purchases of up to £750 million of shares and to hold these in Treasury. During the period 8 February 2007 to 26 March 2007, the Company purchased 13 280 000 shares representing 0.39% of the total share capital of the Company at a cost of £93 million (including dealing costs).

These shares are held in Treasury in accordance with Section 162(A) of the Companies Act 1985 and used to satisfy awards under the Long Term Incentive Scheme and Share Incentive Plan pursuant to Section 162(D) of that Act. No dividends are paid on and no voting rights attach to Treasury shares. Any Treasury shares sold by the Company will count towards the number of shares that, if Resolution 14 is passed, may be issued without offering them first to existing shareholders.

As the existing shareholder approval to purchase shares expires at the 2007 AGM, purchases after that date are subject to renewed shareholder approval at the AGM. The Directors will use the authority to purchase shares only after careful consideration, taking into account market conditions, other investment opportunities, appropriate gearing levels and the overall financial position of the Company. The Directors will only purchase such shares after taking into account the effects on earnings per share and the benefit for shareholders.

The total number of options to subscribe for ordinary shares outstanding at 26 March 2007 is 60.0 million. This represents 1.77% of the issued share capital at that date (excluding Treasury shares). If the Company bought back the maximum number of shares

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148	Notice of eighth Annual General Meeting of BG Group plc continued

permitted pursuant to the existing authority as well as the authority being sought by the passing of this resolution and cancelled them, then the total number of options to subscribe for ordinary shares outstanding at that date would represent 2.1 % of the issued share capital (excluding Treasury shares) as reduced following those repurchases. At 26 March 2007, there are no warrants to subscribe for ordinary shares outstanding.

Adoption of new Articles of Association (Resolution 16)
The proposed new Articles of Association reflect those provisions of the Companies 2006 Act (the ‘2006 Act’) which have now been brought into force. In addition to the modifications following from the 2006 Act, it is also proposed that some amendments to the Articles of Association be adopted to reflect previous changes in legislation or to ensure consistency with the 2006 Act.

Set out below is a summary of the main differences between the current and the proposed new Articles of Association. This summary has been prepared in order to assist shareholders in understanding the rationale for and substance of the proposed amendments. Although the new Articles of Association are in many respects largely unchanged from the current Articles of Association, the Directors recommend that shareholders pass a resolution to adopt new Articles of Association rather than to pass resolutions detailing each individual amendment in accordance with the Guidance on Electronic Communications with Shareholders 2007 issued by the Institute of Chartered Secretaries and Adminstrators.

1.	Definitions (Article 2)
Article 2.1 is amended to insert definitions of ‘the 1985 Act’, ‘the 2006 Act’ and ‘the Acts’ to cater for the fact that the 2006 Act is being brought into force, and the Companies 1985 Act (the ‘1985 Act’) is being repealed in stages between January 2007 and October 2008. Consequential amendments are made across the Articles of Association to reflect the inclusion of these new definitions.

The definitions of ‘electronic communication’ and ‘electronic mail’ are deleted as they relate to provisions in the 1985 Act which were repealed in January 2007. Instead, the definitions of ‘electronic form’ and ‘electronic means’ are inserted to reflect the new terms under the 2006 Act.

Article 2.19 in the proposed new Articles of Association clarifies that for the purposes of the Articles of Association information which is sent electronically or placed on a website by the Company is ‘in writing’. This clarification has led to certain consequential amendments to the Articles of Association. The meaning of hard copy is also set out for ease of reference.

2.	Notice of general meetings (New Articles 53.5, 53.6 and 53.7)

The 2006 Act provides that when a company gives an electronic address in a notice of meeting or proxy, shareholders can automatically use that address for communications relating to that meeting or proxy. To reflect this, Article 53.5 in the proposed new Articles of Association has been added to permit this, subject to any conditions or limitations as are contained in the notice itself.

The addition of Article 53.6 and the amendment to 53.7 in the proposed new Articles of Association deal with situations where, because of a postal strike or similar situation beyond the control of the Company, the Company is unable to send out hard copies of the notice of meeting or the hard copy notification that the notice of meeting has been placed on its website. This is to ensure that such failure to give notice does not invalidate the proceedings of the meeting. Similar wording has been added to proposed new Articles 54, 60.3, 138.1, and 147.7.

3.	Requisition by Shareholders (New Article 53.8)
This Article has been amended to make clear that relevant requisitions by shareholders are to be made in hard copy.

4.	Disclosure of interests in shares (Article 71)
The provisions relating to the disclosure of interests in shares contained in the 1985 Act, including Section 212 on company investigation powers, were repealed in January 2007. Section 793 and related sections in Part 22 of the 2006 Act, which contain the corresponding company investigation powers previously contained in Section 212, were brought into force simultaneously. Article 71 is amended to reflect the replacement of Section 212 of the 1985 Act with Section 793 of the 2006 Act.

The definition of ‘approved transfer’ in Article 71.9 is amended to refer to the definition of ‘takeover bid’ set out in Part 28 of the 2006 Act to replace the definition in the 1985 Act. This is because the definition in the 1985 Act is being repealed and replaced by that in the 2006 Act in April 2007.

5.	Electronic proxies (Articles 74.1 and 75.1)
As noted above, the 2006 Act provides that when a company has given an electronic address in a notice of meeting or proxy, the company is treated as having accepted that communications in relation to that meeting or proxy can be sent to that address. Article 74.1 is amended to enable the Company to receive appointments of proxies in electronic form, subject to any conditions or limitations which are specified in the notice of meeting.

Article 75.1 has been amended to cater for the acceptance of electronic proxies. The old Article 75.2 has been deleted accordingly.

6.	Directors’ retirement age limit (Article 87)
The provisions relating to the 70 year age limit for directors in the 1985 Act are to be repealed in April 2007. Accordingly, Article 87 which deals with this is no longer necessary and is therefore being deleted.

7.	Accounts (New Articles 135.1 and 135.4)
The proposed new Article 135.1 has been amended to take account of the fact that the Company now reports under IFRS.

The proposed new Article 135.4 has been amended to allow for copies of the accounts to be made available on the Company’s website.

8.	Breadth of information (New Articles 138 to 141)
The proposed new Articles of Association use the broad phrase ‘offer, notice, information or other document’ to make clear that the company can send anything to shareholders by the various methods set out in proposed new Article 138.

9.	Sending of notices, documents and information (New Articles 138.1, 138.2, 138.5 and 139)
The proposed new Article 138.1 updates the references to electronic mail to electronic form while clarifying that the method of delivery adopted by the Company on any one occasion shall not affect how it chooses to deliver information in future. It has also been amended to provide that documents may be made available on a website, provided the requirements in proposed new Article 138.2 are satisfied.

As provided under the 2006 Act, the proposed new Article 138.2 allows the Company to ask each individual shareholder for his or her consent to receive communications from the Company via a website. This request for consent is being sent out to shareholders as part of the mailing containing this notice (see the enclosed Shareholder Consultation Card). If the shareholder does not respond to the request for consent within 28 days, the Company is entitled to take that as

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SHAREHOLDER INFORMATION

149

consent by the shareholder to receive communications in this way. When the Company makes a document available on its website, it must notify each shareholder who has consented (or is deemed to have consented) to receive documents via the website that the document is available on the website either by post or by email (if the shareholder has already agreed to receive documents electronically). A shareholder who has received a document electronically can request a hard copy of any document at any time. Shareholders can also revoke their consent to receive electronic communications at any time.

The proposed new Article 138.5 allows the Company to send hard copies of any notices, documents or information to any shareholder if it decides to do so. The reason for this is to allow the Company to send hard copies if it needs to restrict the circulation of information in certain circumstances, such as for US securities law reasons.

The proposed new Article 139 deals with the case of joint holders of shares and has been amended to provide that the agreement of the first-named holder on the register of members to accept notices, documents or information electronically or via a website will be binding on the other joint holders.

10.	Provisions about notices and deemed delivery (Articles 141.3, 141.4, 142, 144, and 145)
New Article 141.3 clarifies when information made available by electronic means is to be treated as delivered.

New Article 141.4 has been added to clarify when information made available on a website is to be treated as delivered.

The proposed new Article 142 has been amended to clarify that address includes postal addresses only and not electronic addresses.

The proposed new Article 144, which deals with communications from the Company which are rejected, has been extended to cover communications in electronic form. The right for a shareholder to supply a new electronic address is without prejudice to Article 140, relating to shareholders with foreign addresses.

Proposed new Article 145 is inserted to deal with the validation of documents supplied in electronic form by shareholders where those documents are required to be signed.

Recommendation
Your Directors unanimously recommend that you vote in favour of all the above resolutions as they intend to do so themselves in respect of their own beneficial holdings.

Appointing a proxy
A proxy form is enclosed with this Notice and instructions for its use are shown on the form. Proxies must be submitted by 2.00pm on 12 May 2007 to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6UT. Details of how to submit your proxy electronically are given below.

Electronic proxy voting
Shareholders may register the appointment of a proxy for the AGM electronically at www.sharevote.co.uk, a website operated by the Company’s Registrar, Lloyds TSB Registrars. Shareholders are advised to read the terms and conditions, shown on the website, relating to the use of this facility before appointing a proxy. Any electronic communication sent by a shareholder that is found to contain a computer virus will not be accepted. Electronic communication facilities are available to all shareholders and those who use them will not be disadvantaged in any way.

Electronic proxy appointment through CREST
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the AGM to be held on 14 May 2007 and any adjournment(s) thereof by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a ‘CREST Proxy Instruction’) must be properly authenticated in accordance with CRESTCo’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 7RA01) by 2.00pm on 12 May 2007. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

Summary of AGM business
A summary of the business carried out at the Meeting will be published on the Group’s website, www.bg-group.com

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150	Cross-reference to Form 20-F

Item			Page

1	Identity of Directors, Senior Management and Advisers
	Not applicable		–
2	Offer Statistics and Expected Timetable
	Not applicable		–
3	Key Information
	Four year financial summary (unaudited)		135 - 136
	Five year financial summary (unaudited)		137
	Risk factors		41 - 44
4	Information on the Company
	Business Review
	–	Operating review*	16 - 26
	Financial review
	–	Summary	27
	–	Disposals, Re-measurements and Impairments	30 - 31
	–	Finance Costs	31
	–	Capital investment	31 - 32
	–	Financing	33 - 34
	Notes to the accounts
	–	Note 2 (Segmental Analysis and Results Presentation-Capital Investment)	80 - 84
	–	Note 6 (Disposals, Re-measurements and Impairments)	91 - 92
	–	Note 10 (Earnings per Ordinary Share)	94
	–	Note 11 (Goodwill)	94
	–	Note 27(A) (Commitments and Contingencies – Capital Expenditure)	108
	Shareholder information
	–	Headquarters and Registered Office Address	138
	–	Agent for Service of Process in the USA	138
	Additional shareholder information
	–	This Annual Report and Accounts Incorporates the US Form 20-F to History and Development of the Company	139
	Cautionary Note to Shareholders in Relation to Certain Forward-Looking Statements		153
	Business Review
	–	Group overview to Operating Review	6 - 26
	–	Risk Factors	41 - 44
	Remuneration Report
	–	Remuneration Policy	60
	–	Components of Remuneration – Long Term Incentive Scheme	61 - 62
	–	Performance Graph	64
	Additional Shareholder Information – Memorandum and Articles of Association		140 - 142
	Presentation of non-GAAP measures		152
	Cautionary note to shareholders in relation to certain forward-looking statements		153
	Notes to the accounts
	–	Note 32 (Principal Subsidiary Undertakings, Joint Ventures and Associates)	127 - 128
	Corporate Responsibility
	–	Environment	40
	Risk Factors – HSSE		43
	Notes to the accounts
	–	Note 13 (Property, Plant and Equipment)	96 - 97
	–	Note 27(E) Lease Commitments	109
	Supplementary information – gas and oil (unaudited)		129 - 133
	Historical production (unaudited)		134
4A	Unresolved Staff Comments
	Not applicable		–
5	Operating and Financial Review and Prospects
	Business Review
	–	Financial review	27 - 36
	–	Risk Factors — Exchange Rate	42 - 43
Item			Page

	Notes to the accounts
	–	Note 21 (Financial Instruments)	102 - 104
	–	Note 29 (Pensions and Post-Retirement Benefits)	111 - 116
	Presentation of non-GAAP measures		152
	Cautionary Note to Shareholders in Relation to Certain Forward-Looking Statements		153
	Business Review
	–	Financial Review–Capital Investment to Financing	31 - 34
	Critical Accounting Policies		34 - 36
	Risk Factors—Commodity Prices to Credit		42 - 43
	Cash Flow Statements		78
	Notes to the accounts
	–	Note 20 (Borrowings)	100 - 101
	–	Note 21 (Financial Instruments)	102 - 104
	–	Note 27 (Commitments and Contingencies)	108 - 110
	–	Note 30 (Cash Generated by Operations)	117
	–	Note 4 (Operating Costs)	85 - 86
	Business Review – Strategy and Future Prospects*		10 - 15
	Business Review — Operating Review		16 - 26
	Contractual Obligations — payments due by period		33
6	Directors, Senior Management and Employees
	Corporate Governance
	–	Board of Directors	52 - 53
	–	Group Executive Committee and Company Secretary	54 - 55
	Directors’ report		56 - 58
	Remuneration report		59 - 69
	Notes to the accounts
	–	Note 5 (Directors and Employees)	86 - 90
	–	Note 29 Pensions and Post-Retirement Benefits	111 - 116
	Corporate Governance
	–	Governance Framework	45 - 51
	–	Board of Directors	52 - 53
	–	Group Executive Committee and Company Secretary	54 - 55
	Business Review — Corporate Responsibility
	–	Employees by location	38
	–	Employees by region	38
	–	Our people	38 - 39
	Notes to the accounts
	–	Note 5(D) (Directors and Employees — Average Number of Employees During the Year)	87
7	Major Shareholders and Related Party Transactions
	Directors’ Report
	Substantial Shareholders		57
	Additional shareholder information
	–	Major Shareholders	140
	Business Review – Financial review
	–	Related Party Transactions	36
	Notes to the accounts
	–	Note 14 (Investments)	97 - 98
	–	Note 28 (Related Party Transactions)	110
8	Financial Information
	US Report of Independent Accountants – see item 18 of the Company’s Form 20-F filed with the US Securities and Exchange Commission
	Financial review – Dividend and Return of Capital to Shareholders		34
	Consolidated income statements		74 - 75
	Consolidated statement of recognised income and expense		75
	Balance sheets		76 - 77
	Cash flow statements		78
	Notes to the accounts		79 - 128
	Five year financial summary (unaudited)
	–	Annual Dividends	137
Item			Page

Directors’ report
	–	Significant Events Subsequent to 31 December 2006	56
9	The Offer and Listing
Additional shareholder information
	–	Listing and Price History	140
10	Additional Information
Additional shareholder information
	–	Memorandum and Articles of Association	140 - 142
	–	Material Contracts	142
	–	Exchange Controls	142
	–	Taxation	142 - 144
	–	Documents on Display	144
11	Quantitative and Qualitative Disclosures about Market Risk
	Business Review – Financial review – Critical Accounting Policies – Financial Instruments to Commodity Instruments		35 - 36
	Risk factors – Commodity Prices to Credit		42 - 43
Notes to the accounts
	–	Note 21 (Financial Instruments)	102 - 104
12	Description of Securities Other than Equity Securities
	Not applicable		–
13	Defaults, Dividend Arrearages and Delinquencies
	None		–
14	Material Modifications to the Rights of Security Holders and Use of Proceeds
	None		–
15	Controls and Procedures
Corporate Governance – Governance framework-Statements of Compliance
	–	US Sarbanes-Oxley Act 2002	46
16A	Audit Committee Financial Expert
	Corporate Governance – Governance framework – Board committee Reports – Audit Committee		48
16B	Code of Ethics
	Corporate Responsibility		37
16C	Principal Accountant Fees and Services
See item 16C of the Company’s Form 20-F filed with the US Securities and Exchange Commission
Additional shareholder information
	–	Audit Committee Pre-Approval Policy and Procedures	144
16D	Exemptions from the Listing Standards for Audit Committees
	Not applicable		–
16E	Purchases of Equity Securities by the Issuer and Affiliated Purchasers
See item 16E of the Company’s Form 20-F filed with the US Securities and Exchange Commission
17	Financial Statements
	Not applicable		–
18	Financial Statements
US Report of Independent Accountants
	–	see item 18 of the Company’s Form 20-F filed with the US Securities and Exchange Commission
	Principal accounting policies		71 - 73
	Consolidated income statement		74 - 75
	Consolidated statement of recognised income and expense		75
	Balance sheets		76 - 77
	Cash flow statements		78
	Notes to the accounts		79 - 128
19	Exhibits
See item 19 of the Company’s Form 20-F filed with the US Securities and Exchange Commission

*	Disclosure relating to proved reserves replacement rates has been redacted and excluded from our Form 20-F filed with the US Securities and Exchange Commission.

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SHAREHOLDER INFORMATION

Index	151

Item	Page

Accountants’ fees and services	85
Additional shareholder information	139 - 144
American Depositary Receipts	94, 138, 140
American Depositary Shares	34, 45, 68, 118, 121, 137, 144
Annual General Meeting	47
Assets	76
Total	76, 135
Net	76
Assets held for sale	99 - 100
Associates	82 - 83, 97, 127 - 128, 152
Audit fees	85
Balance sheets	76-77
Four year financial summary	135
Basis of consolidation	71
Basis of preparation	71
Borrowings	76, 100 - 101
Business Combinations	98
Capital investment/expenditure	31 - 32, 84
Cash flow	32 - 33, 78, 117
Four year financial summary	136
Chairman’s statement	2-3
Charitable donations	58
Chief Executive’s statement	4-5
Commitments and contingencies	108 - 110
Committees	48
Community	58
Corporate governance	45 - 55
Corporate Responsibility	37 - 40
Cross-reference to Form 20-F	150
Debt/equity ratio	136
Decommissioning	35, 71, 72
Deferred taxation	72, 76, 106
Definitions	153
Depreciation and amortisation	35, 71, 83 - 84, 85, 95 - 96, 117
Derivatives	76, 102 - 104
Directors	52 - 53, 86
Directors’ report	56 - 58
Disposals, re-measurements and impairments	30 - 31, 74, 75, 91 - 92, 152
Dividends	34, 94
Earnings per ordinary share	31, 74, 75, 94, 135, 137
Employees	85, 86 - 90
Equity	77, 107 - 108
Exchange rate information	137
Exploration and Production (E&P)	6, 13 - 14, 16 - 19,
27 - 28, 80 - 81, 83 - 84
Exploration expenditure	28, 34 - 35, 72, 85
Finance income and costs	31, 74, 75, 92
Financial instruments	35 - 36, 72 - 73, 102 - 104
Financial review	27 - 36
Five year financial summary	137
Foreign currencies	72
Four year financial summary	135 - 136
Future prospects	12 - 13
Gearing	136
Going concern	58
Item	Page

Goodwill	71, 76, 94
Governance framework	45 - 51
Group Executive Committee	54 - 55
Guarantees	108
Health, Safety, Security and Environment	39 - 40
Historical production	134
Independent Auditors’ report	70
Income statement	74 - 75
Five year financial summary	137
Four year financial summary	135 - 136
Internal Control Framework	45, 50 - 51
Impairments	35
Investments	76, 97
Accounted for using the equity method	76, 97
In subsidiary undertakings	76
Other	76, 97
Joint ventures	82 - 83, 127 - 128
Leases	72, 101, 109
Legal proceedings	109
Listing and Price History	140
Liquefied Natural Gas (LNG)	7, 13 - 15, 20 - 22, 28 - 29, 80 - 84
New accounting standards	79
Notice of AGM	145 - 149
Operating review	16 - 26
Operating costs	85 - 86
Operating profit/(loss)	27 - 30, 74 - 75, 81 - 82
Other activities	25 - 26, 30, 80 - 81, 83 - 84
Other intangible assets	95 - 96
Other operating income	74 - 75, 81 - 82, 84
Petroleum revenue tax	93, 106
Power	7, 25 - 26, 29, 80 - 84
Principal accounting policies	71 - 73
Property, plant and equipment	76, 96 - 97
Provisions for other liabilities and charges	76, 105
Related party transactions	36, 110
Remuneration report	59 - 69
Research and development	73, 85
Reserves	77, 107 - 108
Retirement benefit obligations	76, 111 - 116
Return on average capital employed	136, 153
Risk factors	41 - 44
Segmental analysis	80 - 84
Share capital	77, 107 - 108
Shareholder information	138 - 144
Statement of total recognised income and expense	75
Inventories	72, 76, 98
Strategy	10-15
Subsidiary undertakings	127
Substantial shareholders	57
Supplementary information – gas and oil	129 - 133
Suppliers	58
Taxation	31, 74, 75, 93
Trade and other payables	76, 105
Trade and other receivables	76, 99
Transmission and Distribution (T&D)	7, 23 - 24, 29, 80 - 84
US GAAP	114 - 116, 118 - 126, 137

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152	Presentation of non-GAAP measures

BG Group gives certain additional information in a non-statutory format in order to provide readers with an increased insight into the underlying performance of the business. The measures BG Group uses are explained below.

Business Performance
‘Business Performance’ excludes disposals, certain re-measurements and impairments (see below) and is presented as exclusion of these items provides readers with a clear and consistent presentation of the underlying operating performance of the Group’s ongoing business.

BG Group uses commodity instruments to manage price exposures associated with its marketing and optimisation activity in the UK and US. This activity enables the Group to take advantage of commodity price movements. It is considered more appropriate to include both unrealised and realised gains and losses arising from the mark-to-market of derivatives associated with this activity in ‘Business Performance’.

Disposals, re-measurements and impairments
BG Group’s commercial arrangements for marketing gas include the use of long-term gas sales contracts. Whilst the activity surrounding these contracts involves the physical delivery of gas, certain UK gas sales contracts are classified as derivatives under the rules of International Accounting Standard (IAS) 39, ‘Financial Instruments: Recognition and Measurement’, issued by the International Accounting Standards Board and are required to be measured at fair value at the balance sheet date. Unrealised gains and losses on these contracts reflect the comparison between current market gas prices and the actual prices to be realised under the gas sales contract.

BG Group also uses commodity instruments to manage certain price exposures in respect of optimising the timing of its gas sales associated with contracted UK storage and pipeline capacity. These instruments are also required to be measured at fair value at the balance sheet date under IAS 39. However, IAS 39 does not allow the matching of these fair values to the economically hedged value of the related gas in storage (taking account of gas prices based on the forward curve or expected delivery destination and the associated storage and capacity costs).

BG Group also uses financial instruments, including derivatives, to manage foreign exchange and interest rate exposure. These instruments are required to be recognised at fair value or amortised cost on the balance sheet in accordance with IAS 39. Most of these instruments have been designated either as hedges of foreign exchange movements associated with the Group’s net investments in foreign operations, or as hedges of interest rate risk. Where these instruments represent effective economic hedging activities but cannot be designated as hedges under IAS 39, unrealised movements in fair value are recorded in the income statement.

Unrealised gains and losses in respect of long-term gas sales contracts, commodity instruments used to optimise the timing of gas sales associated with contracted UK storage and pipeline facilities and interest rate and foreign exchange exposure in respect of financial instruments which cannot be designated as hedges under IAS 39 are disclosed separately within ‘disposals, remeasurements and impairments'. Realised gains and losses relating to these instruments are included in Business Performance. This presentation best reflects the underlying performance of the business since it distinguishes between the temporary timing differences associated with re-measurements under IAS 39 rules and actual realised gains and losses.

BG Group has also separately identified profits and losses associated with the disposal of non-current assets and impairments of non-current assets as they require separate disclosure in order to provide a clearer understanding of the results for the period. For a reconciliation between the overall results and Business Performance and details of disposals, re-measurements and impairments, see note 2, page 80.

Joint ventures and associates
Under IFRS the results from jointly controlled entities (joint ventures) and associates, accounted for under the equity method, are required to be presented net of finance costs and tax on the face of the income statement. Given the relevance of these businesses within BG Group, the results of joint ventures and associates are presented before interest and tax, and after tax. This approach provides additional information on the source of BG Group’s operating profits. For a reconciliation between operating profit and earnings including and excluding the results of joint ventures and associates, see note 2, page 80, and note 10, page 94.

Exchange rates and prices
BG Group also discloses certain information, as indicated, at constant US$/UK£ exchange rates and upstream prices. The presentation of results in this manner is intended to provide additional information to explain further the underlying trends in the business. The disclosure recalculates the current year profit on the basis that the US$/UK£ exchange rate and the upstream commodity prices were the same as in the previous year – so providing a comparable base in respect of these two factors.

Net borrowings/funds
BG Group provides a reconciliation of net borrowings/funds and an analysis of the amounts included within net borrowings/funds as this is an important liquidity measure for the Group.

Return on average capital employed (ROACE) represents profit before tax (excluding disposals, re-measurements and impairments) plus net interest payable on net borrowings, as a percentage of average capital employed.

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SHAREHOLDER INFORMATION

Definitions	153

For the purpose of this report the following definitions apply:
‘$’	US Dollars
‘£’	UK pounds Sterling
‘ABI’	Association of British Insurers
‘ADR’	American Depositary Receipt
‘ADS’	American Depositary Share
‘AGM’	Annual General Meeting
‘Annual unit operating cost’	Total production and operating costs for the year divided by net production for the year
‘backfill’	Resources that will refill or replace existing capacity or resources, or satisfy existing commitments
‘bcf’	Billion cubic feet
‘bcfd’	Billion cubic feet per day
‘bcma’	Billion cubic metres per annum
‘BG’ or ‘BG Group’	BG Group plc and/or any of its subsidiary undertakings, joint ventures or associated undertakings
‘BG Energy Holdings	BG Energy Holdings Limited, a subsidiary of
Limited’ or ‘BGEH’	BG Group plc
‘billion’ or ‘bn’	One thousand million
‘boe’	Barrels of oil equivalent
‘boed’	Barrels of oil equivalent per day
‘bopd’	Barrels of oil per day
‘CPC’	Caspian Pipeline Consortium
‘CCGT’	Combined Cycle Gas Turbine
‘Combined Code’	The 2003 Combined Code on Corporate Governance issued by the UK Financial Reporting Council
‘Company’	BG Group plc
‘CR’	Corporate Responsibility
‘CSOS’	Company Share Option Scheme
‘demerger’	The demerger of certain businesses described in more detail on page 139 (Additional shareholder information)
‘DCQ’	Daily Contracted Quantity
‘EC’	European Communities
‘E&P’	Exploration and Production
‘EITF’	Emerging Issues Task Force
‘EPC’	Engineer Procure Construct
‘EPS’	Earnings per Share is calculated by dividing the earnings for the financial year (excluding disposals, re-measurements and impairments) by the weighted average number of ordinary shares in issue and ranking for dividend during the year
‘EPV’	Estimated Present Value
‘EU’	European Union
‘FAS’	Financial Accounting Standard issued by the FASB
‘FASB’	Financial Accounting Standard Board
‘FEED’	Front End Engineering Design
‘Financial Statements’	The Group and parent company financial statements of BG Group plc for the year ended 31 December 2006 which comprise the consolidated income statement, the balance sheets, the cash flow statements, the consolidated statement of recognised income and expense, and the related notes
‘GAAP’	Generally Accepted Accounting Principles
‘GASA’	Gas Argentino S.A.
‘Group’	BG Group plc and/or any of its subsidiary undertakings, joint ventures or associated undertakings
‘GW’	Gigawatt
‘HSSE’	Health, Safety, Security and the Environment
‘IAS’	International Accounting Standard issued by the IASB
‘IASB’	International Accounting Standards Board
‘IFRS’	International Financial Reporting Standards issued by the IASB and endorsed by the European Union
‘km’	Kilometres
‘LNG’	Liquefied Natural Gas
‘LTIS’	Long-Term Incentive Scheme
‘m’	Million
‘Managed Volumes’	Comprises all LNG volumes contracted for purchase and having related revenue and other operating income recognised in the applicable period
‘mcmd’	Thousand cubic metres per day
‘mmbbl’	Million barrels
‘mmboe’	Million barrels of oil equivalent
‘mmbtu’	Million British thermal units
‘mmcm’	Million cubic metres
‘mmcmd’	Million cubic metres per day
‘mmscfd’	Million standard cubic feet per day
‘mmscm’	Million standard cubic metres
‘mmscmd’	Million standard cubic metres per day
‘mtpa’	Million tonnes per annum
‘MW’	Megawatt
‘NGV’	Natural Gas Vehicle
‘NYSE’	New York Stock Exchange
‘OECD’	Organisation for Economic Co-operation and Development
‘PSA’	Production Sharing Agreement
‘PSC’	Production Sharing Contract
‘ROACE’	Return on Average Capital Employed
‘T&D’	Transmission and Distribution
‘three year proved reserves replacement rate’ or ‘RRR’	The three year average proved reserves replacement rate is the total net proved reserves changes over the three year period including purchases and sales (excluding production) divided by the total net production for that period
‘underlying three year proved reserves replacement rate’	The RRR excluding the impact of the 2006 year end price adjustment on total net proved reserves
‘Unit lifting costs per boe’	‘Unit lifting costs per boe’ is calculated by dividing ‘unit operating expenditure’ as defined below, excluding royalty, tariff and insurance costs incurred over the period by the net production for the period. Unit lifting costs as used in this ratio do not represent “Production (Lifting) Costs” as defined by FAS 19 and FAS 69
‘Unit operating expenditure per boe’	‘Unit operating expenditure per boe’ is calculated by dividing Production costs (as defined by FAS 19 and FAS 69) and royalties (Other operating costs in the Supplementary information – Oil and Gas disclosures) incurred over the period by the net production for the period. This measure does not include the impact of depreciation and amortisation costs and exploration costs as they are not considered to be costs associated with the operation of producing assets
‘RPIX’	Retail Price Index excluding mortgage interest repayments
‘SEC’	The United States Securities and Exchange Commission
‘SID’	Senior Independent Director
‘SIP’	Share Incentive Plan
‘UKCS’	United Kingdom Continental Shelf
‘WDDM’	West Delta Deep Marine

CAUTIONARY NOTE TO SHAREHOLDERS IN RELATION TO CERTAIN FORWARD-LOOKING STATEMENTS
This Annual Report and Accounts includes ‘forward-looking information’ within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. Certain statements included in this Annual Report and Accounts, including, without limitation, those concerning (a) strategies, outlook and growth opportunities, (b) positioning to deliver future plans and to realize potential for growth, (c) delivery of the performance required to meet other targets, (d) expectations regarding gas and oil prices, (e) development new markets, (f) the development and commencement of commercial operations of new projects, (g) liquidity and capital resources, (h) gas demand growth, (i) plans for capital and investment expenditure, (j) the economic outlook for the gas and oil industries, (k) regulation, (l) qualitative and quantitative disclosures about market risk and (m) statements preceded by ‘believed’, ‘due’, ‘expected’, intended’, ‘likely to’, ‘scheduled’, ‘targeted’, ‘planned’, ‘proposed’, or similar statements, contain certain forward-looking statements concerning the Group’s operations, economic performance and financial condition. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, (a) changes in economic, market and competitive conditions, including gas and oil prices, (b) success in implementing business and operating initiatives, (c) changes in the regulatory environment and other government actions, including UK and international corporation tax rates, (d) a major recession or significant upheaval in the major markets in which the Group operates, (e) the failure to ensure the safe operation of the Group’s assets worldwide, (f) implementation risk, being the challenges associated with delivering capital intensive projects on time and on budget, including the need to retain and motivate staff, (g) commodity risk, being the risk of a significant fluctuation in gas and/or oil prices from those assumed, (h) fluctuations in exchange rates, in particular the UK£/US$ exchange rate being significantly different from that assumed, (i) risks encountered in gas and oil exploration and production sector in general and (j) business risk management.

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